Filed Pursuant to Rule 424(b)(3)
Registration No. 333-196690

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. A final prospectus supplement will be delivered to purchasers of these securities. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell and are not soliciting an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 19, 2015

PRELIMINARY PROSPECTUS SUPPLEMENT

(To prospectus dated October 30, 2014)

Republic of Peru

U.S.$        5.625% U.S. Dollar-Denominated

Global Bonds Due 2050

The U.S.$         5.625% U.S. Dollar-Denominated Global Bonds due 2050, or the new bonds, will be a further issuance of, and will be consolidated and form a single series with, Peru’s outstanding 5.625% U.S. Dollar-Denominated Global Bonds due 2050 issued in an aggregate principal amount of U.S.$1,000,000,000 on November 18, 2010 and subsequent issuances by way of a reopening of U.S.$500,000,000 issued on February 1, 2012 and U.S.$500,000,000 issued on November 7, 2014, or collectively the initial bonds. Upon the consummation of this offering, the aggregate principal amount of the bonds will be U.S.$            . The new bonds will have terms and conditions identical to the initial bonds, other than the issue date and the issue price, and will constitute part of the same series as, and vote together as a single class with, the initial bonds. The initial bonds and the new bonds will share the same CUSIP and ISIN numbers and be fungible. Reference to the “bonds” refer to the new bonds and the initial bonds, collectively, unless the context otherwise requires. The new bonds will bear interest at the rate of 5.625% per year. Interest on the new bonds is payable on May 18 and November 18 of each year, beginning on May 18, 2015. The final maturity of the bonds will be November 18, 2050. The bonds are not redeemable prior to maturity.

The bonds will be direct, general, unconditional, unsubordinated and unsecured obligations of Peru. The bonds will rank equally with all of Peru’s other existing and future unsecured and unsubordinated obligations relating to external indebtedness of Peru, as described in “Description of the Securities — Debt Securities — Defined Terms” in the accompanying prospectus.

Investing in the bonds involves risks. See “Risk Factors” beginning on page S-4.

The bonds will contain provisions regarding acceleration and future modifications to their terms. Under these provisions, which are described in the sections entitled “Description of the Securities — Debt Securities — Collective Action Clauses; Default; Acceleration of Maturity” and “— Amendments and Waivers” in the accompanying prospectus, Peru may amend the payment provisions and certain other terms of a series of bonds with the consent of the holders of 75% of the aggregate principal amount of the outstanding bonds of that series.

We will apply to admit the new bonds for listing on the Official List of the Luxembourg Stock Exchange and for trading on the Euro MTF Market.

	Per Bond		Total
Public offering price(1)		%	U.S.$
Underwriting fee(2)		%	U.S.$
Proceeds to Peru (before expenses but including the underwriting fee)(3)		%	U.S.$

(1)	Plus accrued and unpaid interest totaling U.S.$ or U.S.$ per U.S.$1,000 in principal amount of the bonds, from (and including) November 18, 2014 to (but excluding) , 2015, the date Peru expects to deliver the new bonds offered by this prospectus supplement, plus additional interest from , 2015, if any.
(2)	See “Underwriting”.
(3)	See “Use of Proceeds”.

The underwriters are offering the new bonds subject to various conditions. The underwriters expect to deliver the new bonds to purchasers on or about             , 2015, through the book-entry facilities of The Depository Trust Company, or DTC, and its direct or indirect participants including Euroclear S.A./N.V., or Euroclear, and Clearstream Banking, société anonyme, or Clearstream.

Global Coordinators and Bookrunners

BBVA	Deutsche Bank Securities	Morgan Stanley

March         , 2015

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus , including the information incorporated by reference. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of its date. Our financial condition and prospects may have changed since that date.

Prospectus Supplement

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

This prospectus supplement and the accompanying prospectus contain or incorporate by reference information you should consider when making your investment decision. You should rely only on the information provided or incorporated by reference in this prospectus supplement and the accompanying prospectus, which should be read together. References in this prospectus supplement to “we,” “us,” “our”, and “Peru” are to the Republic of Peru. All references in this offering memorandum to the “Government” are to the central government of Peru and its authorized representatives.

We are furnishing this prospectus supplement and the accompanying prospectus solely for use by prospective investors in connection with their consideration of a purchase of new bonds. After having made all reasonable queries, we confirm that:

•	the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is true and correct in all material respects and is not misleading as of the date of this prospectus supplement or the accompanying prospectus;

•	changes may occur in our affairs after the date of this prospectus supplement and the accompanying prospectus;

•	certain statistical information included in this prospectus supplement and the accompanying prospectus reflects the most recent reliable data readily available to us as of the date hereof;

•	we hold the opinions and intentions expressed in the accompanying prospectus, this prospectus supplement and any document incorporated by reference in this prospectus supplement and the accompanying prospectus, as superseded in this prospectus supplement;

•	to the best of our knowledge and belief, we have not omitted other facts, the omission of which makes this prospectus supplement and the accompanying prospectus, as a whole, misleading; and

•	we accept responsibility for the information we have provided or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Prospective investors should rely on the information provided in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. No person is authorized to make any representation or give any information not contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Any such representation or information not contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and the accompanying prospectus must not be relied upon as having been authorized by us or the underwriters. Please see “General Information — Where You Can Find More Information” for information on the documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus.

We are not offering to sell any securities other than the new bonds offered under this prospectus supplement. We are not offering to sell the new bonds in places where such offers are not permitted by applicable law. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than their respective dates. Our economic, fiscal or political circumstances may have changed since such dates.

The bonds described in this prospectus supplement are debt securities of Peru being offered under registration statement no. 333-196690, filed with the SEC under the U.S. Securities Act of 1933, as amended, or the Securities Act. The accompanying prospectus is part of that registration statement. The accompanying prospectus provides you with a general description of the securities that we may offer, and this prospectus supplement contains specific information about the terms of the offering and the bonds. This prospectus supplement together with the accompanying prospectus may only be used for the purpose for which they have been published. Before you invest, you should read this prospectus supplement and the accompanying prospectus, together with additional information described under “Where You Can Find More Information” in the accompanying prospectus.

S-ii

As used in this prospectus supplement, the term “business day” means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City or Lima, Peru.

S-iii

FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this prospectus supplement. Forward-looking statements are statements that are not historical facts. These statements are based on our current plans, estimates, assumptions and projections. Therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update any of them in light of new information or future events.

Forward-looking statements involve inherent risks. We caution you that many factors could affect the future performance of the Peruvian economy. These factors include, but are not limited to:

•	external factors, such as:

•	interest rates in financial markets outside Peru;

•	changes in Peru’s credit ratings;

•	changes in import tariffs and exchange rates;

•	changes in international commodity prices;

•	recession, low economic growth or economic contraction affecting Peru’s trading partners;

•	deterioration in the economic condition of Peru’s neighboring countries;

•	contraction of liquidity in the international financial markets and equity, debt and foreign exchange market volatility, which could lead to volatility in Peru, declines in foreign direct and portfolio investment and potentially lower international reserves;

•	international hostilities; and

•	the decisions of international financial institutions, such as the International Monetary Fund, or IMF, the Inter-American Development Bank, or IADB, the International Bank for Reconstruction and Development, IBRD, the World Bank, and the Andean Development Corporation, or CAF, regarding the terms of their lending or financial assistance to Peru; and

•	internal factors, such as:

•	deterioration in general economic and business conditions in Peru;

•	social, political or military events in Peru;

•	increase in crime rates;

•	natural events, such as climate changes, earthquakes and floods;

•	reduction in foreign currency reserves;

•	reduction in fiscal revenue;

•	reduced levels of foreign direct investment;

•	the ability of the Government to enact key economic reforms;

•	higher domestic debt;

•	increased rates of domestic inflation;

•	the level of foreign direct and portfolio investment in Peru; and

•	prevailing Peruvian domestic interest rates.

S-iv

SOVEREIGN IMMUNITY

Peru is a sovereign state. Consequently, it may be difficult for you to obtain or realize upon judgments of courts in the United States against Peru. Among other requirements, the execution by a Peruvian court of a judgment ordering payment by Peru of any principal or interest arising from the bonds will be subject to availability of funds according to the statute passed by the Peruvian Congress setting forth the budget corresponding to the fiscal year in which such payment is due.

Limitations Imposed by Budget Laws to Satisfy Payments on the Bonds

A final judgment against Peru ordering payment on the bonds is subject to Peruvian budget regulations. Pursuant to the Budget National System General Law (Ley General del Sistema Nacional de Presupuesto) and the Public Sector Budget Law for Fiscal Year 2015 (Ley de Presupuesto del Sector Público para el Año Fiscal 2015), payments of judgments, arbitral awards, conciliation minutes or direct treatment agreements are subject to the following process:

•	up to 5% of the budget corresponding to the Ministry of Economy and Finance may be allocated towards judgement payments;

•	judgement payments must be made by each governmental entity (in our case, the Ministry of Economy and Finance) from its respective bank account, taking into account all mandatory priorities;

•	in case the judgment payment orders exceed the 5% threshold, the Ministry of Economy and Finance would pay its creditors on a pro rata basis; and

•	judgement payments in excess of the 5% threshold must be included in the budgets approved for each of the following five fiscal years.

Enforceability of Judgments

If the payment of any judicial order is not honored by the Ministry of Economy and Finance, a proceeding for the execution of judicial resolutions may be initiated as provided for in article 688 et. seq. of the Peruvian Civil Procedure Code. Notwithstanding the foregoing, in accordance with section 73 of the Peruvian Political Constitution, public domain assets destined for the public service and use are inalienable and are not subject to any interest due to possession (prescripción adquisitiva). Public domain assets are a special form of property that can only be set aside for the public use, a service to the community or national interest. As such, those assets as well as (i) property used by a diplomatic or consular mission of Peru; (ii) property of a military character and under the control of a military authority or defense agency of Peru; (iii) public property; (iv) shares of Peruvian public sector entities or shares of Peruvian private sector entities owned or controlled by Peru or by a Peruvian public sector entity, or revenues collected from the sale of such shares, to the extent such shares or revenues are exempt by Peruvian law from attachment or execution; or (v) funds deposited in Peru’s accounts held in the Peruvian financial system that constitute public domain property, are neither subject to liens or encumbrances nor to a judicial attachment. Conversely, assets not set aside for the public domain are subject to the private domain of the Peruvian government (which includes, among others, the cash deposits of the Peruvian government abroad) and as such may be encumbered or attached.

For more information, see “Description of the Securities — Jurisdiction, Consent to Service and Enforceability” in the accompanying prospectus.

S-v

CERTAIN LEGAL RESTRICTIONS

The distribution of materials relating to the offering and the transactions contemplated by the offering may be restricted by law in certain jurisdictions. If materials relating to the offering come into your possession, you must inform yourself and observe all of these restrictions. The materials relating to the offering do not constitute, and may not be used in connection with, an offer or solicitation in any place where offers or solicitations are not permitted. If a jurisdiction requires that the offering be made by a licensed broker or dealer and either the underwriters or any affiliate of the underwriters is a licensed broker or dealer in such jurisdiction, the offering shall be deemed to be made by such underwriter or such affiliate on behalf of Peru in such jurisdiction. For more information, see “Underwriting”.

S-vi

SUMMARY

This summary highlights information presented in greater detail elsewhere in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference. This summary is not complete and does not contain all the information you should consider before investing in the bonds. You should carefully read this entire prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein before investing.

Selected Economic Information

(in millions of U.S. dollars, except as otherwise indicated)

	As of or for the Years ended December 31,
	2010(1)		2011(1)		2012(1)		2013(1)		2014(1)
Domestic economy
GDP (at current prices)		148,666		170,759		192,982		202,335		202,984
Real GDP (in millions of S/. at constant 1994 prices)	S/.	382,380	S/.	407,052	S/.	431,273	S/.	456,223	S/.	466,895
Real GDP growth rate (in %)		8.5%		6.5%		6.0%		5.8%		2.4
CPI (change for the period in %)		2.1%		4.7%		2.6%		2.9%		3.2
Unemployment rate (in %)(2),(11)		5.7%		5.6%		5.0%		4.7%		N/A
Underemployment rate (in %)(3),(11)		29.3%		25.3%		20.9%		19.8%		N/A
Unemployment rate (in %)(2),(12)		7.9%		7.7%		6.8%		5.9%		5.9%
Underemployment rate (in %)(3),(12)		46.2%		42.4%		40.7%		38.1%		35.5%
Balance of payments
Total current account		(3,545)		(3,177)		(5,237)		(8,829)		(8,234)
Of which:
Trade balance		6,988		9,224		6,276		257		(1,480)
Total capital account		13,638		8,716		19,812		11,407		6,391
Of which:
Foreign direct investment		8,189		7,518		11,840		9,161		7,523
Errors and omissions(4)		1,079		(886)		213		324		(345)
Overall balance of payments(5)		11,173		4,653		14,788		2,902		(2,188)
Change in Central Bank net international reserves (period end in %)		33.1%		10.7%		31.1%		2.6%		(5.1)%
Central Bank net international reserves (period end)		44,105		48,816		63,991		65,663		62,308
Public sector balance
Central government revenue(6)		26,441		32,034		36,870		38,240		38,600
As a % of GDP		17.8%		18.8%		19.1%		18.9%		19.0%
Central government expenditure(7)		26,571		30,451		34,555		37,410		39,613
As a % of GDP		17.9%		17.8%		17.9%		18.6%		19.6%
Central government fiscal balance		146		1,690		2,445		1,168		(757)
As a % of GDP		0.1%		1.0%		1.3%		0.5%		(0.4)%
Overall non-financial public sector fiscal balance(8)		(354)		3,410		4,197		2,061		(93)
As a % of GDP		(0.2)%		2.0%		2.3%		0.9%		(0.1)%
Public sector debt
Public sector external debt		19,905		20,204		20,402		18,778		19,764
As a % of GDP		13.4%		11.8%		10.6%		9.3%		9.7%
Public sector domestic debt(9)		16,113		18,073		20,488		20,022		20,843
As a % of GDP		10.8%		10.6%		10.6%		9.9%		10.3%
Total public sector debt		36,018		38,276		40,564		38,800		40,607
As a % of GDP		24.2%		22.4%		21.0%		19.2%		20.0%
Public sector external debt service:
Amortizations(9)		4,916		839		1,198		2,614		1,104
Interest payments(9)		1,093		1,036		1,062		1,158		1,582
Total external debt service		6,009		1,875		2,260		3,773		2,686
As a % of exports of goods and services(10)		14.8%		3.6%		4.2%		7.6%		5.8%
Exchange rate (end of period, S/. per U.S.$)	S/.	2.81	S/.	2.70	S/.	2.55	S/.	2.80	S/.	2.99
Exchange rate (average, S/. per U.S.$)	S/.	2.83	S/.	2.75	S/.	2.64	S/.	2.70	S/.	2.84

(1)	Preliminary data, revised each trimester
(2)	In Metropolitan Lima. Percentage of the working-age population (14 years old or older) that, in the week the employment survey was conducted, was seeking remunerated employment.
(3)	In Metropolitan Lima. Percentage of the working-age population (14 years old or older) working part time which would prefer to work more hours, plus the percentage of the working-age population that usually works full-time but which, in the week the employment survey was conducted, worked less than 35 hours per week as a result of economic constraints.
(4)	Represents errors and omissions in compiling balance of payments accounts based on double-entry accounting resulting from incomplete or overlapping coverage, different prices and incomplete times of recording and conversion practices.
(5)	Includes current account balance, financial account and errors and omissions.
(6)	Excludes privatization receipts.
(7)	Includes interest payments.
(8)	Includes the non-financial public sector and the Central Bank.
(9)	Excludes Central Bank debt.
(10)	Includes exports of goods and services and investment income.
(11)	Source: Ministry of Labor.
(12)	Source: National Institute of Statistics.

N/A = Not Available

Source: Central Bank, unless otherwise indicated.

THE OFFERING

This summary highlights information presented in greater detail elsewhere in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all the information you should consider before investing in the new bonds. You should carefully read this entire prospectus supplement and the accompanying prospectus before investing.

Issuer	The Republic of Peru.

Securities	The U.S.$ 5.625% U.S. Dollar-Denominated Global Bonds due 2050. The new bonds will be a further issuance of, and will be consolidated and form a single series with, Peru’s outstanding 5.625% U.S. Dollar Denominated Global Bonds due 2050 issued in an aggregate principal amount of U.S.$1,000,000,000 on November 18, 2010 and subsequent issuances by way of a reopening of U.S.$500,000,000 issued on February 1, 2012 and U.S.$500,000,000 issued on November 7, 2014. The new bonds will have terms and conditions identical to the initial bonds, other than the issue date and the issue price, and will constitute part of the same series as, and vote together as a single class with, the initial bonds. The initial bonds and the new bonds will share the same CUSIP and ISIN numbers and be fungible.

Issue Amount	U.S.$ aggregate principal amount.

Issue Price	%, plus accrued and unpaid interest, from (and including) November 18, 2014 to (but excluding), , 2015, the date Peru expects to deliver the new bonds offered by this prospectus supplement, and any additional interest from , 2015.

Final Maturity Date	November 18, 2050.

Interest Rate	5.625% per year, computed on the basis of a 360-day year of twelve 30-day months.

Interest Payment Dates	May 18 and November 18 of each year, commencing on May 18, 2015.

Redemption or Sinking Fund	The new bonds will not benefit from any sinking fund. We may not redeem the new bonds before maturity. We will redeem the new bonds at par at maturity.

Use of Proceeds	The gross proceeds from the sale of the new bonds will be U.S.$ , plus accrued and unpaid interest from (and including) November 18, 2014 to (but excluding) , 2015, of U.S.$ . The underwriting fee of U.S.$ will be paid by us, as described in “Underwriting”. We intend to use the proceeds of this offering to prefinance a portion of our general financial requirements for 2016.

Collective Action Clauses	The new bonds will contain provisions regarding acceleration and future modifications to their terms. These provisions, which are commonly referred to as “collective action clauses,” are described in the sections entitled “Description of the Securities — Debt Securities — Collective Action Clauses; Default; Acceleration of Maturity” and “— Amendments and Waivers” in the accompanying prospectus.

Negative Pledge	The new bonds will contain certain covenants, including restrictions on the incurrence of liens. These covenants are subject to many exceptions.

Denominations	We will issue the new bonds only in denominations of U.S.$1,000 and integral multiples of U.S.$1,000 in excess thereof.

Ranking	The new bonds and the initial bonds will constitute a single class of securities for all purposes, including, without limitation, for voting purposes under the fiscal agency agreement pursuant to which they will be issued. The new bonds will be direct, general, unconditional, unsubordinated and unsecured obligations of Peru. The new bonds will rank at least equally, without any preference among themselves, with all of our other existing and future unsecured and unsubordinated obligations relating to our external indebtedness as described in “Description of the Securities — Debt Securities — Defined Terms” in the accompanying prospectus.

Additional Amounts	We will make payments of principal and interest in respect of the new bonds without withholding or deduction for or on account of any present or future Peruvian taxes, duties, assessments or governmental charges of whatever nature except as required by law. If we are required by law to make any such withholding or deduction, we will pay such additional amounts as may be necessary to ensure the net amount received by holders after such withholding or deduction equals the amount such holders would have received in the absence of such withholding or deduction, subject to certain exceptions set forth under “Description of the Bonds — Additional Amounts”.

Further Issues	Without the consent of holders of the bonds, we may issue additional debt securities with the same terms and conditions as the outstanding bonds, except for the issue date, issue price and amount of first interest payment, and we may consolidate the additional bonds to form a single series with the outstanding bonds issued hereunder.

Form of Securities	We will issue the new bonds in the form of one or more registered global bonds without coupons. No new bonds will be issued in bearer form.

You will be required to make initial settlement for the new bonds issued pursuant to the offering in immediately available funds.

As an owner of a beneficial interest in the global notes, you will generally not be entitled to have your bonds registered in your name, will not be entitled to receive certificates in your name evidencing the bonds and will not be considered the holder of any bonds under the fiscal agency agreement for the bonds.

Record Dates	The record date with respect to any interest and/or principal payment date will be the 15th day prior to that interest and/or principal payment date, whether or not that record date is also a business day.

Governing Law	The new bonds issued hereunder will be governed by the laws of the State of New York.

Fiscal Agent, Paying Agent, Registrar and Transfer Agent	The Bank of New York Mellon.

Luxembourg Paying Agent and Luxembourg Transfer Agent	The Bank of New York Mellon (Luxembourg) S.A.

Listing	We will apply to admit the new bonds for listing on the Official List of the Luxembourg Stock Exchange and for trading on the Euro MTF Market.

Concurrent Bonos Soberanos offering	Concurrently with this offering of new bonds, we separately offered and sold, only to qualified institutional buyers in the United States in reliance on Rule 144A under the U.S. Securities Act of 1933, as amended, and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act, S/. aggregate principal amount of additional 6.95% Nuevo Sol-Denominated Bonos Soberanos due 2031. The Bonos Soberanos offering was made exclusively by a separate offering memorandum. The Bonos Soberanos offering was not registered under the Securities Act or any other securities laws.

RISK FACTORS

This section describes certain risks associated with investing in the bonds. You should consult your financial and legal advisors about the risk of investing in the new bonds. Peru disclaims any responsibility for advising you on these matters.

Risk Factors Relating to Peru

Peru may experience political, economic or social problems that may interfere with Peru’s ability to service its indebtedness.

In the past, Peru has experienced economic and political instability and terrorist insurgency. At present, Peru is a stable democracy having completed a peaceful transition from the administration of President Alan García to President Ollanta Humala in July 2011, in addition to the prior transition to President García by President Toledo. Peru’s GDP growth rates, low inflation, and both fiscal and external surpluses reflect, in part, the strength of Peru’s economic fundamentals. However, a deterioration of the global economy or a sharp decrease in commodity prices may adversely affect Peru’s economy. In addition, an economic contraction or weak economic growth in Peru’s trading partners may have an adverse effect on Peru. Despite Peru’s ongoing economic growth and stabilization, the social and political tensions and high levels of poverty and unemployment continue. Future government policies to pre-empt or respond to social unrest could include, among other things, the suspension of the enforcement of creditor’s rights and new taxation policies. The government cannot assure you that Peru will not face political, economic or social problems in the future or that these problems will not interfere with Peru’s ability to service its indebtedness, including the bonds.

In addition, economic and political developments in other emerging countries in Latin America, such as Argentina, Bolivia, Brazil, Ecuador, Colombia and Venezuela may have an adverse effect on other countries in the region, including Peru. In addition, Peru is expected to hold Presidential elections in July 2016 and there is no certainty that the new President pursues the same economic plans as the current President.

Peru is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it.

Peru is a foreign sovereign state. The bonds are subject to Peru’s law and jurisdiction and, as such, investors may not be able to effect service of process within their own jurisdiction upon Peru or to enforce against Peru judgments related to the bonds obtained in their own jurisdictions.

Risk Factors Relating to the Bonds

The price at which the bonds will trade in the secondary market is uncertain.

Peru has been advised by the underwriters that they intend to make a market in the bonds but are not obligated to do so and may discontinue market making at any time without notice. Application will be made to list the bonds on the official list of the Luxembourg Stock Exchange and to trade them on the Euro MTF Market of the Luxembourg Stock Exchange. No assurance can be given as to the liquidity of the trading market for the bonds. The price at which the bonds will trade in the secondary market is uncertain.

The bonds will contain provisions that permit Peru to amend the payment terms without the consent of all holders.

The bonds will contain provisions regarding acceleration and voting on amendments, modifications and waivers which are commonly referred to as “collective action clauses.” Under these provisions, certain key terms of the bonds may be amended, including the maturity date, interest rate and other payment terms, without your consent.

The bonds will not have any restrictive covenants which may adversely affect the ranking of your Bonds.

The bonds will have no covenants and Peru may grant liens to third parties, which may adversely affect the ranking of your bonds.

The bonds may be subject to withholding and capital gain taxes.

Under Peruvian income tax law, payments of interest made by Peru to a foreign holder of the bonds will not be subject to any withholding tax and capital gains realized by a foreign holder on the sale or other disposition of the bonds will not be subject to any Peruvian income tax.

If Peruvian tax law changes, payment of interest you receive on the bonds may be subject to withholding and any capital gains realized on the sale or other disposition of the bonds may be subject to Peruvian income tax.

RECENT DEVELOPMENTS

Territory and Population

The Republic of Peru is located in western South America. It borders Ecuador and Colombia to the north, Brazil and Bolivia to the east and Chile to the south. Its territory covers an area of approximately 496,222 square miles, including a 1,500 mile-long Pacific Ocean coastline and a 200 mile-wide maritime zone. Peru’s major cities are Lima, the nation’s capital, Arequipa, Trujillo, Chiclayo, Iquitos, Piura, Chimbote and Cuzco.

Peru is divided by the Andes Mountains into three geographic regions: a narrow strip of desert along the western coast; a central region of high mountains that form part of the Andes; and a large, heavily forested area leading to the Amazonian plains in the east. Peru’s climate varies significantly by region, from tropical rain forests in the east and a dry desert in the west, to temperate and frigid regions in the mountainous central part of the country. The Andes rise over 20,000 feet and contain large plateaus and extensive valleys. Lima and other major cities, such as Trujillo and Chiclayo, are located along the coast. The map below shows Peru and its territorial subdivisions.

Peru’s central coast is occasionally affected by an atmospheric phenomenon known as El Niño, which raises the temperature of the superficial coastal waters, causing an increase in air temperature, a decrease in atmospheric pressure along the coast and an increase in the sea level along the Peruvian coastline. These conditions produce increased rainfall in the northern coast, which may result in severe flooding and mudslides. In 1998, the warm waters caused by El Niño disrupted Peru’s fishing and agricultural industries as marine life migrated to deeper, colder waters, crops were destroyed by flooding and elevated temperatures along the coast gave rise to new crop pests and plagues. The flooding caused approximately U.S.$1.2 billion in damage to Peru’s infrastructure. El Niño recurs on average every six years; however, the timing of each recurrence, its length and its severity cannot be predicted. As of March 5, 2015, predictions indicate that normal conditions are expected to be restored, according to the February 2015 Peruvian National Study of the “El Niño” Phenomenon (Estudio Nacional del Fenómeno “El Niño”).

Peru’s southern region is located on seismic faults, which make the area susceptible to earthquakes. In June and July 2001, two earthquakes of 8.4 and 7.6 magnitude on the Richter scale, respectively, struck along the coast of south-central Peru, causing an estimated U.S.$300 million in damage. The same area was hit with an 8.0 magnitude on the Richter scale earthquake in August 2007, which killed approximately 600 people, injured approximately 1,800 people, destroyed approximately 76,000 homes and caused damages estimated at over U.S.$230 million. Since the 2007 event, no other earthquakes have been registered.

Peru’s population, estimated to be approximately 30.8 million in 2014 and expected to reach 31.2 million 2015, is multi-racial and multi-cultural. Approximately 45% of the population is native; 37% is Mestizo, or mixed native and Caucasian; 15.0% is Caucasian; 2.0% is of African descent; and 1% is of Asian descent. Spanish, Quechua and Aymara are Peru’s official languages. As of December 31, 2014, approximately 86.7% of Peru’s population speaks Spanish. As of December 31, 2013, approximately 24.1% of Peru’s population resides in rural areas. The population grew at an estimated average rate of approximately 1.5% per year in the period from 1993 to 2007.

In 2010, Peru’s adult literacy rate was approximately 92.6%. As of December 31, 2010, approximately 87.7% of Peru’s adult women are literate and approximately 96.0% of Peruvian adult men are literate. In 2011, approximately 90.7% of children aged 6 to 11 attended school, while approximately 79.3% of children ages 12 to 16 attended school. In the same year, 28.3% of the population had achieved some level of higher education. As of 2010, there were approximately 782,970 students in Peru’s 100 universities, of which 35.0% are public and the remainder private. There were 32 private universities and eight national universities in Lima in 2010, including the Universidad Nacional Mayor de San Marcos, or National University of San Marcos, which was founded in 1551 and is the oldest university in South America.

The World Bank classifies Peru as an upper-middle-income developing country. The following table provides comparative per capita GDP figures and other selected comparative statistics as of the years indicated.

	Bolivia		Ecuador		Peru		Colombia		Brazil		Venezuela		Argentina		Chile		United States
Per capita GDP(1)	U.S.$	4,499	U.S.$	7,443	U.S.$	9,049	U.S.$	8,861	U.S.$	10,278	U.S.$	11,258	U.S.$	15,501	U.S.$	15,272	U.S.$	42,486
United Nations index of human development (world ranking)(2)		108		89		77		91		85		71		45		40		3
Life expectancy at birth (in years)(2)		66.9		75.8		74.2		73.9		73.8		74.6		76.1		79.3		78.7
Infant mortality (per 1,000 live births)(2)		33		20		14		15		13		13		13		8		6
Adult illiteracy rate(3)		8.8%		8.1%		10.4%		6.6%		9.7%		4.5%		2.2%		1.4%		N.A
Population below the poverty line(4)		60.1%		32.8%		31.3%		37.2%		21.4%		N.A.		N.A.		N.A.		N.A.

(1)	2011 data. Adjusted for purchasing power parity.
(2)	2012 data, the most recent date for which information is available.
(3)	Data refer to most recent year between 2005 and 2010, when available. Adults are aged 15 years and older.
(4)	2002-2012 data. The poverty line is defined as the population living on a daily per capita income of U.S.$2.00 or less, adjusted for purchasing power parity.

N.A. = Not Available.

Source: World Bank, United Nations Development Program, and 2013 Human Development Report.

History, Government and Political Parties

On June 5, 2011, Ollanta Humala, the leader of the political party Gana Perú, was elected president to a five-year term after winning a run-off election against Keiko Fujimori. While the election of President Humala initially generated political and economic uncertainty, President Humala took decisive steps to demonstrate continuity with the prior administrations’ economic policies. Shortly after his inauguration, President Humala ratified Julio Velarde as president of the Central Bank of Peru and appointed Luis Miguel Castilla as minister of economy and finance, both of whom served as senior members in the prior administration and were strong proponents of open market policies. In September 14, 2014, President Humala appointed Alonso Segura Vasi as the new minister of economy and finance, who has been working since 2013 with former minister of economy and finance, Luis Miguel Castilla, as the Head of the Cabinet of Advisors.

Since taking office on July 28, 2011, President Humala’s administration has continued to implement policies that promote macroeconomic stability, fiscal discipline and domestic and foreign investment. In addition, President Humala’s administration has not made any significant shift in trade policy and has not experienced any adverse changes with its major trading partners, relative to the prior administration.

On October 31, 2013, César Villanueva, was sworn in as premier of the cabinet’s council and announced that crime would be the principal priority under his term as premier. President Humala also replaced the minister of education. In February 2014, César Villanueva resigned after being rebuffed by first lady Nadine Heredia and later by Finance Minister Luis Miguel Castilla over his comments regarding an increase in the minimum wage.

On February 24, 2014, René Cornejo Diaz, was sworn in as premier of the cabinet’s council. As was the case in December 2011 when Mr. Salomón Lerner resigned as premier, President Humala also replaced the ministers of labor, development and social inclusion, women and vulnerable populations, construction and sanitation, energy and mines, and production. These changes in cabinet-level personnel have not resulted in significant modifications to President Humala’s key agenda items, including expanding social inclusion.

On July 22, 2014, Ana Jara was sworn in as premier of the cabinet’s council, following René Cornejo Diaz resignation as the premier of the cabinet’s council after local media revealed that his adviser Luis Zegarra Filinich was behind a campaign to discredit Congressman Victor Andres Garcia Belaunde. Additionally, President Humala recently replaced the minister of labor and appointed Fredy Otalora as the new minister of labor.

On February 17, 2015, President Humala replaced the ministers of labor, justice and human rights, women and vulnerable populations, energy and mines, and the interior. These changes in cabinet-level personnel have not resulted in significant modifications to President Humala’s key agenda items.

The Economy

Gross Domestic Product and the Structure of the Economy

In the five-year period ended December 31, 2014, Peru’s economy grew at an annual compound rate of 5.8% in real terms. The economic expansion during this period has been based on solid economic fundamentals resulting from strong private investment, price stability, improvement in public finances and lower external public debt.

During 2014, Peru’s economy expanded 2.4% in real terms based on GDP growth and domestic demand increased by 2.0% as compared to 2013, due to public and private consumption.

In 2014, private consumption experienced an annual average increase of 4.1% in real terms as compared to 2013. Gross public investment decreased 3.6% in 2014 due mainly to investments made by the regional government and to a lesser extent, investments made by municipal governments, while gross private investment decreased 1.6% during the year, due principally to a slowdown in several sectors of the economy, which was reflected in a decreased capital goods imports and a slowdown in the growth rate of the construction sector, among others, in each case as compared to 2013. Total gross investments decreased 3.9% during 2014 as compared to 2013.

The following tables set forth GDP by expenditure for the periods presented.

Gross Domestic Product by Expenditure(1)

(in millions of U.S. dollars, at current prices)

	For the year ended December 31,
	2010	2011	2012	2013	2014
Government consumption	15,778	17,505	20,929	22,568	23,948
Private consumption	90,830	102,348	117,639	124,396	127,993
Gross investment:
Public sector	8,781	8,276	10,483	11,676	11,158
Private sector	28,506	32,711	39,374	42,120	41,254
Change in inventories	151	2,968	728	3,131	1,938

	For the year ended December 31,
	2010	2011	2012	2013	2014
Total gross investment	37,438	43,955	50,585	56,927	54,350
Exports of goods and services	39,495	50,632	52,330	48,295	45,200
Imports of goods and services	34,875	43,681	48,501	49,851	48,506

Net (exports)	4,620	6,951	3,829	(1,556)	(3,306)
GDP	148,666	170,759	192,983	202,335	202,984

(1)	Preliminary data.

Source: Central Bank, information as of February 15, 2015 Nota Semanal No. 7-2015 (Feb. 20, 2015).

Gross Domestic Product by Expenditure(1)

(as a percentage of total GDP, at current prices)

	For the year ended December 31,
	2010	2011	2012	2013	2014
Government consumption	10.6	10.2	10.8	11.2	11.8
Private consumption	61.1	60.0	61.0	61.4	63.0
Gross investment:
Public sector	5.9	4.8	5.4	5.8	5.5
Private sector	19.2	19.2	20.4	20.8	20.3
Change in inventories	0.1	1.8	0.9	1.7	1.0

Total gross investment	25.2	25.7	26.7	28.3	26.8
Exports of goods and services	26.6	29.7	26.6	23.7	22.3
Imports of goods and services	23.5	25.6	25.1	24.6	23.9

Net (exports)	3.1	4.1	2.0	(0.8)	(1.6)
GDP	100.0	100.0	100.0	100.0	100.0

(1)	Preliminary data.

Source: Central Bank, information as of February 15, 2015 in Nota Semanal No. 7-2015 (Feb. 20, 2015).

In 2014 and 2013, public savings reached 6.1% and 7.0% of GDP, respectively, primarily due to a larger increase in public expenditures compared to tax revenue collection, resulting in a lower percentage of public savings compared to GDP in 2014.

In 2014, domestic savings decreased to 22.7% of GDP from 23.8% of GDP in 2013, due to a decrease in public and private consumption of 0.1% and 0.9%, respectively.

External savings, as a percentage of GDP, decreased to 4.1% of GDP in 2014 from 4.4% of GDP in 2013.

Domestic investment as a percentage of GDP decreased to 26.8% in 2014 from 28.2% in 2013, primarily due to a decrease in public investment.

Investment and Savings(1)

(as a percentage of current GDP)

	For the year ended December 31,
	2010	2011	2012	2013	2014
Domestic savings:
Public savings	6.3	7.4	8.1	7.0	6.1
Private savings	16.5	16.4	15.4	16.8	16.7

Total domestic savings	22.8	23.9	23.5	23.8	22.7
External savings	2.4	1.9	2.7	4.4	4.1

Total savings	25.2	25.7	26.2	28.2	26.8
Domestic investment	25.2	25.7	26.2	28.2	26.8

(1)	Preliminary data.

Source: Central Bank, information as of February 15, 2015 in Nota Semanal No. 7-2015 (Feb. 20, 2015).

As indicated in the table below, the standard of living of the Peruvian population as measured by GDP per capita increased an average of 9.7% per year from 2010 to 2013 and decreased 0.8% from 2013 to 2014.

Per Capita GDP(1)(2)

(in U.S. dollars, at current prices)

	For the year ended December 31,
	2010	2011	2012	2013	2014
Per capita GDP	5,046	5,731	6,402	6,639	6,587

(1)	Without adjustment to reflect changes in purchasing power.
(2)	Preliminary data.

Source: Central Bank.

Principal Sectors of the Economy

The principal economic activities in Peru are services (including wholesale and retail trade, transportation and tourism), manufacturing, agriculture and livestock, and mining and hydrocarbons.

Gross Domestic Product by Sector(1)

(in millions of nuevos soles, at constant 2007 prices)

	For the year ended December 31,
	2010	2011	2012	2013	2014
Primary production:
Agriculture and livestock(2)	21,766	22,658	23,991	24,367	24,698
Fishing	1,891	2,892	1,960	2,432	1,754
Mining and hydrocarbons(3)	50,714	51,043	52,473	55,035	54,605

Total primary production	74,371	76,593	78,424	81,833	81,057
Secondary production:
Manufacturing	59,255	64,330	65,265	68,509	66,265
Construction	23,993	24,848	28,779	31,353	31,874
Electricity and water	6,501	6,994	7,401	7,811	8,193

Total secondary production	89,749	96,172	101,445	107,673	106,333
Services:
Wholesale and retail trade	40,420	44,034	47,218	49,984	52,193
Other services(4):
Transportation and communications	34,726	37,859	40,616	40,700	42,348
Financial services and insurance	14,404	15,687	17,331	17,367	19,698
Services rendered to private enterprise	18,886	20,487	21,721	21,766	23,184
Restaurants and hotels	12,265	13,554	14,423	14,453	15,107
Government services	19,678	20,803	21,889	21,934	22,793
Other services	54,524	57,550	60,565	60,392	63,781
Taxes	33,847	35,770	38,246	40,069	40,403

Total other services	177,840	190,253	204,186	216,682	227,313

Total services	218,260	234,287	251,404	266,666	279,506
Total GDP	382,380	407,052	431,273	456,172	466,895

(1)	Preliminary data.
(2)	Includes forestry.
(3)	Includes non-metallic mining.
(4)	Includes taxes on products and import duties.

Source: Central Bank, information as of February 15, 2015 in Nota Semanal No. 7-2015 (Feb. 20, 2015).

The following tables set forth the distribution of GDP in the Peruvian economy, indicating the percentage contribution to GDP and the growth rate for the years shown for each sector, in each case as compared to the previous year.

Gross Domestic Product by Sector(1)

(as a percentage of GDP, at constant 2007 prices)

	For the year ended December 31,
	2010	2011	2012	2013	2014
Primary production:
Agriculture and livestock(2)	5.7	5.6	5.6	5.3	5.3
Fishing	0.5	0.7	0.5	0.5	0.4
Mining and hydrocarbons(3)	13.3	12.5	12.2	12.1	11.7

Total primary production	19.4	18.8	18.2	17.9	17.4
Secondary production:
Manufacturing	15.5	15.8	15.1	15.1	14.2
Construction	6.3	6.1	6.7	6.9	6.8
Electricity and water	1.7	1.7	1.7	1.7	1.8

Total secondary production	23.5	23.6	23.5	23.7	22.8
Services:
Wholesale and retail trade	10.8	10.9	11.0	11.0	11.2
Other services(4):
Transportation and communications	8.1	8.5	8.8	8.9	9.1
Financial services and insurance	3.4	3.5	3.6	3.8	4.2
Services rendered to private enterprise	4.5	4.6	4.8	4.8	5.0
Restaurants and hotels	2.9	3.0	3.1	3.2	3.2
Government services	4.9	4.8	4.8	4.8	4.9
Other services	13.8	13.4	13.3	13.2	13.7
Taxes	8.9	8.8	8.9	8.8	8.7

Total other services	46.5	46.7	47.3	47.5	48.7

Total services	57.1	57.6	58.3	58.4	59.9
Total GDP	100.0	100.0	100.0	100.0	100.0

(1)	Preliminary data.
(2)	Includes forestry.
(3)	Includes non-metallic mining.
(4)	Includes taxes on products and import duties.

Source: Central Bank, information as of February 15, 2015 in Nota Semanal No. 7-2015 (Feb. 20, 2015).

During 2014, GDP increased 2.4% as compared to 2013. This increase was primarily driven by growth in the commerce, financial services, business services, communications and utility services (including electricity, water and gas), which grew by 4.4%, 13.4%, 6.5%, 6.4% and 4.9%, respectively.

Primary Production

During 2014, primary production decreased by 0.9% and contributed 17.4% to GDP, a decline of 0.5 percentage points compared to 2013, due to decreased production in fishing and mining and hydrocarbons. In terms of contribution to GDP, fishing accounted for 0.4% in 2014 and mining and hydrocarbons accounted for 11.7%.

Agriculture and Livestock

The Peruvian agriculture and livestock sector is dominated by small-scale producers. The sector contributed 5.3% to GDP in each of 2014 and 2013.

Peru’s main agricultural products are potatoes, corn, rice, coffee, fruits and vegetables, which together accounted for approximately 53.3% and 54.6% of agricultural production 2014 and 2013, respectively.

Peru’s main agricultural export products are coffee, cotton and sugar, which together accounted for approximately 9.3% and 10.2% of agricultural production in 2014 and 2013, respectively.

Fishing

Fishing is a small part of the Peruvian economy, contributing 0.5% and 0.4% to GDP in 2014 and 2013, respectively. Traditional fish products, however, are Peru’s third largest single export after mining and petroleum and natural gas, accounting for 6.4% and 7.3% of exports in 2014 and 2013, respectively, considering both traditional (fish meal and fish oil) and non-traditional exports (frozen crustaceans and mollusks, frozen fish, and prepared and canned food).

In 2014, the fishing sector decreased by 27.9% as compared to 2013, mainly due to a 52.7% decrease in fishing for indirect human consumption which was primarily due to a decrease in the availability of anchovies, which decreased to 2.3 million tons in 2014 from 4.8 million tons in 2013, resulting from unusual variations in ocean temperatures. During 2014, fishing for direct human consumption increased 0.8% as compared to 2013.

Mining and Hydrocarbons

The mining and hydrocarbons sector decreased slightly in 2014 by 0.8% as compared to 2013 due to a 2.1% decrease in metal mining production, mainly due to the low level of production of gold, molybdenum, zinc and tin. This decrease was partially offset by a 4.0% increase in the hydrocarbons sector, mainly due to the increased use of crude oil and natural gas.

Mining

Peru is a leading producer of gold, silver, tin, copper, lead and zinc in Latin America. Although mining constitutes a small part of the country’s GDP, contributing on average 11.7% to GDP in 2014, mineral products are Peru’s main export and they accounted for 51.9% and 55.5% of total exports by value in 2014 and 2013, respectively. Gold and copper accounted for 17.1% (U.S.$6.7 billion) and 22.4% (U.S.$8.8 billion) of total exports by value, respectively, during 2014 and 19.7% (U.S.$8.4 billion) and 23.1% (U.S.$9.8 billion) of total exports by value, respectively, during 2013. In addition, copper accounted for 43.2% of total mining exports in 2014 and 41.7% in 2013.

Hydrocarbons

The hydrocarbons sub-sector, which encompasses petroleum and natural gas production, currently constitutes a minor part of the Peruvian economy. Petroleum companies operating in Peru are oriented towards the exploration and development of oil fields located mainly in the Amazon jungle. A major part of Peruvian production consists of heavy crude oil that is primarily exported and light crude oil that is used in local refineries. Petroleum products for industrial and residential use are supplemented with imports. Between 2010 and 2014, petroleum production increased due to increased capital investments by new petroleum companies entering the Peruvian petroleum market, leading to the drilling, evaluation and exploration of 111 new wells in Peru during this period.

In 2014, the hydrocarbon sector grew 4.0% as compared to 2013, mainly due to higher levels of production of liquid hydrocarbons and natural gas.

However, a recent decrease in oil prices has caused a decrease in exploration projects in Peru, mainly because decreased profits eliminate any cushion for risks associated with exploration. For this reason, the president of Petróleos del Perú S.A., or Perú-Petro, has recommended that Perú-Petro postpone its bids for exploration concessions in seven lots in the Peruvian jungle or revise its concessions to allow for such onerous conditions.

Secondary Production

Manufacturing

In 2014, the manufacturing sector decreased by 3.3% as compared to 2013, primarily due to primary manufacturing activity, which decreased by 10.0%, and non-primary manufacturing activity, which decreased by 1.0%.

Primary manufacturing

In 2014, the primary manufacturing sector decreased by 10.0% as compared to 2013, mainly due to (1) a 37.9% decrease in the production volume of processed and preserved fish, crustaceans and mollusks due to the decreased availability of anchovies; and (2) a 5.2% decrease in the production volume of precious metals and other non-ferrous metals due in part to a decrease in demand for rough gold in the United States, Switzerland, Italy, Canada and India, alloyed and unalloyed silver in the United States and refined copper in Brazil and China. This decrease was partially offset by (1) a 3.0% increase in the production volume of refined petroleum products due to increased demand of heavy oil (Residual 6) in the United States, Costa Rica, El Salvador and Guatemala, liquid propane gas in Japan and kerosene in the Virgin Islands, Puerto Rico and Argentina; (2) a 3.9% increase in the production volume of processed and preserved meats due to the increase demand for animal meat, hides and skins in Vietnam; and (3) a 2.5% increase in the production volume of processed sugar due to higher yields achieved by the La Libertad and Lima sugar companies.

Non-primary manufacturing

In 2014, non-primary manufacturing decreased by 1.0% as compared to 2013, mainly due to a 2.6% decrease in the production volume of capital goods and a 2.4% decrease in the production volume of consumer goods, which was partially offset by a 1.5% increase in the production volume of intermediate goods.

Construction

The construction sector increased by 1.7% in 2014 and contributed 6.8% to GDP, a decline of 0.1 percentage points compared to 2013. This growth was mainly due to a 2.4% increase in domestic cement consumption and a 0.1% increase in investment in the physical advancement of public works.

Electricity, Gas and Water

From 2010 to 2014, the electricity, gas and water sector contributed 1.7% on average to GDP. In 2014, the electricity and water sector increased by 4.9%, mainly due to a 13.8% increase in the gas subsector, a 5.3% increase in the electricity subsector and a 1.5% increase in the water subsector.

Electricity

In 2014, the electricity sub-sector grew 5.3% due to an increase in the production of electricity.

Gas

In 2014, the gas sub-sector grew 13.8% due to (1) a 19.9% increase in demand for grade E (industrial) gas, (2) a 14.7% increase in demand for gas to be used in generators, and (3) an 8.6% increase in distribution of natural gas for vehicles.

Water

In 2014, water production grew 1.5% due to a 1.5% increase in the production of drinking water due to higher production volumes of Seda Chimbote (15.3%), Sedalib (7.5%), Sedapar (5.2%), Sedapal (0 4%) and EPS Grau (0.4%), partially due to a 2.5% increase in the activity of the Lima and Callao wells. This increase was partially offset by lower production volume of Epsel-Lambayeque (0.25%). The volume processed in water treatment plants remained relatively the same as 2013.

Services

Wholesale and Retail Trade

In 2014, wholesale and retail trade increased by 4.4% due primarily to (1) a 5.4% increase in wholesale commerce, including an increase in the sale of household goods, audio and video equipment, paper and other office supplies, machinery, medical, electrical and occupational safety equipment, food, beverages, tobacco, agricultural raw materials, computers and computer equipment and programs, and (2) a 5.0% increase in retail commerce, including an increase in the sale of hardware, paint, glass, agrochemicals, optics, veterinary products, jewelry, computers, peripheral units, software, telecommunications equipment and automotive fuel and increased sales in non-specialized stores such as supermarkets, which was partially offset by a 5.3% decrease in the maintenance and repair of automobiles.

Other Services

The private sector in Peru offers a variety of services constituting the “Other Services” sector of Peru’s GDP that in aggregate is an important part of the Peruvian economy. The Other Services sector includes services to companies, government services, transportation and communication, healthcare and education services, tourism and financial services.

As a result, the “Other Services” sector accounted for 48.7% of GDP in 2014, an increase of 1.2 percentage points from 2013.

Concessions and Private Initiatives

In 2014, concessions and private initiatives reached U.S.$10.0 billion and U.S.$344.4 million, respectively, in projected investments. Investments related to concessions were made in hydrocarbons, energy and transportation. Of special importance was the U.S.$5.1 billion Line 2 of Lima’s subway concession and the U.S.$3.6 billion South Peruvian Pipeline (Gaseoducto Sur Peruano).

Investments related to private initiatives were made in agriculture, hydrocarbons, property and ports. Of special importance was the U.S.$150.0 million mega housing project “Ciudad Sol de Collique” and the U.S.$101.1 million port terminal project of Callao, the main port of Peru.

Employment and Labor

Employment

Formal Employment

A significant portion of the Peruvian population lacks regular full-time employment. Despite periods of economic expansion in recent years, unemployment and underemployment remain one of Peru’s most entrenched problems. The Government discontinued nationwide employment surveys after 2001. However, these statistics can be calculated using the National Household Survey.

In 2014, there were 95 strikes in which approximately 40,700 workers participated, resulting in the loss of approximately 3.2 million man-hours.

The following table provides employment statistics in Metropolitan Lima from 2010 to 2013, the most recent date for which data is available.

Employment and Labor in Metropolitan Lima

(in percentages)

	For the year ended December 31,
	2010	2011	2012	2013
Participation rate(1)	70.8	70.6	70.8	69.2
Underemployment rate(2)	29.3	25.3	20.9	19.8
Unemployment rate(3)	5.7	5.6	5.0	4.7

(1)	Percentage of the working-age population (14 years old or older) that is in the labor force.
(2)	Percentage of the working-age population (14 years old or older) working part-time who would prefer to work more hours, plus the percentage of the working-age population that usually works full-time but who, in the week the employment survey was conducted, worked less than 35 hours per week as a result of economic constraints.
(3)	Percentage of the working-age population (14 years old or older) that, in the week the employment survey was taken, was seeking remunerated employment.

Source: Ministry of Labor. Figures for 2010 to 2013 are based on the Household Survey on Labor. Both the Ministry of Labor and the National Institute of Statistics publish their data based on polls of the workforce. The Ministry of Labor undertakes its poll in the third quarter of each year while the National Institute of Statistics has an on-going poll that is updated on a consistent basis. Consequently, the results obtained by the two institutions diverge due to timing differences, even though they use the same measurement methodology.

The following table provides information on employment by sector, as a percentage of total employment, in Metropolitan Lima from 2010 to 2013. This information includes data regarding informal employment in Metropolitan Lima.

Employment in Metropolitan Lima

(percentage by economic sector)

	For the year ended December 31,
	2010	2011	2012	2013
Extractive(1)	1.5	1.2	1.4	1.4
Manufacturing	15.8	15.5	17.3	15.1
Construction	7.6	7.3	7.2	7.2
Transportation and telecommunications	10.4	10.3	9.8	9.9
Wholesale and retail trade	21.6	20.5	21.2	23.2
Services	37.2	40.3	38.7	38.9
Other(2)	5.8	4.7	4.4	4.4

Total	100.0	100.0	100.0	100.0

(1)	Includes agriculture, livestock, fishing, forestry and mining.
(2)	Includes domestic workers.

Source: Ministry of Labor. Figures are based on the Household Survey on Labor.

Informal Employment

The Peruvian economy has a significant “informal sector” that provides employment to the majority of the labor force, including a significant number of women. The term “informal sector” refers to economic activities that take place outside of the formal norms for economic transactions established by the state or developed through formal business practices. It generally involves production and exchange of legal goods and services without the appropriate business permits, without the payment of taxes, without complying with labor regulations and without legal guarantees for suppliers and end users. Because of the nature of this sector, it is difficult to obtain reliable statistics measuring its contribution to the Peruvian economy.

Consistent with recent trends in underemployment, employment in the informal sector has also shown slight reductions in the four-year period ended December 31, 2013.

Metropolitan Lima: Distribution of formal and informal employment

(in percentages)

	For the year ended December 31,
	2010	2011	2012	2013
Formal Sector
Public sector workers	7.5	8.9	8.0	8.1
Private sector workers	32.0	32.7	34.9	34.3
Small enterprises	15.6	15.5	15.8	17.2
Medium and large enterprises	13.8	15.1	16.8	17.1
Professional self-employed	2.6	2.0	2.3	2.2

Total	39.5	41.6	42.9	44.6

Informal Sector
Micro enterprises	24.1	23.6	23.5	23.8
Non-professional self-employed	25.4	24.5	23.7	23.0
Unpaid family worker	4.1	4.4	4.3	3.7
Other	6.6	6.0	5.6	4.9

Total	60.2	57.8	56.3	55.4

Source: Ministry of Labor. Figures are based on the Household Survey on Labor.

Public Administration

Based on an audit undertaken of the public sector, the total amount of public employees as of December 31, 2014 was 1.7 million, of which 46.8% are active workers, 38.8% are pensioners and 14.4% are non-personal service workers. Most public employees are placed in regional governments, economy and finance and education ministries.

Balance of Payments and Foreign Trade

Balance of Payments

The balance of payments accounts are used to record the value of the transactions carried out between a country’s residents and the rest of the world. The balance of payments is composed of:

•	the current account, which comprises:

•	net exports of goods and services;

•	net financial and investment income; and

•	net transfers; and

•	the capital account, which is the difference between financial capital inflows and financial capital outflows.

The following table provides information, based on period-end exchange rates, regarding Peru’s balance of payments for the periods presented.

Balance of Payments

(in millions of U.S. dollars, at current prices)

	For the year ended December 31,
	2010	2011	2012	2013	2014
Current account:
Trade balance:
Exports (FOB)(1)	35,803	46,376	47,411	42,474	39,326
Imports (FOB)(1)	(28,815)	(37,152)	(41,135)	(42,217)	(40,807)

Trade balance	6,988	9,224	6,276	(257)	(1,480)
Services, net	(2,353)	(2,244)	(2,420)	(1,801)	(1,800)
Of which:
Net income from tourism(2)	732	906	1,004	1,408	1,417
Net income from transportation(3)	(1,599)	(1,531)	(1,628)	(1,367)	(1,440)
Financial and investment income, net(4)	(11,205)	(13,357)	(12,399)	(10,631)	(9,328)
Current transfers, net	3,026	3,201	3,307	3,346	4,374
Of which:
Workers’ remittances	2,534	2,697	2,788	2,707	2,639

Current account balance	(3,545)	(3,177)	(5,237)	(8,829)	(8,234)
Capital account:
Foreign direct investment	8,189	7,518	11,840	9,161	7,523
Portfolio investment	87	147	(142)	585	(79)
Other medium and long-term capital(5)	5,621	2,268	5,542	3,786	(1,448)
Of which:
Disbursements to the public sector	7,735	1,802	3,119	1,155	2,133
Other capital, including short-term capital	(258)	(1,217)	2,572	(2,125)	395

Capital account balance	13,638	8,716	19,812	11,407	6,391
Errors and omissions(6)	1,079	(886)	213	324	(345)

	For the year ended December 31,
	2010	2011	2012	2013	2014
Balance of payments	11,173	4,653	14,788	2,902	2,188
Financing:
Change in gross Central Bank reserves(7)	(11,192)	(4,686)	(14,806)	(2,907)	(2,178)
Exceptional financing, net	19	33	19	5	10

Total financing	(11,173)	(4,653)	(14,788)	(2,902)	(2,188)
Memorandum item:
Current account balance (deficit)(as a % of GDP)	(2.4)	(1.9)	(3.3)	(4.5)	(4.1)

(1)	Based on customs declarations, records of temporary admissions, free-trade zone imports, grants and other adjustments.
(2)	Based on a survey of tourists. Income from tourism represents the total expenditure by a tourist multiplied by the total number of tourists.
(3)	Includes freight services, passenger transportation and port expenses of ships and airplanes.
(4)	Includes interest payments.
(5)	Includes debt amortization payments.
(6)	Represents errors and omissions from double-entry accounting resulting from incomplete or overlapping coverage, different prices and incomplete times of recording and conversion practices.
(7)	Refers to changes in reserve used to finance balance of payments and corresponds to net international reserves excluding the use of IMF resources.

Source: Central Bank.

Current Account

One of the most important aspects of the current account is the trade balance. The four primary factors that impact the trade balance are the following:

•	The relative rate of economic growth of a country compared to that of its trading partners. Generally, if a country’s economy grows faster than that of its trading partners, its relative level of consumption of goods and services will tend to rise and its level of imports will tend to increase more rapidly than its level of exports.

•	The relative level of domestic prices against foreign prices, as reflected by the real exchange rate. Generally, if a country’s domestic prices rise relative to those of its trading partners, there is a tendency for the country’s exports to decrease and for its level of imports to increase.

•	Changes in production costs, technology and worker skills. More efficient production will tend to lower production costs, which in turn will tend to lower prices. As prices fall, there is a tendency for the country’s exports to increase.

•	Changes in consumer tastes, which may affect the demand for a country’s goods and services abroad and the demand for foreign products in the domestic market.

Peru’s current account registered a deficit of U.S.$8.2 billion, or 4.1% of GDP, primarily due to a decrease in the trade balance to U.S.$1.5 billion in 2014 as compared to the same period in 2013.

Trade Balance

In 2014, exports decreased by 7.4% as compared to 2013 to U.S.$39.3 billion, primarily due to (1) a decrease in the volume and average price of traditional mining exports (except zinc and molybdenum) and natural gas; (2) a decrease in the export retail price of agricultural and fishery products, including flour, fish oil and cotton, which was offset by increased export volume; and (3) a 23.8% decrease in the volume of exported coffee, which was offset by a 37.4% increase in its average price. Imports decreased by 3.3% in 2014 as compared to 2013, principally as a result of a decrease in the imported volume of intermediate goods, including petroleum products, lubricant raw materials for manufacturing, capital goods (such as construction and transportation materials).

In 2014 and 2013, Peru’s exports consisted primarily of exports of:

•	traditional mineral exports, such as gold, silver, copper, zinc and lead, valued at U.S.$20.4 billion during 2014, representing 51.9% of total exports in such period, and valued at U.S.$23.6 billion in 2013, representing 55.5% of total exports for such period;

•	petroleum and derivative products valued at U.S.$4.6 billion during 2014, representing 11.6% of total exports in such period, and valued at U.S.$5.2 billion in 2013, representing 12.3% of total exports for such period;

•	traditional fishing exports, such as fishmeal and fish oil, valued at U.S.$1.7 billion during 2014, representing 4.4% of total exports in such period, and valued at U.S.$1.7 billion in 2013, representing 4.0% of total exports for such period;

•	non-traditional agriculture and livestock exports valued at U.S.$4.2 billion during 2014, representing 10.7% of total exports in such period, and valued at U.S.$3.4 billion in 2013, representing 8.1% of total exports for such period; and

•	non-traditional textile exports, such as textile fibers and cloth, valued at U.S.$1.8 billion during 2014, representing 4.6% of total exports in such period, and valued at U.S.$1.9 billion in 2013, representing 4.5% of total exports for such period.

The following tables provide further information on exports for the periods presented.

Exports

(in millions of U.S. dollars, at current prices)

	For the year ended December 31,
	2010	2011	2012	2013	2014
Traditional:
Fishing	1,884	2,114	2,312	1,707	1,726
Agricultural	975	1,689	1,095	785	843
Mineral	21,903	27,526	27,467	23,554	20,410
Petroleum and derivatives	3,088	4,568	4,996	5,205	4,559

Total traditional	27,850	35,896	35,869	31,251	27,538
Non-traditional:
Agriculture and livestock	2,203	2,836	3,083	3,434	4,205
Fishing	644	1,049	1,017	1,028	1,151
Textiles	1,561	1,990	2,177	1,926	1,795
Timbers and papers, and manufactures	359	402	438	426	415
Chemical	1,228	1,655	1,636	1,503	1,509
Non-metallic minerals	252	492	722	720	663
Basic metal industries and jewelry	949	1,130	1,301	1,258	1,145
Fabricated metal products and machinery	393	476	545	534	572
Other products(1)	110	147	277	156	163

Total non-traditional	7,699	10,176	11,197	10,985	11,618
Other products(2)	254	304	345	238	170

Total exports	35,803	46,376	47,411	42,474	39,326

(1)	Includes leather and handcrafts.
(2)	Includes the sale of fuel and food to foreign vessels and the repair of foreign vessels.

Source: Central Bank.

Exports

(as a percentage of total exports, at current prices)

	For the year ended December 31,
	2010	2011	2012	2013	2014
Traditional:
Fishing	5.3	4.6	4.9	4.0	4.4
Agricultural	2.7	3.6	2.3	1.8	2.1
Mineral	61.2	59.4	57.9	55.5	51.9
Petroleum and derivatives	8.6	9.8	10.5	12.3	11.6

Total traditional	77.8	77.4	75.7	73.6	70.0
Non-traditional:
Agriculture and livestock	6.2	6.1	6.5	8.1	10.7
Fishing	1.8	2.3	2.1	2.4	2.9
Textiles	4.4	4.3	4.6	4.5	4.6
Timbers and papers, and manufactures	1.0	0.9	0.9	1.0	1.1
Chemical	3.4	3.6	3.5	3.5	3.8
Non-metallic minerals	0.7	1.1	1.5	1.7	1.7
Basic metal industries and jewelry	2.7	2.4	2.7	3.0	2.9
Fabricated metal products and machinery	1.1	1.0	1.2	1.3	1.5
Other products(1)	0.3	0.3	0.6	0.4	0.4

Total non-traditional	21.5	21.9	23.6	25.9	29.5
Other products(2)	0.7	0.7	0.7	0.6	0.4

Total exports	100.0	100.0	100.0	100.0	100.0

(1)	Includes leather and handcrafts.
(2)	Includes the sale of fuel and food to foreign vessels and the repair of foreign vessels.

Source: Central Bank.

In 2014 and 2013, Peru’s imports consisted primarily of imports of:

•	intermediate goods, such as fuels and raw materials for agricultural and industrial production, valued at U.S.$18.8 billion in 2014, representing 46.1% of total imports for such period, and valued at U.S.$19.5 billion in 2013, representing 46.2% of total imports for such period;

•	capital goods, such as transportation and building equipment, valued at U.S.$12.9 billion in 2014, representing 31.6% of total imports for such period, and valued at U.S.$13.7 billion in 2013, representing 32.3% of total imports for such period; and

•	consumer goods valued at U.S.$8.9 billion in 2014, representing 21.8% of total imports for such period, and valued at U.S.$8.8 billion in 2013, representing 20.9% of total imports for such period.

The following tables provide further information regarding imports for the periods presented.

Imports

(in millions of U.S. dollars, at current prices)

	For the year ended December 31,
	2010	2011	2012	2013	2014
Consumer goods:
Durable goods	2,680	3,245	4,170	4,338	4.239
Non-durable goods	2,809	3,489	4,082	4,499	4.652

Total consumer goods	5,489	6,734	8,252	8,837	8,891
Intermediate goods:
Petroleum products, lubricants	4,063	5,752	5,885	6,453	5,766
Raw materials for agriculture	868	1,092	1,292	1,244	1,339
Raw materials for manufacturing	9,093	11,488	12,096	11,815	11,714

Total intermediate goods	14,023	18,332	19,273	19,512	18,819

	For the year ended December 31,
	2010	2011	2012	2013	2014
Capital goods:
Construction materials	1,087	1,449	1,488	1,443	1,423
For agriculture	80	111	137	130	141
For manufacturing	5,539	7,345	8,168	8,319	8,689
Transportation equipment	2,369	2,825	3,554	3,762	2,659

Total capital goods	9,074	11,730	13,347	13,654	12,911
Other(1)	229	356	262	213	185

Total imports	28,815	37,152	41,135	42,217	40,807

Memorandum items:
Temporal admission imports(2)	420	698	734	648	326
Imports into free trade zone(3)	131	136	140	238	217

(1)	Includes the donation of goods, the purchase of fuels and Peruvian foodstuffs and the repair of capital goods in the exterior such as other goods not falling into any one of the classifications used.
(2)	Imports that must be processed and exported within a definite period of time and are not subject to tariffs.
(3)	Imports through the Special Zone of Tacna, which is primarily dedicated to the assembly of motor vehicles. Peru has five free trade zones, but only the Tacna zone is economically active.

Source: Central Bank.

Imports

(as a percentage of total imports, at current prices)

	For the year ended December 31,
	2010	2011	2012	2013	2014
Consumer goods:
Durable goods	9.3	8.7	10.1	10.3	10.4
Non-durable goods	9.7	9.4	9.9	10.7	11.4

Total consumer goods	19.0	18.1	20.1	20.9	21.8
Intermediate goods:
Petroleum products, lubricants	14.1	15.5	14.3	15.3	14.1
Raw materials for agriculture	3.0	2.9	3.1	2.9	3.3
Raw materials for manufacturing	31.6	30.9	29.4	28.0	28.7

Total intermediate goods	48.7	49.3	46.9	46.2	46.1
Capital goods:
Construction materials	3.8	3.9	3.6	3.4	3.5
For agriculture	0.3	0.3	0.3	0.3	0.3
For manufacturing	19.2	19.8	19.9	19.7	21.3
Transportation equipment	8.2	7.6	8.6	8.9	6.5

Total capital goods	31.5	31.6	32.4	32.3	31.6
Other(1)	0.8	1.0	0.6	0.5	0.5

Total imports	100.0	100.0	100.0	100.0	100.0

Memorandum items:
Temporal admission imports(2)	1.5	1.9	1.8	1.5	0.6
Imports into free trade zone(3)	0.5	0.4	0.3	0.6	0.5

(1)	Includes the donation of goods, the purchase of fuels and Peruvian foodstuffs and the repair of capital goods in the exterior such as other goods not falling into any one of the classifications used.
(2)	Imports that must be processed and exported within a definite period of time and are not subject to tariffs.
(3)	Imports through the Special Zone of Tacna, which is primarily dedicated to the assembly of motor vehicles. Peru has five free trade zones, but only the Tacna zone is economically active.

Source: Central Bank.

Capital Account

The capital account reflects foreign direct investment and monetary flows into and out of a nation’s financial markets.

During 2014, the capital account balance decreased by 44.0% to U.S.$6.4 billion as compared to U.S.$11.4 billion in 2013. This decrease in 2014 was due primarily to a U.S.$5.6 billion decrease in cash flows from abroad, mainly due to decreased foreign direct investment and portfolio investment of non-residents. This decrease was partially offset by a U.S.$3.3 billion increase in portfolio investment abroad by residents.

Geographic Distribution of Exports

(as a percentage of total exports, at current prices)

	For the year ended December 31,
	2010	2011	2012	2013	2014
United States	17.0	13.0	13.3	17.4	15.5
Canada	9.3	9.1	7.3	6.4	6.5
Mexico	0.8	1.0	0.9	1.2	1.9

Total North America	27.8	23.9	22.4	26.0	25.2
Brazil	2.7	2.8	3.0	4.0	4.1
Colombia	2.2	2.3	1.9	2.0	3.1
Chile	3.8	4.2	4.3	3.9	3.9
Venezuela	1.4	2.0	2.6	1.9	1.3
Other	5.0	4.8	7.7	6.4	8.9

Total Latin America and the Caribbean	15.2	16.0	19.4	18.2	21.2
United Kingdom	0.8	0.9	1.3	1.3	1.3
Switzerland	10.7	12.8	10.7	7.1	6.8
Germany	4.2	4.1	3.9	2.8	3.1
Spain	3.3	3.7	3.9	3.7	3.5
Other	10.2	10.2	8.3	8.8	8.7

Total Europe	29.4	31.8	28.2	23.8	23.5
Japan	5.0	4.7	5.4	5.2	4.0
China	15.2	15.0	16.5	17.3	17.7
Other	5.4	6.6	6.3	7.3	6.8

Total Asia	25.6	26.3	28.2	29.8	28.6
Africa and others	2.0	2.0	1.8	2.2	1.6

Total exports	100.0	100.0	100.0	100.0	100.0

Source: Central Bank.

Geographic Distribution of Imports

(as a percentage of total imports, at current prices)

	For the year ended December 31,
	2010	2011	2012	2013	2014
United States	18.9	18.9	18.4	19.8	20.6
Canada	1.7	1.5	1.4	1.4	1.9
Mexico	3.7	3.8	4.2	4.7	4.7

Total North America	24.6	24.5	24.4	26.3	27.7
Brazil	7.2	6.3	6.0	5.3	4.7
Colombia	4.4	3.8	3.7	3.3	2.9
Chile	3.8	3.7	3.1	3.1	3.1
Venezuela	0.3	0.5	0.5	0.2	0.1
Other	12.3	13.5	12.3	11.0	11.3

Total Latin America and the Caribbean	28.1	27.8	25.5	22.9	22.1
United Kingdom	0.6	0.7	0.7	0.8	0.8
Switzerland	0.4	0.4	0.4	0.4	0.5
Germany	2.9	2.9	3.2	3.1	3.5
Spain	1.3	1.4	1.8	2.0	1.8
Other	6.2	6.9	6.8	6.7	6.4

Total Europe	11.5	12.4	12.9	12.9	12.9
Japan	4.4	3.3	3.4	3.2	2.5
China	16.3	16.1	18.0	19.1	20.9
Other	9.5	10.4	10.4	10.6	11.1

Total Asia	30.1	29.8	31.7	32.9	34.6
Africa and others	5.7	5.5	5.4	5.0	2.8

Total imports	100.0	100.0	100.0	100.0	100.0

Source: Central Bank.

Foreign Direct Investment

Peru has an open investment regime and a legal framework that generally promotes and protects foreign investment. The basis of this open investment regime was established in 1991 through the Foreign Investment Promotion Law and the Private Investment Growth Framework Law, as amended. This framework allows both foreign and domestic investors to enter into legal stability agreements with the Government.

Peru attracted more than U.S.$44.2 billion in foreign direct investment between 2010 and 2014. In 2014, foreign direct investment decreased 17.9% to U.S.$7.5 billion as compared to 2013 primarily due to decreased equity capital and net liabilities to capitalize enterprises.

For the 2015-2016 period and based on Peru’s privatization and concession initiatives, the Government has announced a portfolio of 207 projects for U.S.$31.7 billion to promote private investments. The projects include initiatives in mining, hydrocarbons, energy, industry and infrastructure.

The Monetary System

Monetary Policy

The inflation rate during 2014 was 3.2% (above the Central Bank’s target annual inflation rate for the period, which was set between 1% and 3%). The Central Bank continues to pursue monetary policies aimed at ensuring that actual inflation remains within the target range. Because of the reduction in inflationary pressure resulting from this more stable price environment, the Government believes that the inflation rate will converge to the target rate set by the Central Bank.

During 2014, the nuevo sol depreciated 7.0% against the U.S. dollar, which was consistent with global trends. The Central Bank participates in the market (buying or selling nuevos soles) in order to avoid large exchange rate fluctuations and their adverse effects on the Peruvian economy, which remains partially dollarized. In 2014, the Central Bank exercised limited intervention pursuant to its policy to only intervene when exchange rate fluctuations are influenced by speculation.

During 2014, the Central Bank decreased the reference rate to 3.5% as of December 31, 2014.

In December 2014, the Central Bank continued to lower the reserve requirements for financial institutions as of December 2014 to 9.5% and 44.3% on deposits for nuevos soles and U.S. Dollars, respectively.

The following table provides information on interest rates applicable to commercial bank loans on the dates shown.

Interest Rates on Commercial Bank Loans(1)

(annual percentage rates)

	2012				2013				2014
	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec
Domestic Currency:
Interbank	4.3	4.2	4.2	4.2	4.2	4.3	4.3	4.1	4.0	4.0	3.7	3.8
Prime(2)	5.3	5.2	5.1	5.0	4.7	4.5	4.7	4.5	4.9	5.0	4.5	4.7
Average loan rate	19.0	19.6	19.3	19.1	19.1	18.8	17.6	15.9	15.6	16.0	15.7	15.7

	2012				2013				2014
	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec	Mar	Jun	Sep	Dec
Foreign currency:
Interbank	2.3	1.8	1.2	1.2	2.0	0.3	0.2	0.2	0.1	0.1	0.2	0.2
Prime(2)	3.1	3.7	2.7	4.0	5.6	2.5	1.5	1.0	0.7	0.6	0.8	0.7
Average loan rate	7.9	8.0	8.2	8.2	8.7	8.6	8.3	8.0	7.8	7.3	7.5	7.5

(1)	Weighted average interest rates of commercial banks for each period based on the total outstanding balance of loans and deposits.
(2)	Average interest rates at which major banks are willing to offer 90-day loans to its lower risk corporate customers in the form of advances on current accounts.

Source: Central Bank / Nota Semanal No. 9-2015 (Mar. 6, 2015).

Liquidity and Credit Aggregates

The following table presents the composition of the monetary base and international reserves as of the dates shown.

Monetary Base and Central Bank’s International Reserves

(in millions of U.S. dollars, at current prices)

	As of December 31,
	2012	2013	2014
Currency in circulation and cash in vaults at banks	14,833	15,189	15,954
Commercial bank deposits at the Central Bank	5,847	3,359	2,121
Monetary base	20,680	18,549	18,075
Gross international reserves	64,049	65,710	62,353
Net international reserves	63,991	65,663	62,308

Source: Central Bank.

Net international reserves decreased to approximately U.S.$62.3 billion as of December 31, 2014, from approximately U.S.$65.7 billion as of December 31, 2013.

The following tables present liquidity and credit aggregates, and changes in selected monetary indicators as of the dates shown.

Liquidity and Credit

(in millions of U.S. dollars, at current prices)

	As of December 31,
	2012	2013	2014
Monetary aggregates
Currency in circulation	12,645	12,552	13,145
M1	22,544	22,068	22,844
M2	48,030	48,506	50,086
M3	69,304	72,446	74,000
Credit by sector(1)
Public sector (Net)(2)	(26,927)	(25,911)	(24,860)
Private sector	65,721	70,841	75,548

Total credit aggregates	38,794	44,930	50,688
Deposits
Local currency(3)	34,609	34,964	35,895
Foreign currency(4)	21,253	23,877	23,823

Total deposits	55,862	58,841	59,718

(1)	Includes securities offerings and cash advances from checking accounts of depository corporations.
(2)	Net claims on public sector of depository corporations.
(3)	Includes sight deposits, saving deposits, time deposits and other certificates in domestic currency of depository corporations.
(4)	Includes demand deposits, savings deposits and time deposits in foreign currency of depository corporations.

Source: Central Bank.

The 2015 Budget

The 2015 budget was submitted to the Congress of the Republic of Peru in August 2014 and was approved on November 30, 2014. The following table summarizes the principal assumptions on which the 2015 budget is based.

Principal Budgetary Assumptions for 2015

Projected real GDP growth	6.0%
Projected (cumulative)inflation	2.0%
Projected average exchange rate	S/2.90 per dollar

Source: Ministry of Economy and Finance.

Based on these assumptions, the 2015 budget proposal projects the following:

•	fiscal revenues of S/.92 billion, or approximately U.S.$31.7 billion;

•	public expenditures of S/.103.4 billion, or approximately U.S.$35.6 billion; and

•	an overall non-financial public sector deficit of U.S.$2.3 billion, or 0.4% of the projected GDP.

Public Sector Finances

Non-Financial Public Sector

Peru’s non-financial public sector consists of:

•	the Government;

•	the Government’s various decentralized administrative and regulatory agencies, such as:

•	the National institute for Healthcare Social Security, or EsSalud; and

•	the National Superintendency for Tax Administration, or SUNAT;

•	the municipal governments; and

•	non-financial state-owned enterprises, such as Perú-Petro and Empresa de Electricidad del Perú S.A., or Electroperu.

In 2014, the non-financial public sector deficit was U.S.$92.7 million, or 0.1% of GDP, as compared to the surplus in 2013 which was 0.9% of GDP. This deficit was largely attributable to a 1.1 percentage point increase in non-financial public sector spending to 18.6% of GDP in 2014 from 17.5% of GDP in 2013, mainly due to the increase in current expenditure to 13.8% of GDP in 2014 from 12.8% of GDP in 2013.

The following tables provide information on the non-financial public sector accounts for the periods presented.

Consolidated Accounts of the Non-Financial Public Sector (NFPS)(1)(2)

(in millions of U.S. dollars, at current prices)

	For the year ended December 31,
	2010	2011	2012	2013	2014
Primary balance
Central government	1,832	3,520	4,427	3,295	1,278
Decentralized agencies	312	677	1,097	863	654
Municipal governments	(493)	1,137	359	(143)	208
State-owned enterprises	(206)	88	423	309	(48)

Primary NFPS	1,445	5,422	6,305	4,324	2,092
Interest payments:
External debt	1,036	964	1,044	1,143	1,818
Domestic debt	763	1,047	1,064	1,125	1,171

Total interest payments	1,799	2,012	2,109	2,262	2,185

Overall NFPS	(354)	3,410	4,197	2,061	(93)
Financing:
External	(733)	276	(528)	(1,663)	(612)
Domestic	938	(3,734)	(3,678)	(663)	699
Privatization	149	49	10	265	6

Total financing	354	(3,410)	(4,197)	2,061	93

(1)	Includes the operations of the Government and non-financial public institutions, but excludes the operations of financial public institutions.
(2)	Preliminary data.

Sources: Central Bank / Nota Semanal No. 7-2015 (Feb. 20, 2015).

Consolidated Accounts of the Non-Financial Public Sector (NFPS)(1)(2)

(as a percentage of GDP, at current prices)

	For the year ended December 31,
	2010	2011	2012	2013	2014
Primary balance
Central government	1.3	2.1	2.4	1.5	0.6
Decentralized agencies	0.2	0.4	0.6	0.4	0.3
Municipal governments	(0.3)	0.7	0.2	(0.1)	0.1
State-owned enterprises	(0.1)	0.1	0.2	0.2	—

Primary NFPS	1.0	3.2	3.3	2.0	0.9
Interest payments:
External debt	0.7	0.6	0.5	0.6	0.5
Domestic debt	0.5	0.6	0.6	0.6	0.6

Total interest payments	1.2	1.2	1.1	1.1	1.1

Overall NFPS	(0.2)	2.0	2.3	0.9	(0.1)
Financing:
External	(0.5)	0.2	(0.3)	(0.8)	(0.3)
Domestic	0.6	(2.2)	(2.0)	(0.2)	0.4
Privatization	0.1	—	—	0.1	—

Total financing	0.2	(2.0)	(2.3)	(0.9)	0.1

(1)	Includes the operations of the Government and non-financial public institutions, but excludes the operations of financial public institutions.
(2)	Preliminary data.

Source: Central Bank / Nota Semanal No. 7-2015 (Feb. 20, 2015).

Central Government

The Government comprises the executive branch, including its ministries and other centralized agencies.

The Government derives its revenues primarily from:

•	tax collections;

•	import tariffs;

•	non-tax revenues, such as fees, interest income and royalties from mining and hydrocarbon production; and

•	dividends from state-owned companies.

In 2014, total Government revenues were U.S.$38.9 billion, or 19.0% of GDP, compared to U.S.$38.6 billion, or 18.9% of GDP, in 2013.

Government expenditures consist primarily of:

•	wages of public sector employees;

•	transfers to public sector entities;

•	interest payments on debt;

•	public investments in infrastructure; and

•	pension expenditures.

In 2014, total Government expenditures were U.S.$37.6 billion, or 18.5% of GDP, compared to U.S.$35.3 billion, or 17.4% of GDP, in 2013.

In 2014, the primary surplus was U.S.$1.3 billion, or 0.6% of GDP, compared to U.S.$3.3 billion, or 1.6% of GDP, in 2013.

The following tables provide information regarding Government accounts for the periods presented.

Central Government Accounts(1)(2)

(in millions of U.S. dollars, at current prices)

	For the year ended December 31,
	2010	2011	2012	2013	2014
Fiscal revenue:
Current revenue:
Tax revenue:
Income tax	9,124	12,201	14,111	13,569	14,159
Capital gains tax	—	—	—	—	—
General sales tax	12,581	14,687	16,703	17,698	17,743
Excise taxes	1,652	1,713	1,865	2,032	1,810

Import tariffs	639	502	579	630	630
Other taxes	(1,185)	(1,673)	(1,388)	(844)	(758)

Total tax revenue	22,811	27,431	31,869	33,084	33,583
Non-tax revenue(3)	3,631	4,604	5,001	5,156	5,017

Total current revenue	26,441	32,034	36,870	38,240	38,600
Capital revenue	275	108	130	339	256

Total fiscal revenue	26,717	32,142	37,000	38,579	38,856
Expenditures:
Current non-financial expenditures:
Wages and salaries	5,600	6,415	7,549	8,591	9,657
Goods and services	5,496	6,203	7,550	8,110	8,569
Current transfers	7,084	8,576	8,937	9,147	9,655

Total current non-financial expenditures	18,180	21,193	24,035	25,847	27,881
Capital expenditures:
Fixed investment	4,753	5,044	5,610	5,968	6,033
Other	1,951	2,384	2,928	3,468	3,664
Of which:
Capital transfers	1,326	1,967	2,516	2,859	3,018
Total capital expenditures	6,704	7,428	8,538	9,437	9,697

Total expenditures	24,884	28,621	32,573	35,284	37,578
Fiscal balance:
Primary fiscal balance	1,832	3,520	4,427	3,295	1,278
Interest	1,687	1,830	1,982	2,126	2,036

Overall fiscal balance	146	1,690	2,445	1,168	(757)
Financing:
Foreign financing	(1,079)	218	(176)	(1,966)	(601)
Domestic financing	785	(1,957)	(2,279)	533	1,353
Privatization	149	49	10	265	6

Total financing	(146)	(1,690)	(2,445)	(1,168)	757

(1)	Includes the operations of the Government and non-financial public institutions, but excludes the operations of financial public institutions.
(2)	Preliminary data.
(3)	Includes transfers from state-owned enterprises and royalties from petroleum companies.

Sources: Central Bank / Nota Semanal No. 7-2015 (Feb. 20, 2015).

Central Government Accounts(1)(2)

(as a percentage of GDP, at current prices)

	For the year ended December 31,
	2010	2011	2012	2013	2014
Fiscal revenue:
Current revenue:
Tax revenue:
Income tax	6.1	7.2	7.3	6.7	7.0
Capital gains tax	—	—	—	—	—
Taxes on goods and services	9.6	9.6	9.6	9.7	9.6
General sales tax	8.5	8.6	8.7	8.7	8.7
Excise taxes	1.1	1.0	1.0	1.0	0.9
Import tariffs	0.4	0.3	0.3	0.3	0.3
Other taxes	(0.8)	(1.0)	(0.7)	(0.4)	(0.4)

Total tax revenue	15.4	16.1	16.5	16.3	16.5
Non-tax revenue(3)	2.4	2.7	2.6	2.5	2.5

Total current revenue	17.8	18.8	19.1	18.9	19.0
Capital revenue	0.2	0.1	0.1	0.2	0.1

Total fiscal revenue	18.0	18.8	19.2	19.0	19.1
Expenditures:
Current non-financial expenditures:
Wages and salaries	3.8	3.8	3.9	4.2	4.8
Goods and services	3.7	3.6	3.9	4.0	4.2
Current transfers	4.8	5.0	4.6	4.5	4.8

Total current non-financial expenditures	12.2	12.4	12.4	12.8	13.8
Capital expenditures:
Fixed investment	3.2	2.9	2.9	3.0	3.0
Other	1.3	1.4	1.5	1.7	1.8
Of which:
Capital transfers	0.9	1.2	1.3	1.4	1.5
Total capital expenditures	4.5	4.3	4.4	4.7	4.8

Total expenditures	16.7	16.8	16.9	17.5	18.6
Fiscal balance:
Primary fiscal balance	1.3	2.1	2.4	1.5	0.6
Interest	1.1	1.1	1.0	1.0	1.0

Overall fiscal balance	0.1	1.0	1.3	0.5	(0.4)
Financing:
Foreign financing	(0.7)	0.1	(0.1)	(0.9)	(0.3)
Domestic financing	0.5	(1.2)	(1.2)	0.4	0.7
Privatization	0.1	—	—	0.1	—

Total financing	(0.1)	(1.0)	(1.3)	(0.5)	0.4

(1)	Includes the operations of the Government and non-financial public institutions, but excludes the operations of financial public institutions.
(2)	Preliminary data.
(3)	Includes transfers from state-owned enterprises and royalties from petroleum companies.

Sources: Central Bank / Nota Semanal No. 7-2015 (Feb. 20, 2015).

Tax Regime

All Government taxes in Peru are collected by the Superintendencia Nacional de Administración Tributaria, or SUNAT. SUNAT’s budget is determined primarily through a percentage-based funding mechanism that provides the agency with 1.6% of its domestic tax collections and with 1.5% of import tariffs.

The following table presents the composition of Peru’s tax revenues for the periods presented.

Tax Revenue of Peru (Central Government)(1)

(as a percentage of total tax revenue)

	For the year ended December 31,
	2010	2011	2012	2013	2014
Income Tax
Individual	9.7	10.5	10.8	11.4	11.4
Corporate	25.5	28.4	27.9	25.7	26.3
Clearing	4.8	5.6	5.7	3.9	4.4

Total income tax	40.0	44.5	44.3	40.9	42.1
Taxes on goods and services
Value-added tax	55.1	53.5	52.4	53.5	52.8
Excise tax
Fuel tax	3.7	3.0	2.6	2.8	2.1
Other	3.5	3.3	3.3	3.3	3.3

Total excise tax	7.2	6.2	5.8	6.1	5.4

Total taxes on goods and services	62.4	59.8	58.2	59.7	58.2
Import tariffs	2.8	1.8	1.8	1.9	1.9
Other taxes	7.1	6.7	8.2	10.2	9.0
Tax refund	(12.3)	(12.9)	(12.6)	(12.6)	(11.2)

Total tax revenue	100.0	100.0	100.0	100.0	100.0

(1)	Reflects adjustments to reconcile estimated income tax withheld with actual income tax liabilities.

Sources: Central Bank / Nota Semanal No. 7-2015 (Feb. 20, 2015).

Public Sector Debt

Peru’s total public sector debt consists of foreign currency-denominated debt and nuevo sol-denominated debt. Peru’s total public external debt consists of loans from foreign creditors to the Government, the Central Bank and public sector entities.

External Debt

As of December 31, 2014, taking into account swap agreements, 49.7% of public external debt was denominated in nuevos soles. As of December 31, 2014, public external debt totaled U.S.$19.8 billion, or 9.7% of GDP, compared to U.S.$18.8 billion, or 9.3% of GDP, as of December 31, 2013.

The following tables provide further information on public sector external debt as of the dates presented.

Public Sector External Debt

(in millions of U.S. dollars, except for percentages)

	As of December 31,
	2010	2011	2012	2013	2014
Official non-reserves liabilities:
Public sector	19,905	20,204	20,402	18,778	19,764

Total official non-reserves liabilities	19,905	20,204	20,402	18,778	19,764

Total official liabilities	19,905	20,204	20,402	18,778	19,764
Total public sector external debt as % of GDP(1)	13.4	11.8	10.6	9.3	9.7
Total public sector external debt as % of total exports(1)	55.6	43.6	44.0	44.2	50.3

(1)	Peru does not include IMF credit use in reports of total public sector external debt. Debt ratios are calculated on the basis of Peru’s total official non-reserve liabilities.

Source: Central Bank.

Public Sector External Debt, Net of Reserves

(in millions of U.S. dollars, at current prices)

	As of December 31,
	2010	2011	2012	2013	2014
Public sector external debt(1)	19,905	20,204	20,402	18,778	19,764
Gross international reserves of the Central Bank	(44,150)	(48,859)	(64,049)	(65,710)	(62,353)

Public sector external debt, net of reserves	(24,245)	(28,655)	(43,647)	(46,933)	(42,588)

(1)	Peru does not include IMF credit use in reports of total public sector external debt.

Source: Central Bank.

Peru’s credit ratings are as follows as of March 18, 2015:

•	Fitch: long-term issuer default rating of BBB+ (Outlook Stable);

•	Standard & Poor’s: long-term foreign currency credit rating of BBB+ (Outlook Stable);

•	Moody’s: long-term foreign currency bonds rating of A3 (Outlook Stable); and

•	DBRS: long-term foreign currency issuer rating of BBB (Outlook Positive).

The following table provides information on capital flows from multilateral lenders for the periods presented.

Capital Flows from Multilateral Lenders

(in millions of U.S. dollars)

	As of December 31,
	2010	2011	2012	2013	2014
World Bank:
Disbursements minus principal amortizations	118.9	(232.7)	(297.4)	(611.1)	14.0
Disbursements minus principal, interests and commissions	56.8	(293.6)	(355.5)	(692.0)	(11.5)
IADB:
Disbursements minus principal amortizations	(762.7)	(46.8)	(71.2)	(1,186.1)	103.9
Disbursements minus principal, interests and commissions	(908.1)	(166.0)	(181.4)	(1,373.7)	65.0

Source: Ministry of Economy and Finance (Dirección Nacional del Endeudamiento Público, or General Bureau of Public Debt and Treasury).

The following is a brief overview of the principal debt incurrences by Peru:

•	On March 31, 2014, Peru entered into a contingent agreement with JICA, in an aggregate amount of ¥10,000 million.

•	On April 15, 2014, Peru entered into a loan agreement with IRDB, in an aggregate amount of U.S.$40.0 million, to fund National Agricultural Innovation.

•	On April 16, 2014, Peru entered into a loan agreement with IADB, in an aggregate amount of U.S.$40.0 million, to fund National Agricultural Innovation.

•	On April 9, 2014, Peru entered into a loan agreement with CAF, in an aggregate amount of U.S.$150.0 million, to fund infrastructure projects.

•	On July 24, 2014, Peru entered into a loan agreement with IRBD, in an aggregate amount of U.S.$120.0 million, to fund a project to improve the transportation system in the city of Cusco.

•	On July 24, 2014, Peru entered into a loan agreement with IRBD, in an aggregate amount of U.S.$35.0 million, to fund the Cusco Tourism Project.

•	On August 29, 2014, Peru entered into a loan agreement with IADB, in an aggregate amount of U.S.$15.0 million, to fund projects to consolidate the management of taxes and customs.

•	On November 7, 2014, Peru entered into a loan agreement with IADB, in an aggregate amount of U.S.$25.0 million, to fund the Program to Reduce the State’s Vulnerability to Disasters III.

•	On November 7, 2014, Peru entered into a loan agreement with JICA, in an aggregate amount of ¥6,944 million, to fund the Moquegua Central Hydroelectric Installation Projects 1 and 3.

•	On November 7, 2014, Peru entered into a loan agreement with JICA, in an aggregate amount of ¥2,480 million, to fund Program for the Flood Protection Program for Valleys and Vulnerable Rural populations.

•	On December 4, 2014, Peru entered into two loan agreements with IADB, in an aggregate amount of U.S.$25.0 million, to fund each of the Sanitation Sector Second Generation Reforms Program III and the Program to Improve Productivity and Competitiveness III.

During 2014, disbursements included U.S.$334.0 million for projects primarily in the economy and U.S.$623.9 million for general support of the balance of payments.

The following tables summarize public sector external debt by creditor for the periods indicated.

Public Sector External Debt by Creditor(1)

(in millions of U.S. dollars, at current prices)

	As of December 31,
	2010	2011	2012	2013	2014
Official creditors:
Multilateral debt:
IADB	3,315	3,277	3,221	2,011	2,098
World Bank	2,965	2,732	2,435	1,824	1,838
IFAD(2)	31	30	32	32	30
IMF	—	—	—	—	—
OPEC(3)	4	2	2	1	—
CAF	1,470	1,849	1,925	1,854	1,704
Other(4)	25	22	20	14	8

Total multilateral debt	7,810	7,913	7,634	5,736	5,679
Bilateral debt:
Paris Club	2,548	639	635	620	550
United States	—	64	64	46	39
Latin America	9	7	5	4	2
East Europe countries and China	10	10	9	4	4
Japan (Paris Club)	—	1,946	1,742	1,294	1,039
Other countries	—	—	—	—	—

Total bilateral debt	2,567	2,665	2,444	1,967	1,629

Total official debt	10,377	10,579	10,078	7,703	7,308
Private creditors:
Banking	181	296	289	532	1,147
Suppliers	40	30	26	23	19

Total private sector debt	220	326	316	554	1,166
Bonds:
Brady + Global Bonds	9,308	9,299	10,008	10,521	10,522

Total bonds	9,308	9,299	10,008	10,521	11,290

Total public sector external debt	19,905	20,204	20,402	18,778	19,764

(1)	Medium- and long-term debt, excluding IMF financing.

(2)	Refers to the International Fund for Agricultural Development.
(3)	Refers to the Organization of Petroleum Exporting Countries.
(4)	Includes European Investment Bank (EIB) and Nordic Investment Bank (NIB).

Source: Ministry of Economy (Office of Public Credit).

Public Sector External Debt by Creditor(1)

(as a percentage of total public sector external debt)

	As of December 31,
	2010	2011	2012	2013	2014
Official creditors:
Multilateral debt:
IADB	16.7	16.2	15.8	10.7	10.6
World Bank	14.9	13.5	11.9	9.7	9.3
IFAD(2)	0.2	0.1	0.2	0.2	0.2
IMF	—	—	—	—	—
OPEC(3)	—	—	—	—	—
CAF	7.4	9.2	9.4	9.9	8.6
Other	0.1	0.1	0.1	0.1	—

Total multilateral debt	39.2	39.2	37.4	30.5	28.7
Bilateral debt:
Paris Club	12.8	3.2	3.1	3.3	2.8
United States	—	0.3	0.3	0.2	0.2
Latin America	—	—	—	—	—
East Europe countries and China	0.1	—	—	—	—
Japan	—	9.6	8.5	6.9	5.3
Other countries	—	—	—	—	—
Total bilateral debt	12.9	13.2	12.0	10.5	8.2

Total official debt	52.1	52.4	49.4	41.0	37.0
Private creditors:
Banking	0.9	1.5	1.4	2.8	5.8
Suppliers	0.2	0.1	0.1	0.1	0.1

Total private sector debt	1.1	1.6	1.5	3.0	5.9
Bonds:
Brady + Global Bonds	46.8	46.0	49.1	56.0	53.2

Total bonds	46.8	46.0	49.1	56.0	57.1

Total public sector external debt	100.0	100.0	100.0	100.0	100.0

(1)	Medium- and long-term debt, excluding IMF financing.
(2)	Refers to the International Fund for Agricultural Development.
(3)	Refers to the Organization of Petroleum Exporting Countries.

Source: Ministry of Economy (Office of Public Credit).

Public Sector External Debt Structure by Maturity Term

(in millions of U.S. dollars and as a percentage of total public sector external debt)(1)

	As of December 31,
	2010	2011	2012	2013	2014
Short-term debt	45	43	57	47	45
Medium- and long-term debt	19,905	20,204	20,402	18,778	19,764
Total	19,950	20,247	20,459	18,778	19,809
Short-term debt (as a % of total public sector external debt)	0.2	0.2	0.3	0.3	0.2
Medium- and long-term debt (as a % of total public sector external debt)	99.8	99.8	99.7	99.7	99.8

(1)	Includes Central Bank debt.

Source: Central Bank.

The following table provides public sector external debt by currency as of December 31, 2013 and 2014.

Summary of Public Sector External Debt by Currency(1)(2)

(in millions of U.S. dollars, except for percentages)

	As of December 31, 2013
	2013		2014
	U.S.$	%	U.S.$	%
Currency
U.S. Dollar	16,102.5	85.8	17,594	89.0
Japanese yen	1,380.6	7.4	1,114	5.6
Special Drawing Rights (SDR)(3)	32.2	0.2	30	0.2
Euro	963.3	5.1	480	2.4
Swiss Franc	—	—	265	1.3
Nuevo sol(4)	299.2	1.6	280	1.4

Total	18,777.8	100.0	19,764	100.0

(1)	Exchange rate as of December 31, 2014.
(2)	Includes outstanding Cofide loans not guaranteed by Peru.
(3)	World Bank unit of account, based on a basket of national currencies.
(4)	IADB loans converted to nuevos soles.

Source: Ministry of Economy (Office of Public Credit).

The following table provides information regarding Peru’s public sector external debt service as of the dates presented.

Public Sector External Debt Service(1)

(in millions of U.S. dollars, except for percentages)

	As of December 31,
	2010	2011	2012	2013	2014
Interest payments	1,093	1,036	1,062	1,158	1,104
Amortization	4,916	4,839	1,198	2,614	1,582

Total public sector external debt service	6,009	1,875	2,260	3,773	2,686
As % of total exports(2)	14.9	3.6	4.3	7.6	5.8
As % of total exports and workers’ remittances	13.9	3.4	4.1	7.2	5.5
As % of GDP	4.0	1.1	1.2	1.9	1.3
As % of total fiscal revenue	22.5	5.8	6.1	9.8	6.9

(1)	Medium-and long-term debt service; excludes Central Bank debt and excludes extraordinary financing and refinancing.
(2)	Includes exports of goods and services and investment income.

Source: Central Bank.

In 2014, interest payments on public sector external debt were U.S.$1,104 million, or 0.5% of GDP, which was comprised of U.S.$100 million to international organizations, U.S.$44 million to Paris Club creditors, U.S.$893 million to holders of sovereign bonds, U.S.$2 million to holders of Brady bonds, and U.S.$65 million to other creditors.

The following table provides estimated medium- and long-term public sector external debt service through 2019.

Estimated Public Sector Debt Service by Debtor(1)(2)

2015 to 2019 (in millions of U.S. dollars)

	For the year ended December 31,
	2015			2016			2017			2018			2019
	Principal	Interest	Total	Principal	Interest	Total	Principal	Interest	Total	Principal	Interest	Total	Principal	Interest	Total
Non-financial public sector	845	812	1,657	1,114	809	1,923	822	805	1,627	646	794	1,440	1,571	742	2,313
Central government	807	788	1,595	991	777	1,767	611	774	1,385	434	770	1,204	1,443	729	2,173
Public enterprises	38	24	63	123	32	155	211	31	243	212	24	235	127	13	140
Financial public sector	30	105	135	311	104	415	350	91	441	297	85	382	620	76	696

Total public sector	875	917	1,792	1,425	913	2,338	1,173	896	2,069	942	879	1,821	2,190	818	3,009

(1)	Disbursements include preliminary estimates as of December 31, 2014.
(2)	Includes Loans to COFIDE, Banco Agropecuario, Fondo MIVIVIENDA and PETROPERU, not guaranteed by Peru.

Source: Ministry of Economy (Office of Public Credit).

Peru issued public sector external bonds in connection with the Brady restructuring. As of December 31, 2014 approximately U.S.$53.7 million in principal remained outstanding on the Brady Bonds.

Domestic Debt

The following table provides total public sector domestic debt, excluding intra-governmental debt, as of the dates presented.

Total Public Sector Domestic Debt

(in millions of U.S. dollars, at current prices)

	As of December 31,
	2010	2011	2012	2013	2014
Long-term debt:
Banco de la Nación	374	623	718	787	836
Treasury bonds	13,801	14,51	16,352	16,107	17,671
Other	35	19	2.0	—	—

Total long-term debt	14,211	15,158	17,072	16,895	18,507
Short-term debt	1,902	2,915	3,415	3,127	2,336

Total	16,113	18,073	20,488	20,022	20,843
Total public sector domestic debt, as % of GDP	10.8	10.6	10.6	9.9	10.3

Source: Central Bank.

The following table provides a list of the principal amount outstanding of Peru’s domestic public sector bonds as of the dates presented.

Public Sector Domestic Bonds(1)

(in millions of U.S. dollars, at current prices)

	As of December 31,
	2010	2011	2012	2013	2014
Central Bank capitalization bonds	—	—	—	—	69
Financial system support bonds	122	122	122	122	122
Debt exchange bonds	694	701	685	552	460
Pension recognition bonds	2,835	2,847	2,903	2,607	2,335
Sovereign bonds	10,150	10,845	12,642	12,827	14,684
Other bonds	35	19	2	—	—

Total	13,836	14,535	16,354	16,107	17,671

(1)	Excludes intra-governmental debt issued in the form of bonds.

Source: Central Bank.

Debt Record

For further information regarding Peru’s indebtedness outstanding as of the date of this prospectus supplement, see Annex A – Republic of Peru: Global Public Sector External Debt.

Recent International Legal Developments

Recent federal court decisions in New York create uncertainty regarding the meaning of ranking provisions and could potentially reduce or hinder the ability of sovereign issuers, including Peru, to restructure their debt.

In ongoing litigation in United States federal courts in New York captioned NML Capital, Ltd. v. Republic of Argentina, the U.S. Court of Appeals for the Second Circuit has ruled that the ranking clause in bonds issued by Argentina prevents Argentina from making payments in respect of certain performing bonds issued in a restructuring of Argentina’s debt unless it makes pro rata payments on defaulted debt that ranks pari passu with the performing bonds and has upheld the use of equitable remedies in the form of injunctions to enforce that decision. The U.S. Supreme Court has declined to hear the case, and proceedings concerning the scope of the injunctions that have been issued continue.

Peru believes and has always intended that the equal ranking clause described in “Description of the Bonds—Terms of the Bonds” in this prospectus supplement and appearing in other securities previously issued by Peru would permit it to redeem or to make principal and interest payments in respect of some of its external debt without making ratable payments in respect of other external debt. However, the decision of the Second Circuit could affect that interpretation, which in turn could potentially hinder or impede future sovereign debt restructurings and distressed debt management transactions by affecting the voting decisions of bondholders, under, for example, the collective action clause contained in the global bonds. See “Description of the Securities — Debt Securities — Collective Action Clauses; Default; Acceleration of Maturity” and “— Amendments and Waivers” in the accompanying prospectus. Peru cannot predict whether or in what manner the courts will resolve this dispute or how any such judgment will be applied or implemented. Further, Peru cannot predict whether this litigation will affect the liquidity of the trading market for the global bonds or the price at which the global bonds will trade in the secondary market.

USE OF PROCEEDS

The gross proceeds from the sale of the new bonds will be U.S.$            , plus accrued and unpaid interest from November 18, 2014 to (but excluding)             , 2015, of U.S.$            . The underwriting fee of U.S.$             will be paid by us, as described in “Underwriting”. We intend to use the proceeds of this offering to prefinance a portion of our general financial requirements for 2016.

This offering is not conditioned on the completion of our Bonos Soberanos offering. There can be no assurance that the offering of our Bonos Soberanos will be completed.

DESCRIPTION OF THE BONDS

We will issue the bonds under Supreme Decree No. 053-2015-EF, or the Supreme Decree, issued in compliance with the requirements set forth in Law No. 28563, as amended (Ley General del Sistema Nacional de Endeudamiento) and in Law No.30283 (Ley de Endeudamiento del Sector Público para el Año Fiscal 2015). The Spanish version of the Supreme Decree and its amendment can be obtained on the Ministry of Economy and Finance’s website at www.mef.gob.pe and an English translation thereof can be requested from such ministry using the contact information on the back cover of this prospectus supplement. The information contained in this section summarizes the material terms of the new bonds and the Supreme Decree. Because this is a summary, it does not contain all of the information that may be important to you as a potential investor in the bonds. Therefore, you should refer to the Supreme Decree for a complete description of Peru’s obligations and your rights as a holder of the bonds in making your investment decision.

General

We will issue the new bonds under a fiscal agency agreement, dated as of February 6, 2003, as amended as of November 21, 2003 and as of October 14, 2004, between us and The Bank of New York Mellon (initially with J.P. Morgan Chase Bank, N.A.), as fiscal agent, principal paying agent and registrar. The bonds will be a further issuance of, and will be consolidated and form a simple series with, the 5.625% U.S. Dollar Denominated Global Bonds due 2050, issued in an aggregate principal amount of U.S.$1,000,000,000 on November 18, 2010 and subsequent issuances by way of a reopening of U.S.$500,000,000 issued on February 1, 2012 and U.S.500,000,000 issued on November 7, 2014. The initial bonds issued on November 18, 2010, February 1, 2012 and November 7, 2014, as well as the bonds we are offering hereby, will constitute a single class of securities for all purposes, including, without limitation, for voting purposes under the fiscal agency agreement pursuant to which they will be issued.

References in this section to the “bonds” mean the U.S.$            bonds we are offering hereby, or if the context suggests otherwise, to the bonds offered hereby and the U.S.$500,000,000 issued on November 7, 2014, the U.S.$500,000,000 issued on February 1, 2012 and the U.S.$1,000,000,000 issued on November 18, 2010. The information contained in this section and in the accompanying prospectus summarizes the material terms of the bonds and the fiscal agency agreement. Because this is a summary, it does not contain all of the information that may be important to you as a potential investor in the bonds. Therefore, you should read the fiscal agency agreement and the form of the bonds before making your investment decision. We have filed copies of these documents with the SEC and at the office of the fiscal agent in New York City. Copies of the fiscal agency agreement and the form of the bonds will also be available from the Luxembourg paying agent at its address included on the inside back cover page.

Terms of the Bonds

The bonds will:

•	be a further issuance of, and will be consolidated and form a single series with, Peru’s outstanding U.S.$2,000,000,000 5.625% U.S. Dollar Denominated Global Bonds due 2050 (CUSIP No. 715638BM3, ISIN US715638BM30 and Common Code 055999333);

•	mature at par on November 18, 2050;

•	bear interest at 5.625% per year, computed on the basis of a 360-day year of twelve 30-day months;

•	pay interest semiannually in arrears in equal installments on May 18, and November 18 of each year, commencing on May 18, 2015;

•	not be redeemable before maturity and not be entitled to the benefit of any sinking fund;

•	be issued in fully registered form, without coupons, registered in the names of investors or their nominees in denominations of U.S.$1,000 and integral multiples of U.S.$1,000 in excess thereof;

•	be our direct, general, unconditional, unsubordinated and unsecured external indebtedness and rank equal in right of payment with all of our other existing and future unsecured and unsubordinated external indebtedness;

•	be represented by one or more global notes in fully registered form only, without coupons, registered in the name of a nominee of DTC. Beneficial ownership interests will be recorded only on, and transferred only through, the records maintained by DTC and its direct and indirect participants, including the depositaries for Euroclear and Clearstream; and

•	be available in definitive form only under certain limited circumstances.

The bonds will contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers that differ from those applicable to much of our outstanding public external indebtedness. Under these provisions, which are commonly referred to as “collective action clauses,” we may, among other things, amend certain key terms of a series of the bonds, including the maturity date, interest rate and other payment terms, with the consent of the holders of not less than 75% of the aggregate principal amount of the outstanding bonds of that series. Additionally, if an event of default has occurred and is continuing with respect to a series of bonds, the bonds of that series may be declared to be due and payable immediately by holders of not less than 25% of the aggregate principal amount of the outstanding bonds of that series. Those provisions are described in the sections entitled “Description of the Securities — Debt Securities — Collective Action Clauses; Default; Acceleration of Maturity” and “— Amendments and Waivers” in the accompanying prospectus.

Payments of Principal and Interest

We will pay on each bond:

•	principal and interest payable on any maturity date in U.S. dollars in immediately available funds to the person in whose name each bond is registered on its maturity date, upon presentation and surrender of the bond at the corporate trust office of the fiscal agent or, subject to applicable laws and regulations, at the office of any paying agent; and

•	interest (other than interest payable on any maturity date), to the person in whose name the bond is registered at the close of business on the record date for the relevant interest payment date.

Because each bond will be represented by one or more global notes and beneficial interests in the bonds may not be exchanged for bonds in physically-certificated form except in limited circumstances, we will make payments of principal and interest on each bond by directing the fiscal agent to make a wire transfer of U.S. dollars to DTC or its nominee as the registered owner of the bonds, which will receive the funds for distribution to the beneficial owners. Upon receipt of any payment of principal of or interest on the bonds, DTC will credit the appropriate DTC participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such bonds as shown on the records of DTC. Payments by DTC participants to owners of beneficial interests in bonds held through such participants will be the responsibility of such participants. Each beneficial owner should contact the institution through which it intends to hold its beneficial interest in the bonds to determine how payments of principal or interest on those bonds will be credited to its account.

None of us, the fiscal agent or any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the bonds or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

If we do not pay interest by wire transfer for any reason, we will, subject to applicable laws and regulations, mail, or direct the fiscal agent to mail, a check to the holder of the affected bonds, on or before the due date for the payment at the address that appears on the security register maintained by the fiscal agent on the applicable record date.

The record date with respect to any interest payment date will be the 15th day prior to that interest payment date, whether or not that record date is also a business day.

Any payment of principal or interest required to be made on a payment date that is not a business day may be made on the next business day with the same force and effect as if made on that payment date, and no interest will accrue with respect to the payment for the period from and after that payment date.

Pending payment of principal or interest on the bonds that becomes due, the fiscal agent shall hold in trust, for the benefit of the beneficial owners of the bonds, the amounts transferred by us to the fiscal agent for such purpose. Any moneys held by the fiscal agent in respect of the bonds, and remaining unclaimed for two years after such amounts shall have become due and payable must be returned by the fiscal agent to us, and the holders of such bonds, shall thereafter look only to us for any payment to which such holders may be entitled.

We may acquire any of the bonds, in any manner and at any price, and may hold them, resell them, or surrender them to the fiscal agent for cancellation. The bonds we acquire may be re-issued or resold only in compliance with the Securities Act and other applicable laws.

Paying Agent and Transfer Agent

Until the bonds are paid, we will maintain a paying agent, a registrar and a transfer agent in New York City. The Bank of New York Mellon will act as our paying agent.

We will apply to admit the bonds for listing on the Official List of the Luxembourg Stock Exchange and for trading on the Euro MTF Market. In addition, we will maintain a paying agent and a transfer agent in Luxembourg so long as the bonds are admitted to trading on the Euro MTF Market, and the rules of the Luxembourg Stock Exchange so require. We have initially appointed The Bank of New York Mellon (Luxembourg) S.A. to serve as our Luxembourg paying agent and Luxembourg transfer agent.

We may at any time appoint additional or replacement paying agents, transfer agents and registrars. We will promptly provide notice, as described under “Description of the Bonds — Notices” below, of the termination or appointment of, or of any change in the office of, any paying agent or transfer agent.

You may contact the paying agents or the transfer agents at the addresses listed on the inside back cover page of this prospectus supplement.

Additional Amounts

We will pay all principal and interest on the bonds without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed by Peru, or by any political subdivision of or any taxing authority in Peru, except as required by law. If we are required by law to make any such withholding or deduction, we will pay such additional amounts as may be necessary to ensure that the net amounts you receive after such withholding or deduction shall equal the amount that you would have received in the absence of such withholding or deduction. We will not, however, pay any additional amounts if you are subject to such withholding or deduction due to one of the following reasons:

•	you have some connection with Peru other than merely holding bonds or receiving principal or interest on the bonds;

•	you have not complied with any reasonable certification, identification or other reporting requirements concerning your nationality, residence, identity or connection with us, or any political subdivision of or taxing authority in Peru, if compliance is required by Peru, or any political subdivision of or taxing authority in Peru, under applicable law or any international treaty in effect, as a precondition to exemption from the deduction or withholding; or

•	you have not presented your bonds for payment within 30 days after we first made a principal or interest payment available on that bond, except to the extent that you would have been entitled to such additional amounts on presenting such bond for payment on the last day of such period of 30 days.

Further Issues

Without your consent, we may issue additional debt securities with the same terms and conditions as the outstanding bonds, except for the issue date, issue price and amount of first interest payment, and we may consolidate the additional debt securities to form a single series with the outstanding bonds.

Notices

Notices will be mailed to holders at their registered addresses and will be deemed to have been given on the date of mailing. All notices to holders will be published, if and so long as the bonds are admitted for listing on the Official List of the Luxembourg Stock Exchange and for trading on the Euro MTF Market of the Luxembourg Stock Exchange, and the rules of the Luxembourg Stock Exchange so require, in a daily newspaper of general circulation in Luxembourg or on the website of the Luxembourg Stock Exchange (www.bourse.lu). We expect that we will initially make such publication in the Luxemburger Wort. If publication is not practicable, notices will be validly given if in accordance with the rules of the Luxembourg Stock Exchange.

Book-Entry, Delivery and Form

The certificates representing the bonds will be issued in the form of one or more global notes, which we refer to in this prospectus supplement as the “global notes”. Each global note will be deposited with or on behalf of DTC and registered in the name of DTC or its nominee. Except as described below, a global note may be transferred in whole and not in part and only to DTC or its other nominees.

Ownership of beneficial interests in the global notes will be limited to “participants” who have accounts with DTC or persons who hold interests through participants. Ownership of beneficial interests in the global notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee with respect to interests of participants and the records of participants with respect to interests of persons other than participants.

So long as DTC, or its nominee, is the registered owner or holder of the global notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the bonds represented by the global notes for all purposes under the fiscal agency agreement and the bonds. No beneficial owner of an interest in any global note may transfer that interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the fiscal agency agreement and, if applicable, those of Euroclear and Clearstream. Payments of the principal of, and interest on, the global notes will be made to DTC or its nominee, as the case may be, as the registered owner of the global notes.

Definitive Securities

We will issue bonds in definitive form in exchange for global notes only if:

•	we notify the depositary that it will no longer be the depositary for the bonds, the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary or is ineligible to act as depositary, and, if the depositary is located in the United States, we do not appoint a successor depositary within 90 days;

•	the depositary is located outside the United States and such depositary closes for a continuous period of 14 days (other than by reason of holidays, statutory or otherwise) or announces an intention permanently to cease business or does in fact do so; or

•	we determine not to have any of the bonds represented by a global note.

If we issue definitive securities, they will have the same terms and authorized denominations as the global note. You may present definitive securities for transfer or exchange at the corporate trust office of the fiscal agent in New York City, or at the office of any paying agent, according to the procedures in the fiscal agency agreement. When you surrender a definitive security for transfer or exchange, the fiscal agent will authenticate and deliver to you a security or securities of the appropriate form and denomination and of the same aggregate principal amount as the security you are surrendering.

If any definitive security becomes mutilated, destroyed, lost or stolen you can have it replaced by delivering the security or the evidence of its loss, theft or destruction to the fiscal agent or the Luxembourg paying and transfer agent. You will be required to indemnify the fiscal agent and us before any replacement definitive security will be issued. All expenses, including our and the fiscal agent’s reasonable legal fees and expenses, associated with obtaining such indemnity and in issuing the new definitive security will be borne by the owner of the mutilated, destroyed, lost or stolen, definitive security. Upon satisfaction of the foregoing conditions, you will receive from the fiscal agent or the Luxembourg transfer agent a replacement definitive security.

The fiscal agent may require you to pay a fee sufficient to cover any stamp or other tax or governmental charge required to be paid with any transfer, exchange or negotiation.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR UNITED STATES PERSONS

The following is a summary of certain United States federal income tax consequences of the purchase, ownership and disposition of the new bonds as of the date hereof. Except where noted, this summary deals only with new bonds that are held as capital assets (generally, held for investment) by a U.S. Holder (as defined below) who acquired the new bonds pursuant to this prospectus supplement.

A “U.S. Holder” means a beneficial owner of the new bonds that is for United States federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial decisions all as in effect on the date hereof. Those authorities may be changed, perhaps retroactively, or subject to different interpretation, so as to result in United States federal income tax consequences different from those summarized below. This summary does not address all aspects of United States federal income taxes and does not deal with the effects of the Medicare contribution tax on net investment income or foreign, state, or local or other tax considerations that may be relevant to U.S. Holders in light of their personal circumstances. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws. For example, this summary does not address:

•	tax consequences to U.S. Holders who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, regulated investment companies, real estate investment trusts, partnerships or other pass-through entities for United States federal income tax purposes, tax-exempt entities or insurance companies;

•	tax consequences to U.S. Holders holding the new bonds as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

•	tax consequences to U.S. Holders of the new bonds whose “functional currency” is not the United States dollar; or

•	alternative minimum, estate or gift tax consequences, if any.

If a partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes) holds the new bonds, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the bonds, you should consult your own independent tax advisors.

If you are considering the purchase of the new bonds, you should consult your own independent tax advisors concerning the particular United States federal tax consequences to you of the ownership of the new bonds, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Qualified Reopening

The new bonds should be treated, and we intend to treat them, as issued in a qualified reopening of the initial bonds for United States federal income tax purposes. Accordingly, the new bonds will have the same “issue price” and “issue date” as the initial bonds. The initial bonds had an issue price of 96.164% and an issue date of November 18, 2010.

Pre-issuance Accrued Interest

A portion of the purchase price of the new bonds being offered is attributable to interest accrued prior to the date such new bonds are issued (“pre-issuance accrued interest”). We intend to take the position that a portion of the first interest payment on the new bonds equal to the pre-issuance accrued interest will be treated as a return of the pre-issuance accrued interest rather than as an amount payable on the new bonds. The portion of the first stated interest payment equal to the pre-issuance accrued interest should be excluded from income and should instead reduce your initial tax basis in a new bond. You are urged to consult your own tax advisors regarding pre-issuance accrued interest.

Payments of Interest

Interest (including additional amounts, if any, but excluding any pre-issuance accrued interest as described above under “—Pre-issuance Accrued Interest”) on a new bond will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for United States federal income tax purposes. Interest income on a new bond (including any additional amounts) generally will constitute foreign source income and for purposes of the United States foreign tax credit, generally will be considered “passive category income.” You may be entitled to deduct or credit any foreign income taxes withheld from the interest payments you receive, subject to certain limitations (including that the election to deduct or credit foreign income taxes applies to all of your foreign income taxes for a particular tax year). You will generally be denied a foreign tax credit for any foreign income taxes imposed with respect to the new bonds where you do not meet a minimum holding period requirement during which you are not protected from risk of loss. The rules governing the foreign tax credit are complex. You are urged to consult your tax advisors regarding the availability of the foreign tax credit under your particular circumstances.

Amortizable Bond Premium

If, immediately after purchasing a new bond, your tax basis in the new bond (taking into account any reduction in basis equal to the pre-issuance accrued interest) exceeds the stated principal amount of the new bond, the new bond will be treated as having been acquired with “bond premium.” You may elect to amortize such bond premium on a constant yield method, in which case the amount required to be included in your income each year with respect to interest on the new bond will be reduced by the amount of amortizable bond premium allocable (based on the new bond’s yield to maturity) to that year. If you do not make this election, the bond premium will decrease the gain or increase the loss that you would otherwise recognize on a sale, exchange, retirement, redemption or other taxable disposition of a new bond. However, because the new bonds may be redeemed prior to maturity at a premium, special rules apply that may reduce or eliminate the amount of bond premium that you may amortize with respect to a new bond. Any election to amortize bond premium shall apply to all bonds (other than bonds the interest on which is excludable from gross income for United States federal income tax purposes) held by you at the beginning of the first taxable year to which the election applies or thereafter acquired by you, and is irrevocable without the consent of the Internal Revenue Service.

Sale, Exchange, Retirement or other Taxable Disposition of Bonds

Upon the sale, exchange, retirement or other taxable disposition of a new bond, you will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement or other taxable disposition of the new bond (less an amount equal to any accrued and unpaid interest, which will be taxable as interest income to the extent not previously included in income) and your tax basis in the new bond. Your tax basis in a new bond will, in general, be your United States dollar cost for that new bond (less any amount attributable to pre-issuance accrued interest, as described above under “—Pre-issuance Accrued Interest”), reduced by any amortized bond premium. Your gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, retirement or other taxable disposition, you have held the new bond for more than one year. Capital gains of individuals and certain other non-corporate U.S. Holders derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Gain or loss realized by you on the sale, exchange, retirement or other taxable disposition of a new bond would generally be treated as United States source gain or loss for purposes of the United States foreign tax credit limitations.

Backup Withholding and Information Reporting

Generally, information reporting requirements will apply to all payments we make to you and the proceeds from a sale of a new bond paid to you, unless you are an exempt recipient. Additionally, if you fail to provide your taxpayer identification number, or in the case of interest payments, fail either to report in full dividend and interest income or to make certain certifications, you may be subject to backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

PERU TAXATION

The following is a general summary of the material consequences under Peruvian tax law, as currently in effect, of an investment by a “foreign holder” in debt securities issued by Peru. For this purpose, “foreign holder” means either: (i) an individual who is neither a resident nor domiciled in Peru or (ii) a legal entity that is not incorporated under the laws of Peru, unless the debt securities are assigned to a branch, agent, representative or permanent establishment of an entity in Peru. For purposes of Peruvian taxation, an individual holder is deemed a resident of Peru if such individual has remained in Peru for more than 183 days within any 12-month period, obtaining the status of resident on January 1 of the following year.

Peruvian income tax law establishes that a foreign holder is subject to income tax only on income from Peruvian sources. For this purpose, income from a Peruvian source means, among others: (i) earnings from capital, interest, commissions, bonuses and other additional sums to the agreed interest for loans, credits or other financial operations, when capital is located or economically used in Peru, or when the payer is domiciled in Peru; (ii) earnings obtained by the sale, redemption or recovery of bonds, when the issuing entity is organized or established in Peru; and (iii) interest from debentures, when the issuing entity is organized in Peru, regardless of the location of the issuance or the security for such debentures. A foreign holder of debt securities generally will not be liable for estate, gift, inheritance or similar taxes with respect to such debt securities.

According to Peruvian income tax law, interest and capital gains originating from the following instruments are not subject to withholding or income taxes: (i) notes of the Peruvian Public Treasury (Tesoro Público); (ii) debt securities issued by the Republic of Peru (a) under the Market Makers Program (Programa de Creadores de Mercado) or any substitute or (b) in the international capital markets since 2003; (iii) obligations of the Central Bank, except those originating from reserve deposits of financial institutions; (iv) securities traded by Exchange-Traded Funds that replicate Peruvian-based indexes, when such trades are in connection with (a) the formation of the Exchange-Traded Funds, (b) the dissolution of Exchange-Traded Funds, or (c) the portfolio management of Exchange-Traded Funds.

According to the paragraph above, under Peruvian income tax law, interest and capital gains from the bonds will not be subject to any withholding tax or income tax.

EUROPEAN UNION DIRECTIVE ON THE TAXATION OF SAVINGS INCOME

Under Council Directive 2003/48/EC on the taxation of savings income in the form of interest payments, each European Union (“EU”) member state (each an “EU Member State”) is required to provide to the tax or other relevant authorities of another EU Member State details of payments of interest or other similar income made by a person within its jurisdiction to an individual or certain other types of person resident in that other EU Member State; however, for a transitional period, Austria and Luxembourg have instead opted to apply a withholding system in relation to such payments, deducting tax at the rate of 35%, unless during that period they elect otherwise. The transitional period is to terminate following agreement by certain non-EU countries to the exchange of information relating to such payments. A number of non-EU countries, and certain dependent or associated territories of certain EU Member States, have agreed to adopt similar measures (either provision of information or transitional withholding). Luxembourg has announced that it will no longer apply the withholding system as from January 1, 2015 and will provide details of payments of interest and other similar income as from that date.

On March 24, 2014, the Council of the European Union adopted a directive amending Council Directive 2003/48/EC, which, when implemented, will amend and broaden the scope of the requirements above. EU Member States have until January 1, 2016 to adopt the national legislation necessary to comply with this amending directive.

UNDERWRITING

BBVA Securities Inc., Deutsche Bank Securities Inc. and Morgan Stanley & Co. LLC are acting as underwriters of the offering.

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of new bonds set forth opposite the underwriter’s name.

Underwriter	Principal Amount of New Bonds
BBVA Securities Inc.	U.S.$
Deutsche Bank Securities Inc.	U.S.$
Morgan Stanley & Co. LLC	U.S.$

Total	U.S.$

The underwriting agreement provides that the obligations of the underwriters to purchase the new bonds included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the new bonds if they purchase any of the new bonds.

The underwriters have advised Peru that they propose to first offer the new bonds to the public at the public offering price set forth on the cover page of this prospectus supplement. After this first public offering, the public offering price may be changed.

The following table shows the underwriting fee that we will pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the new bonds).

Paid by Peru
Per new bond	0.150%

In connection with the offering, BBVA Securities Inc., Deutsche Bank Securities Inc. and Morgan Stanley & Co. LLC may purchase and sell new bonds in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of bonds in excess of the principal amount of new bonds to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the bonds in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of new bonds made for the purpose of preventing or retarding a decline in the market price of the bonds while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when BBVA Securities Inc., Deutsche Bank Securities Inc. and Morgan Stanley & Co. LLC, in covering syndicate short positions or making stabilizing purchases, repurchase new bonds originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the new bonds. They may also cause the price of the new bonds to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

In the underwriting agreement we have agreed to reimburse the underwriters for certain of their out-of-pocket expenses incurred on our behalf in connection with the offering, if any. We estimate that our share of the total expenses of the offering, excluding underwriting fee, will be approximately U.S.$            .

In the underwriting agreement we have also agreed, from the date of this prospectus supplement through the period ending 15 days after the settlement date, to ensure that none of our dollar-denominated debt securities (other than debt securities with a maturity of one year or less) are placed or sold in the international capital markets, directly or indirectly on our behalf, in any manner which might, in the reasonable opinion of the underwriters, have a detrimental effect on the successful offering and distribution of the new bonds offered hereby, unless the underwriters otherwise agree in writing.

The underwriters and their affiliates have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities, as further described in the underwriting agreement.

European Economic Area

This prospectus supplement has been prepared on the basis that all offers of bonds will be made pursuant to an exemption under the Prospectus Directive, as implemented in Member States of the European Economic Area (“EEA”), from the requirement to produce a prospectus for offers of securities. Accordingly any person making or intending to make any offer within the EEA of bonds which are the subject of the placement contemplated in this prospectus supplement should only do so in circumstances in which no obligation arises for Peru or any of the underwriters to produce a prospectus for such offer. Neither Peru nor the underwriters have authorized, nor do they authorize, the making of any offer of bonds through any financial intermediary, other than offers made by underwriters which constitute the final placement of bonds contemplated in this prospectus supplement.

In relation to each Member State of the EEA which has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer to the public of any bonds may not be made in that Relevant Member State except under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	at any time to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining prior consent of the relevant representatives of any such offer; or

•	in any other circumstances which do not require the publication by Peru of a prospectus pursuant to Article 3(2) of the Prospectus Directive.

For the purposes of this section, the expression an “offer of bonds to the public” in relation to any bonds in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the bonds to be offered so as to enable an investor to decide to purchase or subscribe to the bonds, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Peru

The offer of the new bonds, this prospectus supplement and the new bonds have not been, and will not be, registered with the Superintendencia de Mercado de Valores (the Peruvian Capital Markets Superintendency). The offer of the new bonds in Peru is not considered a public offering and will not be launched in Peru except in circumstances which do not constitute a public offering or distribution under Peruvian laws and regulations. This notice is for informative purposes and it does not constitute a public offering of any kind.

United Kingdom

This prospectus supplement is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations, etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of any bonds may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.

Each underwriter has represented, warranted and agreed that:

•	it has only communicated or caused to be communicated, and will only communicate or cause to be communicated any invitation or inducement to engage in investment activities (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of bonds in circumstances in which Peru is not subject to the provisions of Section 21(1) of the FSMA; and

•	it has complied and will comply with all applicable FSMA provisions with respect to anything done by it in relation to the bonds in or from the United Kingdom or otherwise involving the United Kingdom.

VALIDITY OF THE BONDS

Hernández & Cia. Abogados S. Civil de R.L., Peruvian counsel to Peru, and White & Case LLP, New York, United States counsel to Peru will pass upon the validity of the bonds for Peru. Shearman & Sterling LLP, New York, United States counsel to the underwriters, will pass upon certain United States legal matters for the underwriters and J&A Garrigues Perú S. Civil de R.L., Peruvian counsel to the underwriters, will pass upon certain Peruvian legal matters for the underwriters.

As to all matters of Peruvian law, White & Case LLP may rely on the opinion of Hernández & Cia. Abogados S. Civil de R.L. As to all matters of United States and New York law, Hernández & Cia. Abogados S. Civil de R.L. may rely on the opinion of White & Case LLP. As to all matters of Peruvian law, Shearman & Sterling LLP may rely on the opinion of J&A Garrigues Perú S. Civil de R.L. As to all matters of United States and New York law, J&A Garrigues Perú S. Civil de R.L. may rely on the opinion of Shearman & Sterling LLP.

GENERAL INFORMATION

Authorization

We have obtained, or will obtain before the issue date, all consents and authorizations that are necessary under Peruvian law for:

•	the issuance of the new bonds; and

•	the performance of our obligations under the bonds and the fiscal agency agreement.

In particular, we have obtained the Supreme Decree No. 053-2015-EF authorizing the issuance of the new bonds, published on March 18, 2015 and the Ministerial Resolution No. 108-2015-EF/52 authorizing this prospectus supplement and certain agreements relating to the issuance of the new bonds, published on March 18, 2015.

Clearing

We have applied to have the new bonds accepted into DTC’s book-entry settlement system. Euroclear and Clearstream have accepted the new bonds for clearance through their clearance systems. The clearing reference codes for the bonds are:

CUSIP	ISIN	Common Code
715638BM3	US715638BM30	055999333

Luxembourg

This prospectus supplement, the accompanying prospectus, the fiscal agency agreement and the form of the bonds will be available, free of charge, from the Luxembourg paying agent at its address included on the inside back cover page to this prospectus supplement.

Where You Can Find More Information

We have filed with the SEC a registration statement under the Securities Act covering the bonds. This prospectus supplement and the accompanying prospectus do not contain all of the information included in the registration statement. Any statement made in this prospectus supplement or the accompanying prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

You may read and copy the registration statement, including its various exhibits, and any reports, statements or other information that we have filed at the SEC’s public reference room in Washington, D.C. You can request copies of these documents, upon payment of a duplicating fee, by writing the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings with the SEC are also available through the SEC’s Internet site at http://www.sec.gov.

Except as disclosed in this prospectus supplement, since December 31, 2014, there has been no material adverse change in the revenues or expenditures, or financial position, of Peru.

ANNEX A

REPUBLIC OF PERU: GLOBAL PUBLIC SECTOR EXTERNAL DEBT

TABLES AND OTHER SUPPLEMENTAL INFORMATION

as of December 31, 2014(1)

(in thousands of U.S. dollars, at current prices)

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate	Amount Outstanding as of December 31, 2014 (in thousands of U.S.$)	Period to Maturity
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	2,562	2 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	3.00	1,207	2 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	322	2 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	499	2 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	3.00	145	2 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	97	2 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	966	3 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	701	6 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	0.75	4,088	20 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	6,981	10 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	3.00	4,620	10 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	0.75	4,196	21 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	3.00	2,913	11 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	3.00	11,004	11 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	0.75	2,259	22 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	0.75	18,594	23 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	16,218	13 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	0.75	4,769	24 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	1,375	16 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	3.10	1,231	4 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	0.75	4,966	25 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	2,122	15 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	0.75	7,344	25 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	6,070	15 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	6,552	15 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	9,019	15 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	3,049	16 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	7,024	16 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	0.75	9,526	26 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	4,832	16 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	4,044	17 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	1,189	19 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	5,001	19 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	6,282	21 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	3.00	2,968	21 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	2,278	21 Y
Paris Club	Germany	KFW	U.S.$	Fixed	0.00	5.20	6,535	4 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	14,156	23 Y
Paris Club	Germany	KFW	U.S.$	Fixed	0.00	5.25	9,424	5 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	3.00	6,649	23 Y

A-1

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate	Amount Outstanding as of December 31, 2014 (in thousands of U.S.$)	Period to Maturity
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	4,061	23 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	2,503	24 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	3.64	37,440	9 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	3.38	17,009	10 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	3.77	16,379	8 Y
Paris Club	Germany	KFW	U.S.$	Fixed	0.00	5.46	42,000	12 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	1,280	27 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	3.29	56,698	15 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	3.00	25,199	16 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	3.00	44,098	17 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	3.00	26,459	17 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	6,178	27 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	1,395	29 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	1.95	11,088	12 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	1.91	18,899	19 Y
Paris Club	Belgium	Government of the Kingdom of Belgium	EURO	0.00%	0.00	0.00	917	4 Y
Paris Club	Belgium	Government of the Kingdom of Belgium	EURO	0.00%	0.00	0.00	796	5 Y
Paris Club	United States	PL 480	U.S.$	Fixed	0.00	3.26	2,950	4 Y
Paris Club	United States	PL 480	U.S.$	Fixed	0.00	3.26	1,671	5 Y
Paris Club	United States	PL 480	U.S.$	Fixed	0.00	4.00	5,350	15 Y
Paris Club	United States	PL 480	U.S.$	Fixed	0.00	2.50	2,564	17 Y
Paris Club	United States	PL 480	U.S.$	Fixed	0.00	1.00	6,340	18 Y
Paris Club	United States	PL 480	U.S.$	Fixed	0.00	1.00	6,674	19 Y
Paris Club	United States	PL 480	U.S.$	Fixed	0.00	1.00	4,589	21 Y
Paris Club	United States	PL 480	U.S.$	Fixed	0.00	1.00	7,556	23 Y
Paris Club	United States	PL 480	U.S.$	Fixed	0.00	4.00	940	2 Y
Paris Club	France	Banco Bilbao Vizcaya Argentaria S.A.	EURO	Commercial Interest Reference Rate	0.00	Variable	1,790	6 Y
Paris Club	France	Banque de France	EURO	Fixed	0.00	3.50	2,496	4 Y
Paris Club	France	Banque de France	EURO	Fixed	0.00	3.50	1,453	4 Y
Paris Club	France	Banque de France	EURO	Fixed	0.00	3.50	7,989	5 Y
Paris Club	France	French Treasury	EURO	Fixed	0.00	4.00	433	3 Y
Paris Club	France	French Treasury	EURO	Fixed	0.00	3.00	136	11 Y
Paris Club	France	French Treasury	EURO	Fixed	0.00	3.00	5,069	11 Y
Paris Club	France	French Treasury	EURO	Fixed	0.00	3.40	1,227	7 Y
Paris Club	France	French Treasury	EURO	Fixed	0.00	3.40	1,209	6 Y
Paris Club	France	French Treasury	EURO	Fixed	0.00	0.80	6,465	21 Y
Paris Club	Japan	Government of Japan	¥	Fixed	0.00	0.17	4,455	4 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	5.60	8,048	4 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	5.60	32,193	5 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	2.20	13,876	6 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	2.15	3,482	6 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	1.60	3,643	6 Y

A-2

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate	Amount Outstanding as of December 31, 2014 (in thousands of U.S.$)	Period to Maturity
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	2.30	1,791	6 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	1.95	2,211	6 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	1.60	1,478	6 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	1.55	3,678	6 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	1.60	3,659	6 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	1.70	3,382	6 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	1.80	3,634	6 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	1.60	3,595	6 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	1.50	2,682	6 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	1.50	4,355	6 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	2.10	33,447	3 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	3.00	39,508	13 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	2.50	33,749	8 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	2.10	4,183	8 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	2.70	81,519	8 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	2.30	12,806	8 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	4.10	11,464	4 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	4.10	24,446	5 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	1.70	10,765	11 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.75	1,254	26 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	1.70	23,693	11 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.75	39,870	26 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	1.70	8,379	11 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	2.20	24,187	11 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.75	5,103	26 Y

A-3

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate	Amount Outstanding as of December 31, 2014 (in thousands of U.S.$)	Period to Maturity
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	2.20	55,328	11 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.75	18,403	26 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	1.70	20,289	12 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.75	1,760	27 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	1.70	11,528	12 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.75	3,840	27 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.75	676	27 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.75	337	27 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	1.70	10,416	12 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.75	893	27 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.75	9,474	27 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.75	470	27 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	1.70	104,522	12 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.75	25,614	27 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	1.50	44,450	18 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.40	39,975	10 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.01	7,771	10 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.80	11,699	11 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.40	17,323	11 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.01	5,932	11 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.80	3,398	11 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.01	2,316	11 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.80	24,468	11 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.01	7,091	11 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.80	23,802	21 Y

A-4

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate	Amount Outstanding as of December 31, 2014 (in thousands of U.S.$)	Period to Maturity
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.01	8,538	21 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	1.40	77,794	22 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	1.71	4,360	24 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	1.70	3,241	24 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.01	950	24 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.01	2,087	14 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.60	36,897	14 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.01	1,221	14 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	1.70	24	25 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.01	1,714	24 Y
Paris Club	Netherlands	Nederlanse Investiringsbank Voor Ontwikellingslande (NIO)	EURO	Fixed	0.00	0.75	918	15 Y
Paris Club	Netherlands	Nederlanse Investiringsbank Voor Ontwikellingslande (NIO)	EURO	Fixed	0.00	0.75	3,047	13 Y
Paris Club	Netherlands	Nederlanse Investiringsbank Voor Ontwikellingslande (NIO)	EURO	Fixed	0.00	2.50	1,119	4 Y
International Organizations	1.8061	European Investment Bank	U.S.$	Fixed	0.00	6.73	3,218	2 Y
International Organizations	1.8061	European Investment Bank	U.S.$	Fixed	0.00	7.06	204	2 Y
International Organizations	5-CD-PE	Inter-American Development Bank	CAN$	No interest	0.00	0.00	12	5 Y
International Organizations	852-2-OC-PE	Inter-American Development Bank	U.S.$	6-month LIBOR for U.S.$	0.00	Variable	358	2 Y
International Organizations	958-SF-PE	Inter-American Development Bank	U.S.$	Fixed	0.00	2.00	11,957	12 Y
International Organizations	1128-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency	0.50	Variable	12,273	10 Y
International Organizations	1137-OC-PE	Inter-American Development Bank	U.S.$	6-month LIBOR for U.S.$	0.00	Variable	57,398	6 Y
International Organizations	1501-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency	0.50	Variable	32,697	16 Y
International Organizations	1534-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency	0.50	Variable	11,959	15 Y
International Organizations	1539-OC-PE/PPF	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency	0.50	Variable	190	3 Y
International Organizations	1591-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency	0.50	Variable	8,778	11 Y
International Organizations	1586-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency	0.50	Variable	8,720	11 Y

A-5

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate	Amount Outstanding as of December 31, 2014 (in thousands of U.S.$)	Period to Maturity
International Organizations	1601-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency	0.50	Variable	3,286	11 Y
International Organizations	1696-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency	0.50	Variable	2,095	12 Y
International Organizations	1657-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency	0.50	Variable	37,395	13 Y
International Organizations	1663-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency	0.50	Variable	22,922	18 Y
International Organizations	1805-OC-PE	Inter-American Development Bank	S/.	Local Currency Facility	0.95	6.48	49,783	6 Y
International Organizations	1805-OC-PE	Inter-American Development Bank	S/.	Local Currency Facility	0.95	6.69	80,544	6 Y
International Organizations	1805-OC-PE	Inter-American Development Bank	S/.	Local Currency Facility	0.95	6.14	28,464	6 Y
International Organizations	1805-OC-PE	Inter-American Development Bank	S/.	Local Currency Facility	0.95	5.19	32,859	6 Y
International Organizations	1810-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency	0.50	Variable	41,749	14 A
International Organizations	1827-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency	0.50	Variable	83,742	14 Y
International Organizations	1836-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency	0.50	Variable	2,571	14 Y
International Organizations	1915-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency	0.50	Variable	44,163	20 Y
International Organizations	2045-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency	0.95	Variable	24,015	15 Y
International Organizations	1878/OC-PE-1	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency	0.95	Variable	503,580	15 Y
International Organizations	2092-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency	0.95	Variable	11,492	16 Y
International Organizations	2118-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency	0.95	Variable	100,000	16 Y
International Organizations	2118-OC-PE	Inter-American Development Bank	S/.	Adjustable rate based on LIBOR, single currency	0.95	5.395	46,383	6 Y
International Organizations	2166-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency	0.95	Variable	8,333	21 Y

A-6

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate	Amount Outstanding as of December 31, 2014 (in thousands of U.S.$)	Period to Maturity
International Organizations	2218-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency	0.95	Variable	20,000	16 Y
International Organizations	2234-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency	0.95	Variable	50,000	16 Y
International Organizations	2269-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency	0.95	Variable	966	17 Y
International Organizations	2303-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency	0.95	Variable	4,547	22 Y
International Organizations	2325-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency	0.95	Variable	50,000	17 Y
International Organizations	2413-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency	0.95	Variable	25,000	17 Y
International Organizations	2417-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency	0.95	Variable	25,000	17 Y
International Organizations	2449-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency	0.95	Variable	50,000	17 Y
International Organizations	2455-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency	0.95	Variable	25,000	17 Y
International Organizations	2446-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency	0.95	Variable	100,000	17 Y
International Organizations	2374-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency	0.95	Variable	5,734	22 Y
International Organizations	2456-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency	0.95	Variable	25,000	17 Y
International Organizations	2445-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency	0.95	Variable	13,058	22 Y
International Organizations	2531-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency	0.95	Variable	25,000	18 Y
International Organizations	2544-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency	0.95	Variable	25,000	18 Y
International Organizations	2554-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency	0.95	Variable	25,000	18 Y

A-7

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate	Amount Outstanding as of December 31, 2014 (in thousands of U.S.$)	Period to Maturity
International Organizations	2625-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency	0.95	Variable	25,000	18 Y
International Organizations	2604-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency	0.95	Variable	25,000	18 Y
International Organizations	2534-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency	0.95	Variable	10,338	24 Y
International Organizations	2645-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency	0.95	Variable	3,302	24 Y
International Organizations	2759-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency	0.95	Variable	8,215	11 Y
International Organizations	2661-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency	0.95	Variable	5,070	24 Y
International Organizations	2703-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency	0.95	Variable	730	24 Y
International Organizations	2693-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency	0.95	Variable	11,771	24 Y
International Organizations	2783-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency	0.95	Variable	30,000	11 Y
International Organizations	2769-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency	0.95	Variable	23,746	14 Y
International Organizations	2849-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency	0.95	Variable	30,000	7 Y
International Organizations	2847-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency	0.95	Variable	30,000	7 Y
International Organizations	2969-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency	0.95	Variable	2,840	8 Y
International Organizations	2963-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency	0.95	Variable	30,000	6 Y
International Organizations	2985-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency	0.95	Variable	25,000	6 Y
International Organizations	2978-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency	0.95	Variable	25,000	6 Y
International Organizations	2991-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency	0.95	Variable	290	7 Y

A-8

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate	Amount Outstanding as of December 31, 2014 (in thousands of U.S.$)	Period to Maturity
International Organizations	3240-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency	0.85	Variable	25,000	9 Y
International Organizations	3292-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency	0.85	Variable	25,000	9 Y
International Organizations	3299-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency	0.85	Variable	25,000	9 Y
International Organizations	CFA-3525	Andean Development Corporation	U.S.$	6-month LIBOR for U.S.$	1.50	Variable	4,343	5 Y
International Organizations	CFA-3572	Andean Development Corporation	U.S.$	6-month LIBOR for U.S.$	0.60	Variable	9,475	8 Y
International Organizations	CFA-3804	Andean Development Corporation	U.S.$	6-month LIBOR for U.S.$	1.00	Variable	83	2 Y
International Organizations	CFA-004495/4496	Andean Development Corporation	U.S.$	6-month LIBOR for U.S.$	0.20	Variable	196,429	12 Y
International Organizations	CFA-4579/4580	Andean Development Corporation	U.S.$	6-month LIBOR for U.S.$	0.20	Variable	123,214	13 Y
International Organizations	CFA-5094/5096	Andean Development Corporation	U.S.$	6-month LIBOR for U.S.$	1.90	Variable	112,260	13 Y
International Organizations	CFA-05129	Andean Development Corporation	U.S.$	6-month LIBOR for U.S.$	1.35	Variable	242,308	12 Y
International Organizations	CFA-6141	Andean Development Corporation	U.S.$	6-month LIBOR for U.S.$	2.40	Variable	289,066	15 Y
International Organizations	CFA-6616	Andean Development Corporation	U.S.$	6-month LIBOR for U.S.$	2.40	Variable	71,867	15 Y
International Organizations	CFA-6923	Andean Development Corporation	U.S.$	6-month LIBOR for U.S.$	2.30	Variable	183,333	12 Y
International Organizations	CFA-6922	Andean Development Corporation	U.S.$	6-month LIBOR for U.S.$	1.95	Variable	133,333	3 Y
International Organizations		Andean Development Corporation	U.S.$	6-month LIBOR for U.S.$	2.80	Variable	30,000	3 Y
International Organizations	CFA-7454	Andean Development Corporation	U.S.$	6-month LIBOR for U.S.$	1.10	Variable	299,783	7 Y
International Organizations		Andean Development Corporation	U.S.$	6-month LIBOR for U.S.$	4.25	Variable	8,263	10 Y
International Organizations	4250-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.50	Variable	2,773	2 Y
International Organizations	4384-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.01	Variable	2,972	2 Y
International Organizations	4497-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.75	Variable	37,500	3 Y
International Organizations	4519-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.75	Variable	1,679	4 Y
International Organizations	4536-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.75	Variable	191	4 Y
International Organizations	4527-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.75	Variable	5,625	4 Y

A-9

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate	Amount Outstanding as of December 31, 2014 (in thousands of U.S.$)	Period to Maturity
International Organizations	4615-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.75	Variable	33,360	5 Y
International Organizations	4614-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.75	Variable	15,967	5 Y
International Organizations	7142-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.75	Variable	18,330	3 Y
International Organizations	4678-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.75	Variable	41,690	6 Y
International Organizations	7177-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.50	Variable	7,446	4 Y
International Organizations	7176-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.50	Variable	12,082	4 Y
International Organizations	7200-O PE	International Bank For Reconstruction and Development	U.S.$	Fixed	0.00	5.11	75,030	4 Y
International Organizations	7203-O PE	International Bank For Reconstruction and Development	U.S.$	Fixed	0.00	5.13	75,030	4 Y
International Organizations	7209-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.50	Variable	17,563	10 Y
International Organizations	7160-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.50	Variable	9,000	6 Y
International Organizations	7219-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.50	Variable	6,869	5 Y
International Organizations	7255-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.50	Variable	4,329	5 Y
International Organizations	7254-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.50	Variable	4,423	5 Y
International Organizations	7257-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.50	Variable	1,323	5 Y
International Organizations	7257-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.50	Variable	1,391	5 Y
International Organizations	7285-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.50	Variable	17,373	6 Y
International Organizations	7308-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.50	Variable	7,680	6 Y
International Organizations	7345-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.50	Variable	150,000	4 Y
International Organizations	7322-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.50	Variable	31,655	6 Y
International Organizations	7366-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.50	Variable	49,339	4 Y
International Organizations	7368-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.50	Variable	19,073	4 Y
International Organizations	7423-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.50	Variable	49,946	5 Y
International Organizations	7443-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.50	Variable	19,834	5 Y
International Organizations	7455-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.50	Variable	99,990	10 Y
International Organizations	7588-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.75	Variable	70,000	16 Y

A-10

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate	Amount Outstanding as of December 31, 2014 (in thousands of U.S.$)	Period to Maturity
International Organizations	7588-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	1.05	Variable	150,000	16 Y
International Organizations	7588-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	1.05	Variable	150,000	11 Y
International Organizations	7674-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.75	Variable	20,000	17 Y
International Organizations	7668-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.75	Variable	20,000	17 Y
International Organizations	7643-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.75	Variable	9,268	21 Y
International Organizations	7701-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.75	Variable	8,716	14 Y
International Organizations	7799-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.75	Variable	150,000	17 Y
International Organizations	7810-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.75	Variable	50,000	16 Y
International Organizations	7950-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.75	Variable	75,000	15 Y
International Organizations	7954-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.75	Variable	100,000	10 Y
International Organizations	7977-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.75	Variable	50,000	10 Y
International Organizations	7978-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.75	Variable	24,885	9 Y
International Organizations	7969-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.75	Variable	15,436	10 Y
International Organizations	7878-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.75	Variable	13,193	15 Y
International Organizations	8034-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.75	Variable	9,353	16 Y
International Organizations	7961-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.75	Variable	7,282	16 Y
International Organizations	8025-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.75	Variable	46,672	16 Y
International Organizations	8222-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.75	Variable	759	7 Y
International Organizations	8212-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.75	Variable	2,502	17 Y
International Organizations	8221-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.75	Variable	45,000	7 Y
International Organizations	8246-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.75	Variable	360	8 Y
International Organizations	386-PE	International Fund For Agricultural Development	DEG	IFAD Rate	0.50	Variable	797	2 Y
International Organizations	467-PE	International Fund For Agricultural Development	DEG	IFAD Rate	0.50	Variable	2,324	3 Y
International Organizations	602-PE	International Fund For Agricultural Development	DEG	IFAD Rate	0.50	Variable	8,414	8 Y
International Organizations	744-PE	International Fund For Agricultural Development	DEG	IFAD Rate	0.50	Variable	10,711	12 Y

A-11

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate	Amount Outstanding as of December 31, 2014 (in thousands of U.S.$)	Period to Maturity
International Organizations	799-PE	International Fund For Agricultural Development	DEG	IFAD Rate	0.50	Variable	6,996	14 Y
International Organizations	I-884-PE	International Fund For Agricultural Development	DEG	IFAD Rate	0.50	Variable	780	7 Y
International Organizations		Nordic Investment Bank	U.S.$	6-month LIBOR for U.S.$	0.85	Variable	5,000	3 Y
International Organizations	755-PE	The OPEC Fund For International Development	U.S.$	Fixed	0.00	4.00	333	2 Y
Latin American Countries	Venezuela	Banco de Desarrollo Económico y Social de Venezuela	U.S.$	6-month LIBOR for U.S.$	0.75	Variable	2,077	3 Y
Latin American Countries	Chile	Andean Development Corporation	U.S.$	Fixed	0.00	4.25	60	2 Y
Commercial Lenders		American Family Life Assurance Company of Columbus	¥	Fixed	0.00	3.75	75,276	18 Y
Commercial Lenders		Banco Latinoamericano de Comercio Exterior S.A.	U.S.$	Fixed	0.00	4.50	30,000	3 Y
Commercial Lenders		Citibank N.A. New York	S/.	Fixed	0.00	9.50	41,855	4 Y
Commercial Lenders		Deutsche Bank AG. London Branch	U.S.$	Fixed	0.00	3.75	200,000	4 Y
Commercial Lenders		Mizuho Bank Ltd	U.S.$	3-month LIBOR for U.S.$	1.75	Variable	500,000	6 Y
Commercial Lenders		The Bank of Tokyo—Mitsubishi UFJ, LTD.	U.S.$	3-month LIBOR for U.S.$	1.725	Variable	200,000	3 Y
Commercial Lenders		The Bank of Tokyo—Mitsubishi UFJ, LTD.	U.S.$	3-month LIBOR for U.S.$	1.80	Variable	100,000	4 Y
Unsecured	Italy	Ansaldo Energia S.p.A.	U.S.$	6-month LIBOR for U.S.$	2.00	Variable	1,145	4 Y
Unsecured	Italy	Armamenti e Aerospazio S.p.A.	U.S.$	Fixed	0.00	5.0268275	10,990	7 Y
Unsecured	Italy	Armamenti e Aerospazio S.p.A.	U.S.$	Fixed	0.00	5.0268275	6,711	7 Y
International Bond Issuances		Par Bonds	U.S.$	Multiple Rate	0.00	Variable	53,674	14 Y
International Bond Issuances		Global Bonds due 2015	U.S.$	Fixed	0.00	9.875	21,249	2 Y
International Bond Issuances		Global Bonds due 2015	U.S.$	Fixed	0.00	9.875	250,000	2 Y
International Bond Issuances		Global Bonds due 2033	U.S.$	Fixed	0.00	8.75	500,000	20 Y
International Bond Issuances		Global Bonds due 2016	U.S.$	Fixed	0.00	8.375	308,452	3 Y
International Bond Issuances		Global Bonds due 2033	U.S.$	Fixed	0.00	8.75	400,000	20 Y
International Bond Issuances		Global Bonds due 2025	U.S.$	Fixed	0.00	7.35	750,000	12 Y
International Bond Issuances		Global Bonds due 2025	U.S.$	Fixed	0.00	7.35	500,000	12 Y
International Bond Issuances		Global Bonds due 2016	U.S.$	Fixed	0.00	8.375	81,211	3 Y
International Bond Issuances		Global Bonds due 2033	U.S.$	Fixed	0.00	8.75	84,636	20 Y
International Bond Issuances		Global Bonds due 2037	U.S.$	Fixed	0.00	6.55	1,201,667	24 Y
International Bond Issuances		Global Bonds due 2019	U.S.$	Fixed	0.00	7.125	713,279	6 Y

A-12

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate	Amount Outstanding as of December 31, 2014 (in thousands of U.S.$)	Period to Maturity
International Bond Issuances		Global Bonds due 2025	U.S.$	Fixed	0.00	7.35	1,000,000	12 Y
International Bond Issuances		Global Bonds due 2033	U.S.$	Fixed	0.00	8.75	1,260,803	20 Y
International Bond Issuances		Global Bonds due 2050	U.S.$	Fixed	0.00	5.625	1,000,000	37 Y
International Bond Issuances		Global Bonds due 2050	U.S.$	Fixed	0.00	5.625	500,000	37 Y
International Bond Issuances		Global Corporate Bonds due 2022	U.S.$	Fixed	0.00	4.75	400,000	9 Y
International Bond Issuances		Global Corporate Bonds due 2022	U.S.$	Fixed	0.00	4.75	100,000	9 Y
International Bond Issuances		Global Corporate Bonds due 2023	U.S.$	Fixed	0.00	3.50	500,000	10 Y
International Bond Issuances		Global Corporate Bonds due 2019	U.S.$	Fixed	0.00	3.375	300,000	6 Y
International Bond Issuances		Global Corporate Bonds due 2018	FR.SZ	Fixed	0.00	1.25	265,306	5 Y
International Bond Issuances		Global Corporate Bonds due 2019	U.S.$	Fixed	0.00	3.25	300,000	6 Y
International Bond Issuances		Global Corporate Bonds due 2029	U.S.$	Fixed	0.00	5.25	300,000	16 Y
International Bond Issuances		Global Bonds due 2050	U.S.$	Fixed	0.00	5.625	500,000	37 Y

Abbreviations and symbols:

CAN$ = Canadian Dollar

DEG = Special Drawing Rights (Derechos Especiales de Giro)

S/POOL = Single currency pool (World Bank unit of account, based on a basket of national currencies)

U.S.$ = United States Dollar

¥ = Japanese Yen

Y = Years

(1)	Includes loans due by COFIDE that are not guaranteed by Peru.

Source: Ministry of Economy and Finance.

A-13

PROSPECTUS

The Republic of Peru

Debt Securities

Warrants

Units

Peru may from time to time offer and sell its debt securities, warrants and units in amounts, at prices and on terms to be determined at the time of sale and as provided in one or more supplements to this prospectus. Peru may offer securities with an aggregate principal amount of up to U.S.$4,500,000,000 (or its equivalent in other currencies). The debt securities will be direct, general, unconditional, unsubordinated and unsecured obligations of Peru. Peru has pledged its full faith and credit to make all payments on the debt securities when due. The debt securities will rank equally, without any preference among themselves, with all other existing and future unsecured and unsubordinated external indebtedness of Peru.

Peru will provide specific terms of the securities in one or more supplements to this prospectus. This prospectus may not be used to make offers or sales of securities unless accompanied by a prospectus supplement.

Peru may sell the securities directly, through agents designated from time to time or through underwriters or dealers. The names of any agents or underwriters will be provided in the applicable prospectus supplement.

You should read this prospectus and any prospectus supplements carefully before you invest. You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. Peru has not authorized anyone to provide you with different or additional information. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference in them is accurate as of any date other than the date on the front of those documents.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 30, 2014

You should rely only on the information contained in this prospectus, in any prospectus supplement, or the information to which Peru has referred you. Peru has not authorized anyone to provide you with different information. Peru is not making an offer of these securities in any jurisdiction where the offer is not permitted. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus may be accurate only as of the date of this document.

ABOUT THIS PROSPECTUS

This prospectus provides you with a general description of the securities that Peru may offer under the “shelf” registration statement it has filed with the U.S. Securities and Exchange Commission, or the SEC. Each time Peru sells some of the securities pursuant to that registration statement, it will provide a prospectus supplement that will contain specific information about the terms of that offering. A prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from that in any prospectus supplement, you should rely on the updated information in the prospectus supplement. You should read both this prospectus and the accompanying prospectus supplement, together with additional information described under the heading “Where You Can Find More Information.”

i

DEFINED TERMS AND CONVENTIONS

Defined Terms

References in this prospectus to “we,” “us,” “our” and “Peru” are to the Republic of Peru. All references in this prospectus to the “Government” are to the central government of Peru and its authorized representatives.

The terms described below have the following meanings for the purposes of this prospectus:

•

Gross domestic product, or GDP, is a measure of the total value of final products and services produced in a country in a specific year. Nominal GDP measures the total value of final production in current prices. Real GDP measures the total value of final production in constant prices of a particular year, allowing historical GDP comparisons that exclude the effects of inflation. In this prospectus, real GDP figures are based on constant 1994 prices, the year used by the Banco Central de Reserva del Perú, or the Central Bank, for purposes of maintaining real GDP statistics. GDP growth rates and growth rates for the various sectors of Peru’s economy are based on constant 1994 prices.

•

For balance of payments purposes, imports and exports are calculated based upon statistics reported to Peru’s customs authority upon the entry of goods into and the departure of goods from Peru on a free-on-board, or FOB, basis at a given point of departure. Import data include data on imports through the Tacna Special Processing Area, the only one of Peru’s five free trade zones that is currently active, purchases of goods abroad by resident transport companies and ship repairs by non-residents. Export data include the gross value of marine resource catches by non-resident vessels operating with fishing licenses and the value of goods sold to non-resident transport companies.

•

The inflation rate provides an aggregate measure of the rate of change in the prices of goods and services in the economy. Peru measures the inflation rate by the percentage change in the Peruvian consumer price index, or CPI, between two periods. The CPI is based on a basket of goods and services identified by the Instituto Nacional de Estadística e Informática (National Institute of Statistics and Information), or INEI. The price for each good and service that constitutes the basket is weighted according to its relative importance in order to calculate the CPI. The annual percentage change in the CPI is calculated by comparing the index as of a specific December against the index for the immediately preceding December. The average annual percentage change in the CPI is calculated by comparing the average index for a 12-month period against the average index for the immediately preceding 12-month period. INEI also compiles statistics to calculate the wholesale price index, which is used to measure the evolution in prices of a representative group of goods sold in the wholesale market in 25 cities.

Currency of Presentation and Exchange Rate

Unless otherwise specified, references to “U.S. dollars” and “U.S.$” are to United States dollars, references to “nuevos soles” and “S/.” are to Peruvian nuevos soles, and references to “SDR” are to International Monetary Fund special drawing rights. Unless otherwise indicated, we have made translations of nuevos soles into U.S. dollars and U.S. dollars, or any other currency, into nuevos soles for each year at the year’s average exchange rate, calculated by taking an average of the exchange rates for each calendar day of the year. Currency translations are included for convenient reference only. You should not construe these conversions as a representation that the amounts in question have been, could have been or could be, converted into any particular denomination, at any particular rate or at all.

For the year ended December 31, 2013, the average nuevo sol/U.S. dollar exchange rate, as reported by the Central Bank, was S/.2.80 per U.S.$1.00. For more information, see “The Monetary System—Foreign Exchange and International Reserves—Foreign Exchange” below.

Presentation of Financial Information

All annual information in this prospectus is based upon January 1 to December 31 periods, unless otherwise indicated. Totals in some tables in this prospectus may differ from the sum of the individual items in those tables due to rounding.

Some statistical information included in this prospectus is preliminary in nature and reflects the most recent reliable data readily available to Peru. The Central Bank regularly reviews Peru’s current and historical official financial and economic statistics. Accordingly, some financial and economic information presented in this prospectus may be adjusted or revised subsequent to the date of this prospectus to reflect new or more accurate data or in accordance with Peru’s ongoing maintenance of its economic data. In particular, some information and data contained in this prospectus for 2009, 2010, 2011, 2012 and 2013, are preliminary and subject to routine revisions by the Central Bank and other institutions to ensure their accuracy. Peru will make available any revised data in accordance with its normal practices for releasing data. The Government believes that this review process is substantially similar to the practices of many industrialized nations. The Government does not expect any revisions of the data contained in this prospectus to be material, although it cannot assure you that material revisions will not be made.

FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplements relating to the securities offered by this prospectus may contain forward-looking statements. Forward-looking statements are statements that are not historical facts. These statements are based on Peru’s current plans, estimates, assumptions and projections. Therefore, you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and Peru undertakes no obligation to update them in light of new information or future events.

Forward-looking statements involve inherent risks. Peru cautions you that many factors could adversely affect the future performance of the Peruvian economy. These factors include, but are not limited to:

•	external factors, such as:

•	interest rates in financial markets outside Peru;

•	changes in Peru’s credit ratings;

•	changes in import tariffs and exchange rates;

•	changes in international commodity prices;

•	recession, low economic growth or economic contraction affecting Peru’s trading partners;

•	deterioration in the economic condition of Peru’s neighboring countries;

•

contraction of liquidity in the international financial markets and equity, debt and foreign exchange market volatility, which could lead to volatility in Peru, declines in foreign direct and portfolio investment and potentially lower international reserves;

•	international hostilities; and

•

the decisions of international financial institutions, such as the International Monetary Fund, or IMF, the Inter-American Development Bank, or IADB, the International Bank for Reconstruction and Development, or World Bank, and the Andean Development Corporation, or CAF, regarding the terms of their lending or financial assistance to Peru; and

•	internal factors, such as:

•	deterioration in general economic and business conditions in Peru;

•	social, political or military events in Peru;

•	increase in crime rates;

•	natural events, such as climate changes, earthquakes and floods;

•	reduction in foreign currency reserves;

•	reduction in fiscal revenue;

•	reduced levels of foreign direct investment;

•	the ability of the Government to enact key economic reforms;

•	higher domestic debt;

•	increased rates of domestic inflation;

•	the level of foreign direct and portfolio investment in Peru; and

•	prevailing Peruvian domestic interest rates.

DATA DISSEMINATION

Peru subscribes to the IMF’s Special Data Dissemination Standard, or SDDS, which is designed to improve the timeliness and quality of information of subscribing member countries. The SDDS requires subscriber countries to provide schedules indicating the date on which data will be released, referred to as the “Advance Release Calendar.” Summary methodologies of all metadata to enhance transparency of statistical compilation are also provided on the Internet under the IMF’s Dissemination Standards Bulletin Board. The Internet website is located at http://dsbb.imf.org/Applications/web/sddscountrylist/. Neither Peru nor any agents or underwriters in respect of any issuance of securities related to this prospectus acting on behalf of Peru accept any responsibility for information included on that website, and its contents are not intended to be incorporated by reference into this prospectus or any prospectus supplement.

SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making a decision to invest in any securities, you should carefully read this entire prospectus and the related prospectus supplement.

Republic of Peru

Overview

Peru is a representative democracy located in western South America, with an estimated population, as of June 2013, of approximately 30 million. Peru’s population is multi-racial and multi-cultural, and the official languages are Spanish, Quechua and Aymara. The World Bank classifies Peru as an upper-middle-income developing country.

In November 2000, Peru emerged from more than a decade of rule by President Alberto Fujimori, whose years in office were characterized by a reduction in domestic terrorism perpetrated by armed guerrilla forces, economic reforms that led Peru to develop a free market economy characterized by low inflation and high growth rates, and by nearly dictatorial powers concentrated in the executive branch. Political instability, coupled with a series of external economic shocks, resulted in a reduction in economic activity during the last years of President Fujimori’s final term in office. This resulted in higher rates of unemployment, underemployment and poverty, and reduced access to basic healthcare and public services. In November 2000, President Fujimori resigned the presidency. In the aftermath of President Fujimori’s sudden resignation and political and bribery scandals, Valentín Paniagua assumed the role of President and his interim administration was in office from November 2000 to July 2001.

In June 2001, Alejandro Toledo Manrique was elected President to a five-year term based on a platform of reform that recognized the value of an open economic system and reform away from President Fujimori’s legacy of political coercion and financial misdealing. During the administration of President Toledo, Peru had one of the best performing economies in Latin America, with GDP growth of 6.8% in 2005 and the six-month period ended June 30, 2006, mainly attributable to growth in the mining and export sectors that was fueled by higher international commodities prices for these exports.

In June 2006, Alan García was elected President to a five-year term. President García had served as president in the period 1985-1990, and his first administration faced many challenges and confronted many crises that ended in political instability. The first García administration was followed by the administration of President Fujimori. The second García administration, which was inaugurated on July 28, 2006, was elected on a platform that sought to implement social and political reforms and continuity to the macroeconomic stability of the preceding five years, as well as solidifying Peru’s relationships with its international partners. During his time in office, President García responsibly managed public finances, while strengthening the decentralization process and promoting free trade agreements with Peru’s trading partners. During this period, Peru’s was among the best performing economies in Latin America, with annual GDP growth rates of 7.7% in 2006, 8.9% in 2007, 9.8% in 2008, 0.9% in 2009, and 8.8% in 2010.

On June 5, 2011, Ollanta Humala, the leader of the political party Gana Perú, was elected president to a five-year term after winning a run-off election against Keiko Fujimori. While the election of President Humala initially generated political and economic uncertainty, the Humala administration took decisive steps to demonstrate continuity with the prior administrations’ economic policies. Shortly after his inauguration, President Humala ratified Julio Velarde as president of the Central Bank of Peru and appointed Luis Miguel Castilla as minister of economy and finance, both of whom had served in the García administration and have been strong proponents of open market policies. President Humala’s administration has continued to implement policies that promote macroeconomic stability, fiscal discipline and domestic and foreign investment. The Humala administration has not made any significant shift in trade policy and has maintained stable economic ties with Peru’s major trading partners. During the first years of the Humala administration, Peru’s GDP has grown by 6.9% in 2011, 6.3% in 2012 and 5.0% in 2013.

In addition to strong economic growth, President Humala’s administration is also focused on promoting a broader agenda of social inclusion by developing social programs that benefit the poorest sectors of the population. President Humala has vowed to lift the country out of extreme poverty by investing in social inclusion programs, with an emphasis on health, education and infrastructure projects.

Impact of Global Financial Crisis

Beginning in the second half of 2007, short-term lending in the United States encountered several issues, leading to liquidity disruptions in various markets throughout the world. In particular, subprime mortgage loans in the United States faced increased rates of delinquency, foreclosure and loss. These and other related events had an adverse impact on the international economic environment, including the global credit, commodities and financial markets as a whole and resulted in bankruptcy filings by, and the acquisition, restructuring and nationalization of, certain financial institutions. Related events in other developed economies in Europe, including in Greece, Spain and Portugal, also adversely affected global economic conditions. Regulators in the United States, Europe and Latin America took steps in response to these unprecedented conditions that effectively tightened access to credit, among other consequences.

Although Peru had relatively limited exposure to subprime assets and financial institutions generally were and continue to be stable, the country was affected by the contraction of liquidity in the international financial markets, and by volatility in the equity, debt and foreign exchange markets, by volatility in commodity prices, and the contraction in some of Peru’s most important export markets. GDP growth in 2008, while ultimately exceeding growth in 2007, decelerated in the fourth quarter of 2008 which persisted in 2009.

Government Stimulus Package. The Government took preventive fiscal and monetary actions in response to the international economic crisis. The primary purpose of the stimulus package was to sustain economic growth through a substantial increase in public investment and by providing liquidity to the financial system in order to prevent a decrease in the availability of credit. In January 2009, the Government initially authorized a U.S.$3.7 billion stimulus package intended to mitigate the adverse impact on the economy of the international economic crisis for the period 2009-2010. As of September 30, 2009, the Government authorized an additional U.S.$0.7 billion in stimulus spending. The Government executed, during 2009 and the first half of 2010, 94% of stimulus plan investments.

The principal objectives of the stimulus package were:

•

To increase and accelerate expenditures on targeted social programs, which includes an increase in spending for the maintenance of educational institutions, maintenance of healthcare facilities and providing guarantees and subsidies for government housing programs, such as Fondo MiVivienda, Mi Barrio and Techo Propio.

•	To support construction activity through an increase in public investment in infrastructure.

•	To support small and medium-sized enterprises, through guarantee funds, the extension of credit lines and other mechanisms.

•	To increase exports.

•	To provide support to individuals seeking mortgages through the extension of credit lines.

•	To reduce the Central Bank’s reserve requirements for financial institutions and interest rates on available mortgages.

•	To reduce fuel prices.

•	To reduce the time required for private investment to receive governmental approval.

Recent Recovery and Economic Measures

Improved market conditions and positive domestic economic performance have had positive effects on the Peruvian economy since 2010, including:

•	an increase in private consumption;

•	an increase in foreign direct investment;

•	an increase in tax revenues; and

•	a decrease in inflation in 2012, as compared to 2011.

After the economic contraction in 2009 primarily due to the global economic and financial crisis, Peru’s economy experienced a significant recovery. In 2010, GDP expanded by 8.8% as compared to the 0.9% GDP growth in 2009, and in 2011 GDP grew by 6.9%. The deceleration in growth in 2011 compared to 2010 was primarily due to a moderation in the domestic demand dynamic, as a result of a decrease in public expenditures, principally due to the issuance in March 2011 of Supreme Decree No. 012-2011, which sought to increase public savings in order to withstand the adverse effects of a downturn in the international economy after the 2009 crisis, and decreased private investment. In 2012, GDP expanded by 6.3% as compared to 2011. The deceleration of economic growth in 2012 compared to 2011 was primarily due to lower net exports and international economic uncertainty. The trade balance declined to a surplus of U.S.$4.5 billion, while the current account posted a deficit of U.S.$7.1 billion, or 3.6% of GDP.

A significant portion of Peru’s economy is related to commodity exports. Export earnings decreased and tax revenues increased during 2013. The Government estimates a current account deficit of approximately 5.1% of GDP in 2014, which it currently expects will be financed principally through foreign direct investment and long-term capital inflows. International reserves have increased since 2009 and as of December 31, 2013, net international reserves were U.S.$65.7 billion and the non-financial public sector had registered an overall balance of U.S.$2.0 billion.

On August 19, 2013, Standard & Poor’s upgraded Peru’s long-term foreign currency debt rating from BBB to BBB+ with an outlook of stable. On October 23, 2013, Fitch upgraded Peru’s long-term foreign currency debt rating from BBB to BBB+ with an outlook of stable. As of August 16, 2012, Moody’s maintained a Baa2 rating for Peru with an outlook of positive.

Revised Multi-Annual Macroeconomic Plan for the Period 2014-2016. On August 26, 2013, the Cabinet Meeting approved the Multi-Annual Macroeconomic Plan. The Multi-Annual Macroeconomic Plan considered that estimated GDP increase for Peru’s principal commercial partners was 3.2% for 2014-2016. Assuming a scenario where there is not a renewed deterioration of the world economy and a resulting decrease in projected foreign direct investment, Peru expects that it would have sustainable GDP growth rates of approximately 6.5% for the period 2014-2016. Notwithstanding the expected stability of the world economy based on the foregoing projected growth rate, the Government is aware that a fiscal crisis in either the European Economic Area or in the United States, or a strong contraction in growth in China is also possible, which, although less likely to materialize, would have a material adverse effect on local economic activity.

Privatizations and Concessions. In 2013, concessions and privatizations totaled U.S.$230.8 million with U.S.$4.5 billion in projected investments. For a description of Peru’s privatization efforts, see “The Economy—Privatization and the Role of the State in the Economy—Privatizations and Concessions.”

For the 2014-2015 period and based on Peru’s privatization and concession initiatives, the Government has announced a portfolio of 71 projects valued at U.S.$31.5 billion to promote investments in projects prioritized by the government. The projects include initiatives in the economic sectors such as ports, airports, highways, railways, energy, tourism, capital markets, mining, culture, agribusiness, telecommunications and sanitation.

Investment Considerations

In the past, Peru has experienced economic and political instability and terrorist insurgency. At present, Peru is a stable democracy having completed a peaceful transition from the administration of President Alan García to Ollanta Humala in July 2011, in addition to the prior transition to President García by President Toledo. Peru’s GDP growth rates, low inflation, and both fiscal and external surpluses reflect, in part, the strength of Peru’s economic fundamentals. The Government cannot assure you that Peru will not face political, economic or social problems in the future or that these problems will not interfere with Peru’s ability to service its indebtedness, including the securities offered by this prospectus and by any prospectus supplement. In addition, the world economic crisis that began in the second half of 2008 and developments in other emerging countries in Latin America, such as Argentina, Bolivia, Brazil, Chile, Colombia, Ecuador and Venezuela, in addition to Peru’s principal trading partners, may have an adverse effect on other countries in the region, including Peru. Moreover, fluctuations in the international prices of commodities like copper and other minerals of which Peru is a major exporter could have an adverse effect on the economy of Peru and the overall level of economic activity.

Selected Economic Information

(in millions of U.S. dollars, except as otherwise indicated)

	As of or for the Years ended December 31,
	2009(1)		2010(1)		2011(1)		2012(1)		2013(1)
Domestic economy
GDP (at current prices)		127,370		153,891		176,651		199,746		206,670
Real GDP (in millions of S/. at constant 1994 prices)	S/.	193,155	S/.	210,079	S/.	224,496	S/.	238,590	S/.	250,570
Real GDP growth rate (in %)		0.9%		8.8%		6.9%		6.3%		5.0%
CPI (change for the period in %)		0.2%		2.1%		4.7%		2.6%		2.9%
Unemployment rate (in %)(2), (11)		6.1%		5.7%		5.6%		5%		N/A
Underemployment rate (in %)(3), (11)		30.6%		29.3%		25.3%		20.9%		N/A
Unemployment rate (in %)(2), (12)		8.4%		7.9%		7.7%		6.8%		5.9
Underemployment rate (in %)(3), (12)		48.7%		46.2		42.4		40.7		38.1

Balance of payments
Total current account		(723)		(3,782)		(3,341)		(6,548)		(10,169)
Of which:
Trade balance		5,951		6,750		9,302		5,115		(365)

Total capital account		2,287		13,567		9,408		19,779		12,007
Of which:
Foreign direct investment		6,020		8,189		8,119		12,297		10,037

Errors and omissions(4)		(557)		1,388		(1,376)		1,576		1,064
Overall balance of payments(5)		1,007		11,173		4,691		14,808		2,902
Change in Central Bank net international reserves (period end in %)		6.2%		33.1%		10.7%		31.1%		2.6%
Central Bank net international reserves (period end)		33,135		44,105		48,816		63,991		65,663

Public sector balance
Central government revenue(6)		20,265		26,441		32,034		36,870		38,237
As a % of GDP		15.9%		17.2%		18.1%		18.5%		18.5%
Central government expenditure(7)		22,421		26,572		30,458		34,594		37,437
As a % of GDP		17.5%		17.3%		17.2%		17.3%		18.2%
Central government fiscal balance		(2,008)		145		1,684		2,406		1,135
As a % of GDP		(1.5)%		0.1%		1.0%		1.3%		0.4%
Overall non-financial public sector fiscal balance(8)		(1,870)		(355)		3,398		4,140		1,993
As a % of GDP		(1.3)%		(0.2)%		2.0%		2.1%		0.8%

Public sector debt
Public sector external debt		20,600		19,905		20,204		20,402		18,778
As a % of GDP		16.2%		12.9%		11.4%		10.2%		9.1%
Public sector domestic debt(9)		13,876		16,113		18,073		20,488		20,022
As a % of GDP		10.9%		10.5%		10.2%		10.3%		9.7%
Total public sector debt		34,476		36,018		38,277		40,889		38,800
As a % of GDP		27.1%		23.4%		21.7%		20.5%		18.8%

Public sector external debt service:
Amortizations(9)		1,847		4,916		839		1,198		2,614
Interest payments(9)		1,078		1,093		1,036		1,062		1,158
Total external debt service		2,924		6,009		1,875		2,260		3,773
As a % of exports of goods and services(10)		9.1%		14.9%		3.6%		4.3%		7.7%
Exchange rate (end of period, S/. per U.S.$)	S/.	2.89	S/.	2.81	S/.	2.70	S/.	2.55	S/.	2.80
Exchange rate (average, S/. per U.S.$)	S/.	3.01	S/.	2.83	S/.	2.75	S/.	2.64	S/.	2.70

(1)	Preliminary data, revised each trimester.
(2)	In Metropolitan Lima. Percentage of the working-age population (14 years old or older) that, in the week the employment survey was conducted, was seeking remunerated employment.
(3)

In Metropolitan Lima. Percentage of the working-age population (14 years old or older) working part-time which would prefer to work more hours, plus the percentage of the working-age population that usually works full-time but which, in the week the employment survey was conducted, worked less than 35 hours per week as a result of economic constraints.

(4)

Represents errors and omissions in compiling balance of payments accounts based on double-entry accounting resulting from incomplete or overlapping coverage, different prices and incomplete times of recording and conversion practices.

(5)	Includes current account balance, financial account and errors and omissions.
(6)	Excludes privatization receipts.
(7)	Includes interest payments.
(8)	Includes the non-financial public sector and the Central Bank.
(9)	Excludes Central Bank debt.
(10)	Includes exports of goods and services and investment income.
(11)	Source: Ministry of Labor
(12)	Source: National Institute of Statistics

N.A. = Not Available.

Source: Central Bank, unless otherwise indicated.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, Peru will use the net proceeds from the sale of securities offered by this prospectus for the general purposes of the Government, including, but not limited to, financial investment and the refinancing, repurchasing or retiring of its domestic and external indebtedness. Peru may also issue securities offered by this prospectus in exchange for any of its outstanding securities.

THE REPUBLIC OF PERU

Territory and Population

The Republic of Peru is located in western South America. It borders Ecuador and Colombia to the north, Brazil and Bolivia to the east and Chile to the south. Its territory covers an area of approximately 496,222 square miles, including a 1,500 mile-long Pacific Ocean coastline and a 200 mile-wide maritime zone. Peru’s major cities are Lima, the nation’s capital, Arequipa, Trujillo, Chiclayo, Iquitos, Piura, Chimbote and Cuzco.

Peru is divided by the Andes Mountains into three geographic regions: a narrow strip of desert along the western coast; a central region of high mountains that form part of the Andes; and a large, heavily forested area leading to the Amazonian plains in the east. Peru’s climate varies significantly by region, from tropical rain forests in the east and a dry desert in the west, to temperate and frigid regions in the mountainous central part of the country. The Andes rise over 20,000 feet and contain large plateaus and extensive valleys. Lima and other major cities, such as Trujillo and Chiclayo, are located along the coast. The map below shows Peru and its territorial subdivisions.

Peru’s central coast is occasionally affected by an atmospheric phenomenon known as El Niño, which raises the temperature of the superficial coastal waters, causing an increase in air temperature, a decrease in atmospheric pressure along the coast and an increase in the sea level along the Peruvian coastline. These conditions produce increased rainfall in the northern coast, which may result in severe flooding and mudslides. In 1998, the warm waters caused by El Niño disrupted Peru’s fishing and agricultural industries as marine life migrated to deeper, colder waters, crops were destroyed by flooding and elevated temperatures along the coast gave rise to new crop pests and plagues. The flooding caused approximately U.S.$1.2 billion in damage to Peru’s infrastructure. El Niño recurs on average every six years; however, the timing of each recurrence, its length and its severity cannot be predicted. For 2014, predictions indicate that the effects of El Niño will be moderate to mild.

Peru’s southern region is located on seismic faults, which make the area susceptible to earthquakes. In June and July 2001, two earthquakes of 8.4 and 7.6 magnitude on the Richter scale, respectively, struck along the coast of south-central Peru, causing an estimated U.S.$300 million in damage. The same area was hit with an 8.0 magnitude on the Richter scale earthquake in August 2007, which killed approximately 600 people, injured approximately 1,800 people, destroyed approximately 76,000 homes and caused damages estimated at over U.S.$230 million. Since the 2007 event, no other earthquakes have been registered.

Peru’s population, estimated as of June 2014 to be approximately 31 million, is multi-racial and multi-cultural. Approximately 45% of the population is native; 37% is Mestizo, or mixed native and Caucasian; 15.0% is Caucasian; 2.0% is of African descent; and 1% is of Asian descent. Spanish, Quechua and Aymara are Peru’s official languages. As of December 31, 2013, approximately 83.9% of Peru’s population speaks Spanish and approximately 24.1% resides in rural areas. The population grew at an estimated average rate of approximately 1.6% per year in the period from 1993 to 2007.

In 2010, Peru’s adult literacy rate was approximately 92.6%. As of December 31, 2010, approximately 87.7% of Peru’s adult women are literate and approximately 96.0% of Peruvian adult men are literate. In 2011, approximately 90.7% of children aged 6 to 11 attended school, while approximately 79.3% of children ages 12 to 16 attended school. In the same year, 28.3% of the population had achieved some level of higher education. As of 2010, there were approximately 782,970 students in Peru’s 100 universities, of which 35.0% are public and the remainder private. There were 32 private universities and eight national universities in Lima in 2010, including the Universidad Nacional Mayor de San Marcos, or National University of San Marcos, which was founded in 1551 and is the oldest university in South America.

The World Bank classifies Peru as an upper-middle-income developing country. The following table provides comparative per capita GDP figures and other selected comparative statistics as of the years indicated.

	Bolivia		Ecuador		Peru		Colombia		Brazil		Venezuela		Argentina		Chile		United States
Per capita GDP(1)	U.S.$	4,499	U.S.$	7,443	U.S.$	9,049	U.S.$	8,861	U.S.$	10,278	U.S.$	11,258	U.S.$	15,501	U.S.$	15,272	U.S.$	42,486
United Nations index of human development (world ranking)(2)		108		89		77		91		85		71		45		40		3
Life expectancy at birth (in years)(2)		66.9		75.8		74.2		73.9		73.8		74.6		76.1		79.3		78.7
Infant mortality (per 1,000 live births)(2)		33		20		14		15		13		13		13		8		6
Adult illiteracy rate(3)		8.8%		8.1%		10.4%		6.6%		9.7%		4.5%		2.2%		1.4%		N.A.
Population below the poverty line(4)		60.1%		32.8%		31.3%		37.2%		21.4%		N.A.		N.A.		N.A.		N.A.

(1)	2011 data. Adjusted for purchasing power parity.
(2)	2012 data, the most recent date for which information is available.
(3)	Data refer to most recent year between 2005 and 2010, when available. Adults are aged 15 years and older.
(4)	2002-2012 data. The poverty line is defined as the population living on a daily per capita income of U.S.$2.00 or less, adjusted for purchasing power parity.

N.A. = Not Available.

Source: World Bank, United Nations Development Program, and 2013 Human Development Report.

History, Government and Political Parties

History

Beginning in the ninth millennium B.C., several developed cultures began to settle in Peru, including the Chavín, Sechín, Chimú, Mochica, Paracas, Nazca, Tiahuanaco and Wari. In the 12th century A.D., the Quechua-speaking Inca settled around the Cuzco Valley. By the time the Spanish arrived in 1531, the Inca had created an empire that encompassed areas of modern Peru, Ecuador, Bolivia and Colombia. In 1533, the Spanish captured the Inca capital at Cuzco and by 1542 had consolidated their control over the entire Inca territory. In 1542, the Spanish established the viceroyalty of Lima, which governed vast portions of Spanish territorial possessions in South America.

Peru remained under Spanish rule until 1821, when José de San Martín proclaimed Peru’s independence, although the Spanish were not defeated until 1824. In the first two decades of the post-independence era, political fragmentation and instability plagued Peru and it was ruled by at least 24 regimes between 1821 and 1845. During this period, Peru’s constitution was rewritten six times. In the 1840s, Peru initiated a period of extraordinary economic growth driven by the exportation of guano, a form of fertilizer obtained from the droppings of birds in the Chincha Islands.

In 1879, Peru allied itself with Bolivia to fight an unsuccessful war against Chile over the disputed nitrate-rich Atacama Desert. This war, known as the War of the Pacific, ended in 1883 with the signing of the Treaty of Ancón, in which Peru ceded to Chile in perpetuity the nitrate-rich province of Tarapacá and relinquished, for a period of 10 years, the provinces of Tacna and Arica. Tensions over these two provinces continued until 1929, when the United States brokered a deal that returned the province of Tacna to Peru but allowed Chile to retain control over the province of Arica.

From 1895 to 1914, Peru experienced political stability and economic growth. In 1914, Colonel Oscar R. Benavides (1914-15, 1933-39) orchestrated a military coup that ended almost two decades of uninterrupted civilian rule. In the early stages of World War I, Peru experienced a recession as the war temporarily isolated Peru from its export markets. When overseas trade resumed, demand for Peru’s export products increased dramatically and Peru suffered through a period of sustained inflation. This inflation had a particularly negative impact on Lima’s working classes and led to a wave of labor strikes in 1918 and 1919.

In 1919, Augusto B. Leguía (1908-12, 1919-30) began an 11-year rule known as the oncenio and created a new, progressive constitution, adopted in 1920, that enhanced the power of the state to carry out a number of popular social and economic reforms. The regime weathered a brief postwar recession and then generated considerable economic growth by opening Peru to foreign loans and investment. Leguía’s popularity waned, however, as a result of a border dispute with Colombia involving territory in the rubber-tapping region between the Río Caquetá and the northern watershed of the Río Napo. Under the U.S.-brokered Salomón-Lozano Treaty of March 1922, the Río Putumayo was established as the boundary between Colombia and Peru.

During the 1930s, a popular movement, with origins in Mexico, known as the Alianza Popular Revolucionaria Americana, or American Popular Revolutionary Alliance, or APRA, spread to Peru under the leadership of Víctor Raúl Haya de la Torre. This continent-wide popular alliance quickly became a prominent center-left political party in Peru and a strong antagonist to Peru’s armed forces. In the presidential election of 1931, Luis Sánchez-Cerro (1931-33) defeated APRA’s Haya de la Torre, who accused Sánchez-Cerro of fraud.

Despite the political turmoil, Peru’s economy was one of the least affected by the Great Depression because of its relatively diversified range of exports, led by cotton, lead and zinc. Unlike many other Latin American countries that adopted import-substitution industrialization measures to counteract the effects of the Great Depression, Peru made relatively few alterations to its long-term model of export-oriented growth.

In 1939, Manuel Prado y Ugarteche (1939-45), a Lima banker from a prominent family and son of a former president, was elected president. He was soon confronted with a border conflict with Ecuador that led to a brief war in 1941. The conflict dated back to the post-independence period. Following independence, Ecuador had been left without access to either the Amazon River or the Río Marañón, the region’s other major waterway, and thus without direct access to the Atlantic Ocean. In an effort to assert its territorial claims in a region near the Río Marañón in the Amazon Basin, Ecuador’s military occupied the town of Zarumilla along its southwestern border with Peru. The Peruvian army responded and defeated the Ecuadorian army. For a discussion of Peru’s relations with Ecuador, see “—Foreign Policy and Membership in International and Regional Organizations––Relations with Ecuador.”

During the 1950s and 1960s, Peru experienced export-led growth and increased national and foreign investment. During this time, many peasants migrated to the coast, the center of Peru’s economic growth. As a result of heavy migration, the population of metropolitan Lima increased from approximately 100,000 in 1940 to over 1.6 million in 1961.

In 1968, Peru returned to military rule when General Juan Velasco Alvarado (1968-1975) overthrew elected President Fernando Belaúnde Terry of Acción Popular, or AP. Velasco implemented an extensive program of agrarian reform and nationalized the fishmeal and oil industries, several banks and petroleum and mining companies. General Francisco Morales-Bermúdez Cerruti replaced Velasco in 1975. He presided over the transition to civilian rule and the adoption of a new constitution in 1979.

In 1980, voters reelected Belaúnde in the first popular elections since 1968. Belaúnde attempted to cut government spending and dismantle many of the military government’s populist reforms. Soaring inflation and unemployment, however, made it difficult to curb public spending. At the same time, Belaúnde’s government was destabilized by the rise of subversive movements.

The Sendero Luminoso, or Shining Path, was founded in 1970 as an offshoot of the Peruvian Communist Party. The group espoused a Maoist ideology and initiated terrorist activities in 1980 as a means of overthrowing the Government. The Movimiento Revolucionario Túpac Amaru, or Tupac Amaru, was founded in 1984 as a radical leftist organization that promoted communal ownership of property and advocated an armed struggle against capitalism. These two groups took advantage of mounting social unrest produced by 12 years of military rule and growing class consciousness among indigenous communities to recruit members. They raised funds by establishing a financial alliance with drug traffickers and protecting expanding coca fields. Drawing on these funds, the Shining Path and Tupac Amaru waged a guerilla war against the Government and engaged in rural terrorism.

Alan García Pérez of the APRA party was elected president in 1985. The first García administration was plagued by terrorist activity from the Shining Path and Tupac Amaru and by allegations of corruption. President García pursued a populist agenda, financed by substantial increases in government spending that led to a record 7,650% inflation rate in 1990. President García attempted to nationalize the banking system and limited Peru’s debt service payments to no more than 10% of total exports. In response, international creditors refused to extend new credit to Peru. During the first García administration, GDP contracted by 20.0% from levels in the early 1980s.

In 1990, voters elected Alberto Fujimori of the Cambio 90 party as president. President Fujimori implemented a comprehensive neo-liberal economic program based on fiscal discipline, a stable monetary policy and aggressive privatization of state-owned industries. These initiatives succeeded in curbing inflation, reducing public external debt and fostering economic growth. For a discussion of Fujimori’s economic policies, see “The Economy—History and Background” below.

President Fujimori also launched a successful campaign against the terrorist activities of the Shining Path and Tupac Amaru. In September 1992, the police captured the Shining Path’s founder, Abimael Guzmán, and its other principal leaders. In 1997, Peruvian armed forces killed several Tupac Amaru leaders, including its principal leader, Néstor Cerpa Cartolini, in a rescue operation to free hostages being held by Tupac Amaru at the Japanese Embassy in Lima.

In 1995, Peru and Ecuador fought a brief war over a disputed area on their shared border. This dispute dated to the Protocolo de Río de Janeiro of 1942, or Rio de Janeiro Protocol, a treaty between Peru and Ecuador signed after the brief war these countries fought in 1941. The dispute was finally settled in 1998. For a description of this dispute and Peru’s relations with Ecuador, see “—Foreign Policy and Membership in International and Regional Organizations—Relations with Ecuador” below.

Fujimori’s harsh governing style created significant congressional opposition. On April 5, 1992, Fujimori dissolved Congress and, in November 1992, called for the election of a constitutional congress, which adopted a new constitution in 1993. The 1993 Constitution gave the President authority to issue emergency decrees relating to economic and financial matters, if those decrees are in the national interest and do not relate to tax matters. Emergency decrees have the force of law and do not require previous legislative approval, although Congress may subsequently modify or derogate those decrees. Under the 1993 Constitution, Congress may censure or obtain a no-confidence resolution against the President’s Consejo de Ministros, or Council of Ministers, forcing their removal. The 1993 Constitution bars the President from dissolving Congress during the last year of the President’s term in office. In addition, the 1993 Constitution allowed sitting presidents to stand for re-election to two consecutive terms, which was prohibited under the 1979 Constitution. President Fujimori was reelected for a second term in 1995 by a significant percentage of voters.

Following the dissolution of Congress in 1992 and the adoption of the 1993 Constitution, President Fujimori centralized power in the executive branch, thus undermining legal mechanisms of accountability, strengthening the powers of the military and intelligence service thereby compromising the autonomy of the legislative and judicial branches, and curtailing freedom of the press. These measures debilitated Peru’s political system, fostered widespread political corruption, and, in the later years of President Fujimori’s administration, undermined the success of his economic program.

Although the 1993 Constitution allowed presidents to serve for only two consecutive terms, in August 1996 Congress passed an interpretative law clarifying that this limit applied only to presidential terms beginning after 1993. In December 1996, the Constitutional Tribunal, with the vote of three members, with four justices abstaining, ruled that the 1996 interpretative law did not apply to President Fujimori. In May 1997, Congress removed the three justices who voted in favor of this ruling on the basis that they had exceeded their authority by attempting to issue a binding opinion with the vote of only a minority of the Constitutional Tribunal’s members. The president of the Constitutional Tribunal later resigned in protest over Congress’ action. On July 28, 2000, Fujimori began a controversial third term as president amid allegations of electoral fraud.

In September 2000, a bribery scandal involving Vladimiro Montesinos, a former army captain and lawyer who became an advisor to Peru’s intelligence agency and a close ally of President Fujimori, prompted charges of political corruption within the Fujimori administration. President Fujimori responded to the increased criticism and mounting protests by calling for new presidential elections to be held in April 2001. He also announced that he would not seek reelection. Weeks later, however, the growing investigation into corruption charges and condemnation of Montesinos and his ties to the President led President Fujimori to resign while on an international presidential trip but the Peruvian Congress refused to accept Fujimori’s resignation. Instead, Congress removed President Fujimori from office, declared the post of Chief of State vacant due to moral incapacity and barred him from holding any Peruvian public office for ten years.

Fearing prosecution and claiming that he could not be tried in Peru because of his Japanese citizenship, President Fujimori refused to return to Peru. Under the 1993 Constitution, the First Vice President was next in line for the presidency, but Peru’s First Vice President had resigned in October 2000 in protest of Montesinos’ influence within the Fujimori administration. The Second Vice President also resigned following President Fujimori’s removal as a result of his connection to Fujimori and pressure by opposition congressmen. Under the 1993 Constitution, executive authority shifted to Valentín Paniagua Corazao, the president of Congress, who became president on November 22, 2000.

Presidential and congressional elections were held on April 8, 2001. In the presidential contest, Alejandro Toledo Manrique of the Perú Posible party obtained 36.5% of the vote, former President Alan García Pérez of the APRA obtained 25.8% of the vote and Lourdes Flores Nano of the Unidad Nacional party, or UN, obtained 24.3% of the vote. In June 2001, Toledo won the presidency in a runoff election against Alan García, receiving 53.1% of the vote to García’s 46.9%.

On August 27, 2001, Congress voted to remove President Fujimori’s presidential immunity. On September 5, 2001, Peru’s Attorney General formally charged Fujimori with the murder of 15 people in 1991 and the forced disappearance and murder of nine students and a professor in 1992. Since 2000, Congress has, at seven different times, approved charges against President Fujimori, including embezzlement and murder. In July 2003, the Government presented a formal extradition request to the Japanese government for President Fujimori, based on these criminal charges. The Japanese government rejected the request because Peru and Japan do not have an extradition treaty and President Fujimori, the son of Japanese immigrants, was protected from extradition by virtue of his Japanese citizenship. On October 15, 2004, Peru made a second request for extradition based on forgery and embezzlement charges. Japan tabled its consideration of this request. By March 2005, the extradition requests to the Japanese government had stalled.

On November 6, 2005, President Fujimori arrived in Chile, where he was arrested and subjected to an extradition process petitioned by the Government. After 34 months in Chile, President Fujimori was extradited to Peru in September 2007 to face criminal charges in seven separate trials. In December 2008, he was sentenced to a six-year term in prison for the illegal search and seizure of his former intelligence advisor’s home. In December 2009, the sentence was confirmed by an appellate court. In April 2009, President Fujimori was sentenced to a 25-

year term in prison for the massacres at La Cantuta and Barrios Altos and the abductions of a journalist and businessman. In January 2010, the sentence was confirmed. In July 2009, President Fujimori was sentenced to a seven and a half year term in prison for embezzlement charges, in connection with a U.S.$15.0 million “severance” payment to then-intelligence chief Vladimiro Montesinos. In September 2009, President Fujimori was sentenced to a six-year term in prison for illegal wiretaps and bribing congressmen and journalists.

In June 2001, Alejandro Toledo Manrique was elected president based on a platform that recognized the value of an open economic system and rejected Fujimori’s legacy of political coercion and financial misdealing. Despite the economic achievements between 1990 and 2000, poverty remained a persistent problem in Peru. More than half of the population lived below the poverty line, as defined by the World Bank, adjusted to reflect differences in purchasing power. A significant number of Peruvians continued to live on monthly per capita income of less than U.S.$30.

President Toledo implemented a number of measures designed to stimulate Peru’s economy, including privatization and fiscal austerity programs. President Toledo’s policies spurred sustained economic growth since the fourth quarter of 2001. Despite this economic growth, the Toledo administration saw a drop in approval ratings and faced ongoing social protests and unrest spurred by disappointment that President Toledo’s policies had not immediately led to a significant reduction in the high rates of unemployment, underemployment and poverty, and spurred by political scandals.

Under President Toledo, Peru had one of the best performing economies in Latin America attributable to the growth in the mining and export sectors; however, major challenges remained as the Government faced strong social pressures to reduce poverty and unemployment levels.

Presidential elections were held on April 9, 2006. In the first round of elections, Ollanta Humala obtained 3.78 million votes (30.6%), Alan García of the APRA party obtained 3.0 million votes (24.3%), Lourdes Flores of the UN coalition obtained 2.9 million votes (23.8%), Martha Chávez of the pro-Fujimori alliance or Alianza Por El Futuro party obtained 912,000 votes (7.4%) and Valentín Paniagua obtained 706,000 votes (5.8%). Keiko Fujimori, President Fujimori’s daughter obtained the highest number of votes for congress. Since no single presidential candidate obtained a majority of the votes, a run-off election was held on June 4, 2006 between Ollanta Humala and Alan García, in which García was elected to a five-year term, sixteen years after his first administration (1985-90). On July 28, 2006, Alan García was sworn in as the new president of Peru after winning approximately 53% of the nationwide vote in the run-off election held on June 4, 2006. During García’s administration, Peru’s economy experienced consistent and sustained growth, increased employment levels and reduced poverty levels, principally due to an increase in public and private investments.

On June 5, 2011, Ollanta Humala, the leader of the political party Gana Perú, was elected president to a five-year term after winning a run-off election against Keiko Fujimori. While the election of President Humala initially generated political and economic uncertainty, President Humala took decisive steps to demonstrate continuity with the prior administrations’ economic policies. Shortly after his inauguration, President Humala ratified Julio Velarde as president of the Central Bank of Peru and appointed Luis Miguel Castilla as minister of economy and finance, both of whom served as senior members in the prior administration and were strong proponents of open market policies.

Since taking office on July 28, 2011, President Humala’s administration has continued to implement policies that promote macroeconomic stability, fiscal discipline and domestic and foreign investment. In addition, President Humala’s administration has not made any significant shift in trade policy and has not experienced any adverse changes with its major trading partners, relative to the prior administration.

In addition to strong economic growth, President Humala’s administration has focused on promoting a broader agenda of social inclusion by developing social programs that benefit the poorest sectors of the population. President Humala has vowed to lift the country out of extreme poverty by investing in social inclusion programs, with an emphasis on health, education and infrastructure projects.

In December 2011, Mr. Salomón Lerner resigned as premier of the cabinet’s council (prime minister) and was replaced by Mr. Oscar Valdés, a former military official. In a reorganization of his administration that was instigated by the resignation of Mr. Lerner as prime minister, President Humala also replaced the ministers of agriculture, defense, interior, production and energy and mines, among others. As the new president of the cabinet’s council, Mr. Oscar Valdés ratified the Government’s policy of strong economic growth with a focus on social inclusion, highlighting the importance of macroeconomic stability, private investment and job creation.

Mr. Valdés faced significant criticism from the opposition, primarily from the former allies of President Humala, on his handling of the Conga Mining project in Cajamarca. In July 2012, Mr. Juan Jimenez Mayor, was sworn in as premier of the cabinet’s council to replace Mr. Valdés and announced a new policy for confronting social conflict through dialogue. Jimenez Mayor stepped down as premier in October 2013, following a wave of criticism that followed certain remarks about public outcry over the incidence of crime.

On October 31, 2013, César Villanueva, was sworn in as premier of the cabinet’s council and announced that crime would be the principal priority under his term as premier. President Humala also replaced the minister of education. In February 2014, César Villanueva resigned after being rebuffed by first lady Nadine Heredia and later by Finance Minister Luis Miguel Castilla over his comments regarding an increase in the minimum wage.

On February 24, 2014, René Cornejo Diaz, was sworn in as premier of the cabinet’s council. As was the case in December 2011 when Mr. Salomón Lerner resigned as premier, President Humala also replaced the ministers of labor, development and social inclusion, women and vulnerable populations, construction and sanitation, energy and mines, and production.

These changes in cabinet-level personnel have not resulted in significant modifications to President Humala’s key agenda items, including expanding social inclusion.

Government

Regional Governments. Peru is a representative democracy that is geographically and administratively divided into 25 regional governments. Prior to January 1, 2003, Peru was divided into 24 Temporary Regional Administration Councils, or “regional councils.” The regional councils were divided into 194 provinces and the constitutional province of Callao, Peru’s principal port, adjacent to Lima, and 1,634 districts. Each regional council was governed by an administrative official appointed by the President and formed part of the Government. Provinces and districts have their own civil governments, which are independent of the national Government.

As of January 1, 2003, Peru’s regional councils were replaced by 25 regional governments, each governed by elected officials and independent of the national government. Elections were last held in August 2010 for the presidents, provincial mayors and district mayors of each of the regional governments. The elected officials serve four-year terms. The next regional and local elections will be held on October 5, 2014.

On November 8, 2002, Congress passed a law establishing the framework under which the regional governments operate. The law grants to the regional governments the authority to borrow money and issue debt domestically or internationally, so long as, in the latter case, the debt is guaranteed by the national government. In addition, the law grants to the regional governments the power to propose the creation or elimination of regional taxes. Under the 1993 Constitution, only Congress and the Executive Branch, pursuant to legislative authority delegated by Congress, may create, amend or eliminate taxes.

On January 1, 2003, Congress granted to the national government the exclusive power to determine, conduct and manage national and regional policies in accordance with national and regional needs. Since 2003, the national budget has been distributed among the national government, the regional governments and the municipal governments in accordance with the new governmental structure. A portion of the national budgets that are earmarked for the regional governments are funded from privatization proceeds.

National Government. The 1993 Constitution provides for a presidential system of government in which national powers are divided among independent executive, legislative and judicial branches.

Executive power is exercised by the President, who appoints ministers, enacts the laws passed by the legislative branch and is the commander-in-chief of the armed forces. The President may enter into treaties without prior congressional approval, except for treaties relating to human rights, Peru’s sovereignty, national defense, financial obligations to be assumed by the Government, and treaties that create, modify, or repeal taxes or overrule existing laws. The President is directly elected for a single five-year term. The 1993 Constitution abrogated the ban on presidential reelection and provided that a President may be reelected only to one consecutive term. The 1993 Constitution was amended in November 2000, reinstating the ban on consecutive presidential terms. Former presidents may seek the presidency again after a presidential term has elapsed.

The 1993 Constitution provides for two electoral rounds. If the first round does not yield a majority of all votes cast for any one presidential candidate, a majority in the first round being 50% plus one of the total votes cast, a second round is held between the two candidates with the highest vote total in the first round. The 1993 Constitution introduced the positions of First and Second Vice President. These officials are popularly elected but have no constitutional functions unless the President is unable to discharge his or her duties. If the President is unable to discharge his or her duties, the First Vice President assumes the presidency. The Second Vice President assumes the presidency if the First Vice President is unable to discharge his duties.

After the President, executive authority is vested in the Council of Ministers, which is headed by the President of the Council of Ministers, who is appointed by the President. The Council of Ministers oversees and coordinates the activities of Peru’s various ministries and approves all legislative proposals sent by the President to Congress. However, the Council of Ministers may not approve laws without the President’s approval. Each member of the Council of Ministers may approve ministerial resolutions without the President’s consent, but these are regulations that do not have the force of laws approved by Congress and are superseded by laws proposed by the Council of Ministers and approved by the President.

The legislative branch consists of a unicameral congress composed of 130 members who are elected to a five-year term, with all seats subject to reelection in each election cycle at the end of each five-year period. There are 25 electoral districts and the number of members elected by each district is proportional to the district’s population. Lima, the most populous district, elects 35 members. The next congressional elections will be held in 2016.

In addition to passing laws, Congress is empowered to approve the Government’s budget and to approve treaties. Congress may delegate to the executive branch, for defined periods of time, legislative authority over specific matters.

The highest courts in Peru are the 18-member Supreme Court of Justice and the seven-member Constitutional Tribunal. The Peruvian judicial system is also composed of:

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justices of the peace, who preside over district court proceedings related to alimony, landlord-tenant, personal debt and real and personal property disputes and who function as arbiters but cannot issue legally-binding decisions;

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courts of first instance, which include civil, penal and special-chamber courts having jurisdiction over all cases not under the express jurisdiction of other courts, and a series of specialized courts dealing with matters such as drug-related cases, and which were established to reduce the backlog of cases pending final action in the other courts of first instance;

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military courts, which adjudicate charges of criminal conduct brought against members of the armed forces and the police while discharging their duties and charges of national treason and terrorism brought against civilians; and

•	superior courts, which review judgments rendered by all lower courts, except military courts.

All judges in the Peruvian judicial system, with the exception of justices of the peace, who are elected by popular vote, and members of the Constitutional Tribunal, who are elected by Congress, are appointed and may be removed only by the Consejo Nacional de la Magistratura, or Judiciary Council. This independent body is composed of seven members who are elected for five-year terms by several national entities, through secret votes, as follows:

•	one member is elected by the Supreme Court of Justice;

•	one member is elected by the Junta de Fiscales Supremos, or Board of Supreme Prosecutors;

•	one member is elected by the members of the bar associations;

•	one member is elected by the presidents of the national universities;

•	one member is elected by the presidents of the private universities; and

•	two members are elected by Peru’s other collegiate associations of professionals.

In addition, the Judiciary Council may elect two additional members. The Judiciary Council reviews and ratifies all judges every seven years, including the members of the Supreme Court of Justice and justices of the peace.

The Supreme Court of Justice has ultimate jurisdiction over all matters adjudicated by the superior courts and over all military court rulings in which the death penalty is imposed. Its members must be at least 45 years of age and must retire by age 70. The Judiciary Council may refuse to ratify or may remove a member of the Supreme Court of Justice only because of physical or mental incapacity, or for engaging in conduct incompatible with his or her duties.

The Constitutional Tribunal is the final arbiter of the Constitution. Its members are appointed by Congress to five-year terms, are not subject to reelection and cannot be removed before their term expires, unless Congress determines that a magistrate has:

•	become physically incapacitated or morally unfit to serve;

•	engaged in conduct incompatible with his or her duties; or

•	been found guilty of a crime.

Political Parties

With the exception of the APRA, AP and PPC, Peru’s political parties do not have deep historical roots and often change, merge or dissolve. In the last presidential elections in 2011, ten organizations participated, of which seven were political parties and three were electoral alliances. As of the 2011 election, the principal political parties and alliances in Peru are:

AP (Acción Popular or Popular Action). The AP supports a moderate reform program that emphasizes modernization and development through an activist public sector. Fernando Belaúnde, who served as President from 1963 to 1968 and from 1980 to 1985, founded the AP in 1956. The AP’s membership included Valentín Paniagua, who became President during the transition government that followed Fujimori’s removal in 2000. In the 2006 elections AP run as part of the now dissolved Frente de Centro political alliance. It is a center wing party and it is based in the populist action ideology. Among the current political parties, this party has held the presidency most frequently.

Alianza Fuerza 2011 (Alliance Strength 2011). This alliance was formed in 2010 by the Partido Nueva Mayoría (New Majority party) and Partido Renovación Nacional (National Renovation Party) principally to participate in the presidential elections held in 2011. This party is headed by Keiko Fujimori who was the presidential candidate, with Rafael Rey y Jaime Yoshiyama as vice presidential candidates. Alianza Fuerza 2011 obtained the second highest number of votes cast in the most recent presidential elections.

Alianza Gana Perú (Win Peru Alliance). Founded at the end of 2010 by Ollanta Humala in preparation for the presidential elections held in 2011, this alliance consists of various left-leaning parties such as the Partido Comunista del Perú (Communist Party of Peru), the Partido Socialista (Socialist Party), el Partido Socialista Revolucionario (Socialist Revolutionary Party), the Movimiento Político Voz Socialista (Socialist Voice Political Movement), and a significant constituency of the Movimiento Político Lima para Todos (Political Movement Lima for All). Alianza Gana Perú won the presidential elections, in a second round run-off, with 51.45% of valid votes cast.

APRA (Alianza Popular Revolucionaria Americana—Partido Aprista Peruano or American Popular Revolutionary Alliance – Peruvian Aprista Party). Initially left wing in its outlook, the APRA became a conservative force during the 1950s and is now a center-left party. President Alan García, a member of the APRA, first became president in 1985. In the 2001 presidential election, García obtained significant support, forcing a runoff election in which Alejandro Toledo prevailed. On June 4, 2006, García won a run-off vote having campaigned on promises to tackle poverty and boost economic growth.

Partido Popular Cristiano (Christian People’s Party). The party was founded at the end of 1966 by a dissenting group of members of the Partido Democracia Cristiana (Christian Democratic Party). It is a right wing party and it is based in the Christian social doctrine.

Perú Posible (Possible Peru). The party was founded in 1999 replacing the formerly known Partido País Posible (Possible Country Party) that was founded by Peru’s former president, Alejandro Toledo, in 1994. The party seeks to promote economic growth through a liberal economic program designed to foster domestic and foreign investment and fiscal and macroeconomic stability, while investing in social programs designed to alleviate poverty and create employment.

PPK (Alianza por el Gran Cambio or Alliance for Major Change). PPK is a political alliance formed in December 2010 by the Partido Popular Cristiano (Christian Popular Party), the Partido Humanista Peruano (Peruvian Humanist Party), the Partido Restauración Nacional (National Restoration Party) and the Partido Alianza por el Progreso (Alliance for Progress Party). The PPK nominated Pedro Pablo Kuczynski as its presidential candidate in the general elections held in 2011.

Solidaridad Nacional (National Solidarity). Founded and headed by the former mayor of Lima, Luis Castañeda Lossio in 1998, this party is a center-right party that espouses principles of liberalism and social-Christian agenda. This party was recognized as a formal party on May 4, 2006 by the National Elections Forum.

The following table provides congressional representation of each of the political parties as of the most recent election in 2011.

	Congressional Seats	%
Gana Perú	47	36.0
Fuerza 2011	37	29.0
Perú Posible	21	16.0
Alianza por el Gran Cambio	12	9.0
Alianza Solidaridad Nacional	9	7.0
Partido Aprista Peruano	4	3.0

Total	130	100.0

Source: Ministry of Economy and Finance.

President Ollanta Humala is a member of the Gana Perú party, which currently has the largest number of congressional seats.

Foreign Policy and Membership in International and Regional Organizations

Peru has not been involved in any significant international conflicts since the end of its border dispute with Ecuador in 1998. A brief diplomatic dispute erupted in 2001 between Peru and Venezuela in connection with the capture of the former advisor to Peru’s intelligence agency, Vladimiro Montesinos, in Venezuela. Peru alleged that Venezuela had temporarily hidden and protected Montesinos after formal charges had been brought against him in Peru, a claim that Venezuela denied. Venezuela temporarily severed relations with Peru between June 28 and July 28, 2001, but relations between the two countries were normalized.

In July 2003, Peru presented a formal extradition request to the Japanese government for Alberto Fujimori based on criminal charges. The request was rejected by the Japanese government due to Fujimori’s Japanese citizenship. On October 15, 2004, Peru made a second request for extradition based on forgery and embezzlement charges, but the extradition process stalled. Peru’s commercial and other ties with Japan were not adversely affected by the dispute. On November 6, 2005, police in Chile arrested Fujimori after he began a surprise visit to Chile. Peruvian authorities presented numerous formal requests for Fujimori’s extradition. On September 21, 2007, Fujimori’s extradition was granted by the Chilean Supreme Court and he was extradited to Peru that same day.

Despite Peru’s and Chile’s dispute concerning the maritime boundary allegedly delineated in the 19th century War of the Pacific, the two countries enjoy good relations. On November 4, 2004, the foreign ministers of Peru and Chile signed a joint statement expressing an intent to forge closer ties and further develop bilateral relations and in August 2006 an economic cooperation agreement was signed among both countries. However, the enactment of a declaration of maritime borders by Peru’s Congress on November 15, 2005 created a dispute between Peru and Chile over the maritime delimitation of their border. In order to settle the maritime delimitation dispute through established international legal channels, on January 16, 2008, Peru filed proceedings against Chile before the International Court of Justice, or ICJ. These proceedings have not damaged relations between Peru and Chile and economic relations between the two countries have continued to strengthen.

Peru maintains diplomatic relations with 112 countries and is a member of 39 regional and international organizations and forums, including:

•	the United Nations;

•	the Organization of American States;

•	the Community of Andean Nations, formerly known as the Andean Pact;

•	the World Trade Organization, or WTO;

•	the Latin American Integration Association, or ALADI;

•	the IADB;

•	the IMF;

•	the World Bank;

•	International Finance Corporation;

•	the CAF;

•	the Asia-Pacific Economic Cooperation; and

•	the Mercosur (as an associate member).

Peru joined the General Agreement on Tariffs and Trade in 1951 and is a founding member of the WTO, which was established in January 1995. In addition, Peru participates in several regional initiatives designed to promote trade and foreign investment. The most significant of these initiatives are the following:

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Since 1980, Peru has been a member of the Latin America Integration Association, which promotes and coordinates bilateral trade agreements between its member countries. Under the auspices of this association, Peru has signed preferential tariff agreements with Argentina, Brazil, Cuba, Mexico, Paraguay and Uruguay.

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Since 1990, Peru has been a member of the Community of Andean Nations, which also includes Bolivia, Colombia and Ecuador. This organization seeks to promote economic integration and cooperation. As of December 31, 2005, a free trade zone between the members of the Community of Andean Nations was effectively created. The common market provides for the free trade of goods, services, capital and people between its member countries. In April 1998, the Community of Andean Nations signed a framework agreement with the Common Market of the South, or Mercosur, whose members are Argentina, Brazil, Paraguay and Uruguay, to create a free trade zone between the two economic blocs. The Community of Andean Nations has also reached bilateral agreements with Brazil and Argentina as a first step towards the creation of free trade arrangements with these countries. On December 16, 2003, the Community of Andean Nations reached a trade pact with Mercosur.

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Since 1990, Peru has been a beneficiary of the General System of Preferences for the Andean Countries, a program of unilateral trade preferences granted by the European Union that is intended to promote economic development in the Andean region. Under the program, the European Union sets zero tariffs for fishing, agriculture and textile products from Peru. This program was scheduled to expire on December 31, 2001, but was automatically extended for three years on December 10, 2001. In June 2005, a new General System of Preferences was adopted in accordance with the new rules set forth by the WTO, and the program was extended until December 2008.

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Since 1991, Peru has been, together with Bolivia, Ecuador and Colombia, a beneficiary of the U.S. ATPDEA, a program of unilateral trade preferences granted by the United States to promote export diversification and broad-based economic development as an alternative to drug-crop production in the Andean region. The United States has repeatedly renewed ATPDEA with the last renewal expiring on December 31, 2009. The ATPDEA was extended on December 31, 2010 for a period of six weeks that expired on February 12, 2011. Although a majority of Peruvian exporters no longer required the benefits of the ATPDEA given the approval of free trade agreement with the United States, or US FTA, which became effective in February 2009, an important group of textile manufacturers and assembly plants benefited from the ATPDEA’s preferential tariff provisions that required lower composition of imported content in exported products. However, the US FTA will allow imports of assembled products and textiles into the North American market, as provided in the agreement.

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In 1994, Peru participated in the Summit of the Americas in Miami, which led to the establishment of the Free Trade Agreement of the Americas. This agreement seeks to create a free trade zone in the Western Hemisphere, which, if implemented, would grant preferential treatment to Peruvian goods and services exported to other member countries.

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Since November 1998, Peru has been a member of the Asia-Pacific Economic Cooperation, which seeks to achieve free trade in the Asia-Pacific region through a progressive reduction in the tariffs of its member countries. This organization establishes trade rules in areas of foreign investments, rules of origin, customs procedures, technical barriers to trade, unfair trade practices, promotion of competition, intellectual property and dispute resolution.

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In August 2003, Peru signed an agreement with Brazil to become an associate member of Mercosur. On December 16, 2003, Peru was accepted as an associate member of Mercosur. Mercosur, formed by Argentina, Brazil, Paraguay and Uruguay, also includes associate members Bolivia, Chile, Colombia, Ecuador and Venezuela, which will become a member. Mercosur seeks to create a full common market in goods, services and factors of production among its members and to establish common external tariffs for trade with non-members. Peru expects to gradually eliminate its trade barriers with the members of Mercosur, with a goal of barrier-free trade with Paraguay and Uruguay in 13 years and with Argentina and Brazil in 15 years.

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On December 8, 2004, Peru, together with Argentina, Bolivia, Brazil, Chile, Colombia, Ecuador, Guyana, Paraguay, Suriname, Uruguay and Venezuela, signed an agreement to create the South American Community of Nations, envisioned as an economic and political block similar to the European Union that ultimately will have a single currency.

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On December 9, 2004, Peru and Brazil signed an agreement to build a 1,200 km transoceanic roadway from the Brazilian city of Assis, in the state of Acre, to three Peruvian ports, Matarani, Ilo, and Marcona, on Peru’s Pacific coast. Peru has granted a concession to private interests to build the portion of this road that is in its territory.

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On November 19, 2005, Peru and Thailand signed a Protocol to Accelerate the Liberalization of Trade in Goods and Trade Facilitation in order to strengthen and enhance economic partnership between the two countries.

•	On November 30, 2005, Peru signed an Economic Complementation Agreement with Argentina, Brazil, Paraguay and Uruguay, members of Mercosur.

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In April 2006, Peru signed the TPA with the United States. In June 2006 and November 2007, the Congress of Peru and the U.S. Congress approved the Peru TPA, and the U.S. Senate approved it in December 2007. The TPA entered into force in February 2009.

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In August 2006, Peru signed a free trade agreement with Chile to expand the Economic Complementation Agreement of June 1998. This new free trade agreement gradually eliminates all customs duties between the two countries, provides for a substantial reduction in tariffs over a ten-year period and establishes a framework for cooperation in foreign investment, customs procedures, tourism, services trade, dispute resolution and sanitary requirements. This agreement entered into force in March 2009.

•	In May 2008, Peru signed a free trade agreement with Canada. This agreement entered into force in August 2009.

•	In May 2008, Peru signed a free trade agreement with Singapore. This agreement entered into force in August 2009.

•	In April 2009, Peru signed a free trade agreement with the Republic of China. This agreement entered into force in March 2010.

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In July 2010, Peru and the European Free Trade Association, or EFTA, entered into a free trade agreement. During 2011, this agreement entered into force with Switzerland, Liechtenstein and Iceland. The agreement with Norway entered into force in 2012.

•	In March 2011, Peru signed a free trade agreement with South Korea. This agreement entered into force in August 2011.

•	In April 2011, Peru signed a free trade agreement with Mexico. This agreement entered into force in February 2012.

•	In May 2011, Peru signed a free trade agreement with Panama. This agreement entered into force in May 2012.

•	In May 2011, Peru signed a free trade agreement with Costa Rica. This agreement entered into force during the second quarter of 2012.

•	In May 2011, Peru signed a free trade agreement with Japan. This agreement entered into force during March 2012.

•	In December 2011, Peru signed a free trade agreement with Guatemala.

•	On January 7, 2012, Peru and Venezuela entered into a Partial Scope Trade Agreement, however this agreement has not yet entered into force.

•	In March 2012, Peru and Thailand completed the eighth rounds of negotiations for the Peru-Thailand partnership.

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On June 6, 2012, Chile, Colombia, Mexico, and Peru signed a master agreement confirming their intention to establish the Pacific Alliance, which aims to create a legal framework providing for economic, political and commercial integration of the countries in order to foster trade in goods and services amongst member states, as well as with other regions, particularly the Asia-Pacific region.

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On June 27, 2012, Peru signed a Trade Agreement with the European Union, represented by the European Commission. The agreement entered into effect on March 1, 2013. Once fully implemented, the Trade Agreement will eliminate tariffs in all industrial and fisheries products, increase market access for agricultural products, improve access to public procurement, services and investment markets, further reduce technical barriers to trade, and establish common disciplines including on intellectual property rights, transparency and competition.

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In March 2013, Russia and Peru established communication towards the negotiation of a free trade agreement. In April 2014, Russian and Peruvian officials renewed their commitment to the development of this agreement.

•	In March 2013, Peru reestablished negotiations with El Salvador regarding the establishment of a free trade agreement.

•	In March 2013, a delegation of Peruvian officials were invited to India in order to establish negotiations for a free trade agreement.

•	In October 2013, Peru and Turkey announced their intention to establish a free trade agreement.

Relations with Ecuador

Peru has had several territorial disputes with Ecuador dating back to colonial times. A significant military clash occurred in 1941, which came to an end in 1942 with the signing of the Rio de Janeiro Protocol. This settlement, sponsored by Argentina, Brazil, Chile and the United States, established territorial limits between Peru and Ecuador but failed to delineate clearly their border in a 78-kilometer section of the Andean foothills. Further disputes over the border in this region led to additional clashes in 1981 and 1995. In the latest clash, thousands of soldiers from each country fought an intense but localized war in the disputed territory of the upper Cenepa valley.

A peace agreement brokered in February 1995 by the four sponsors of the Rio de Janeiro Protocol led to the cessation of hostilities and established the Military Observers Mission to Ecuador-Peru to monitor activities in the disputed area. In 1996, Peru and Ecuador began a series of meetings that led to the 1998 Brasilia Agreement, which defined the border in the disputed area. The border agreed upon tracks the peaks of the Cordillera del Cóndor mountain range. The 1998 Brasilia Agreement granted Ecuador private ownership of a hill known as Tiwinza, but it was agreed that the hill would remain under Peruvian sovereignty. In May 1999, a complete demarcation of the border was completed. The 1998 Brasilia Agreement also established terms of bilateral trade and navigational understandings between the two nations and created the Bi-National Commission for Border Integration. This commission led to the launch of a U.S.$3.0 billion regional development program to improve social and economic conditions along the border.

On May 2, 2011, Peru and the Republic of Ecuador exchanged communiqués with identical content regarding the maritime boundaries that will exist between the two countries. These communiqués establish a geographic parallel as the maritime boundary that will apply between Peru and the Republic of Ecuador to address the existence of islands in the adjacent land frontier, that constitutes a special circumstance under applicable international law. At the same time, the communiqués establish the bases for the development of a joint action plan in advance of a recognition between the parties of the Gulf of Guayaquil as a historic bay and will segregate interior waters in both jurisdictions as sovereign waters of both states. The foregoing agreements are all set forth in a series of annexes that are attached to the communiqués. As a result, by virtue of the exchange of communiqués, Peru presented a communiqué addressed to the Secretary General of the United Nations expressing its agreement that, given the existence of the islands, the parallel at Boca de Capones that is set forth in the Nautical Map of Ecuador IOA 42, will be the maritime boundary between Peru and the Republic of Ecuador. On June 6, 2011, Peru and the Republic of Ecuador registered with the United Nation the agreement that established their maritime boundaries.

Peru currently maintains strong political and economic relations with Ecuador. The two governments have signed further agreements on border development, navigation, security and trade. In November 2012, the two governments signed agreements for bilateral development, including a commitment to cooperate in the extraction of natural resources, foster mutual trade and facilitate sea transport in surrounding maritime territories in the Gulf of Guayaquil. In July 2013, the two governments renewed their commitment to increase electrical interconnectivity, agreeing to develop a 500 kV line as part of the International Electrical Interconnection Peru-Ecuador project.

Narco-terrorism and Delinquency

In the 1980s and early 1990s, the Shining Path and Tupac Amaru conducted indiscriminate bombings and selective assassinations throughout Peru. The Government estimates that from 1980 to 1995, the Shining Path’s terrorist activities led to the deaths of approximately 31,300 people. The capture in 1992 of the Shining Path’s founder, Abimael Guzmán, his subsequent life sentence and the jailing of most of the Shining Path’s central committee, considerably weakened the Shining Path. Although the Shining Path is no longer as powerful as it was during the 1980s and early 1990s, members still operate in remote regions in central and southern Peru, where military patrols have decreased due to cuts in military spending. During the last several years there have been sporadic subversive actions in rural areas, especially in the jungle, which have been attributed to the Shining Path. For example, in October 2012, the Shining Path attacked Kiteni, which is the site of transport for employees of the Consorcio Camisea companies. Three helicopters were destroyed in the attack.

Shining Path members have formed alliances with coca farmers and drug traffickers in drug-growing areas of the Upper Huallaga and Apurimac valleys to provide armed protection against the Government’s interdiction efforts. In response to this activity, security forces in Peru continue to monitor subversive activities and have maintained their efforts to prevent the resurgence of a significant terrorist threat, including by reactivating anti-terrorist bases in the valleys, training farmers in areas where the Shining Path operates to assist the military and heightening security in Lima.

The limited state presence in large portions of the interior challenges the Government’s ability to ensure broad-based development for all Peruvians. Peru’s tropical forests are increasingly threatened by shifting migration patterns, unsustainable exploitation of the forest, and the destructive impact of illicit coca production and processing. The lack of government presence in these areas allows drug trafficking, illegal logging, terrorism and other criminal practices to flourish, creating a corrupt, violent and conflictive environment that limits economic opportunities and prevents sustainable economic growth and development.

During 2011, there was a slight increase in the production of coca from 61,200 hectares in 2010 to 62,500 hectares in 2011. The Government reported the eradication of 10,290 hectares of coca fields in 2010, 20.0% more than 2009. In 2011, 10,290 hectares were eradicated, 14.5% less than in 2010. In 2012, 14,171 hectares were eradicated, 37.7% more than in 2011.

In addition to Peru’s coca crop, production of poppies, the source of heroin, has decreased in Peru since 2008. In 2010, the Government eradicated 21.5 hectares of poppies. During 2011, the Government did not eradicate any hectares of poppies. In 2012, 18 hectares were eradicated.

The Government has also implemented measures to prevent money laundering of funds derived from drug trafficking and other illegal activities. Peru requires financial institutions to conduct employee training using preventive methods, obtain basic knowledge about their clients and adhere to a code of conduct. Moreover, financial institutions are required to report to the Unidad de Inteligencia Financiera (Financial Intelligence Bureau) any suspicious activity which may be related to money laundering or financing of terrorism. Peru is a member of Grupo de Acción Financiera de Sudamérica (Financial Action Task Force of South America), commonly known as GAFISUD, a regional task force (multi-lateral organization) that focuses on anti-money laundering efforts and policies. This entity became an associate member of the Financial Action Task Force, or FATF, in 2006.

Legal Proceedings

On September 29, 2006, Mr. Tza Yap Shum and TSG Perú S.A.C., filed a request for arbitration before the International Centre for Settlement of Investment Disputes, or ICSID, alleging that Peru had violated its international obligations under the bilateral investments promotion and protection agreement, or BIT, with the People’s Republic of China. Mr. Tza Yap Shum and TSG Perú S.A.C., are seeking U.S.$20 million in compensation. Peru raised a number of objections to the ICSID tribunal’s jurisdiction.

On June 19, 2009, the tribunal issued a decision that found it had jurisdiction over the claim. It also concluded that many of Mr. Tza’s claims were beyond the scope of the dispute settlement provisions set forth in the BIT between China and Peru, and thus had to be dismissed. However, the tribunal found that it had jurisdiction over the expropriation claim, which it allowed to proceed on the merits. In July 2011, the tribunal ruled in favor of Mr. Tza Yap Shum. Peru filed an annulment which is pending. On November 9, 2011, the ad hoc committee held a hearing on annulment in Washington, D.C.

On January 16, 2008, Peru filed proceedings against Chile before the ICJ concerning a dispute in relation to the delimitation of the boundary between the maritime zones of both countries in the Pacific Ocean and the recognition in favor of Peru of a maritime zone lying within 200 nautical miles of Peru’s coast, which Chile considers to be part of the high seas. Peru has requested the ICJ to determine the course of the boundary between the maritime zones of Peru and Chile and to adjudge and declare that Peru possesses exclusive sovereign rights in the maritime area in question which is beyond Chile’s exclusive economic zone or continental shelf. On March 19, 2009, Peru submitted its initial pleading concerning the maritime delimitation dispute with Chile to the ICJ. The ICJ authorized the submission of a reply by Peru and a rejoinder by Chile by November 9, 2010 and July 11, 2011, respectively. The ICJ held public hearings in the dispute in December 2012. In January 2014, the ICJ ruled on the dispute, siding with Chile on the issue of the border between the two countries. However, the court granted additional maritime territory to Peru, creating a border that runs parallel to the shore at a distance of 200 miles.

On February 2, 2010, Convial Callao S.A. and CCI—Compañía de Concesiones de Infraestructura S.A., or Convial, filed a request for arbitration before the ICSID, alleging that Peru breached the Investment Protection Bilateral Agreement (Convenio Bilateral de Protección de Inversiones) entered between Peru and Argentina in relation to the construction of the Via Expresa Faucett and in relation to certain concession agreements entered into with the Callao Municipality. Convial seeks compensation of U.S.$30 million. On May 21, 2013, the tribunal rendered its decision in favor of Peru.

On July 20, 2010, Renée Rose Levy de Levi, or Renée Rose, filed a request for arbitration before the ICSID, alleging that the dissolution and liquidation of Banco del Nuevo Mundo by SBS was arbitrary. Renée Rose seeks compensation for U.S.$840 million. On January 19, 2011, the tribunal was constituted. On February 26, 2014, the arbitral tribunal rejected Renée Rose’s arguments and did not impute any responsibility to Peru.

On April 15, 2011, Caraveli Cotaruse Transmisora de Energía S.A.C., or Caraveli, filed a request for arbitration before the ICSID, alleging that the denial of granting an extension of the term to obtain a letter of guarantee in accordance with the terms of the concession agreement by the Energy and Mine Ministry and the Government was arbitrary. On January 13, 2012, the claimant filed a memorial on the merits and on May 5, 2012, the respondent filed a counter-memorial on the merits. On April 15, 2013, the tribunal rendered its decision in favor of Peru.

On June 24, 2011, Renée Rose Levy and Gremcitel S.A. filed a motion for arbitration before the ICSID in relation to a property development project. On March 21, 2014, each party filed a statement of costs. Resolution of this case is pending.

On July 22, 2011, DP World Callao S.R.L., P&O Dover (Holging) Limited, and The Peninsular and Oriental Steam Navigation Company filed a request for arbitration before the ICSID, alleging that the decision of the Government denying them the right to participate in the bid for the concession of Muelle Norte del Puerto del Callao was arbitrary. Also they claim that the Republic has breached the concession agreement of Muelle Sur del Puerto del Callao as a result of the improvements of the contractual conditions of the current operator of the concession, Muelle Norte del Puerto del Callao, affecting the economic balance of the concession for Muelle Sur del Puerto del Callao and the competition rights guaranteed by the Government. The claimants seek compensation for U.S.$200 million. The tribunal was constituted on January 10, 2012. On January 30, 2013, Peru filed observations.

On February 15, 2012, Elecnor S.A. and Isolux Corsán Concesiones S.A., filed a request for arbitration before the ICSID. The claim is related to the agreement that the claimants had entered into with the Government to design, construct and operate the electric lines Mantaro-Caravelí-Montalvo and Machu Picchu-Cotaruse. The request was registered on February 25, 2012. On June 4, 2013, Elecnor S.A. filed a memorial on the merits and jurisdiction. On December 19, 2013, the parties arrived at an integral agreement in Lima, Peru, on the claimant’s request for the tribunal to decide on the production of documents. Resolution of this case is pending.

On September 11, 2012, Pluspetrol Peru Corporation and Perupetro, S.A. filed a request for arbitration with the ICSID in connection with a dispute related to a hydrocarbon concession. Resolution of this case is pending.

On May 23, 2012, community members from San Juan de Kañaris filed a complaint with the Inter-American Commission on Human Rights (IACHR) against Peru for allowing Canadian Junior Candente Copper to continue exploration. Resolution of their complaint is pending.

On April 9, 2013, an ICSID arbitral tribunal was constituted in order to arbitrate a claim filed by the Renco Group, Inc. against the Republic of Peru in connection with alleged breaches of treaty obligations relating to Renco’s mining operations. The tribunal held its first session in London on July 18, 2013. Resolution of this claim is pending.

THE ECONOMY

History and Background

Between 1930 and the mid-1960s, Peru had one of the most successful economies in Latin America. During this time, Peru generally deviated from the import-substitution model adopted by other countries in the region. Peru adhered, except for brief intervening periods, to laissez-faire, non-interventionist economic policies. The Government encouraged foreign investment through tax incentives and legislation guaranteeing equal treatment of foreign and domestic investors. Aided by its main exports, consisting of fish, fish products, copper, petroleum and agricultural products, Peru’s economy grew steadily during this period.

Beginning in the mid-1960s, the Peruvian economy experienced a series of setbacks. Public sentiment began to turn resolutely against foreign investment. Pressure for change in economic policies increased as a result of:

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class and social conflicts, characterized by populist resentment against the economic elite that ruled Peru and against the presence of foreign companies in industries related to Peru’s national resources, such as petroleum and mining, and in other prominent sectors of the economy;

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an economic slowdown brought about by a reduction in production and exports due principally to a sudden drop in fish catch and reduced mining and metal processing following the exhaustion of a number of the principal copper and other mines; and

•	the increased cost of living that resulted from higher domestic food prices.

In 1968, the military government headed by General Juan Velasco Alvarado nationalized numerous private enterprises and conducted a campaign against foreign participation in the Peruvian economy. In 1969, the Velasco administration enacted the Ley de Reforma Agraria, or the Agrarian Reform Law, which confiscated large estates from wealthy owners in exchange for long-term bonds issued by Peru, turning the estates into cooperatives run by the former workers of the estates, and adopted high tariffs to shield local industry and manufacturing from foreign competition. During 2010, there was an increase in the volume of administrative and judicial claims filed against Peru in connection with the payment of amounts due in respect of the bonds issued by Peru pursuant to the Agrarian Reform Law. In accordance with a resolution issued by the Peruvian Constitutional Court in 2013, the executive branch enacted a by-law regulating an administrative procedure through which the debt corresponding to the Agrarian bonds can be brought to present value.

Peru’s currency became overvalued, making exports less competitive, and its debt grew sharply during the 1970s. Peru experienced large current account deficits and the Velasco administration borrowed abroad to finance these deficits rather than change its policies. Many cooperative farms, operated by people with little management experience, went bankrupt and agricultural production decreased.

In 1975, General Francisco Morales-Bermúdez Cerruti implemented an economic austerity program designed to correct the economic disequilibrium reflected in Peru’s fiscal and current account deficits and high external debt burden. The Government implemented fiscal and monetary restraints and devalued the currency. These measures coincided with increases in international prices of Peru’s main exports. The fiscal deficit narrowed and by 1979 Peru had achieved a significant current account surplus.

In 1980, the civilian government led by Fernando Belaúnde reinstituted high spending and borrowing but was forced to adopt more restrained spending policies in later years. The policies adopted by President Alan García Pérez, who assumed the presidency in 1985, brought Peru to a deepening economic crisis. The García administration increased spending, declared a debt moratorium and attempted to nationalize the banking system and other key industries. Private investment collapsed, the public sector deficit increased and exports dwindled. By 1990, the annual inflation rate had increased to 7,650%, net international reserves had been completely depleted and the economy had entered its third year of recession. The García administration was also had to confront terrorist activities by the Shining Path and Tupac Amaru.

In 1990, Alberto Fujimori, a university professor, won the presidential election on a platform that emphasized his “outsider” status and his opposition to “traditional” politicians. President Fujimori inherited an economy beset by recession, hyperinflation and high levels of external debt. President Fujimori immediately moved to cut public spending, increase taxes, tame inflation and open the economy to foreign investment.

Within the first few years of his presidency, President Fujimori dismantled protectionist and interventionist laws and policies to create a liberal economy dominated by private sector and market forces. In order to encourage foreign investment, the Fujimori administration undertook an ambitious privatization program, strengthened and simplified Peru’s tax system, opened the economy to foreign investment and lifted exchange controls and restrictions on remittances of profits, dividends and royalties. Although the Fujimori administration successfully privatized many state entities, the privatization program waned in the later years of the administration because of adverse market conditions and Fujimori’s adoption of a more populist stance prior to the 2000 elections.

As time went on, the Fujimori administration became increasingly authoritarian, as evidenced by the dissolution of Congress in 1992, his consolidation of power in the executive branch following adoption of the 1993 Constitution and his alliance with Vladimiro Montesinos, an intelligence advisor. President Fujimori’s authoritarianism exacted a price on Peru’s political system, although it had little effect on the successes of his economic program.

On November 20, 2000, Congress removed President Fujimori from office and Valentín Paniagua assumed the presidency on a transition basis. The Paniagua administration adopted fiscal policies to reduce spending, restore confidence, reform the tax system and stabilize the economy.

In June 2001, Alejandro Toledo Manrique was elected president based on a platform that recognized the value of an open economic system and rejected Fujimori’s legacy of political authoritarianism. President Toledo vowed to restore democracy, fiscal discipline and transparency to the Government. He pledged to increase the living standards of the poor and disadvantaged, who constitute a majority of Peru’s population, through improvements in education, health and employment opportunities. He also promised to continue the economic reforms and privatization program first advanced by the Fujimori administration.

President Toledo assumed the presidency in July 2001 against a backdrop of high unemployment and underemployment, economic recession and social need more severe than the Fujimori administration had acknowledged. Despite the economic achievements between 1990 and 2000, poverty remained a persistent problem in Peru. More than half of the population lived below the poverty line, as defined by the World Bank, adjusted to reflect differences in purchasing power. A significant number of Peruvians lived on a monthly per capita income of less than U.S.$30.

President Toledo implemented a number of proposals to stimulate Peru’s economy, including privatization and fiscal austerity programs. President Toledo’s policies spurred sustained GDP growth since the fourth quarter of 2001. Despite this growth, the Toledo administration fell in the polls and faced ongoing social protests and unrest spurred by disappointment that President Toledo’s policies did not immediately lead to a significant reduction in the high rates of unemployment, underemployment and poverty.

On June 4, 2006, President García was elected to a five-year term after winning approximately 53% of the nationwide vote in a run-off election against Ollanta Humala. The García administration was elected on a platform that sought to implement social and political reforms and to provide continuity to the macroeconomic stability of the preceding years, as well as solidifying Peru’s relationships with its international partners. President García adopted policies that brought Peru closer to the United States and other developed economies, seeking to consolidate the existing relationships and sign trade agreements with these countries. President García also sought to achieve economic development for all Peruvians while ensuring economic and political stability. During President García’s term in office, Peru signed free trade agreements with the United States, Canada, Singapore, China and Chile, and continued with market-oriented policies that spurred economic growth.

On June 5, 2011, Ollanta Humala was elected president to a five-year term after winning a run-off election against Keiko Fujimori. While the election of President Humala initially generated political and economic uncertainty, President Humala took decisive steps to demonstrate continuity with the prior administration’s economic policies. Shortly after his inauguration, President Humala confirmed Julio Velarde as president of the Central Bank of Peru and appointed Luis Miguel Castilla as minister of economy and finance, both of whom served as senior members in the prior administration and were strong proponents of open market policies.

Since taking office on July 28, 2011, President Humala’s administration has continued to implement policies that promote macroeconomic stability, fiscal discipline and domestic and foreign investment. In addition, President Humala’s administration has not made any significant shift in trade policy and has not experienced any adverse changes with its major trading partners, relative to the prior administration.

In addition to strong economic growth, President Humala’s administration is also focused on promoting a broader agenda of social inclusion by developing social programs that benefit the poorest sectors of the population. President Humala has vowed to lift the country out of extreme poverty by investing in social inclusion programs, with an emphasis on health, education and infrastructure projects.

Developments from 2009 to 2013

Introduction

From 2009 to 2013, Peru experienced a period of sustained economic expansion. The economy expanded by 0.9% in 2009, 8.8% in 2010, 6.9% in 2011, 6.3% in 2012 and 5.0% in 2013. Provided below is a discussion of the key trends and events affecting economic results during this period.

2009

In 2009, GDP expanded by 0.9%, as compared to 2008. The deceleration of economic growth was due primarily to weak private consumption and a decrease in private investment, which resulted in a 2.8% decline in domestic demand during 2009. Exports decreased 13.1% to U.S.$27.0 billion in 2009, compared to U.S.$31.0 billion in 2008. The current account posted a deficit equivalent to 0.6% of GDP.

The following were the key economic results for 2009:

•	the current account deficit totaled U.S.$0.7 billion, or 0.6% of GDP, as compared to a current account deficit of U.S.$5.3 billion, or 4.2% of GDP, in 2008;

•	the non-financial public sector registered a deficit of U.S.$1.9 billion, or 1.3% of GDP, as compared to a surplus of U.S.$3.2 billion, or 2.4% of GDP, for 2008;

•	the balance of public sector external debt totaled U.S.$20.6 billion, or 16.2% of GDP, as compared to U.S.$19.2 billion, or 15.1% of GDP, as of December 31, 2008;

•	foreign direct investment was U.S.$6.0 billion, as compared to U.S.$6.2 billion during 2008;

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exports decreased by 13.1%, to U.S.$27.0 billion, as compared to U.S.$31.0 billion in 2008, primarily as a result of a decrease in exports of copper, hydrocarbons and agricultural and textile products;

•	the balance of public sector domestic debt totaled U.S.$13.9 billion, or 10.9% of GDP, as compared to U.S.$11.4 billion, or 9.0% of GDP, as of December 31, 2008;

•	the inflation rate was 0.2%, as compared to an inflation rate of 6.7% for 2008; and

•	the net international reserves of the Central Bank increased by 6.2%, to U.S.$33.1 billion as of December 31, 2009, as compared to U.S.$31.2 billion as of December 31, 2008.

2010

During 2010, GDP grew by 8.8%, compared to 2009. The sectors that experienced growth were agriculture and livestock, hydrocarbons, construction, utilities and other services. The expansion of 24.0% in the hydrocarbons sector in 2010 was due primarily to oil extraction, especially that of natural gas. The dynamic development of the natural gas market in the country was driven by an increased use of this resource in the electric power market, and in mechanic transportation, as well as in industrial, commercial and residential consumption. The expansion in the utilities sector was due to increased production in the electric power sector/industry. Growth in the construction sector resulted in a greater local consumption of concrete and in increased investment in construction works. The livestock and agriculture sectors grew, primarily driven by increased production of products destined for the domestic market. Finally, the commerce sector grew as a result of the increase in the commerce of motor vehicles, construction and hardware materials.

The following were the key economic results during 2010:

•	public sector domestic debt totaled U.S.$16.1 billion, or 10.5% of GDP;

•	the current account registered a deficit equal to 2.5% of GDP;

•	exports increased 31.9%, from U.S.$27.0 billion to U.S.$35.6 billion, as compared to a decrease of 13.1% during 2009;

•	the overall balance of the non-financial public sector registered a deficit of U.S.$0.4 billion, or 0.2% of GDP, as compared to a deficit of U.S.$1.9 billion, or 1.3% of GDP, for 2009;

•	inflation increased by 2.1%, as compared to an inflation rate of 0.2% for 2009;

•	public sector external debt totaled U.S.$19.9 billion, or 12.9% of GDP;

•	net international reserves of the Central Bank increased to U.S.$44.1 billion as of December 31, 2010, compared to U.S.$31.2 billion as of December 31, 2009; and

•	foreign direct investment was U.S.$8.2 billion, as compared to U.S.$6.0 billion during 2009.

2011

In 2011, GDP expanded by 6.9% compared to 2010. The deceleration of economic growth was primarily due to a moderation in the domestic demand dynamic, as a result of a decrease in public expenditures during the year. This decrease in public expenditures was principally caused by the issuance, in March 2011, of Supreme Decree No. 012-2011 which sought to increase public savings in order to withstand the adverse effects of a downturn in the international economy after the 2009 crisis and a decrease in private investment. Exports increased by 30.1%, to U.S.$46.3 billion, compared to U.S.$35.6 billion in 2010. The current account posted a deficit equivalent to 1.3% of GDP. The following were the key economic results during 2011:

•	public sector domestic debt totaled U.S.$18.1 billion, or 10.2% of GDP;

•	the current account registered a deficit equal to 1.9% of GDP;

•	exports increased 30.1%, from U.S.$35.6 billion to U.S.$46.3 billion, as compared to an increase of 31.9% during 2010;

•	the overall balance of the non-financial public sector registered a surplus of U.S.$3.4 billion, or 2.0% of GDP, as compared to a deficit of U.S.$0.4 billion or 0.2% of GDP, for 2010;

•	the inflation rate was 4.7%, as compared to an inflation rate of 2.1% for 2010;

•	public sector external debt totaled U.S.$20.2 billion, or 11.4% of GDP;

•	the net international reserves of the Central Bank increased to U.S.$48.8 billion as of December 31, 2011 as compared to U.S.$44.1 billion as of December 31, 2010; and

•	foreign direct investment was U.S.$8.1 billion, as compared to U.S.$8.2 billion during 2010.

2012

In 2012, GDP expanded by 6.3% compared to 2011. The deceleration of economic growth as compared to 2011 was primarily due to a decrease in net exports and an increase in international economic uncertainty. The trade balance recorded a surplus of U.S.$5.1 billion compared to U.S.$9.3 billion in 2011, while the current account posted a deficit of U.S.$6.5 billion, or 3.6% of GDP. The following were the key economic results during 2012:

•	public sector domestic debt totaled U.S.$20.5 billion, or 10.3% of GDP;

•	the current account registered a deficit of U.S.$6.5 billion, or 3.3% of GDP;

•	exports decreased slightly by 0.1%, from U.S.$46.3 billion in 2011 to U.S.$46.2 billion in 2012, as compared to a 30.1% increase in 2011 compared to 2010;

•	the overall balance of the non-financial public sector registered a surplus of U.S.$4.1 billion, or 2.1% of GDP, as compared to a surplus of U.S.$3.4 billion, or 2.0% of GDP for 2011;

•	the inflation rate was 2.6%, as compared to an inflation rate of 4.7% for 2011;

•	public sector external debt totaled U.S.$20.4 billion, or 10.2% of GDP;

•	the net international reserves of the Central Bank increased to U.S.$64.0 billion as of December 31, 2012, as compared to U.S.$48.8 billion as of December 31, 2011; and

•	foreign direct investment was U.S.$12.3 billion in 2012, as compared to U.S.$8.1 billion in 2011.

2013

In 2013, GDP expanded by 5.0% compared to 2012, due largely to public sector investment and public and private consumption. The trade balance recorded a deficit of U.S. $0.4 billion compared to a U.S. $5.1 billion surplus in 2012, while the current account posted a deficit of U.S. $10.2 billion or 4.9% of GDP. The following were the key economic results during 2013:

•	public sector domestic debt totaled U.S.$20.0 billion, or 9.7% of GDP;

•	the current account registered a deficit of U.S.$10.2 billion, or 4.9% of GDP;

•	exports decreased by 9.5%, from U.S.$46.2 billion in 2012 to U.S.$41.3 billion in 2012, as compared to a 0.1% decrease in 2012 compared to 2011;

•	the overall balance of the non-financial public sector registered a surplus of U.S.$2.0 billion, or 0.8% of GDP, as compared to a surplus of U.S.$4.1 billion, or 2.1% of GDP for 2012;

•	the inflation rate was 2.9%, as compared to an inflation rate of 2.6% for 2012;

•	public sector external debt totaled U.S.$18.8 billion, or 9.1% of GDP;

•	the net international reserves of the Central Bank increased to U.S.$65.7 billion as of December 31, 2013, as compared to U.S.$64.0 billion as of December 31, 2012; and

•	foreign direct investment was U.S.$10.0 billion in 2013, as compared to U.S.$12.3 billion in 2012.

Developments in Argentina, Bolivia, Brazil, Colombia, Ecuador and Venezuela

On October 28, 2007, Cristina Fernández took office as president of Argentina, succeeding her husband, president Néstor Kirchner. On October 23, 2011, Cristina Fernández was reelected as president of Argentina. President Fernández is a member of Frente para la Victoria, which has a leftist ideology. Her first months in office were marked by economic and political unrest, as well as high inflation rates and power outages and shortages. In March 2008, the federal government introduced a new tariff regime, which effectively set a maximum price for crops. This sparked widespread strikes and protests by farmers, including a 21-day strike in which, among other things, roadblocks were set up throughout the country, triggering Argentina’s most significant political crisis in five years. As a consequence of the protests and the subsequent lack of support in the Senate for the tariff, the federal government abrogated the regime of sliding-scale export tariffs. In December 2008, the Argentine government transferred the approximately U.S.$29.3 billion in assets held by the country’s 10 private pension fund management companies (Administradoras de Fondos de Jubilaciones y Pensiones, or AFJPs) to the Government-run social security agency, or ANSES. AFJPs were the largest participants in the country’s local capital market. With the nationalization of their assets, the local capital market in Argentina diminished in size and is now concentrated in the hands of the government. In addition, the government became a significant shareholder in many of the country’s private companies. The nationalization of the AFJPs has adversely affected investor confidence in Argentina. In April 2012, the Argentine government temporarily intervened YPF S.A. for a period of thirty days, which was extended for an additional 30 days. On May 3, 2012, the Argentine congress passed Law No. 26,741, which established the expropriation of 51.0% of the share capital of YPF S.A. represented by an identical stake of Class D shares owned, directly or indirectly, by Repsol YPF S.A. and its controlled or controlling entities. The expropriated shares, which have been declared of public interest, will be assigned as follows: 51.0% to the federal government and 49.0% to the governments of the provinces that compose the National Organization of Hydrocarbon Producing States. There is no certainty about the consequences that the expropriation of YPF S.A. would have on Argentina’s economy, on the confidence of local and international investors, on the business environment in Argentina and what reaction it will generate from other countries, international organizations or economic blocs.

In Brazil, Dilma Vana Rousseff was elected president on October 31, 2010 for a four-year term and took office on January 1, 2011. Brazil showed strong growth and low rates of inflation until 2012, which led to a decrease in unemployment and an improvement in the balance of trade. However, after this exceptional period of growth, the Brazilian economy seems to be showing signs of weakness, due to stalling prices in raw materials for export, stagnating internal consumption (due to high levels of housing debt) and low levels of investment. Growth was minor in 2012, however 2013 saw an uptick with a 2.5% increase in GDP, which is predicted to continue in 2014.

Under Bolivian president Evo Morales’ oil, gas and strategic sectors nationalization plan, Bolivia has expropriated foreign energy companies, mining companies, private pension funds and telecommunications companies’ interests in Bolivia or forced renegotiation under unfavorable terms. During late 2007, 2008 and 2009, president Morales experienced strong opposition from the wealthy and productive provinces of the west of Bolivia, which forced a referendum to vacate his presidency. Even though president Morales won by a comfortable margin, the unstable political situation and struggle with the opposition provinces has continued. President Morales is also currently involved in a legal battle to call a referendum to approve a new constitution.

Rafael Correa was elected president of Ecuador in November 2006. His policies have been similar to those of Bolivia and Venezuela, having expropriated or forced the renegotiation under unfavorable terms of interests of foreign companies in the oil sector. On September 28, 2008, a constitutional reform promoted by President Correa was approved, increasing his powers and giving the executive branch greater control of Ecuador’s resources. President Correa was re-elected in 2013.

In Colombia, president Juan Manuel Santos, who assumed office on August 7, 2010, has continued with the market-oriented policies and strong drive to defeat the guerillas promoted by his predecessor, president Alvaro Uribe. During 2009, Colombia’s army saw several successes in its war against the FARC guerilla, including the release through a military operation of prominent hostages, the death of its leader and increased rates of desertion among FARC members. Colombia has continued to tighten commercial and military ties with the United States, with which it has signed a free trade agreement, which was approved by the U.S. Congress in October 2011.

In March 2013, President Hugo Chavez of Venezuela died. The administration of president Hugo Chávez promoted a model of increased state participation in the economy through exchange and price controls, state-owned companies, welfare programs, worker co-management and cooperatives and social production companies through which the Venezuelan government provides financial and training support. President Chávez had expropriated foreign companies’ interests, or forced sale under unfavorable terms, in several sectors of the economy, including steel, cement, energy, oil, media and telecommunications. President Chavez’s foreign policy has included intensive regional and international diplomacy intended to influence regional economic integration and diversify commercial relationships for the region. His foreign policy had opposed United States interests in Latin America, which included increased ties with countries such as Russia, China and Iran. So far, windfall oil revenues have allowed an increase in domestic spending programs. Nicolas Maduro, the acting Vice President and the former Minister of Foreign Affairs under President Chavez served as acting president. In April 2013, Nicolas Maduro was elected President of Venezuela. Since taking office in April 2013, President Maduro’s administration has continued to promote the policies of the previous administration.

Negative investor reaction to developments in any of these countries could adversely affect the market for securities issued by Latin and South American countries, cause foreign investors to withhold capital from the region and cause uncertainty about plans for further integration of the region’s economies. Any of these events could adversely and materially affect Peru.

The Economic Policies of the Humala Administration

On June 5, 2011, Ollanta Humala was elected president after winning a run-off election against Keiko Fujimori. While the election of President Humala initially generated political and economic uncertainty, President Humala took decisive steps to demonstrate continuity with the prior administrations’ economic policies. Shortly after his inauguration, President Humala ratified Julio Velarde as president of the Central Bank of Peru and appointed Luis Miguel Castilla as minister of economy and finance, both of whom served as senior members of the previous administration and have been strong proponents of open market policies.

Since taking office on July 28, 2011, President Humala’s administration has continued to implement policies that promote macroeconomic stability, fiscal discipline and domestic and foreign investment. Also, the Humala administration has not made a shift in trade policy and has not experienced any changes with its major trading partners, relative to the prior administration.

In addition to strong economic growth, the administration is also focused on promoting a broader agenda of social inclusion by developing social programs that benefit the poorest sectors of the population. President Humala has vowed to lift the country out of extreme poverty by investing in social inclusion programs, with an emphasis on health, education and infrastructure projects.

The following are some of the key initiatives and laws that have been implemented by President Humala’s administration:

•

Prior Consultation Right of Local Indigenous Communities. On September 7, 2011, the Government passed Law No. 29785 on the Prior Consultation Right of the Indigenous Population, which is based on the International Labor Organization’s 169th Convention that was ratified by Peru in 1993. The law establishes a prior consultation procedure that the Government must carry out with local indigenous communities whose rights may be directly affected by new legislative or administrative measures, as well as national and regional plans, programs and projects. Complementary regulations are found in Supreme Decree No. 001-2012-MC.

•

Mining Royalty Tax. On September 28, 2011, the Government amended the royalty mining law to increase taxation on metallic and non-metallic mining activities. Effective October 1, 2011, the royalty for the exploitation of metallic and non-metallic resources will be the greater of a statutory scale of tax rates applied to a company’s operating profit and 1.0% of a company’s net sales. The Government seeks to use the additional resources from mining activities to improve the infrastructure in some of the poorest areas of the country.

•

Pension 65. In the fourth quarter of 2011, President Humala launched the Pension 65 program, which is designed to provide financial assistance to senior citizens over the age of 65 who do not have access to pension plan benefits. The program has been rolled out to some of the poorest regions in the country, assisting over 40,000 senior citizens during its first year. in extreme poverty by providing them with S/.250 per month. The Government intends to gradually roll out this program on a national scale.

•

Other Social Programs. Other social initiatives launched by the Humala administration in 2011 include a system of mobile emergency medical units serving the poorest areas (SAMU) of the country; academic scholarships for underprivileged students (Beca 18); the program Juntos, which provides monetary incentives to families in extreme poverty in exchange for their commitments to provide their children with medical and educational services offered by the Government; and the program Cuna Más (One More Crib) which provides cribs and child care services for the first-born child in homes located in high-poverty districts and aided 4,884 families in its first year.

The key economic measures adopted by the Humala administration during 2014 designed to promote private investment have included the following:

•

In July 2014, Peru implemented measures to relax environmental rules for oil and gas projects, streamline bureaucracy and reduce labor overhead, according to proposals in draft legislation unveiled by President Humala. The government seeks to relax environmental rules by temporarily reducing fines and speeding up the approval process for permits related to oil and gas exploration.

•	Peru will seek to limit fines that may be imposed by the environmental regulator (OEFA) over the next three years.

•

President Humala proposed a tax stability contract for mining companies that would lock taxation rates for 15 years on investments of at least U.S.$500 million. The legislation broadens existing tax stability contracts to cover additional investments, such as expansions of existing mining operations.

•	Other measures include efforts to reduce bureaucratic filings, improve transparency and relax environmental regulations further in key economic sectors.

Gross Domestic Product and the Structure of the Economy

In the five-year period ended December 31, 2013, Peru’s economy grew at an annual compound rate of 5.5% in real terms. The economic expansion during this period has been based on solid economic fundamentals resulting from strong private investment, price stability, improvement in public finances and lower external public debt. Since 2009, domestic demand (total gross investment and public and private consumption) has been the main source of growth, with a 6.1% average increase in real terms between 2009 and 2013. In 2009, Peru’s economy expanded 0.9% in real terms based on GDP growth, domestic demand decreased 2.8% despite the growth in public investment and private and Government consumption. In 2010, Peru’s economy grew 8.8% in real terms, compared to 2009. In 2011, Peru’s economy grew 6.9% in real terms, compared to 2010. In 2012 Peru’s economy maintained the same level of growth of the previous year, reaching 6.3% in real terms. In 2013, Peru’s economy grew by 5.0% in real terms, due largely to public sector investment and public as well as private consumption.

In the five-year period ended December 31, 2013, private consumption experienced an annual average increase of 5.2% in real terms and 5.2% in 2013. In 2009, gross private investment decreased by 15.1%, as compared to 2008. In 2010 gross private investment grew 22.1% while in 2011 gross private investment grew 11.4%. In 2012, gross private investment grew 13.5%, as compared to 2011 while in 2013 gross private investments grew 3.9%, as compared to 2012.

During 2009, private consumption was U.S.$83.2 billion, a growth of 2.4% in real terms, as compared to U.S.$81.3 billion in 2008, as a result of the slower increase in national income. Private investment decreased to 15.1%, even though a considerable number of projects were undertaken, primarily in the mining, hydrocarbons, electricity, transportation, telecommunications and manufacturing sectors. Total gross investment decreased 20.6% in 2009 despite the fact that public investment by the central Government, local governments and government-owned companies increased compared to 2008.

During 2010, private consumption was U.S.$95.6 billion, a growth of 6.3% in real terms, as a result of slower increase in national income. Private investment increased 22.1%, largely driven by a considerable number of projects developed, primarily in the mining, hydrocarbons, electricity, transportation, telecommunications and manufacturing sectors. Total gross investment increased 35.9%, while public and private investment increased 26.7% and 22.1%, respectively, in each case, as compared to 2009.

In 2011, private consumption was U.S.$107.7 billion, an increase of 6.2% in real terms, as a result of an increase in national income, higher rates of employment and an increase in consumer confidence. Total gross investment increased 9.6%, public investment decreased 18.0% and private investment increased 11.4%, as compared to 2010. The decrease in the growth of private investment was due to the uncertainty generated by the presidential elections held during the second half of 2011 and the social protests against mining investments.

In 2012, private consumption was U.S.$123.4 million, representing a growth of 5.8% in real terms as a result of growth in national disposable income, which increased by 6.6% in 2012, as compared to 2011, national urban employment, which increased by 4.0% in 2012 as compared to 2011, and consumer credit, which increased by 14.4% in 2012 as compared to 2011. Public investment increased 20.8% in 2012 due to a considerable number of projects undertaken by local and regional governments in road and infrastructure, education, health, clean drinking water and sewage developments, while private investment increased 13.5% during the year, primarily due to an increase in the levels of construction corresponding to the development of several new housing and commercial real estate projects. Total gross investments increased 9.7% during 2012 compared to 2011.

In 2013, private consumption was U.S.$130.3 billion, representing a growth of 5.2% in real terms as a result of growth in national disposable income, which increased by 4.8% in 2013 as compared to 2012. Public investment increased 14.9% in 2013 due to higher levels of investment in local and national government projects, while private investment increased 3.9% during the year, due principally to increased investment in the mining, hydrocarbons, manufacturing, and fishing sectors, among others. Total gross investments increased 6.8% during 2013 compared to 2012.

The following tables set forth GDP by expenditure for the periods presented.

Gross Domestic Product by Expenditure

(in millions of U.S. dollars, at current prices)

	For the 12 months ended December 31,
	2009(1)	2010(1)	2011(1)	2012(1)	2013(1)
Government consumption	13,194	15,321	17,321	20,563	21,726
Private consumption	83,177	95,582	107,691	123,383	130,263

Gross investment:
Public sector	6,714	9,110	7,973	10,399	11,857
Private sector	22,397	29,512	34,521	42,646	44,533
Change in inventories	(2,756)	172	2,218	197	737

Total gross investment	26,356	38,794	44,712	53,242	57,127

Exports of goods and services	30,608	39,274	50,693	51,392	47,692
Imports of goods and services	25,965	35,080	43,757	48,833	50,138

Net (exports)	4,643	4,193	6,936	2,558	(2,446)

GDP	127,370	153,891	176,651	199,746	206,670

(1)	Preliminary data.

Source: Central Bank.

Gross Domestic Product by Expenditure

(in millions of nuevos soles, at constant 1994 prices)

	For the 12 months ended December 31,
	2009(1)	2010(1)	2011(1)	2012(1)	2013(1)
Government consumption	18,095	19,518	20,732	22,691	24,112
Private consumption	131,992	140,372	149,130	157,843	165,974

Gross investment:
Public sector	10,331	13,091	10,741	12,978	14,910
Private sector	36,918	45,066	50,191	56,997	59,192
Change in inventories	(4,274)	250	3,092	278	912

Total gross investment	42,974	58,408	64,024	70,233	75,013

Exports of goods and services	36,678	37,152	40,410	42,810	43,246
Imports of goods and services	36,584	45,371	49,801	54,987	57,776

Net (exports)	94	(8,219)	(9,391)	(12,177)	(14,529)

GDP	193,155	210,079	224,496	238,590	250,570

(1)	Preliminary data.

Source: Central Bank.

From 2009 to 2013, public savings increased due to increased tax collections. However, in 2009, public savings reached only 4.6% of GDP, primarily due to the increase in public consumption which grew 16.5% as compared to 2008. In 2010, 2011 and 2012, public savings reached 6.0%, 7.2% and 7.8% of GDP, respectively, due to an increase in current revenues. In 2013, public savings were reduced to 6.9%. In 2009, private savings represented 15.5% of GDP, as compared to 15.9% of GDP in 2008. In 2010, 2011, 2012 and 2013, private savings represented 16.7%, 16.2%, 15.6% and 15.8% of GDP, respectively.

From 2009 to 2013, domestic savings as a percentage of GDP increased from 20.1% to 22.7%, due to an increase in both private and public savings, reflecting improvement in the economic factors discussed above. In 2009, domestic savings decreased to 20.1% of GDP from 22.7% of GDP in 2008, due to an increase in public consumption. During 2010, domestic savings represented 22.7% of GDP, an increase as compared to the 20.1% for 2009. In 2011 domestic savings were 23.4% of GDP, an increase compared to the 22.7% recorded for 2010. At the end of 2012, domestic savings represented 23.4% of GDP. In 2013, domestic savings were 22.7%, a slight decrease from the 23.4% recorded in 2012.

External savings, as a percentage of GDP, decreased from 4.2% of GDP in 2008 to 0.6% of GDP in 2009. In 2010, 2011, 2012 and 2013 external savings represented 2.5%, 1.9%, 3.3% and 4.9% of GDP, respectively, reflecting a decrease only during 2011, followed by a recovery in 2012, which was mainly due to increased levels of fixed investment as compared to 2011. In 2013, the slight increase in investment from 26.7% of GDP to 27.6% of GDP was due primarily to higher external savings, which increased from 3.3% of GDP to 4.9%.

Domestic investment as a percentage of GDP decreased from 26.9% in 2008 to 20.7% in 2009, primarily due to a decrease in private investment and the realization of inventory, before rebounding in 2010 and closing out

2012 once again at 26.7% which flowed mainly into mining projects, the Camisea gas project, the construction of new plants and the expansion of existing ones in the cement, food, electricity and hotel industries. This dynamism was the result of the natural increase of supply as domestic demand increased driven by economic growth. This trend continued in 2013 as domestic investment increased to 27.6% compared to 26.7% in 2012.

Gross Domestic Product by Expenditure

(as a percentage of total GDP, at current prices)

	For the 12 months ended December 31,
	2009(1)	2010(1)	2011(1)	2012(1)	2013(1)
Government consumption	10.3	9.9	9.8	10.3	10.6
Private consumption	65.4	62.1	61.0	61.8	63.0

Gross investment:
Public sector	5.2	5.9	4.5	5.2	5.8
Private sector	17.7	19.2	19.6	21.4	21.5
Change in inventories	(2.2)	0.1	1.3	0.1	0.3

Total gross investment	20.7	25.2	25.3	26.7	27.6

Exports of goods and services	24.0	25.5	28.7	25.7	23.1
Imports of goods and services	20.4	22.8	24.8	24.4	24.3

Net (exports)	3.6	2.7	3.9	1.3	(1.2)

GDP	100.0	100.0	100.0	100.0	100.0

(1)	Preliminary data.

Source: Central Bank.

Gross Domestic Product by Expenditure

(percentage change from previous period, at constant 1994 prices)

	For the 12 months ended December 31,
	2009(1)	2010(1)	2011(1)	2012(1)	2013(1)
Government consumption	16.5	7.9	6.2	9.4	6.3
Private consumption	2.4	6.3	6.2	5.8	5.2

Gross investment:
Public sector	21.6	26.7	(18.0)	20.8	14.9
Private sector	(15.1)	22.1	11.4	13.5	3.9
Change in inventories	(302.0)	105.9	1,135.7	(91.0)	227.6
Total gross investment	(20.6)	35.9	9.6	9.7	6.8

Exports of goods and services	(3.2)	1.3	8.8	5.9	1.0
Imports of goods and services	(18.6)	24.0	9.8	10.4	5.1
Net (exports)	(101.3)	(8,818.9)	(14.3)	(29.7)	(19.3)

Real GDP	0.9	8.8	6.9	6.3	5.0

(1)	Preliminary data.

Source: Central Bank.

Investment and Savings

(as a percentage of current GDP)

	For the 12 months ended December 31,
	2009(1)	2010(1)	2011(1)	2012(1)	2013(1)
Domestic savings:
Public savings	4.6	6.0	7.2	7.8	6.9
Private savings	15.5	16.7	16.2	15.6	15.8

Total domestic savings	20.1	22.7	23.4	23.4	22.7

External savings	0.6	2.5	1.9	3.3	4.9

Total savings	20.7	25.2	25.3	26.7	27.6
Domestic investment	20.7	25.2	25.3	26.7	27.6

(1)	Preliminary data.

Source: Central Bank

As indicated in the table below, the standard of living of the Peruvian population as measured by GDP per capita continually increased from 2009 to 2013. Per capita GDP rose from U.S.$4,372 in 2009 to U.S.$6,780 in 2013 due principally to increased commercial activity and greater access to employment, and continued increases in domestic demand. During 2009, per capita GDP decreased 0.9% compared to 2008 due primarily to the slowdown in the economy caused by the global financial crisis that began in 2008. In 2010, 2011, 2012 and 2013, per capita GDP increased 19.5%, 13.5%, 11.8% and 2.3%, respectively, in each case, compared to the prior year.

Per Capita GDP(1)

(in U.S. dollars, at current prices)

	2009(2)	2010(2)	2011(2)	2012(2)	2013(2)
Per capita GDP	4,372	5,223	5,928	6,628	6.780

(1)	Without adjustment to reflect changes in purchasing power.
(2)	Preliminary data.

Source: Central Bank.

Principal Sectors of the Economy

The principal economic activities in Peru are services (including wholesale and retail trade, transportation and tourism), manufacturing, agriculture and livestock, and mining and hydrocarbons.

Gross Domestic Product by Sector

(in millions of nuevos soles, at constant 1994 prices)

	For the 12 months ended December 31,
	2009(1)	2010(1)	2011(1)	2012(1)	2013(1)
Primary production:
Agriculture and livestock(2)	15,050	15,782	16,487	17,433	17,811
Fishing	861	755	996	864	973
Mining and hydrocarbons(3)	11,037	11,021	11,000	11,242	11,570

Total primary production	26,948	27, 558	28,483	29,539	30,354

Secondary production:
Manufacturing	27,672	31,574	33,347	33,873	34,452
Construction	12,037	14,135	14,566	16,762	18,195
Electricity and water	3,912	4,213	4,526	4,770	5,037

Total secondary production	43,621	49,922	52,440	55,405	57,684

Services:
Wholesale and retail trade	28,693	31,473	34,251	36,549	38,682

Other services(4):
Transportation and communications	17,194	18,292	20,245	20,034	23,066
Financial services and insurance	6,375	7,149	7,873	6,678	9,277
Services rendered to private enterprise	13,524	14,507	15,971	17,649	18,303
Restaurants and hotels	7,341	7,990	8,773	10,017	10,279
Government services	11,785	12,405	13,047	12,879	14,291
Other services	19,320	20,395	21,370	26,235	23,818
Taxes	18,354	20,395	22,045	23,611	24,821

Total other services	93,893	101,132	109,323	117,103	123,855

Total services	122,586	132,605	143,574	153,652	162,537

Total GDP	193,155	210,079	224,496	238,590	250,570

(1)	Preliminary data.
(2)	Includes forestry.

(3)	Includes non-metallic mining.

Source: Central Bank.

The following tables set forth the distribution of GDP in the Peruvian economy, indicating the percentage contribution to GDP and the growth rate for the periods shown for each sector, in each case compared to the previous corresponding period.

Gross Domestic Product by Sector

(as a percentage of GDP, at constant 1994 prices)

	For the 12 months ended December 31,
	2009(1)	2010(1)	2011(1)	2012(1)	2013(1)
Primary production:
Agriculture and livestock(2)	7.8	7.5	7.3	7.3	7.1
Fishing	0.4	0.4	0.4	0.4	0.4
Mining and hydrocarbons(3)	5.7	5.2	4.9	4.7	4.6

Total primary production	14.0	13.1	12.7	12.4	12.1

Secondary production:
Manufacturing	14.3	15.0	14.9	14.2	13.7
Construction	6.2	6.7	6.5	7.0	7.3
Electricity and water	2.0	2.0	2.0	2.0	2.0

Total secondary production	22.6	23.8	23.4	23.2	23.0

Services:
Wholesale and retail trade	14.9	15.0	15.3	15.3	15.4

Other services(4):
Transportation and communications	8.9	8.7	9.0	8.4	9.2
Financial services and insurance	3.3	3.4	3.5	2.8	3.7
Services rendered to private enterprise	7.0	6.9	7.1	7.4	7.3
Restaurants and hotels	3.8	3.8	3.9	4.2	4.1
Government services	6.1	5.9	5.8	5.4	5.7
Other services	10.0	9.7	9.5	11.0	9.5
Taxes	9.5	9.7	9.8	9.9	9.9

Total other services	48.6	48.1	48.7	49.1	49.4

Total services	63.5	63.1	64.0	64.4	64.9

Total GDP	100.0	100.0	100.0	100.0	100.0

(1)	Preliminary data.
(2)	Includes forestry.
(3)	Includes non-metallic mining.

Source: Central Bank.

Gross Domestic Product by Sector

(percentage change from previous period, at constant 1994 prices)

	For the 12 months ended December 31,
	2009(1)	2010(1)	2011(1)	2012(1)	2013(1)
Primary production:
Agriculture and livestock(2)	2.3	4.9	4.5	5.7	2.2
Fishing	(7.9)	(12.2)	31.8	(13.2)	12.6
Mining and hydrocarbons(3)	0.6	(0.1)	(0.2)	2.2	2.9
Total primary production	1.2	2.3	3.4	3.7	2.8
Secondary production:
Manufacturing	(7.1)	14.1	5.6	1.6	1.7
Construction	6.1	17.4	3.0	15.1	8.5
Electricity and water	1.2	7.7	7.4	5.4	5.6
Total secondary production	(3.0)	14.4	5.0	5.7	4.1
Services:
Wholesale and retail trade	(0.4)	9.7	8.8	6.7	5.8
Other services(4)	3.1	7.7	8.1	7.1	5.8
Total services	2.3	8.2	8.3	7.0	5.8

Total GDP	0.9	8.8	6.9	6.3	5.0

(1)	Preliminary data.
(2)	Includes forestry.
(3)	Includes non-metallic mining.
(4)	Includes transportation and communications, financial and insurance services, services rendered to private enterprise, restaurants and hotels, government services, other services and taxes.

Source: Central Bank.

In 2010, GDP grew 8.8%, as compared to 2009, due primarily to increased activity in the non-primary sectors, principally non-primary manufacturing, construction and commerce. The 14.1% rate of growth in the manufacturing sector during 2010 was due to an expansion in the production for internal consumption. The 17.4% rate of growth in the construction sector during 2010 was primarily due to an increase in private and public construction, including the construction of the Red Basica del Metro de Lima, an electric train system consisting of six lines on which construction commenced in 2010 and is projected to conclude in 2016, as well as the expansion of national highways.

During 2011, GDP grew 6.9%, compared to 2010, principally driven by increased activity in fishing and agriculture and in the services sector. GDP growth was reduced during 2011, as compared to 2010, due to increased volatility in the economy as a result of the uncertainty generated by the presidential elections held during 2011 and fear of a downturn in the international economy that affected investment.

During 2012, GDP grew 6.3%, compared to 2011, principally driven by increased activity in the construction industry, which grew by 15.2% as compared to 2011, along with general growth in the services sector as a whole, which grew by 7.1%, as compared to 2011. GDP growth decelerated during 2012, as compared to 2011, primarily due to supply factors in primary production that adversely affected growth, which in turn was partly offset by increased domestic demand.

During 2013, GDP grew 5.0%, compared to 2012, driven by growth in all sectors of the economy. Sectors showing a relatively high level of growth included commerce, which grew by 5.8%, construction, which grew by 8.5%, business services, which grew by 6.9%, transportation and communications, which grew by 5.3%, and hospitality, which grew by 6.4%.

Primary Production

During 2011, primary production grew 3.4%, 1.1 percentage points higher than during 2010, due to production related to the fishing and fuel sectors. In 2012, primary production grew 3.7%, 0.4 percentage points higher than in 2011, due to increased production related to agriculture, livestock, mining and hydrocarbons sectors.

Primary production in Peru comprises agriculture and livestock, forestry, fishing, mining and hydrocarbon extraction. Of these, the most important activities in terms of their contribution to GDP in 2012 were agriculture and livestock, which, together with forestry, accounted for 7.3% of GDP in 2011 and 2012, respectively. In total, the primary sector contributed 12.7% and 12.4% to GDP in 2011 and 2012, respectively.

During 2013, primary production grew by 2.8%, 1.0 percentage points below 2012, due to decreased production in agriculture and livestock. In terms of contribution to GDP, agriculture and livestock accounted for 7.1% in 2013. In total, the primary sector contributed 12.1% to GDP in 2013.

The following table presents the production of selected primary goods for the periods presented.

Selected Primary Goods Production

(in millions of nuevos soles, at constant 1994 prices)

	For the 12 months ended December 31,
	2009(1)	2010(1)	2011(1)	2012(1)	2013(1)
Agriculture:
Cotton	154	102	195	178	132
Rice	1,076	1,019	944	1,095	1,092
Coffee	780	895	1,062	1,026	824
Sugar cane	675	670	671	704	747
Corn	887	877	849	918	941
Potato	1,519	1,535	1,643	1,805	1,844
Wheat	223	222	214	227	238
Vegetables	1,164	1,249	1,377	1,437	1,474
Fruits	1,481	1,715	1,723	1,800	2,039
Tubers	539	563	532	542	563
Other agricultural(2)	2,933	3,190	3,271	3,468	3,545

Total agriculture	11,432	12,037	12,483	13,201	13,439

Livestock:
Poultry	3,671	3,883	4,130	4,460	4,578
Eggs	564	599	667	659	735
Milk	838	851	885	909	924
Lamb	408	410	430	454	440
Pork	529	534	541	582	612
Beef	1,428	1,491	1,549	1,622	1,653
Other(2)	494	503	530	557	559

Total livestock	7,933	8,270	8,732	9,243	9,500

Fishing	861	755	996	864	973

(1)	Preliminary data.
(2)	Includes secondary production.

Source: Production Ministry.

Agriculture and Livestock

The Peruvian agriculture and livestock sector is dominated by small-scale producers. The sector represented 9.7% and 9.0%, respectively, of total exports in 2011 and 2012, and 10.0% in 2013. Approximately 16.8% of Peru’s land area is devoted to arable production and permanent crops. Subsistence farming predominates and productivity is low due to drainage and salinity problems, although productivity increased during the 1990s. The agriculture and livestock sector in recent years grew at a rate lower than growth in GDP, except in 2009, when its contribution to GDP increased from 7.7% in 2008 to 7.8% in 2009, then decreased to 7.5% in 2010, 7.3% in 2011, 7.3% in 2012 and 7.1% in 2013.

Peru’s main agricultural products are potatoes, corn, rice, coffee, fruits and vegetables, which together accounted for approximately 61.2% of agricultural production in 2012 and 61.1% in 2013. Peru’s traditional agricultural products include cotton, sugar, coffee and rice. Agricultural production has increasingly focused on non-traditional export products destined primarily for the winter markets of Europe and the United States. The northern coast of Peru is the main area for cultivation of non-traditional export crops such as asparagus, mangos, passion fruit and oranges. Animal husbandry – sheep, poultry and cattle – is predominant in the south.

Peru’s main agricultural export products are coffee, cotton and sugar, which together accounted for approximately 2.9% of agricultural traditional exports in 2012 and 2.3% in 2013. Other important export crops include cochineal, cocoa, carmine and marigold flour. In recent years, production of fruit, particularly mangos, grapes and avocados, for the export market has increased. Cotton, rice and sugar are produced for both the domestic and the export markets.

The following table provides the annual percentage change in the production of selected primary goods for the periods presented.

Selected Primary Goods Production

(percentage change from previous period, at constant 1994 prices)

	For the 12 months ended December 31,
	2009(1)	2010(1)	2011(1)	2012(1)	2013
Agriculture:
Cotton	(42.7)	(33.6)	91.4	(9.1)	(25.7)
Rice	7.1	(5.3)	(7.3)	16.0	(0.3)
Coffee	(11.1)	14.7	18.7	(3.4)	(19.7)
Sugar cane	5.8	(0.8)	0.3	4.9	6.0
Corn	6.1	(1.2)	(3.2)	8.2	2.5
Potatoes	4.7	1.1	7.0	9.9	2.1
Wheat	13.6	(0.5)	(3.8)	6.2	4.8
Vegetables	(1.6)	7.4	10.2	4.4	2.5
Fruits	0.8	15.8	(0.5)	4.5	13.3
Tubers	4.1	4.5	(5.5)	1.8	3.9
Other agricultural(2)	1.4	8.8	2.5	6.0	2.2
Total agriculture	0.8	5.3	3.7	5.7	1.8

Livestock:
Poultry	9.9	5.8	6.4	8.0	2.7
Eggs	0.8	6.1	11.4	(1.1)	11.4
Milk	(2.7)	1.6	4.0	2.7	1.6
Lamb	0.3	0.6	4.7	5.6	(3.0)
Pork	(0.4)	0.9	1.4	7.5	5.0
Beef	0.8	4.4	3.9	4.7	1.9
Other	4.3	1.8	5.3	5.1	0.3
Total livestock(2)	4.5	4.3	5.6	5.9	2.8

Fishing	(7.9)	(12.2)	31.8	(13.2)	12.6

(1)	Preliminary data.
(2)	Includes secondary production.

Source: Ministry of Production and MINAG.

In 2009, the agriculture and livestock sector grew by 2.3%. The agriculture and livestock sector grew more than growth in GDP in 2009, increasing its contribution to GDP from 7.7% in 2008 to 7.8% in 2009. The expansion in the agriculture and livestock sector during 2009 was primarily the result of increased production of meat products, milk, and certain traditional agricultural products, including potatoes, rice, sugar cane, corn and grapes, each of which recorded historic volumes of production in response to increased domestic demand. The livestock industry grew more than the agricultural industry, as a result of the increased production of poultry, beef and lamb and the slight increase in the production of eggs.

In 2010, the agriculture and livestock sector grew by 4.9%, contributing 7.5% to GDP in 2010. The expansion in the agriculture and livestock sector in 2010 was the result of increased production of traditional export products, such as coffee, olives, mangos, cacao and asparagus, an increased production of agricultural products for internal consumption, including onions, tangerines, bananas and lemons and an increased production in the poultry sector due to increased production of poultry, beef, lamb, pork, fresh milk and eggs.

In 2011, the agriculture and livestock sector grew by 4.5%, contributing 7.3% to GDP in 2011. The expansion in the agriculture and livestock sector during 2011 was driven primarily by an increase in the production of products such as cotton, potatoes, asparagus, palm oil, coffee and citrus.

In 2012, the agriculture and livestock sector grew by 5.7%, contributing 7.3% to GDP in 2012. The expansion in the agriculture and livestock sector during 2012 was driven primarily by an increase in the production of agricultural products such as rice, potatoes, corn and the increased production of poultry which was slightly offset by a decrease in the production of cotton and coffee, both primarily as the result of decreased planting levels due to decreased values of the commodities on international markets as well as higher than average recorded temperatures which affected cotton production. The decrease in the production of cotton was due to the decrease in cotton prices, which led to a smaller cotton harvest. The decrease in coffee production occurred in the least harvested regions and was the result of the decrease in coffee prices, reduced exports and lower prices in the international market.

In 2013, the agriculture and livestock sector grew by 2.2%, contributing 7.1% to GDP in 2013. The expansion in the agriculture sector during 2013 was due primarily to favorable climactic conditions and access to hydrological resources that provided for proper development of crops, along with high market prices for Peru’s principal crops, incentivizing higher levels of planting. The largest agricultural production increases were seen in mango, grapes, sugar cane, potatoes, yucca, cacao, corn, and oranges. In the livestock subsector, the largest increases were seen in eggs, poultry, cattle, and dairy products.

The Humala administration’s policies seek to reduce the competitiveness gaps of the agricultural production structure of Peru, contributing to a decrease in the poverty levels of the rural population. The policies also seek to adapt the current agricultural structure to the new scenarios generated by local and international economic and social factors and the effects of changes in weather patterns.

The strategy for the agricultural sector seeks to ensure the supply of food to the population and contribute to national economic growth of employment and foreign exchange in order to achieve the macroeconomic stability. The role of the agriculture sector transcends the three levels of the Government (national, regional and local governments), based on a sectorial plan of agricultural development that guides its intervention in the whole territory of Peru.

Fishing

Fishing is a small part of the Peruvian economy, contributing 0.4% to GDP in 2012 and 2013. Traditional fish products, however, are Peru’s third largest single export after mining and petroleum and natural gas, accounting for 7.2% of exports in 2012 and 6.5% in 2013, considering both traditional (fish meal and fish oil) and non-traditional exports (frozen crustaceans and mollusks, frozen fish, and prepared and canned food).

In the late 1960s, Peru was the world’s leading fish producer. Its importance as a leading exporter of fishmeal declined during the 1970s and early 1980s due to ecological factors and the adverse impact of pervasive overfishing. Peru has since recovered its position as one of the world’s leading fishmeal producers and exporters.

Peru’s fish-processing industry consists primarily of the processing of anchovies into fishmeal. The industry has suffered frequently from the destruction of fish stocks caused by changes in oceanographic conditions. The Government, from time to time, imposes seasonal fishing bans based on factors such as marine wildlife conditions and fish processing capacity. Although these bans limit fishing extraction, their adverse impact on fishing production is outweighed by the increased stock of protected species.

In June 2008, the regulatory structure of the fishing sector was changed from a global quota system to an individual fishing quota system per fishing entity, in order to allow efficient investment in the sector by private sector investors.

In 2009, the fishing sector declined by 7.9% compared to 2008, mainly due to a decrease in fish catch for frozen fish products (a non-traditional export), such as scad, snails, tuna, hake, and shellfish. In addition, there was a decrease in the fish catch for canned products (a non-traditional export) during 2009. These decreases were partially offset by an increase in the fish catch for fresh consumption, which resulted from the increased availability of squid, mackerel, hake, and other species. The capture of anchovies for industrial consumption (including the production of fishmeal and fish oil, both traditional exports) decreased compared to 2008, despite a longer fishing season in 2009 (98 days compared to 47 days in 2008), due to unfavorable changes in sea surface temperature.

In 2010, the fishing sector declined by 12.2%, mainly due to a decrease in fish catch for indirect and direct human consumption. Anchovy catches for industrial consumption reached 3,321 million tons, 42.84% less than in 2009. In addition, catches of fish species for direct human consumption decreased, due to less availability of fresh fish species, as well as fish catches for frozen food. However, fish catches for preparation of canned fish increased. During 2010, fishing off-season days reached 231, compared to 207 off-season days in 2009.

In 2011, the fishing sector grew 31.8%, mainly due to an increase of 110.0% in fish catch for industrial consumption and 17.4% for human consumption. The production of frozen and canned fish increased by 20.3% and 2.0%, respectively, in each case compared to 2010.

In 2012, the fishing sector contracted by 13.2%, mainly due to a decrease of 48.4% in the production of industrial fish meal, a 5.3% decrease in the production of frozen fish and a 39.9% decrease in the production of canned fish, as compared to 2011. This decrease was due to a decrease in the catch of anchovies for industrial consumption and was slightly offset by a 26.9% increase in the catch of fresh fish, as compared to 2011, mainly due to an increase in demand for human consumption.

In 2013, the fishing sector grew by 12.7% compared to 2012 mainly due to an increase in production for direct human consumption. Similarly, the production of seafood products for indirect human consumption increased by 27.2% compared to 2012. The increase in production for direct human consumption was due in part to an increased catch of fresh fish, as well as the preparation of cured and canned fish, but was slightly offset by a 2.3% decrease in the frozen fish market. Anchovy catch for industrial consumption increased by 4,696 tons or 27.2% due to an increase in the maximum permissible capture for 2013 in the north-central zone of Peru.

Mining and Hydrocarbons

The mining and hydrocarbons sector grew in 2009 by just 0.6% compared to 2008 due to increased hydrocarbons extraction resulting from the start of operations of deposits at Pagoreni block 56 and Cashiriari block 88. The financial crisis had a negative impact in the mining sector after 18 years of sustained increase. Production of zinc, iron, lead, tin and molybdenum decreased. Nonetheless, production of copper, silver, liquid hydrocarbons and natural gas reached record levels.

During 2010, the mining and hydrocarbons sector decreased 0.1% compared to 2009 despite the production of hydrocarbons that was offset by reduced production of gold, zinc and copper. In 2011, the mining and hydrocarbons sector decreased 0.2% compared to 2010, as a result of a decrease in the production of silver, zinc and lead, partially offset by an increase in the production of molybdenum, copper, iron and natural gas. In 2012, the mining and hydrocarbon sector increased by 2.2% as compared to 2011, as a result of higher levels of production of copper, zinc, silver and lead coupled with higher levels of production of natural gas. In 2013, the mining and hydrocarbons sector grew by 2.9% primarily due to increases in the production of metals, which increased by 2.2%. This increase in the production of metals was driven largely by higher levels of output of copper, zinc, and silver. The hydrocarbon subsector grew by 6.2% due to increases in the production of liquid hydrocarbons and natural gas. Production of copper, liquid hydrocarbons, and natural gas all reached record levels in 2013 for Peru.

Mining. Peru is a leading producer in Latin America of gold, silver, tin, copper, lead and zinc. Although mining constitutes a small part of the country’s GDP, contributing on average 3.9% to GDP between 2009 to 2013, mineral products are Peru’s main export and they accounted for 56.8% of total exports by value in 2012 and 55.1% in 2013. Gold and copper accounted for 20.8% (U.S.$9.6 billion) and 23.2% (U.S.$10.7 billion) of total exports by value, respectively, during 2012 and 18.8% (U.S.$7.8 billion) and 23.5% (U.S.$9.8 billion) of total exports by value, respectively, during 2013. In addition, copper accounted for 40.8% of total mining exports in 2012 and 42.6% in 2013.

The following table sets forth historical annual average prices in the international markets per relevant unit for the primary mineral products produced in Peru, for the years presented.

	As of and for the year ended December 31,
	2009	2010	2011	2012	2013

Copper (US$/lb.)	233.52	342.28	400.20	360.55	332.31
Gold (US$/troy ounce)	973.62	1,225.29	1,569.53	1,669.87	1,411.00
Zinc (US$/lb.)	75.05	98.18	99.50	88.53	86.65
Silver (US$/troy ounce)	14.68	20.19	35.17	31.17	23.86
Lead (US$/lb.)	77.91	97.61	108.97	93.54	97.17
Tin (US$/lb.)	615.83	926.63	1,183.96	958.08	1,012.24

Source: Ministry of Energy and Mines.

Between 2009 and 2013, investment in the mining sub-sector totaled approximately U.S.$32.4 billion, with an average annual investment of U.S.$6.5 billion. Investments during 2009, 2010, 2011, 2012 and 2013 were U.S.$2.8 billion, U.S.$4.1 billion, U.S.$7.2 billion, U.S.$8.5 billion and U.S.$9.7 billion, respectively. The most important projects during the period from 2009 through 2013 were:

•

the Antamina copper and zinc project, with investments of U.S.$45.7 million in 2008, U.S.$88.7 million in 2009, U.S.$369.0 million in 2010, U.S.$640.3 million in 2011, U.S.$656.8 million in 2012 and U.S.$539.3 million in 2013;

•

development of the Alto Chicama gold mine, with investments of U.S.$25.7 million in 2008, U.S.$30.8 million in 2009, U.S.$73.0 million in 2010, U.S.$145.0 million in 2011, U.S.$190.5 million in 2012 and U.S.$144.2 million in 2013;

•

the expansion of the Cuajone and Toquepala copper projects, with investments of, U.S.$302.5 million in 2008, U.S.$434.8 million in 2009, U.S.$267.9 million in 2010, U.S.$206.1 million in 2011, U.S.$63.5 million in 2012 and in 2013 U.S.$387.1 million;

•

the expansion of the Yanacocha gold project, with investments of U.S.$248.3 million in 2008, U.S.$146.7 million in 2009, U.S.$302.4 million in 2010, U.S.$1,148.5 million in 2011 and U.S.$1,023.1 million in 2012; in 2013 $303.8 million

•

the expansion of Cerro Verde copper mine, with investments of U.S.$90.9 million in 2009, U.S.$122.3 million in 2010, U.S.$195.2 million in 2011, U.S.$600.9 million in 2012 and U.S.$1,073.2 million in 2013. The project started commercial production in June 2007;

•	the expansion of the Chinalco mine, with investments of U.S.$750.1 million in 2011 increasing to U.S.$1,182.4 million in 2012 and U.S.$1,188.0 million in 2013;

•	the expansion of the Xstrata las Bambas mine, with investments of U.S.$763.4 million in 2011 increasing to U.S.$1,028.4 million in 2012 and U.S.$1,708.6 million in 2013;

•	the expansion of the Milpo mine, with investments of U.S.$134.8 million in 2011 increasing to U.S.$215.6 million in 2012 and U.S.$75.8 million in 2013;

•	the contraction of the Xstrata Tintaya mine, with investments of U.S.$668.2 million in 2011 decreasing to U.S.$427.2 million in 2012, and U.S.$626.7 million in 2013; and

•	the expansion of the Hubday Peru mine, with investments of U.S.$6.5 million is 2012 and U.S.$531.8 million in 2013.

During 2009, mining activity decreased 4.8%, as compared to an increase of 7.3% in 2008. The average price of copper steadily increased from an average of U.S.$1.46 per pound in January 2009 to an average of U.S.$3.17 per pound in December 2009. Peru’s copper production increased by 0.4% during 2009 compared to 2008. The small increase in Peru’s copper production during 2009 was primarily the result of price and demand readjustments, which were a result of the global economic crisis. The global economic crisis that began in 2008 resulted in a decrease in exports, a decrease in production, the temporary suspension of work at certain mining projects, and a lack of liquidity in certain industries to finance the development and exploration of new projects, all of which have negatively impacted the mining sector.

During 2010, mining activity decreased 4.9%, as compared to a decrease of 1.4% in 2009; also, mining activity decreased to 4.1% as a percentage of GDP in comparison to 2009, primarily due to a decrease in gold, silver and zinc extraction, partially offset by a higher production of iron and molybdenum. During 2010, the mining sector received U.S.$4.0 billion in investments. The production of molybdenum increased due to higher extraction by Antamina, Southern Peru Copper and Sociedad Minera Cerro Verde and the production of iron also increased due to higher extraction by Shougang Hierro Peru S.A.A.

In 2011, mining activity decreased 3.2%, as compared to a decrease of 4.8% in 2010, primarily due to a decrease and exhaustion of the reserves in certain mining projects, the execution of certain expansion constructions and social disruptions in certain mining regions. These factors were partially offset by the commencement of operations of new companies such as Compañía Minera Coimolach, the Tantahuatay gold project and the Colibrí mining project. During 2011, the elevated quotes for mineral products in the international market made extraction from mines in lower-grade zones profitable.

During the last months of 2011, the northern region of Cajamarca experienced social disruptions, strikes and protests, resulting from the development of Minas Conga, a gold and copper mining project sponsored by Minera Yanacocha SRL. Minas Conga represents an investment of approximately U.S.$4.8 billion, the largest mining investment in the history of Peru. However, local communities have protested the mining development, citing concerns over water contamination and damage to the environment.

In November 2011, the local communities in the region of Cajamarca initiated strikes and protests, blocking highways and disrupting economic activity that they claimed would last until the Government declared the Minas Conga project unviable. Due to the ongoing protests, Minera Yanacocha SRL suspended operations relating to Minas Conga. On December 4, 2011, President Humala declared a state of emergency in the northern region of Cajamarca that persisted for a period of 60 days. On December 16, 2011, the Government lifted the state of emergency as local leaders suspended anti-mining protests and agreed to dialogue with the Government. Since that date, the Government has been negotiating with local authorities in the region of Cajamarca to try to arrive at a peaceful solution that seeks to address the concerns of the local population. As part of the negotiation process, the Government has ordered a review by international experts of the environmental studies in connection with the project. In April 2012, the international experts submitted their report to Peru, in which they recommended certain amendments to the original project. President Humala announced certain changes to the original project, increasing the water reserves and creating a social fund with the contribution of Minera Yanacocha SRL to guarantee the quality and availability of water. The president of the region of Cajamarca, Gregorio Santos, continues to disagree with the development of the project.

During 2012, mining activity grew by 2.1% due to higher production levels of copper, zinc, silver and lead as well as increased investments for expansion and modernization of existing operations, such as the Antamina, Milpo and Cerro Verdes operations, coupled with the commissioning of new mining projects, such as in Xstrata Tintaya in November. At the end of 2012 the average price of copper decreased to U.S.$332.31 per pound.

During 2013, mining activity grew by 2.2%. This growth was driven largely by technical as well as operational improvements, the execution of various expansion and modernization projects, and the construction of new productive mines including Antapaccay, Brexia Goldplata Peru, Apumayo and Trevali Peru. The addition of new mines entering production in 2013 partially compensated for low levels of ore grade in certain mines, the depletion of deposits in older mines, and lower mineral prices in the international markets for Peru’s primary minerals.

Hydrocarbons. The hydrocarbons sub-sector, which encompasses petroleum and natural gas production, currently constitutes a minor part of the Peruvian economy. Petroleum companies operating in Peru are oriented towards the exploration and development of oil fields located mainly in the Amazon jungle. A major part of Peruvian production consists of heavy crude oil that is primarily exported and light crude oil that is used in local refineries. Petroleum products for industrial and residential use are supplemented with imports. Between 2009 and 2013, petroleum production decreased due to a natural depletion of the petroleum resources in existing fields.

As of December 31, 2012, Peru had approximately 15.4 trillion cubic feet of proven reserves of natural gas of approximately 1.6 trillion cubic feet that have been developed during the period from 2009 through 2013. In the same period, natural gas production increased approximately 249.1%, from 122.7 billion cubic feet in 2009 to 430.6 billion cubic feet in 2013. This increase was due mainly to development of the Camisea gas field, which started production in mid-2004, and the expansion of the operations of Pluspetrol Perú Corporation.

Peru’s natural gas reserves are concentrated in the Camisea gas field, which is located approximately 300 miles east of Lima. In February 2000, the Government granted a 40-year operating concession over the Camisea gas field to the private consortium Pluspetrol-Hunt Oil-SK Corporation. Under the concession, the Government receives royalties equal to 37.2% of the profits generated from the project. In October 2000, the Government granted concessions over the distribution and transportation of Camisea’s natural gas to a private consortium led by the Argentine company Techint. The Camisea natural gas project officially began operation in the first week of August 2004.

Development of the Camisea gas field contributed, directly and indirectly, an average of approximately 0.6% annually to GDP between 2009 and 2013. The Camisea project, which includes drilling, transporting, processing and selling of natural gas, contributed 96.6% of the natural gas production and 96.6% of the liquid hydrocarbon output in 2013. The Camisea project increased Peru’s production of natural gas by 4.1%, to 1.4 billion cubic feet per day in 2013, as compared to 1.1 billion cubic feet per day in 2012.

On September 7, 2004, Perupetro, Peru’s state-owned hydrocarbons investment company, signed an agreement with a consortium including the members of the Camisea consortium (Pluspetrol-Hunt Oil-SK Corporation), Tecpetrol and Sonatrach, providing for a U.S.$500.0 million investment in the development of Peru’s block 56 gas field, located northeast of the Camisea development in the Amazon region in central Peru. Block 56, called Pagoreni or Camisea-2, has 3.4 trillion cubic feet of proven gas reserves and 227.0 million barrels of natural gas liquids. Development of the Pagoreni gas field commenced in June 2005 and when fully operational, production is expected to reach 600 million cubic feet of gas per day, which will be directed to the liquid natural gas plant described below for export to North America. In October 2008, the Pagoneri gas field started production with a total investment of approximately U.S.$872 million. In 2013, Perupetro contributed 53.4% of the natural gas production and 36.5% of the liquid hydrocarbon output in 2012.

In 2003, the project to build and operate a U.S.$3.8 billion liquid natural gas, or LNG plant, marine loading terminal and gas supply pipeline was granted to Peru LNG, a special purpose vehicle owned by Hunt Oil Company, which owns a majority stake in the entity and also is the operator, SK Energy, Repsol YPF and Marubeni. The project was completed in May 2011. The project produces LNG from natural gas sourced from the Camisea blocks 56 and 88 and is exported to Mexico. In 2013, revenues from exports of natural gas increased to U.S.$1.371.8 million from U.S.$1.330.6 million in 2012. It is projected that revenues from exports will be over U.S.$1.4 billion a year through 2027. The supply contract with Mexican offtakers is for a term of fifteen years and provides that Peru LNG will supply 4.2 trillion cubic feet of liquid natural gas during the term of the contract.

In 2009, the production of hydrocarbons increased by 16.1% compared to 2008, in large part as a result of continued production at existing projects and new that came on line during the year, including the increased production of liquid hydrocarbons by Pluspetrol Peru Corporation from the block 56 gas field, which began operations in September 2008 in order to supply Peru LNG’s liquefaction plant in Pampa Melchorita, and the Cashiriari oil field located in block 88, which began production in July 2009. The exploitation of natural gas continues to increase. This permanent increase since 2001 is the result of the development of the natural gas market in the country which results in greater use of natural gas for electricity generation and the increase on the demand for hydrocarbons for vehicle transportation, industrial, commercial and residential consumption.

During 2010, the hydrocarbons sector grew 29.5% compared to 2009, mainly due to the increase in exploitation of natural gas and, to a lesser degree, to the exploitation of liquid hydrocarbons. The greater use of this resource from May 2010 has been the result of the start of operations of Peru LNG’s liquefaction plant for processing and exporting.

In 2011, the hydrocarbons sector grew 18.1%, as compared to 2010, mainly due to an increase in the production of natural gas, which increased 56.9%, partially offset by a decrease to (2.8%) in the production of liquid hydrocarbons.

In 2012, the hydrocarbon sector grew 2.3%, as compared to 2011, mainly due to an increase in the production of natural gas which increased 4.4%, as well as an increase in domestic demand and an increase of 0.4% in the production of liquid hydrocarbons. In 2012, the growth in the hydrocarbons sector was due primarily to extractions for domestic consumption, as compared to the previous years when a majority of gas production was for the export market.

In 2013, the hydrocarbon sector grew 6.2% as compared to 2012, mainly due to higher levels of production of liquid hydrocarbons and natural gas, reaching record levels of production for these two products.

Secondary Production

Manufacturing

The principal components of the manufacturing sector are:

•	primary manufacturing, consisting principally of:

•	processing sugar;

•	processing meat products;

•	producing fishmeal, fish oil and other fish products;

•	refining non-ferrous metals; and

•	refining petroleum; and

•	non-primary manufacturing, consisting principally of:

•	producing food, drinks and tobacco;

•	producing textiles, leather products and footwear;

•	producing paper products;

•	producing chemical, rubber and plastic products;

•	refining non-metallic minerals;

•	producing iron and steel; and

•	manufacturing machinery, equipment and metal products.

During 2009, the manufacturing sector contracted 7.1% relative to 2008 due to lower domestic and external demand. In 2010, the sector grew 14.1% due to the increase in the non-primary manufacturing activity. In 2011 the sector grew 5.6% due to an increase in primary manufacturing production. In 2012, the manufacturing sector grew by 1.6% despite the decrease in primary manufacturing activity, due to the increase in non-primary manufacturing activity. In 2013, the manufacturing sector grew by 1.7% as compared to 2012, primarily due to non-primary manufacturing activity, which grew by 1.2% and primary manufacturing activity, which grew by 4.7%.

Primary manufacturing. In 2009, primary manufacturing grew 0.03%, primarily due to a 27.7% increase of the oil refining industry, a 4.6% growth in production of meat products and a 7.2% increase in production of sugar, partially offset by an 18.0% decrease in non-ferrous metals refining and a 17.4% decrease in production of canned and frozen food. During 2010, primary manufacturing decreased 1.6%, reflecting the reduction in the production of flour and canned fish, among others. Also, the production of non-ferrous refined metals was reduced mainly as a result of a decrease in the foreign demand for gold. Additionally, the production of sugar refineries was reduced as a result of the decrease in the performance of the sugar companies in Lambayaque, Lima and Arequipa.

In 2011, the primary manufacturing sector grew 12.3% due to an increase of 108.9% in fishmeal and fish oil products and 61.1% in canned and frozen fish products, partially offset by a 4.5% decrease in the petroleum refining. In 2012, the primary manufacturing sector contracted by 6.5% due to a decrease of 48.1% in the production of fishmeal and fish oil as a result of the decrease in the catch of fish like anchovy, yellowtail and mackerel, and a decrease in production of canned and frozen fish products, in 2011.

In 2013, the primary manufacturing sector grew by 4.7%, due in part to favorable market conditions for non-ferrous precious metals, petroleum refining products, and sugar refining.

The following table provides information regarding primary manufacturing production for the periods presented.

Primary Manufacturing Production

(percentage change from previous period, at constant 1994 prices)

	For the 12 months ended December 31,
	2009(1)	2010(1)	2011(1)	2012	2013(1)
Sugar	5.7	(2.4)	3.5	2.8	6.2
Meat products	6.4	4.9	5.5	7.0	2.8
Fishmeal and fish oil	(4.2)	(42.0)	109.0	(47.8)	25.3
Canned and frozen fish products	(17.4)	(12.4)	59.6	(2.1)	(13.2)
Refining of non-ferrous metals	(18.0)	(6.1)	7.4	(0.9)	11.2
Petroleum refining	27.7	14.2	(4.5)	(3.0)	4.4
Overall change	0.5	(1.6)	13.1	(5.2)	4.7

(1)	Preliminary data.

Source: INEI and Central Bank.

Non-primary manufacturing. In 2009, non-primary manufacturing decreased 8.3%, as compared to 2008, mainly due to a decrease in demand for consumer goods (caused by the decrease in foreign demand), intermediate goods, and capital investments and due to the process of inventory reduction in order to meet reduced demand.

In 2010, non-primary manufacturing increased 17.3%, as compared to 2009, related to the greater production of consumer goods (such as clothes, furniture, textiles, paper and cardboard articles, soaps and detergents, dairy products, vegetal and animal oil, etc.), intermediate goods (such as metal, clay, plastic, chemical and glass, etc.) and capital investments (such as cars, motorcycles, etc.), mainly due to an increase in the production of textiles, rubber and plastic products, iron and steel production, machinery and equipment, metal products, non-metallic chemicals and paper products, primarily as a result of higher domestic and foreign demand.

During 2011, non-primary manufacturing increased 4.4% compared to 2010, primarily as a result of an increase in production of food and drinks, textiles, paper products, plastic products, non-metallic minerals and equipment and metal products, partially offset by a decrease in iron and steel production and other products.

In 2012, non-primary manufacturing increased 2.8% compared to 2011, primarily as a result of an increase in the manufacturing of intermediate consumption goods, an increase in production of non-metallic minerals and equipment and metal products, which partially offset a decrease of 10.5% in the production of textiles, leather products and footwear.

In 2013, non-primary manufacturing grew 1.2% compared to 2012, due to increased production in intermediary goods, which grew by 2.9%, and capital, which grew by 11.2%. These increases were slightly offset by a 0.6% decrease in the output of consumer goods. Intermediary goods growth was largely influenced by increased demand in the construction sector, due to the consumption of metallic products for structural use, cement, plaster, and plastic products, among others.

The following table provides information regarding primary manufacturing production for the periods presented.

Non-Primary Manufacturing Production

(percentage change from previous period, at constant 1994 prices)

	For the 12 months ended December 31,
	2009(1)	2010(1)	2011(1)	2012(1)	2013(1)

Food, drinks	1.1	8.7	4.1	3.8	(0.9)
Textiles, leather products and footwear	(23.0)	35.3	5.0	(10.8)	104.7
Paper products	(12.3)	18.2	7.9	1.2	3.8
Chemical, rubber and plastic products	(7.8)	10.9	6.3	5.7	2.8
Non-metallic minerals	(0.6)	20.4	5.3	12.0	3.8
Iron and steel production	(21.1)	3.3	(4.6)	6.0	15.7
Equipment and metal products	(14.3)	26.7	9.1	11.3	3.7
Other	(1.6)	3.0	(10.9)	(3.1)	11.2
Overall change	(8.3)	17.3	4.4	2.8	1.2

(1)	Preliminary data.

Source: INEI and Central Bank.

Construction

The construction sector grew 6.1% in 2009 and contributed 6.2% to GDP. The growth in construction during 2009 was associated with increases in private investment in the housing, mining and manufacturing sectors, as well as in public work projects such as road construction, infrastructure reconstruction and the Government-sponsored programs Mivivienda and Techo Propio.

During 2010, the construction sector grew 17.4% and contributed 6.7% to GDP. The growth was mainly due to continued public and private investment in housing projects, commercial malls and offices, as well as private and public infrastructure.

In 2011, the construction sector grew 3.0% and contributed 6.5% to GDP. The growth is associated with a major dynamism in the cities of the interior where the development of infrastructure projects related to the tourism, commercial and industrial sectors have resulted in substantial levels of growth.

During 2012, the construction sector grew 15.2% and contributed 7.0% to GDP. The growth was due mainly to an increase in public sector spending and the execution of important projects to promote private investment.

In 2013, the construction sector grew 8.5% and contributed 7.3% to GDP. The growth is associated with higher levels of internal consumption of cement and an increase in investment in ongoing infrastructure projects, including maintenance and improvements to the nationwide highway network.

Electricity and Water

From 2009 to 2013, the electricity and water sector contributed 2.0% on average to GDP.

Electricity. The electricity sub-sector in Peru was traditionally under the control of the public sector until Peru deregulated and privatized the industry in the early 1990s. The deregulation and privatization of the electricity sub-sector included dividing it into production, distribution and transmission segments. The Government initially focused most of its deregulation and privatization efforts in energy production and distribution segments, but gave open access to Peru’s transmission grid. The Government also granted concessions of its transmission lines with the concession of the Mantaro-Socabaya transmission line in 1998 and of its Southern Power Grid in 1999. In 2001, concessions for the construction, maintenance and operation of power lines were granted to La Oroya-Paragsha-Antamina and Aguaytía-Pucallpa. Growth in the electricity sub-sector has resulted primarily from the expansion of the power grid, lower fuel prices and the introduction of more efficient centers to the system.

During 2009 and 2010, the electricity sub-sector showed signs of reaching its maximum capacity, due to higher electricity consumption than expected, a longer than usual period of drought and having reached the maximum capacity of the natural gas pipelines. In order to avoid power outages, the Government granted incentives for electricity generation projects and approved the increase of the capacity of the gas pipelines.

In 2011, the electricity sub-sector grew 14.6%, in terms of the U.S. dollar value of energy produced, and by 8.5%, in terms of total energy consumed, as a result of the investments such as the construction of the thermoelectric plant by Fenix Power Peru S.A. in Chilca, which commenced operations in 2013, with total installed annual production capacity of 520 megawatts of electricity. As a result of higher electricity consumption, Edelnor S.A.A. continued with investments for the extension and maintenance of the electricity distribution network and carried out the sub-transmission investment plan that involves an investment of U.S.$14 million for the construction of transmission substations at Jicamarca, Zapallal and the National University of Engineering. The following companies increased production in 2011: Enersur (Peru), Egenor, Egasa, Electroperu, Edegel, Termoselva, SN Power Peru, Egesur, ElectroOriente, San Gaban and Electro Ucayali.

In 2012, the electricity sub-sector grew by 6.3%, in terms of the U.S. dollar value of energy produced, and by 5.7%, in terms of total energy consumed, primarily as a result of the aforementioned increases in production. Kallpa Generación and Enersur invested more than U.S.$30 million in thermo-electricity. Chilca Uno began commercial operations in November 2012. Luz de Sur invested U.S.$130 million in production, U.S.$70 million of which was invested in the Santa Teresa hydroelectric center in Cusco.

In 2013, the electricity sub-sector grew 4.8% in terms of the U.S. dollar value of energy produced. Thermo-electric electricity generation for public use increased by 14.5%, due to increased output from the Kallpa, Ventanilla, Chilca 1, Santa Rosa, and Ilo plants, among others. Additionally, the generation of hydroelectric energy increased by 1.2%. The following companies increased production in 2013: Enersur, Kallpa Generacion, Egasa, San Gaban, SN Power Peru, Electro Oriente, Egesur and Electro Ucayali.

The following table provides information regarding the development of the electricity sub-sector for the years shown.

Principal Economic Indicators for the Electricity Sector

	As of December 31,
	2009	2010	2011	2012	2013(1)
Production of electricity sector (in GW/hr):
Thermal	11,480	13,936	15,142	16,639	18,272
Hydroelectric	19,371	19,515	21,150	21,419	21,607

Total generation (in GW/hr)	30,851	33,451	36,292	38,058	39,879

Losses, transmission and distribution (in GW/hr)	2,556	2,714	3,026	3,154	3,167

Energy production (in millions of U.S.$)	956	1,005	1,152	1,225	1,284
Energy sale income (in millions of U.S.$)	2,250	2,476	2,773	3,339	3,512

Consumption by economic sector (in GW/hr):
Residential	6,578	7,038	7,533	7,953	8,375
Industrial	14,655	15,998	17,021	17,918	19,195
Government	686	712	752	789	854
Commercial	5,244	5,817	6,485	6,961	7,296

Total consumption	27,163	29,565	31,792	33,621	35,721

(1)	Preliminary data.

Source: OSINERGMIN.

Water. The Government is responsible for water and sanitation services in Lima while Peru’s various municipalities are responsible for providing water and sanitation services in the urban and suburban areas of their respective jurisdictions. The central and municipal governments designate special service companies, which may be private, government-owned or mixed ownership, to provide water and sanitation services. In rural areas, communal administrative commissions are in charge of providing water supply and sanitation services. The provision of sanitation water services is regulated by the Superintendencia Nacional de Servicios de Saneamiento, or National Superintendence for Sanitary Services. In 2012, the water sub-sector increased 0.05% as compared to 2011, due primarily to the increased production, by volume, of companies like EPS Grau (Piura), Sedapar (Arequipa) and EPSEL (Lambayeque), while in 2013,the water sub-sector grew by .8% due to increased production by EPS Grau (Piura), Sedapar (Arequipa), and Seda Chimbote (Ancash). By 2016, Peru intends to invest U.S.$3.1 billion in approximately 148 water projects to bring water to all residents of Lima and Callao and improve water supply networks. These projects will be financed by state resources, private investment from Sedepal and public private partnerships. Public private partnerships have financed three such projects to date.

Services

Wholesale and Retail Trade

Wholesale and retail trade decreased 0.4% in 2009, and grew 9.7% in 2010, 8.8% in 2011, 6.7% in 2012 and 5.8% in 2013. During the five-year period from 2009 through 2013, this sector contributed on average 15.2% a year to GDP, making it the second most important sector of the economy.

During 2009, wholesale and retail trade decreased 0.4%, due principally to a decrease in automobile sales, as well as manufactured, agricultural and mining products. During 2010, wholesale and retail trade increased 9.7% due to the dynamism presented by automobile sales, wholesales (construction materials sale) and retail sales (hardware articles and home products).

In 2011, the 8.8% increase in wholesale and retail trade resulted primarily from a 7.3% increase in national income, improvements in consumer confidence and a 5.4% increase in the rate of employment, in each case, as compared to 2010. In 2012, the 6.7% increase in wholesale and retail trade resulted primarily from the strong performance in automobile sales, maintenance and reparation.

In 2013, wholesale and retail trade increased by 5.8% due primarily to greater growth in automobile, wholesale, and retail sub-sectors. Automobile sales increases were driven by favorable credit terms and publicity campains. Repair and maintenance of vehicles, as well as spare and replacement parts, grew alongside increased automobile sales. Increased sales in machinery and equipment geared towards construction and mining industries, as well as computers, cellular phones, and computing equipment drove increases in wholesale. Retail sales increases were bolstered by growth in shopping malls and supermarkets.

Other Services

The private sector in Peru offers a variety of services constituting the “Other Services” sector of Peru’s GDP that in aggregate is an important part of the Peruvian economy. The Other Services sector includes services to companies, government services, transportation and communication, healthcare and education services, tourism and financial services. In aggregate, this sector grew 3.1% in 2009, 7.7% in 2010, 8.1% in 2011, 7.1% in 2012 and 5.8% in 2013. For a description of the evolution of the financial services sub-sector between 2009 and 2013, see “The Monetary System—Financial Sector”.

In 2010, the Other Services sector grew 7.7% compared to 8.8% growth in GDP. As a result, the Other Services sector accounted for 48.1% of GDP in 2010, a slight decrease in comparison to that recorded in 2009. In 2011, Other Services grew 8.1% compared to 6.9% growth in GDP. As a result, the Other Services sector accounted for 48.7% of GDP in 2011, a slight increase in comparison to that recorded in 2010.

In 2012, Other Services grew 7.1% compared to 6.3% growth in GDP. As a result, the Other Services sector accounted for 49.1% of GDP in 2012, an increase of 0.4 percentage points from 2011.

In 2013, “Other Services” grew 5.8% compared to 5.0% in GDP. As a result, the “Other Services” sector accounted for 49.4% of GDP in 2013, an increase of 0.3 percentage points from 2013.

Transportation and Telecommunications

The transportation and telecommunications sub-sector has grown each year since 2008 due to increased domestic demand for telephone services. In 2011, the transportation and telecommunications sub-sector grew 11.0%, due to greater dynamism in the transportation sub-sector that grew 8.5% and the communications sub-sector that grew 17.7%. In 2010, the sector grew 6.7% due to higher levels of activity in the transportation sub-sector that grew 9.5%; partially offset by a decrease growth in the communications sub-sector of 0.2%. In the five-year period ended in 2011, a large portion of investment in telecommunications was directed to the mobile telephone market where subscribers increased to approximately 32.3 million by the end of 2011. From 2010 to 2011, the number of subscribers increased by approximately 3.3 million.

In 2012, the transportation and telecommunications sector grew 8.1%. In particular, in 2012 the transportation subsector grew by 7.3% and the communications subsector grew by 10.0%. The growth in the transportation subsector was due to an increase in transportation activity. The growth in the communications subsector is due to increased use of mobile phones and messaging services.

In 2013, the transportation and telecommunications sector grew 5.3% due to an increase in the transportation sub-sector, driven by land transport (cargo and passengers), as well as air traffic (cargo and passengers). Growth in the communication sector was driven by increased cellular traffic, although slightly attenuated by a decrease in land-line telephone traffic.

Telecommunications. The following table provides information on the evolution of the telecommunications sector.

Summary of Telecommunications Sector

	For the 12 months ended December 31,
	2009	2010	2011	2012	2013
Fixed wire lines in service	2,965,283	2,949,129	2,951,144	3,083,990	3,075,338
Cellular phones	24,702,060	29,002,791	32,305,455	29,451,584	29,953,933
Public phones	192,765	200,398	208,847	225,349	213,707

Sources: América Móvil Perú S.A.C., Americatel Perú S.A., Convergia Perú S.A., Gamacom, Gilat to Home Perú S.A., Impsat Perú S.A., Infoductos y Telecomunicaciones del Perú S.A., Nextel del Perú, Perusat S.A., Rural Telecom S.A.C., Telefónica del Perú S.A.A., Telefónica Móviles S.A., Telmex Perú S.A., Valtron E.I.R.L. and Ministry of Economy and Finance.

Tourism

See “Balance of Payments and Foreign Trade—Services Trade” below for information on the tourism sub-sector.

Public Administration

Based on an audit undertaken of the public sector, the total amount of public employees as of December 2013 was 1,703,467, of which 47.6% are active workers, 39.6% are pensioners and 12.8% are non-personal service workers. Most public employees are placed in regional governments, economy and finance and education ministries.

Privatization and the Role of the State in the Economy

Privatizations and Concessions

In 1991, Peru initiated an ambitious privatization program beginning with the enactment of various laws for the promotion of private investment. In 1991, in order to stimulate private investment, the Executive Branch enacted Legislative Decree No. 662, Ley de Promoción de la Inversión Extranjera, or the Foreign Investment Promotion Act, which authorized the Government to enter into legal stability agreements with foreign and domestic investors that invest at least U.S.$5 million, or U.S.$10 million in the case of mining and hydrocarbon sectors, within two years of the agreement. In 1991, the Executive Branch also enacted Ley Marco para el Crecimiento de la Inversión Privada, or the Private Investment Growth Framework Act. These investment laws provide for equal treatment of both national and foreign investors; automatic authorization of foreign investments, which must then be registered with Proinversión; the protection of the property rights of foreign investors; the free repatriation of property, dividends and profits; and the elimination of restrictions on the participation of foreigners in banks and insurance companies.

Since 1991, the Government has privatized most of its assets in the finance, fishing and telecommunications sectors. The Government has also made significant progress in privatizing the mining and hydrocarbons, manufacturing, electricity and agriculture sectors. The 269 privatizations and 72 concessions that have been completed in Peru since 1991 have generated investments of approximately U.S.$34.4 billion.

The pace of privatizations began to slow down after 1996, when privatization proceeds reached record levels. This decline resulted in part from a shrinking supply of state-owned enterprises, President Fujimori’s retreat from unpopular privatization initiatives to gain support for his presidential bid and the political turmoil that accompanied President Fujimori’s reelection in 2000.

Upon taking office in July 2001, the Toledo administration sought to revitalize Peru’s privatization agenda by charging two special privatization committees to develop privatization programs for projects including highway networks, ports, airports and tourism, corrections facilities, mining and agricultural development. The privatization program was viewed unfavorably by a significant percentage of Peruvians, who were fearful they would lose their jobs due to privatizations and who were opposed to the sale of well-known state assets to non-Peruvians. This opposition forced the Government to back down from the privatization of the Egasa and Egesur electric plants in Arequipa in 2002. In order to quell opposition, the Government sought in 2002 to reach agreements with presidents of the regional governments regarding resumption of the privatization process. The first of these agreements was reached on June 16, 2003 with the regional government of Pasco to proceed with the privatization of a 30-year concession for the Yuncan hydroelectric plant. Following negotiations with affected regional governments, the central government resumed the privatization program in 2004.

In the letter of intent negotiated with the IMF in January 2002 to establish a stand-by credit facility for 2002 to 2004, privatizations and concessions were considered “an essential element to generate confidence among investors and to help finance fiscal deficits in 2002 and 2003.” The Government’s aim, as agreed with the IMF as part of a two-year program, was to generate proceeds of at least U.S.$700 million through the sale of concessions and of state assets. After the Government placed the privatization process on hold in 2002, the IMF agreed to adjust both the 2002 and 2003 targets for Peru’s consolidated public sector deficit to 2.3% of GDP for 2002 and 1.9% of

GDP for 2003. The 2004-2006 stand-by agreement with the IMF also emphasized the promotion of private investment, including the implementation of concessions or public-private partnerships for the construction and maintenance of at least two major roads. The stand-by agreement with the IMF expired on August 16, 2006. The Government achieved all the goals and implemented all of the structural changes required by that agreement.

On January 26, 2007, the IMF approved a new Stand-By Agreement with Peru for an aggregate amount of approximately U.S.$257 million to support the economic programs of the Government for a 25-month period ended on February 26, 2009.

Upon taking office in July 2006, President Alan García announced an investment program intended to expand access to drinking water, rural electricity, roads, infrastructure for schools and hospitals, and small irrigations and canals, with the aim of creating employment in rural zones. During 2006 privatizations and concessions contributed approximately U.S.$113.4 million to the Government’s revenues.

In 2007, concessions and privatizations in Peru reached U.S.$543.8 million with U.S.$2.8 billion in projected investments. Of special importance were (i) the privatization of the Minero Michiquillay Project for an aggregate amount of U.S.$412.0 million, which was awarded to the English company Anglo American Services, and (ii) the sale of 23.0% of the outstanding stock of Cemento Andino for an aggregate amount of U.S.$63.8 million. In relation to concessions, during 2007 Nextel was awarded for a 20-year period the bands D and E concessions for personal communication services for an aggregate amount of U.S.$27.0 million. Similarly, América Móvil del Perú was awarded for a 20-year period the band B concession for public cellular phone services for an aggregate amount of U.S.$22.2 million.

In 2008, investments from concessions totaled U.S.$46.7 million with U.S.$3.0 billion in projected investments. Isonor Transmisión S.A.C. was granted the electric transmission lines concession over the Mantaro—Caravelí—Montalvo and Macchu Picchu–Cotaruse routes for a 30-year period for an aggregate amount of U.S.$181.0 million, and Abengoa Perú S.A. was granted the electric transmission lines concession over the Carhuamayo—Paragsha—Conococha—Huallanca—Cajamarca—Cerro Corona—Carhuaquero route for a 30-year period for an aggregate amount of U.S.$106.1 million. Likewise, a joint venture between Colombian companies Empresa Energía de Bogota and Transportadora de Gas del Interior won the bidding process for a gas distribution through pipelines contract for the Ica department for a 20-year period for a minimum investment of U.S.$60.0 million. In sanitation, Constructora OAS Ltda. was granted a concession over the Huascacocha-Lima drinking water supply project for Lima for a 20-year period and an investment of U.S.$76.9 million. Finally, the Spanish company OHL Concesiones, S.L. was granted a concession over the Pativilca-Trujillo part of Red Vial 4 highway project, for an aggregate amount of U.S.$310.9 million.

In 2009, concessions and privatizations reached U.S.$29.9 million with U.S.$1.6 billion in projected investments. Of special importance were (i) the maritime port terminal concession over the Paila port terminal, for an aggregate amount of U.S.$231.8 million, (ii) the highway concession over the Trujillo—Sullana part of the Autopista del Sol highway project, for an investment of U.S.$306.8 million, (iii) the sanitary concession over the Taboada sewage processing plant, for an aggregate amount of U.S.$268.9 million, (iv) the energy supply concessions of new hydroelectric plants for U.S.$300.0 million and (v) the Zapallal—Trujillo power line for U.S.$167.5 million.

In 2010, concessions and privatizations reached U.S.$179.5 million with U.S.$6.4 billion in projected investments. Of special importance were (i) the Majes-Sihuas II BOOT hydroelectric project for U.S.$344.0 million, (ii) the Chilca-Marcona-Montalvo power line for U.S.$291.0 million, (iii) the second group of regional airports for U.S.$215.9 million, (iv) the 800 MW cold reserve generation project for U.S.$300.0 million and (v) La Chira water treatment plant for U.S.$160.3 million.

In 2011, concessions and privatizations reached U.S.$44.1 million with U.S.$4.1 billion in projected investments. Of special importance were (i) investments in hydroelectric plants of U.S.$2.3 billion, (ii) the Norte Callao Terminal for U.S.$761.0 million, (iii) the telecommunication concession over the Banda C for a total amount of U.S.$150.0 million and (iv) the special transmission project for the electricity system for U.S.$208.3 million.

In 2012, concessions and privatizations reached approximately U.S.$68.2 million with U.S.$701.5 million in projected investments. Of special importance were investments in the telecommunications, transportation and roads and tourism sectors. In particular, in 2012, Viettel Peru S.A.C. signed a concession contract with the Peruvian government to secure the Peruvian license for 25 MHz of spectrum in the 1900 MHz band for U.S.343.0 million.

In 2013, concessions and privatizations reached U.S.$230.8 million with U.S.$4.5 billion in projected investments. Significant investments were made in telecommunications, energy, transportation, and irrigation. Of special importance were (i) the Energia de Centrales Hidroelectricas Molloco project with an estimated investment of U.S.$600 million, (ii) the U.S.$1.0 billion concession for the Peruvian license for the 1700-1770 MHz and 2110-2170 Mhz spectrums, (iii) the U.S.$552.0 million investment in the highway infrastructure project Longitudinal de la Sierra Tramo 2 and (iv) the U.S.$573.7 million investment in the third stage of Chavimochic, a large-scale irrigation project.

Role of the State in the Economy

As a result of the privatization program undertaken by the Fujimori administration during the 1990s, and continued during the Paniagua, Toledo and García administrations, the public sector played a more limited role in the Peruvian economy than it did in previous decades. The García administration supported the privatization and deregulation process, based on the view that sustainable economic growth is driven primarily by private investment. President Humala has demonstrated continuity with the prior administrations’ economic policies. President Humala’s administration has continued to implement policies that promote macroeconomic stability, fiscal discipline and domestic and foreign investment. Also, President Humala’s administration has not made a shift in trade policy and has not experienced any adverse changes with its major trading partners, relative to the prior administration. In addition to strong economic growth, the Humala administration is also focused on promoting a broader agenda of social inclusion by developing social programs that benefit the poorest sectors of the population. President Humala has vowed to lift the country out of extreme poverty by investing in social inclusion programs, with an emphasis on health, education and infrastructure projects.

Employment and Labor

Employment

Formal Employment

A significant portion of the Peruvian population lacks regular full-time employment. Despite periods of economic expansion in recent years, unemployment and underemployment remain one of Peru’s most entrenched problems. The Government discontinued nationwide employment surveys after 2001. However, these statistics can be calculated using the National Household Survey.

Unemployment decreased from 6.2% in 2007 to 5.0% in 2012, due primarily to an improvement in the economy, and especially in labor intensive industries, such as agriculture, manufacturing and construction in the Lima metropolitan area. Regarding regional statistics as of 2013, the urban unemployment rate of 6% in Peru is comparable with the rates in Argentina (7.1%), Brazil (5.5%), Chile (5.9%), Colombia (10.6%), Ecuador (4.6%) and Venezuela (7.8%). Despite relatively favorable unemployment performance, underemployment remains high, and is considered the most important problem in the Peruvian labor market. However, underemployment has been reduced in the last four years from 30.6% in 2009 to 20.9% in 2012.

The continuously high levels of unemployment and underemployment have fueled social tensions and protests against privatizations and large industrial projects. In 2007, Peru experienced continuous incidents of labor unrest including 73 strikes with the participation of 48,096 workers; in 2008, there were 63 strikes with the participation of 34,011 workers; in 2009, there were 99 strikes with the participation of 36,114 workers; in 2010, there were 83 strikes with the participation of 30,606 workers; and in 2011 there were 87 strikes with the participation of 26,770 workers.The economic sectors that faced the largest number of strikes were mining (35.7%), manufacturing (28.6%), construction (11.9%) and transportation and communications (9.5%). In 2012 there were 89 strikes with the participation of 25,845 workers. The economic sectors that faced the most strikes were mining

(33.7%), manufacturing (14.6%), public administration and defense (13.5%), construction, transportation and commerce (5.6% each). In 2013, there were 94 strikes in which 26,736 workers participated. The strikes affected sectors including mining (35.1%), manufacturing (29.1%), transportation and communication (8.5%), and public administration and defense (7.4%).

In 2013, there were 94 strikes in which 26,736 workers participated. The strikes affected sectors including mining (35.1%), manufacturing (29.1%), transportation and communication (8.5%), and public administration and defense (7.4%).

The following table provides employment statistics in Metropolitan Lima from 2009 to 2012, the most recent date for which data is available.

Employment and Labor in Metropolitan Lima

(in percentages)

	2009	2010	2011	2012
Participation rate(1)	70.0	70.8	70.6	70.8
Underemployment rate(2)	30.6	29.3	25.3	20.9
Unemployment rate(3)	6.1	5.7	5.6	5.0

(1)	Percentage of the working-age population (14 years old or older) that is in the labor force.
(2)

Percentage of the working-age population (14 years old or older) working part-time who would prefer to work more hours, plus the percentage of the working-age population that usually works full-time but who, in the week the employment survey was conducted, worked less than 35 hours per week as a result of economic constraints.

(3)	Percentage of the working-age population (14 years old or older) that, in the week the employment survey was taken, was seeking remunerated employment.

Source: Ministry of Labor. Figures for 2009- 2012 are based on the Household Survey on Labor. Both the Ministry of Labor and the National Institute of Statistics publish their data based on polls of the workforce. The Ministry of Labor undertakes its poll in the third quarter of each year while the National Institute of Statistics has an on-going poll that is updated on a consistent basis. Consequently, the results obtained by the two institutions diverge due to timing differences, even though they use the same measurement methodology.

N.A. = Not Available.

The following table provides information on employment by sector, as a percentage of total employment, in Metropolitan Lima from 2009 to 2012. This information includes data regarding informal employment in Metropolitan Lima.

Employment in Metropolitan Lima

(percentage by economic sector)

	2009	2010	2011	2012
Extractive(1)	1.4	1.5	1.2	1.4
Manufacturing	16.6	15.8	15.5	17.3
Construction	6.6	7.6	7.3	7.2
Transportation and telecommunications	10.1	10.4	10.3	9.8
Wholesale and retail trade	20.5	21.6	20.5	21.2
Services	38.8	37.2	40.3	38.7
Other(2)	6.0	5.8	4.7	4.4

Total	100.0	100.0	100.0	100.0

(1)	Includes agriculture, livestock, fishing, forestry and mining.
(2)	Includes domestic workers.

N.A. = Not Available.

Source: Ministry of Labor. Figures are based on the Household Survey on Labor.

Informal Employment

The Peruvian economy has a significant “informal sector” that provides employment to the majority of the labor force, including a significant number of women. The term “informal sector” refers to economic activities that take place outside of the formal norms for economic transactions established by the state or developed through formal business practices. It generally involves production and exchange of legal goods and services without the appropriate business permits, without the payment of taxes, without complying with labor regulations and without legal guarantees for suppliers and end users. Because of the nature of this sector, it is difficult to obtain reliable statistics measuring its contribution to the Peruvian economy.

The Ministry of Labor estimates the size of the informal sector based on ILO criteria pursuant to which workers in the informal sector are those who work in micro enterprises (either as wage earners or micro entrepreneurs), who are non-professional self-employed, or who are domestic and unpaid family workers. Based on this measurement, 56.3% of the workforce in Metropolitan Lima was employed in the informal sector during 2012, as compared to 60.2% in 2011, based on data from the Ministry of Labor.

Consistent with recent trends in underemployment, employment in the informal sector has also shown slight reductions in the five-year period ended December 31, 2012.

Metropolitan Lima: Distribution of formal and informal employment

(in percentages)

	2009	2010	2011	2012
Formal Sector
Public sector workers	7.9	7.5	8.9	8.0
Private sector workers	33.6	32.0	32.7	34.9
Small Enterprises	15.9	15.6	15.5	15.8
Medium and large enterprises	15.0	13.8	15.1	16.8
Professional self-employed	2.7	2.6	2.0	2.3

Total	41.5	39.5	41.6	42.9

Informal Sector
Micro enterprises	24.2	24.1	23.6	23.5
Non-professional self-employed	26.5	25.4	24.5	23.7
Unpaid family worker	3.9	4.1	4.4	4.3
Other	6.6	6.6	6.0	5.6

Total	58.3	60.2	57.8	56.3

N.A. = Not Available.

Source: Ministry of Labor. Figures are based on the Household Survey on Labor.

Wages and Labor Productivity

The Ministry of Labor sets a single minimum wage for all sectors of the economy based on macroeconomic indicators such as GDP growth and the inflation rate. The minimum wage was last adjusted in June 2012 and is currently S/.750.00 per month, equivalent to approximately U.S.$268.86 per month at the average exchange rate in 2013.

Peru does not currently compile statistics on labor productivity.

Poverty and Income Distribution

Peru classifies households with monthly per capita income of less than U.S.$104.29 as being below the poverty line. According to the most recent available data, using this standard, the percentage of the population living below the poverty line decreased from approximately 33.5% in 2009 to approximately 23.9% in 2013. A significant number of Peruvians have a monthly per capita income of less than U.S.$48.57. However, the degree of extreme poverty, that is, the percentage of households whose per-capita expenditure does not allow them to buy a basic food basket, defined by INEI, has decreased in recent years. The percentage of the population living in extreme poverty decreased from an estimated 9.5% in 2009 to an estimated 4.7% in 2013.

Income distribution data shows that the poorest 40.0% of the population earned 13.9% of national income in 2012, compared to 12.5% in 2008, while the share of the national income earned by the wealthiest 10% decreased from 35.9% in 2009 to 33.7% in 2012. The following table provides information regarding income distribution for the years presented.

Metropolitan Lima: Evolution of Income Distribution

(in percentages)

Income group	2004	2008	2012
Lowest 40%	12.0	12.5	13.9
Next 20%	13.1	13.8	14.6
Next 20%	20.7	21.4	21.8
Highest 20%	54.2	52.3	49.7
Of which the highest 10%	37.9	35.9	33.7

Source: INEI—Encuesta Nacional de Hogares 2004-2010.

Values adjusted in accordance with the projections of the population derived from the Census of the Population 2007.

High poverty rates negatively affect social and political stability, causing social unrest, road blocks and strikes. The García Administration implemented policies designed to raise the standard of living of the Peruvian population and remedying poverty is among the most important goals of the Humala Administration. The García Administration sought to achieve these goals through sustainable economic growth and by improving the efficiency and quality of social spending programs with a goal to reduce poverty below 30% of the total population and to reduce the rate of malnutrition below 24%. The Humala Administration has made public statements that it intends to continue and expand these measures and adopt other policies to reduce the incidence of poverty.

Poverty in Peru has been attributed to unemployment and underemployment and the increasing disparity in income between skilled, educated workers and unskilled and relatively less educated workers. The educational system has suffered from a lack of resources and inadequate teacher training. For this reason, the most recent budgets have consistently increased universal education spending. The 2009 budget increased it by 1.6%, as compared to the 2008 budget, the 2010 budget has increased it by 16.4%, as compared to the 2009 budget, the 2011 budget has increased it by 8.7%, as compared to the 2010 budget and the 2012 budget has increased it by 26.0%, as compared to the 2011 budget. The Humala administration’s plan to improve education includes the allocation of the budget to focus on rural education. The 2013 budget increased the appropriations for education expenditures by 15.0% compared to 2012.

One of the aspects of the Government’s anti-poverty plan was the establishment of a social program known as A Trabajar Urbano (Let’s Work—Urban), currently called Construyendo Perú (Building Peru). Construyendo Perú is an urban program that places unemployed workers in public sector jobs in the development and maintenance of infrastructure for up to six months. The program also invests in job training and technical assistance to small businesses and in the improvement of the municipal governments’ capacities and public sector agencies to get effective actions in formulation, coordination and monitoring of social initiatives. Additionally, the program has an anti-cyclical component in the development of its projects. As of December 31, 2013, the Trabaja Peru program, based on the Construyendo Perú program, had generated 462,812 temporary jobs in urban areas at a cost of S/.916.8 million, or approximately U.S.$327.4 million.

The García Administration’s social policies sought to adopt programs and projects for the development of the productivity of the Peruvian population (by strengthening nutrition, health and education), the promotion of employment and generation of new economic opportunities for the lower income classes (through social and productive investment programs intended to create permanent employment conditions), and the creation of a social protection network for the low-income population (such as temporary employment and medical and food assistance). As part of these programs, the Government continued with programs such as Juntos (Together), which is designed to make direct payments to poor households where families are required to send their children to school and to receive immunizations, Agua Para Todos (Water for Everyone), which is designed to deliver potable water and sewage systems to areas lacking these services, and the Fund for Equality, recently created as a result of the Government’s austerity policies. During 2011, the development of the social policies continued and the public expenditures in social programs increased.

Among the key sociopolitical proposals that have been announced by the Humala administration to address poverty, are the following:

•

Double the number of homes in the Juntos program that is targeted at families suffering under extreme poverty and single mothers in dire economic need. As of December 31, 2013, the Juntos program has executed U.S.$317.9 million in aid and provided 719,000 homes. The 2014 budget allocated to Juntos is U.S.$376.4 million and has a goal of providing 776,000 homes.

•

Develop the Cuna Más (One More Crib) targeted for the first child in homes that are located in districts that experience the highest incidence of poverty. During 2012, 600 new units, 1,189 community centers and 4,884 homes were built. The child-care service attends more than 57,000 children each year. In 2013 the program executed 94.7% (U.S.$15.8 million) of its total budget. In 2014, its budget is U.S.$97.9 million and has a goal of benefitting more than 64,000 children and 54,000 families.

•

Qali Warma is a part of the National Plan for Nutrition and serves breakfast and lunch in all public schools, and strengthens the preventive health plan for all students. Its budget for 2014 is U.S.$471.4 million and has a goal of providing breakfast and lunch to 2.9 million children.

•

The Pension 65 plan to provide seniors 65 years of age and older and who do not have access to any pension plan, a focused S/.250.0 per month with financing to be provided by the National Treasury. As of December 31, 2013, the Government had executed U.S.$158.6 million, 99.9% of the budgeted funds. This program will not impact any funds affiliated to or managed by the AFPs. The Pension 65 Plan aids more than 247,000 senior citizens and operates on a national level. The 2014 budget is U.S.$211.4 million and has a goal of benefitting 380,000 senior citizens.

•	Focus on supporting one-room and multi-grade schools located in rural regions of the country.

In October 2011, the government created the Development and Social Inclusion Ministry, which seeks to improve the quality of life of the population by promoting the exercise of rights, access to opportunities and development of capacities. The new Ministry will have authority to address matters such as social development, eradication of poverty and promotion of social equity and inclusion, and also social protection of the population at risk. The new Ministry is in charge of the following social programs: Juntos, FONCODES or Fondo de Cooperación para el Desarrollo Social (Cooperation Fund for Social Development), Pension 65, Cuna Más, and Qali Warma (school breakfast and lunch program).

Environment

The most serious environmental problems confronting Peru are:

•	scarcity and quality of the water supply;

•	soil erosion;

•	air pollution;

•	deforestation; and

•	inadequate waste management in urban centers.

The Government seeks to address these environmental problems through greater supervision, regulation and community and private sector awareness and involvement. To better address these problems, the Ministry of the Environment was created in May 2008. Its objectives are the design, implementation, execution and supervision of the environmental policy at a national level and for each relevant sector. The Ministry of the Environment is currently implemented and has merged with the National Council for the Environment. Its budget for 2012 was S/.222.2 million, or approximately U.S.$84.2 million while its budget for 2013 was S/.289.4 million, or approximately U.S.$109.6 million. In 2014, the Ministry of Environment’s budget is S/.380.0 million or U.S.$135.7 million.

The Government requests environmental impact studies before authorizing any public or private construction project. Each regulatory agency within each sector of the economy issues regulations to protect the environment and imposes its own sanctions for the violation of those rules. The Ministry of Energy and Mines has designed an effective environmental program that is viewed as a model for other governmental agencies. The Ministry’s Programa para Ahorro de Energía, or Energy Conservation Program, actively promotes energy savings and fuel-efficient energy alternatives. The Ministry also developed and implemented an environmental curriculum for public schools that emphasizes conservation. Once established and in operation, the Ministry of the Environment will assume some of the above-mentioned powers.

BALANCE OF PAYMENTS AND FOREIGN TRADE

Balance of Payments

The balance of payments accounts are used to record the value of the transactions carried out between a country’s residents and the rest of the world. The balance of payments is composed of:

•	the current account, which comprises:

•	net exports of goods and services;

•	net financial and investment income; and

•	net transfers; and

•	the capital account, which is the difference between financial capital inflows and financial capital outflows.

The following table provides information, based on period-end exchange rates, regarding Peru’s balance of payments for the periods presented.

Balance of Payments

(in millions of U.S. dollars, at current prices)

	As of or for the year ended December 31,
	2009	2010	2011	2012	2013
Current account:
Trade balance:
Exports (FOB)(1)	26,962	35,565	46,268	46,228	41,286
Imports (FOB)(1)	(21,011)	(28,815)	(36,967)	(41,113)	(42,191)

Trade balance	5,951	6,750	9,302	5,115	(365)
Services, net	(1,176)	(2,345)	(2,132)	(2,258)	(1,801)
Of which:
Net income from tourism(2)	926	740	1,008	1,168	1,408
Net income from transportation(3)	(979)	(1,599)	(1,521)	(1,630)	(1,366)
Financial and investment income, net(4)	(8,385)	(11,212)	(13,710)	(12,701)	(11,243)
Current transfers, net	2,887	3,026	3,200	3,296	3,239
Of which:
Workers’ remittances	2,409	2,534	2,697	2,788	2,707

Current account balance	(723)	(3,782)	(3,341)	(6,548)	(10,169)
Capital account:
Foreign direct investment	6,020	8,189	8,119	12,297	10,037
Portfolio investment	(1,653)	5,406	(154)	(32)	585
Other medium and long-term capital(5)	5	230	2,750	5,285	3,545
Of which:
Disbursements to the public sector	3,229	4,261	990	1,448	1,277
Other capital, including short-term capital	(2,085)	(258)	(1,307)	2,228	(2,160)

Capital account balance	2,287	13,567	9,408	19,779	12,007
Errors and omissions(6)	(557)	1,388	(1,376)	(1,576)	1,064

Balance of payments	1,007	11,173	4,691	14,808	2,902
Financing:
Change in gross Central Bank reserves(7)	(1,043)	(11,192)	(4,724)	(14,827)	(2,907)
Exceptional financing, net	36	19	33	19	5

Total financing	(1,007)	(11,173)	(4,691)	(14,808)	(2,902)
Memorandum item:
Current account balance (deficit) (as a % of GDP)	(0.6)	(2.5)	(1.9)	(3.3)	(4.9)

(1)	Based on customs declarations, records of temporary admissions, free-trade zone imports, grants and other adjustments.
(2)	Based on a survey of tourists. Income from tourism represents the total expenditure by a tourist multiplied by the total number of tourists.
(3)	Includes freight services, passenger transportation and port expenses of ships and airplanes.
(4)	Includes interest payments.

(5)	Includes debt amortization payments.
(6)	Represents errors and omissions from double-entry accounting resulting from incomplete or overlapping coverage, different prices and incomplete times of recording and conversion practices.
(7)	Refers to changes in reserve used to finance balance of payments and corresponds to net international reserves excluding the use of IMF resources.

Source: Central Bank.

Current Account

One of the most important aspects of the current account is the trade balance. The four primary factors that impact the trade balance are the following:

•

The relative rate of economic growth of a country compared to that of its trading partners. Generally, if a country’s economy grows faster than that of its trading partners, its relative level of consumption of goods and services will tend to rise and its level of imports will tend to increase more rapidly than its level of exports.

•

The relative level of domestic prices against foreign prices, as reflected by the real exchange rate. Generally, if a country’s domestic prices rise relative to those of its trading partners, there is a tendency for the country’s exports to decrease and for its level of imports to increase.

•

Changes in production costs, technology and worker skills. More efficient production will tend to lower production costs, which in turn will tend to lower prices. As prices fall, there is a tendency for the country’s exports to increase.

•	Changes in consumer tastes, which may affect the demand for a country’s goods and services abroad and the demand for foreign products in the domestic market.

In 2009, Peru’s current account decreased to a deficit of U.S.$0.7 billion, largely due to a higher trade surplus compared to 2008, which was U.S.$6.0 billion in 2009, as compared to U.S.$3.8 billion in 2008. In 2010, Peru’s current account registered a deficit of U.S.$3.8 billion, or 2.5% of GDP, primarily due to higher demand for products and services in response to an increase in economic activity, despite a higher trade surplus and increased remittances from abroad. In 2011, Peru’s current account registered a deficit of U.S.$3.3 billion, or 1.9% of GDP, primarily due to an increase in the level of exports which increased 8.5% in terms of volume and 20.0% in terms of price, as compared to 2010. In 2012, Peru’s current account registered a deficit of U.S.$6.5 billion, or 3.3% of GDP, primarily due to the 51.3% reduction in the balance of trade, as a result of Peru’s decrease in exported goods and increase in imported goods. In 2013, Peru’s current account registered a deficit of U.S.$10.2 billion, or 4.9% of GDP, primarily due to a reduction in the trade balance to 107.1%.

Services Trade

Peru’s services trade consists primarily of tourism, telecommunications, freight services and financial services. Of these, the most important is tourism. Tourism is also the most important individual source of foreign currency earnings. The commerce, restaurant, hotel, construction and real estate services sub-sectors depend significantly on tourism.

From 2009 to 2013, net income from all activities related to tourism increased from U.S.$1.0 billion to U.S.$1.8 billion, respectively.

Tourism Statistics

	For the 12 months ended and as of December 31,
	2009	2010	2011	2012	2013
Foreign non-resident arrivals(1)	2,139,961	2,299,187	2,597,803	2,845,623	3,163,639
Average length of stay (number of nights)(2)	12.0	9.0	10.0	11.0	N.A.

Hotel activity:
Number of rooms available	187,226	197,994	207,502	215,884	222,261
Occupancy rate by total number of rooms available (in %)	26.9	27.6	29.8	31.9	32.7
Aggregate value of hotels and restaurants (as a % of GDP)	3.7	3.7	3.8	4.0	N.A.

Income from tourism(3) (in millions of U.S.$)	2,440	2,475	2,912	3,288	3,925
Expenses from tourism (in millions of U.S.$)(3)	(1,403)	(1,640)	(1,764)	1,950	2,114

Balance (income less expenses, in millions of U.S.$)	1,037	835	1,148	1,338	1,811

(1)	Include foreign nonresident and Peruvian nonresident. Annual preliminary 2007 to 2011.
(2)	Calculated from the survey of arriving foreign non-resident.
(3)	Preliminary data from Central Bank of Peru, it includes trips and transportation.

N.A. = Not Available.

Sources: BCRP, DIGEMIN, INEI, MINCETUR.

Trade Balance

In 2009, Peru registered a trade surplus of U.S.$6.0 billion, an increase from the U.S.$2.6 billion registered in 2008, mainly due to a decrease in imports, which helped offset a decrease in total exports. In 2010, the trade surplus increased to U.S.$6.8 billion, a 13.4% increase from 2009. During 2011, the trade surplus increased to U.S.$9.3 billion, a 37.8% increase from 2010. Total exports increased from U.S.$27.0 billion in 2009 to U.S.$41.8 billion in 2013, reflecting a compound annual growth rate of 6.2% for the five-year period ended December 31, 2013. Total imports increased from U.S.$21.0 billion in 2009 to U.S.$42.2 billion in 2013, with a compound annual growth rate of 8.2% for the five-year period ended December 31, 2013.

In 2009, lower mineral prices and a reduction of external demand resulted in a decrease in exports. Imports decreased 26.1% in comparison to 2008 as a result of weak domestic demand and the decrease in private investment. During 2010, imports increased primarily due to a reduction in imports of raw materials, intermediate products and capital assets (U.S.$28.8 billion in 2010, as compared to U.S.$21.0 billion in 2009). The increase in imports together with the increase in private consumption and investment was reflected in the greater acquisition of consumer goods as well as the increase in capital expenditures for industrial purposes. In 2011, exports increased 30.1% in comparison to 2010, primarily due to an increase in the prices of raw materials. Imports increased 28.3% compared to 2010, due to an increase in the acquisition of capital assets and consumer goods, which is consistent with an economy in expansion.

In 2012, exports decreased by 1.4% compared to 2011, primarily due to the downward change of the prices of exports, primarily mineral products, and to the slowed growth of non-traditional exports as a result of a less favorable international economic climate. Imports increased by 11.2% in 2012 primarily due to the increased demand for consumer goods, input and capital goods associated with the growth of economic activity in Peru. In 2013, exports decreased 9.5% compared to 2012 primarily as a result of a lower number of shipments of mining products, fish catches and agricultural productions, as well as the contraction in exports generally to Venezuela, especially of textiles. Imports increased by 2.6% in 2013, principally as a result of imports of refined petroleum and derivative products, and of professional products such as computer equipment and related products.

Peru maintains close commercial ties with the United States, its principal trading partner. The United States granted Peru temporary benefits under ATPDEA, which contributed particularly to the expansion of textile, agriculture and livestock exports. In 2008, 19.3% of Peru’s total exports were bound for the United States, while 18.8% of Peru’s total imports originated in the United States. In October 2008, the United States extended the ATPDEA, as it applies to Peru, for one year, thereby extending Peru’s benefits under ATPDEA until December 31, 2010. The ATPDEA was extended on December 31, 2010 for a period of six weeks that expired on February 12, 2011. Although a majority of Peruvian exporters no longer required the benefits of the ATPDEA given the approval of the US FTA, an important group of textile manufacturers and assembly plants benefited from the ATPDEA’s preferential tariff provisions that required lower composition of imported content in exported products. However, the US FTA will allow imports of assembled products and textiles into the North American market, as provided in the agreement.

In 2009, approximately 17.6% of Peru’s total exports were bound for the United States, while 19.7% of Peru’s total imports originated from ports in the United States. In 2010, approximately 17.0% of Peru’s total exports were bound for the United States, while 19.3% of Peru’s total imports originated in the United States. During 2011, approximately 13.4% of Peru’s total exports were bound for the United States, while 19.3% of Peru’s total imports originated in the United States. In 2012, approximately 13.7% of Peru’s total exports were bound for the United States, while approximately 18.7% of Peru’s total imports originated from the United States.

In April 2006, Peru signed a free trade agreement with the United States, the Trade Promotion Agreement, or TPA. The TPA was approved by the Peruvian Congress in June 2006 and by the U.S. Congress and Senate in November and December 2007, respectively. The TPA with the United States entered into effect in January 2009. In compliance with obligations set by the TPA, the Government enacted more than a hundred legislative decrees in 2008. On February 1, 2009, the Peru Trade Promotion Agreement, entered into force.

As part of regulatory reforms undertaken by the Government in relation to the TPA, President Alan García issued two decrees in 2009 which opened significant parts of the Amazon jungle to private investment. The decrees would allow companies to request permits for petroleum, biofuel, forestry and hydroelectric projects in the Amazon jungle. These decrees resulted in protests and roadblocks by indigenous groups. Subsequently, Peru’s Congress overturned the two decrees, easing tensions with the indigenous groups.

In November 2008, Peru and Japan signed a treaty designed to promote investment in Peru. In March 2009, a free trade agreement between Chile and Peru, or the Economic Association Agreement, entered into force. The Economic Association Agreement was originally signed in 2006. In November 2008, Australia, Peru and Vietnam formalized their interest in continuing negotiations to join the Trans-Pacific Partnership Agreement, or TPP. The 17th round of negotiations took place in connection with the TPP in Lima in May 2013. In April 2009, Peru signed a free trade agreement with the Republic of China. In October 2009, Peru and Japan completed seven rounds of negotiations for the Japan-Peru Economic Partnership.

In January 2009, free trade agreements with Canada and Singapore became effective. We expect to start bilateral commercial negotiations with Australia, Central America, Russia, India, South Africa, Morocco and New Zealand in the future. We currently have commercial agreements in force with the Andean Community of Nations (CAN), Chile, Southern Common Market (MERCOSUR), Mexico and Cuba, and we expect to ratify a free trade agreement with Thailand.

In January 2010, Peru and Japan completed the fifth round of negotiations for the Japan-Peru Economic Partnership. In March 2010, the free trade agreement between Peru and the Republic of China became effective. In July 2010, Peru and the European Free Trade Association, or EFTA, entered into a free trade agreement. In 2011, Peru signed a free trade agreement with South Korea, Mexico, Panama, Costa Rica, Japan and Guatemala, and completed the eighth round of negotiations with Thailand.

In December 2011, the Protocol between Peru and Thailand to accelerate the process of liberalizing and facilitating trade and the three additional protocols became effective. In January 2012, Peru and Venezuela signed a Partial Scope Trade Agreement. In June 2012, Peru, Colombia, Chile and Mexico signed a framework agreement with the Pacific Alliance trade bloc. On January 7, 2012, Peru, Bolivia and Venezuela entered into a Partial Scope Trade Agreement, however this agreement has not yet entered into force.

President Humala’s administration has not made a shift in trade policies and has not experienced any adverse changes with its major trading partners, relative to García’s administration. President Humala’s administration seeks to align Peru with other countries by reducing the barriers and simplifying the procedures that regulate the flow of productive factors, in order to improve the assignment of scare resources and so as to enhance the quality of life of the population.

Peru classifies its non-free trade zone exports as traditional and non-traditional exports. Traditional exports consist of goods that historically have constituted a greater share of Peru’s exports and include mostly raw materials. Non-traditional exports include goods that historically have not been exported in significant quantities and traditional export goods that have been transformed through manufacturing or other processing.

In 2012 and 2013, Peru’s exports consisted primarily of exports of:

•

traditional mineral exports, such as gold, silver, copper, zinc and lead, valued at U.S.$26.3 billion during 2012, representing 56.9% of total exports in 2012, and valued at U.S.$23.5 billion in 2013, representing 55.1% of total exports for 2013;

•

petroleum and derivative products valued at U.S.$5.0 billion during 2012, representing 10.8% of total exports in 2012, and valued at U.S.$5.1 billion in 2013, representing 12.3% of total exports for 2013;

•

traditional fishing exports, such as fishmeal and fish oil, valued at U.S.$2.3 billion during 2012, representing 5.0% of total exports for 2012, and valued at U.S.$1.7 billion during 2013, representing 4.1% of total exports;

•

non-traditional textile exports, such as textile fibers and cloth, valued at U.S.$2.2 billion during 2012, representing 4.7% of total exports for 2012, and valued at U.S.$1.9 billion during 2013, representing 4.6% of total exports for 2013; and

•

non-traditional agriculture and livestock exports valued at U.S.$3.1 billion during 2012, representing 6.7% of total exports for 2012, and valued at U.S.$3.4 billion during 2013, representing 8.1% of total exports for 2013.

The following tables provide further information on exports for the periods presented.

Exports

(in millions of U.S. dollars, at current prices)

	For the 12 months ended December 31,
	2009	2010	2011	2012	2013
Traditional:
Fishing	1,683	1,884	2,099	2,312	1,700
Agricultural	636	975	1,672	1,092	781
Mineral	16,382	21,723	27,361	26,308	23,030
Petroleum and derivatives	1,921	3,088	4,704	4,995	5,148

Total traditional	20,622	27,669	35,837	34,707	30,659

Non-traditional:
Agriculture and livestock	1,825	2,190	2,830	3,083	3,400
Fishing	518	642	1,047	1,016	1,024
Textiles	1,495	1,558	1,986	2,174	1,919
Timbers and papers, and manufactures	335	355	398	437	420
Chemical	837	1,223	1,645	1,633	1,495
Non-metallic minerals	148	251	487	722	720
Basic metal industries and jewelry	569	918	1,128	1,297	1,264
Fabricated metal products and machinery	366	394	464	539	531
Other products(1)	93	110	145	277	155

Total non-traditional	6,186	7,641	10,130	11,176	10,929

Other products(2)	154	254	301	345	238

Total exports	26,962	35,565	46,268	46,228	41,826

(1)	Includes leather and handcrafts.
(2)	Includes the sale of fuel and food to foreign vessels and the repair of foreign vessels.

Source: Central Bank.

Exports

(as a percentage of total exports, at current prices)

	For the 12 months ended December 31,
	2009	2010	2011	2012	2013
Traditional:
Fishing	6.2	5.3	4.5	5.0	4.1
Agricultural	2.4	2.7	3.6	2.4	1.9
Mineral	60.8	61.1	59.1	56.9	55.1
Petroleum and derivatives	7.1	8.7	10.2	10.8	12.3

Total traditional	76.5	77.8	77.5	75.1	73.3
Non-traditional:
Agriculture and livestock	6.8	6.2	6.1	6.7	8.1
Fishing	1.9	1.8	2.3	2.2	2.4
Textiles	5.5	4.4	4.3	4.7	4.6
Timbers and papers, and manufactures	1.2	1.0	0.9	0.9	1.0
Chemical	3.1	3.4	3.6	3.5	3.6
Non-metallic minerals	0.5	0.7	1.1	1.6	1.7
Basic metal industries and jewelry	2.1	2.6	2.4	2.8	3.0
Fabricated metal products and machinery	1.4	1.1	1.0	1.2	1.3
Other products(1)	0.3	0.3	0.3	0.6	0.4

Total non-traditional	22.9	21.5	21.9	24.2	26.1

Other:
Other products(2)	0.6	0.7	0.7	0.7	0.6

Total exports	100.0	100.0	100.0	100.0	100.0

(2)	Includes leather and handcrafts.
(3)	Includes the sale of fuel and food to foreign vessels and the repair of foreign vessels.

Source: Central Bank.

In 2012 and 2013, Peru’s imports consisted primarily of imports of:

•

intermediate goods, such as fuels and raw materials for agricultural and industrial production, valued at U.S.$19.3 billion, representing 46.8% of total imports for 2012, and valued at U.S.$19.5 billion, representing 46.2% of total imports for 2013;

•

capital goods, such as transportation and building equipment, valued at U.S.$13.4 billion, representing 32.5% of total imports for 2012, and valued at U.S.$13.6 billion, representing 32.4% of total imports for 2013; and

•	consumer goods valued at U.S.$8.2 billion, representing 20.1% of total imports for 2012, and valued at U.S.$8.8 billion, representing 20.9% of total imports for 2013.

The following tables provide further information regarding imports for the periods presented.

Imports

(in millions of US dollars, at current prices)

	For the 12 months ended December 31,
	2009	2010	2011	2012	2013
Consumer goods:
Durable goods	1,825	2,680	3,226	4,159	4,332
Non-durable goods	2,137	2,809	3,465	4,089	4,495

Total consumer goods	3,962	5,489	6,692	8,247	8,828
Intermediate goods:
Petroleum products, lubricants	2,929	4,063	5,737	5,879	6,459
Raw materials for agriculture	773	868	1,091	1,289	1,244
Raw materials for manufacturing	6,374	9,093	11,428	12,088	11,800

Total intermediate goods	10,076	14,023	18,255	19,256	19,503
Capital goods:
Construction materials	854	1,087	1,447	1,488	1,442
For agriculture	72	80	110	137	130
For manufacturing	4,498	5,539	7,296	8,175	8,318
Transportation equipment	1,426	2,369	2,813	3,556	3,759

Total capital goods	6,850	9,074	11,665	13,356	13,649

Other(1)	122	229	355	253	211

Total imports	21,011	28,815	36,967	41,113	42,191
Memorandum items:
Temporal admission imports(2)	196	420	698	734	648
Imports into free trade zone(3)	110	131	136	140	237

(1)	Includes the donation of goods, the purchase of fuels and Peruvian foodstuffs and the repair of capital goods in the exterior such as other goods not falling into any one of the classifications used.
(2)	Imports that must be processed and exported within a definite period of time and are not subject to tariffs.
(3)	Imports through the Special Zone of Tacna, which is primarily dedicated to the assembly of motor vehicles. Peru has five free trade zones, but only the Tacna zone is economically active.

Source: Central Bank.

Imports

(as a percentage of total imports, at current prices)

	For the 12 months ended December 31,
	2009	2010	2011	2012	2013
Consumer goods:
Durable goods	8.7	9.3	8.7	10.1	10.3
Non-durable goods	10.2	9.7	9.4	9.9	10.7

Total consumer goods	18.9	19.0	18.1	20.1	20.9
Intermediate goods:
Petroleum products, lubricants	13.9	14.1	15.5	14.3	15.3
Raw materials for agriculture	3.7	3.0	3.0	3.1	2.9
Raw materials for manufacturing	30.3	31.6	30.9	29.4	28.0

Total intermediate goods	48.0	48.7	49.4	46.8	46.2
Capital goods:
Construction materials	4.1	3.8	3.9	3.6	3.4
For agriculture	0.3	0.3	0.3	0.3	0.3
For manufacturing	21.4	19.2	19.7	19.9	19.7
Transportation equipment	6.8	8.2	7.6	8.6	8.9

Total capital goods	32.6	31.5	31.6	32.6	32.4

Other(1)	0.6	0.8	1.0	0.6	0.5

Total import	100.0	100.0	100.0	100.0	100.0
Memorandum items:
Temporal admission imports(2)	0.9	1.5	1.9	1.8	1.5
Imports into free trade zone(3)	0.5	0.5	0.4	0.3	0.6

(1)	Includes the donation of goods, the purchase of fuels and Peruvian foodstuffs and the repair of capital goods in the exterior such as other goods not falling into any one of the classifications used.
(2)	Imports that must be processed and exported within a definite period of time and are not subject to tariffs.
(3)	Imports through the Special Zone of Tacna, which is primarily dedicated to the assembly of motor vehicles. Peru has five free trade zones but only the Tacna zone is economically active.

Source: Central Bank.

Capital Account

The capital account reflects foreign direct investment and monetary flows into and out of a nation’s financial markets.

In 2009, the capital account surplus decreased 70.7% to U.S.$2.4 billion. This decrease was primarily due to an outflow of capital resulting from increased volatility related to the global financial crisis. During 2010, the capital account balance increased 465.6% to a surplus of U.S.$13.6 billion. This increase was primarily due to greater foreign direct investment, an inflow of capital and greater disbursements than redemptions of debt. In 2011, the capital account balance decreased 32.7% to a surplus of U.S.$9.1 billion. This decrease was primarily due to an outflow of short-term capital and lower disbursements of debt in comparison to 2010.

In 2012, the capital account balance increased by 121.0% to a surplus of U.S.$20.2 billion. This increase was due primarily to increased foreign direct investment in Peru and increased long-term loans related to the expansion of investment in Peru. In 2013, the capital account balance decreased by 39.3% as compared to 2012 to a surplus of U.S.$12.0 billion. This decrease in 2013 was due primarily to lower levels of foreign direct investment and other medium- and long-term capital reduced investment in sovereign bonds by non-residents, and a reduction in the balance of bank liabilities abroad, in the context of greater levels of liquidity in dollars and reduced demand for assets denominated in dollars.

Geographic Distribution of Exports

(as a percentage of total exports, at current prices)

	For the 12 months ended December 31,
	2009	2010	2011	2012	2013
United States	17.6	17.0	13.3	13.8	18.1
Canada	8.6	9.4	9.1	7.4	6.5
Mexico	0.9	0.8	1.0	0.9	1.2

Total North America	27.1	27.2	23.4	22.1	25.8

Brazil	1.9	2.7	2.8	3.1	4.1
Colombia	2.4	2.2	2.2	2.0	2.0
Chile	2.8	3.9	4.3	4.4	4.0
Venezuela	2.3	1.4	2.0	2.7	1.9
Other	5.5	5.7	5.6	6.6	6.7

Total Latin America and the Caribbean	14.9	16.0	16.9	18.7	18.8

United Kingdom	0.9	0.8	0.7	1.1	1.3
Switzerland	14.8	10.9	12.8	11.2	7.1
Germany	3.9	4.3	4.1	4.1	2.8
Spain	2.8	3.4	3.7	4.0	3.8
Other	8.6	10.2	10.4	8.6	9.2

Total Europe	31.0	29.6	31.8	29.0	24.3

Japan	5.1	5.1	4.7	5.7	5.3
China	15.3	15.4	15.2	17.0	17.6
Other	5.6	5.4	6.7	6.5	7.4

Total Asia	26.0	25.9	26.6	29.2	30.3

Africa and others	1.0	1.3	1.3	1.0	0.9

Total exports	100.0	100.0	100.0	100.0	100.0

Source: Central Bank.

Geographic Distribution of Imports

(as a percentage of total imports, at current prices)

	For the 12 months ended December 31,
	2009	2010	2011	2012	2013
United States	19.7	19.3	19.3	18.8	20.1
Canada	1.8	1.7	1.5	1.4	1.5
Mexico	3.4	3.8	3.9	4.3	4.7

Total North America	25.0	24.8	24.7	24.5	26.3

Brazil	7.6	7.3	6.4	6.1	5.3
Colombia	4.3	4.5	3.9	3.7	3.4
Chile	4.7	3.9	3.8	3.1	3.1
Venezuela	1.1	0.3	0.5	0.5	0.2
Other	12.7	12.7	14.0	12.7	11.5

Total Latin America and the Caribbean	30.5	28.6	28.6	26.1	23.5

United Kingdom	0.7	0.7	0.7	0.8	0.8
Switzerland	0.6	0.4	0.4	0.4	0.4
Germany	3.3	3.0	3.0	3.2	3.2
Spain	1.4	1.3	1.5	1.9	2.0
Other	6.7	6.3	7.1	6.9	6.7

Total Europe	12.7	11.8	12.6	13.1	13.1

Japan	4.1	4.5	3.3	3.4	3.2
China	15.0	16.7	16.4	18.1	19.2
Other	8.7	9.7	10.6	10.5	10.7

Total Asia	27.9	30.9	30.3	32.0	33.1

Africa and others	3.9	3.9	3.8	4.3	4.0

Total imports	100.0	100.0	100.0	100.0	100.0

Source: Central Bank.

Foreign Direct Investment

Peru has an open investment regime and a legal framework that generally promotes and protects foreign investment. The basis of this open investment regime was established in 1991 through the Foreign Investment Promotion Law and the Private Investment Growth Framework Law, as amended. This framework allows both foreign and domestic investors to enter into legal stability agreements with the Government. For a description of these measures, see “The Economy—Privatization and Role of the State in the Economy” above.

Peru attracted more than U.S.$44.7 billion in foreign direct investment between 2009 and 2013. Of this amount, U.S.$29.5 billion was for reinvestments, U.S.$11.6 billion for capital contributions and U.S.$4.4 billion for net loans by foreign parent companies to their Peruvian subsidiaries. In 2009, foreign direct investment decreased to U.S.$6.0 billion compared to 2008, primarily due to a reduction in capital contributions and net loans by foreign parent companies to their Peruvian subsidiaries, which was partially offset by a higher level of reinvestment of earnings. During 2010, foreign direct investment increased to U.S.$8.2 billion compared to U.S.$5.6 billion in 2009, primarily due to an increase in reinvestment of earnings. In 2011, foreign direct investment slightly decreased to U.S.$8.1 billion, primarily due to a decrease in capital contributions which was largely offset by an increase in net loans by foreign parent companies to their Peruvian subsidiaries. In 2012, foreign direct investment increased significantly to U.S.$12.3 billion, as compared to U.S.$8.1 billion in 2011, primarily due to increases in both reinvestments and capital contributions. In 2013, foreign direct investment decreased to U.S.$10.3 billion due primarily to increased reinvestments and capital contribution, partially offset by net liabilities to capitalize enterprises.

Between 2009 and 2013, foreign direct investment grew at a CAGR of 10.2%. This is primarily due to large scale reinvestments in mining companies, as a result of the earnings from the sustained price increase in metals. The industrial, financial, mining, energy and communications sectors had important capital transfers during 2013.

During 2009, Peru completed 13 privatizations and concession grants for U.S.$29.9 million, with U.S.$1.6 billion in projected investments. During 2010, Peru completed 21 privatizations and concession grants for U.S.$179.5 million which generated U.S.$6.4 billion in projected investments. In 2011, Peru completed 15 privatizations and concession grants for U.S.$44.1 million which generated U.S.$4.1 billion in projected investments. During 2012, Peru completed eight privatizations and concession grants for U.S.$68.2 million that, together with project investments, resulted in aggregate investments of U.S.$701.5 million. In 2013, grants totaled U.S. $230.8 million, which along with project investments and income from 14 privatizations and concessions resulted in U.S.$4.5 billion in total investments For a description of these transactions see “Privatizations and Concessions” above.

For the 2014-2015 period and based on Peru’s privatization and concession initiatives, the Government has announced a portfolio of seventy-one projects for U.S.$31.5 billion to promote private investments. The projects include initiatives in mining, hydrocarbons, energy, ports, airports, highways, railways, tourism, culture, agribusiness, telecommunications and sanitation.

Portfolio Investment

Flows of portfolio capital into and out of Peru fluctuated between 2009 and 2013 were as follows.

•	In 2009, Peru experienced portfolio capital inflows of U.S.$47.0 million, primarily due to the purchase of local Peruvian securities by non-resident investors.

•	In 2010, Peru experienced portfolio capital inflows of U.S.$87.0 million, primarily due to the purchase of local Peruvian securities by non-resident investors.

•	In 2011, Peru experienced portfolio capital inflows of U.S.$147.0 million, primarily due to the purchase of local Peruvian securities by non-resident investors.

•	In 2012, Peru experienced portfolio capital outflows of U.S.$32.0 million, primarily due to the sale of local Peruvian securities by non-resident investors.

•	In 2013, Peru experienced portfolio capital inflows of U.S.$585.0 million, primarily as a result of local securities by non-resident investors and the issuance of ADRs by Peruvian companies.

The following table provides information, by sector, on the stock of foreign direct investments registered with Proinversión as of the dates indicated, which does not include loans or reinvestments. The stock of foreign direct investment refers to the level of foreign funds directly invested in the Peruvian economy as of the dates indicated and does not reflect investment flows.

Registered Stock of Foreign Direct Investment by Sector

(in millions of U.S. dollars at current prices)

	As of December 31,
	2009	2010	2011	2012	2013
Agriculture	45.2	45.2	45.2	45.2	45.2
Commerce	756.0	786.9	794.5	795.8	796.8
Telecommunications	3,699.6	3,788.6	3,808.0	3,932.4	3,932.4
Construction	224.9	329.1	329.1	339.2	364.2
Energy	2,189.6	2,454.9	2,513.4	2,606.6	2,753.4
Finance	3,736.4	3,895.5	4,081.8	4,211.8	4,220.0
Industry	3,061.3	3,094.9	3,107.6	3,109.9	3,110.2
Mining	4,126.3	5,028.4	5,391.0	5,417.0	5,417.0
Fishing	163.0	163.0	163.0	163.0	163.0
Petroleum	416.0	637.8	657.8	679.7	679.7
Services	554.9	647.2	654.2	658.0	672.8
Forestry	1.2	1.2	1.2	1.2	1.2
Transportation	306.1	314.5	337.6	339.4	343.0
Tourism	72.3	76.6	76.6	81.6	83.1
Housing	28.3	29.8	32.7	32.7	32.7

Total	19,381.2	21,293.7	21,993.7	22,413.3	22,614.7

Source: Proinversión.

The following table provides information on the stock of foreign direct investment by country of origin in dollars, and as a percentage of total foreign direct investment, as registered with Proinversión or its predecessor agency, as of the dates presented.

Registered Stock of Foreign Direct Investment by Country of Origin

(in millions of U.S. dollars, at current prices)(1)

	As of December 31,
	2009	2010	2011	2012	2013
Argentina	29.8	30.8	33.0	33.0	33.0
Australia	6.9	6.9	6.9	6.9	7.4
Austria	5.9	5.9	5.9	5.9	5.9
Bahamas	155.5	183.1	183.1	183.1	183.1
Belgium	79.3	79.3	79.3	84.9	84.9
Bermuda	30.5	30.5	38.9	76.8	183.3
Bolivia	4.8	4.8	4.8	4.8	4.8
Brazil	493.2	1,105.9	1,142.0	1,142.0	1,169.5
Canada	684.0	705.2	845.2	853.5	853.5
Cayman Islands	60.1	60.1	60.1	81.1	96.1
Chile	1,316.2	1,347.3	1,383.7	1,406.0	1,422.1
China	147.3	147.3	147.8	208.1	208.1
Colombia	818.9	1,111.3	1,139.7	1,054.2	1,067.8
Denmark	0.7	0.7	10.1	10.1	10.1
Ecuador	80.9	122.2	123.0	124.1	124.1
Finland	1.3	1.3	1.3	1.3	1.3
France	214.3	214.3	220.5	220.5	220.5
Germany	191.5	191.5	191.5	191.5	191.5
Honduras	0.2	0.2	2.9	2.9	2.9
India	—	0.9	0.9	0.9	0.9
Italy	119.5	119.5	119.5	119.5	119.5
Japan	187.4	227.4	234.4	238.4	238.4
Korea	40.7	40.7	40.7	40.7	40.7
Liberia	0.6	0.6	0.6	0.6	0.6
Liechtenstein	19.3	19.3	19.3	19.3	19.3
Luxembourg	97.5	272.4	272.4	272.4	272.4
Mexico	464.8	464.8	464.8	476.8	476.8
Netherlands(2)	1,349.9	1,520.0	1,532.8	1,532.8	1,532.8
New Zealand	6.8	6.8	6.8	6.8	6.8
Panama	931.5	933.8	935.3	936.4	937.3
Portugal	38.6	38.6	38.6	38.6	38.6
Russia	2.6	2.6	2.6	2.6	2.6
Singapore	365.5	365.5	365.5	365.5	365.5
Spain	3,931.8	4,087.4	4,125.5	4,433.5	4,459.1
Sweden	64.2	66.6	66.6	66.6	66.6
Switzerland	376.8	422.4	436.6	455.0	455.0
United Kingdom(3)	3,769.3	3,962.6	4,317.6	4,317.6	4,317.6
United States	3,066.7	3,166.9	3,167.0	3,167.0	3,167.7
Uruguay	160.2	160.2	160.2	160.2	160.2
Venezuela	8.0	8.0	8.0	8.0	8.0
Other	58.2	58.2	58.2	58.2	58.2

Total	19,381.2	21,293.7	21,993.7	22,413.3	22,614.7

(1)	Updated as of December 31, 2012.
(2)	Includes Dutch overseas territories.
(3)	Includes United Kingdom overseas territories.

Source: Proinversión.

Registered Stock of Foreign Direct Investment by Country of Origin

(as a percentage of total direct investment, at current prices)(1)

	As of December 31,
	2009	2010	2011	2012	2013
Argentina	0.2	0.2	0.2	0.2	0.2
Australia	—	—	—	—	—
Austria	—	—	—	—	—
Bahamas	0.8	0.9	0.8	0.8	0.8
Belgium	0.4	0.4	0.4	0.4	0.4
Bermuda	0.2	0.1	0.2	0.3	0.8
Bolivia	—	—	—	—	—
Brazil	2.5	5.2	5.2	5.1	5.2
Canada	3.5	3.3	3.8	3.8	3.8
Chile	6.8	6.3	6.3	6.3	6.3
China	0.8	0.7	0.7	0.9	0.9
Colombia	4.2	5.2	5.2	4.7	4.7
Denmark	—	—	—	—	—
Ecuador	0.4	0.6	0.6	0.6	0.6
France	1.1	1.0	1.0	1.0	1.0
Germany	1.0	0.9	0.9	0.9	0.9
Italy	0.6	0.6	0.5	0.5	0.5
Japan	1.0	1.0	1.0	1.0	1.0
Korea	0.2	0.2	0.2	0.2	0.2
Liechtenstein	0.1	0.1	0.1	0.1	0.1
Luxembourg	0.5	1.3	1.2	1.2	1.2
Mexico	2.4	2.2	2.1	2.1	2.1
Netherlands(2)	7.0	7.1	7.0	6.8	6.8
New Zealand	—	—	—	—	—
Panama	4.8	4.4	4.3	4.2	4.1
Portugal	0.2	0.2	0.2	0.2	0.2
Singapore	1.9	1.7	1.7	1.6	1.6
Spain	20.3	19.2	18.8	19.8	19.7
Sweden	0.3	0.3	0.3	0.3	0.3
Switzerland	1.9	2.0	2.0	2.0	2.0
United Kingdom(3)	19.5	18.6	19.6	19.3	19.1
United States	15.8	14.9	14.4	14.1	14.0
Uruguay	0.8	0.8	0.7	0.7	0.7
Venezuela	—	—	—	—	—
Other	0.3	0.3	0.3	0.3	0.3

Total	100.0	100.0	100.0	100.0	100.0

(1)	Updated as of December 31, 2013.
(2)	Includes Dutch overseas territories.
(3)	Includes United Kingdom overseas territories.

Source: Proinversión.

The principal sources of direct investment in Peru by country of origin in 2013 were Spain, the United Kingdom and the United States. Together they represent 52.8% of total foreign direct investment in 2013, compared to 54.3% in 2012.

THE MONETARY SYSTEM

Central Bank

Established in 1922, the Central Bank serves as Peru’s monetary authority. The Central Bank exists and operates under Chapter V of the 1993 Constitution and the Ley Orgánica del Banco Central de Reserva del Perú, or the Central Bank’s charter, enacted that same year. The 1993 Constitution and the Central Bank’s charter establish that the goal of the Central Bank is to maintain price stability. Congress vested the Central Bank with the authority to regulate Peru’s monetary base, manage Peru’s international reserves and gather and publish data on Peru’s finances. The Central Bank is also the sole issuer of nuevo sol.

The Central Bank is headed by a board of directors composed of seven members who each serve five-year terms that are coterminous with the Peruvian President’s term. Congress appoints three of the Central Bank’s directors, and the Executive Branch appoints four, including the president of the Central Bank’s board. Appointment of the president of the Central Bank’s board is subject to ratification by Congress. The Central Bank’s charter requires directors of the Central Bank to have extensive experience in and knowledge of economics and finance. The responsibility of the Central Bank’s board is to formulate a monetary program consistent with the Central Bank’s mandate to maintain price stability.

The Central Bank’s daily operations are under the supervision of its General Manager and the Money and Foreign Exchange Committee. This committee meets daily to make decisions regarding monetary operations, such as the amount of U.S. dollars to be purchased in the foreign exchange market, whether to auction Central Bank certificates of deposit and the interest rate that the Central Bank will charge on short-term credits, which is generally known as the discount rate.

Reform of the Central Bank and of Peru’s monetary policy has been a centerpiece of the economic program Peru began in the early 1990s. These reforms were based on the following two key elements that were promulgated under the 1993 Constitution and the Central Bank’s charter:

•	the Central Bank’s principal purpose is to maintain price stability by preserving the value of the currency; and

•	the Central Bank possesses full autonomy.

These reforms were implemented to address the high rates of inflation that Peru, along with other South American countries, experienced during the 1980s and early 1990s. The premise underlying these reforms was that the Central Bank could contribute most effectively to economic prosperity by focusing its activities on achieving price stability. Prior to these reforms, the Central Bank operated under a much broader mandate that made it directly responsible for fueling growth and for establishing credit and exchange rate conditions. Pursuit of these broader and occasionally incompatible objectives resulted in erratic policy choices that exacerbated adverse economic conditions and contributed to the hyperinflation experienced in the late 1980s and early 1990s.

The Central Bank was granted autonomy based on the belief that, to operate effectively, the Central Bank must be immune from political pressures. In the past, the Central Bank had often been required to pursue ill-advised policies, such as printing currency in order to finance public spending, as a result of government intervention. Since the reforms were implemented, technical rather than political management of Peru’s monetary policy has built confidence in the Government’s ability to formulate and implement a sound and stable monetary policy.

The 1993 Constitution and the Central Bank’s charter guarantee the autonomy of the Central Bank by prohibiting it from:

•	providing financing to the public sector, except indirectly through limited purchases of treasury bonds;

•	issuing guarantee certificates, surety bonds or any other kind of guarantees, using any other form of indirect financing, or providing insurance of any kind;

•	imposing sector or regional ratios on the composition of the loan portfolios of financial institutions; and

•	establishing multiple currency exchange regimes.

The reform of the Central Bank’s role has been instrumental in the sharp decline in inflation experienced during the 1990s. Between 1994 and 2000, the Central Bank met or slightly exceeded its annual inflation targets. Since 2001, the Central Bank has maintained a restrictive monetary policy that produced a marked deceleration in the growth rate in the CPI, which was 0.2% in 2009, 2.1% in 2010, 4.7% in 2011, 2.6% in 2012 and 2.9% in 2013. This relatively stable rate of inflation has fostered confidence in the stability of the Peruvian currency.

In June 2014, the Central Bank announced it would lower minimum reserve requirements on commercial banks from 12.0% to 11.5%, effective July 2014. This reduction in the reserve requirement is intended to increase lending and liquidity in nuevos soles, as the Central Bank continues its efforts to de-dollarize the financial system. The Central Bank expects that this measure will free up more than S/.500 million (U.S.$179 million), which will be deployed to foster economic growth.

Monetary Policy

The Central Bank’s primary goal is to maintain a stable monetary environment. To conduct monetary policy, the Central Bank has established a target inflation rate and has announced this target rate in order to shape market expectations. The Central Bank’s target annual inflation rate for 2014 is 2.0%, with a tolerance of plus or minus one percentage point so as to be between 1% and 3%.

Decisions on monetary policy are translated into changes in an operational target chosen by the Central Bank. Since 2001, the Central Bank has gradually changed its monetary policy from a monetary base growth control scheme to an interbank interest rate control scheme. As a result, the volatility of the interbank interest rate has diminished continuously. The reduction in the volatility of the interbank interest rate has significantly reinforced the influence of this rate over the other banks’ interest rates. Even during 2001 and 2002, while monetary policy targeted the amount of demand deposits held by commercial banks at the Central Bank, it announced the reference interbank interest rate range. The upper limit of the reference interbank interest rate range is the interest rate for direct repos and the rediscount rate and the lower limit correspond to the interest rate for overnight deposits by commercial banks at the Central Bank.

Under the Central Bank’s charter, interest rates float freely in the Peruvian economy and are determined by market conditions. Only in exceptional circumstances may the Central Bank establish minimum and maximum interest rates. Since January 2003, the Central Bank has released its monetary policy decisions regarding the Central Bank’s interest rates for discount window operations and deposit facilities with commercial banks. These interest rates are intended to establish a reference rate for the interbank market.

The following table provides information on interest rates applicable to commercial bank loans as of the dates presented.

Interest Rates on Commercial Bank Loans

(annual percentage rates)

	As of December 31,
	2009	2010	2011	2012	2013
Domestic currency:
Interbank	1.2	3.0	4.2	4.2	4.1
Prime(1)	1.7	3.6	5.4	5.0	4.5
Average loan rate	19.9	18.7	18.9	19.1	15.9

Foreign currency:
Interbank	0.2	1.1	0.3	1.2	0.2
Prime(1)	1.2	2.1	2.4	4.0	1.0
Average loan rate	8.6	8.5	7.8	8.2	8.0

(1)	Considers only the prime rate on loans to the corporate sector.

Source: Central Bank.

As of December 31, 2009, the average interest rate on loans denominated in domestic currency and foreign currency loans was 19.9% and 8.6%, respectively. As of December 31, 2010, the average interest rate on loans denominated in domestic currency decreased to 18.7%, while the rate on foreign currency loans decreased to 8.5%. As of December 31, 2011, the average interest rate on loans denominated in domestic currency loans increased to 18.9%, while the rate on loans in foreign currency decreased to 7.8%. As of December 31, 2012, the average interest rate on domestic currency loans rose to 19.1%, while the rate on foreign currency loans increased to 8.2%. As of December 31, 2013, the average interest rate on domestic currency loans rose to 15.9%, while the rate on foreign currency loans decreased to 8.0%.

The following table provides information on interest rates applicable to deposits as of the dates presented.

Interest Rates on Deposits Paid by Commercial Bank

(annual percentage rates)

	As of December 31,
	2009	2010	2011	2012	2013
Domestic currency:
Saving deposits	0.7	0.5	0.6	0.6	0.5
Time deposits(1)	1.8	2.9	4.1	3.8	3.5
Average deposits rate(2)	1.6	1.8	2.5	2.4	2.3

Foreign currency:
Saving deposits	0.4	0.3	0.3	0.3	0.3
Time deposits(1)	1.1	1.2	1.0	1.3	0.7
Average deposits rate(2)	0.9	0.8	0.7	0.9	0.4

(1)	Time deposits for 31 to 179 days.
(2)	The average of the TIPMN rate published daily by SBS. The TIPMN is the average deposit rate in domestic currency expressed in annual effective terms.

Source: Central Bank.

As of December 31, 2009, the average interest rate on domestic currency deposits and foreign currency deposits was 1.6% and 0.9%, respectively. As of December 31, 2010, the average interest rate on domestic currency deposits and foreign currency deposits was 1.8% and 0.8%, respectively. As of December 31, 2011, the average interest rate on domestic currency deposits and foreign currency deposits was 2.5% and 0.7%, respectively. As of December 31, 2012, the average interest rate on domestic currency deposits and foreign currency deposits was 2.4% and 0.9%, respectively. As of December 31, 2013, the average interest rate on domestic currency deposits and foreign currency deposits was 2.3% and 0.4%, respectively.

The Central Bank employs several tools to implement its monetary operations. These tools fall into the following three major categories:

•	open market operations, which include:

•	auctions to financial institutions of Central Bank certificates of deposit (CDBCRP) and indexed certificates of deposit (CDR) (indexed to the exchange rate);

•	temporary purchases of Central Bank certificates of deposits and of treasury bonds; and

•	purchases and sales of foreign currencies in the interbank market;

•	discount-window transactions, which include:

•	monetary regulation loans, generally known as rediscounts, which consist of short-term loans made directly by the Central Bank to financial institutions to cover their short-term liquidity needs;

•	direct repos;

•	overnight foreign currency swaps that allow the Central Bank to provide financial institutions with short-term liquidity; and

•	remunerated overnight deposits in the Central Bank, in both domestic and foreign currencies, which allow the Central Bank to remove excess liquidity from the banking system; and

•	minimum reserve requirements.

As of December 31, 2013, the minimum reserve requirement for local and foreign currency deposits was 9.0%. Foreign currency deposits were subject to a 50% marginal rate (local currency deposits were subject to a 15% marginal rate). On average, 15.0% of local currency deposits and 43.8% of total foreign currency deposits were kept as reserves. Financial institutions may satisfy the minimum reserve requirements with funds they hold in vaults or that are on deposit in their accounts at the Central Bank. Financial institutions also must maintain at least 3% of local and foreign currency deposited in the Central Bank.

The Central Bank relies primarily on open market operations to regulate the liquidity of the banking system and promotes the perception of the Central Bank as a lender of last resort by imposing above-market rates and commissions on discount-window transactions.

The significant volatility of short-term capital flows has been a destabilizing factor in Peru’s monetary system since 1998 when large capital outflows occurred following the Russian financial crisis. Between 1999 and 2004, short-term capital fluctuated between a high of U.S.$230 million of inflows in 2004 to U.S.$1.5 billion of outflows in 1999. Short-term capital outflows were U.S.$2.1 billion during 2009, U.S.$258.0 million during 2010, U.S.$1.3 billion during 2011 and U.S.$2.2 billion in 2013. However, during 2012, Peru had a short-term capital inflow of U.S.$2.2 billion. To confront the volatility of short-term capital flows, the Central Bank generally requires high foreign currency reserve requirements that discourage significant capital outflows and promote holdings of local currency. Since January 2008, the issuance of BCRP certificates of deposit with restricted negotiation in order to avoid speculation against the dollar in the local market, began. This type of certificate can only be purchased by domestic financial institutions in primary placements.

Despite the positive impact that it may have on reducing cross-border transaction costs and preserving purchasing power, the high level of dollarization of the financial system has also increased the vulnerability of the economy (currency risk and liquidity risk). Dollarization generally refers to the degree to which the U.S. dollar has displaced the nuevo sol in the economy. Dollarization began during the 1980s as inflation rates started to rise. As inflation reached triple-digit rates between 1983 and 1985, foreign currency-denominated assets were increasingly used to store value. By 1990, when the annual inflation rate had reached 7,650%, 47% of total deposits in the domestic financial system, and 76% of total deposits held by Peruvians domestically and abroad, were denominated in U.S. dollars. Since the 1990s, the Peruvian economy has remained highly dollarized, but in the past few years the ratio of dollarization has followed a diminishing trend.

As of December 31, 2013, U.S. dollar-denominated deposits equaled 40.01% of total deposits in the financial system (at the end of 2012, they represented 35.19%, compared to 40.71%, 41.45% and 48.35% at the end of 2011, 2010 and 2009, respectively). At the same time, U.S. dollar-denominated credits in the private sector decreased to 40.18% of total credits in the financial system as of December 31, 2013 (42.95% at the end of 2012, 44.21% at the end of 2011, 45.43% at the end of 2010 and 46.01% at the end of 2009). The continued demand for nuevos soles in the vast majority of transactions that take place in the Peruvian economy has preserved the nuevo sol as the main channel through which the Central Bank can affect aggregate demand and thus control inflation. The Central Bank expects that as it continues to meet its inflation targets, confidence in the value of the nuevo sol will grow, gradually restoring the nuevo sol as the principal means of savings.

The following table provides the bank credit to the private sector for the periods presented.

Bank Credit to the Private Sector

(as percentage of total credit)

	Private Commercial Banks		Public Sector Banks
	S/.	Foreign Currency	S/.	Foreign Currency
2009	47.5	49.8	2.6	0.1
2010	49.4	47.8	2.8	—
2011	48.8	48.8	2.4	—
2012	50.0	47.7	2.2	—
2013	52.6	45.2	2.1	0.1

Source: Central Bank.

The Banking Law and the charter of the SBS, as defined below, provide that financial companies may freely establish interest rates and the commissions they charge on loans, deposits and other services they provide.

Supervision of the Financial System

Established in 1931, the Superintendencia de Banca, Seguros y Administradoras Privadas de Fondos de Pensiones, or Banking, Insurance and AFP Superintendency, or the SBS, is responsible for regulating and supervising the financial, insurance and private pension systems in Peru. Since 1979, the SBS has had institutional autonomy from the Ministry of Economy and Finance. In 1981, the first Ley Orgánica de la Superintendencia de Banca y Seguros, or Banking and Insurance Superintendency Charter and Banking and Insurance Law, was adopted, which outlined in greater detail the powers and functions of the SBS. The role of the SBS was expanded in 2000 when it was given jurisdiction over the private pension system. In September 2007, the Financial Intelligence Unit, a specialized unit in charge of preventing money laundering and the financing of terrorism, was incorporated to the SBS.

The overarching goal of the SBS is to protect the interests of customers, depositors and beneficiaries of the financial, insurance and private pension systems, by ensuring the solvency and integrity of the companies that operate in these sectors. The SBS has pursued this goal from a free-market perspective, stepping away from the interventionist model that characterized the financial industry until the early 1990s. Accordingly, the SBS has sought to create incentives for financial institutions to manage adequately their levels of risk, while imposing minimum standards to ensure that the integrity and solvency of the industry are not jeopardized.

Under current banking law, and the regulatory norms and guidelines adopted by the SBS, financial institutions are subject to the following three basic kinds of regulations:

•

Market-entry requirements designed to ensure that the regulated entities have minimal capital levels to conduct their business and are otherwise reliable financial agents. In particular, the Banking Law requires that commercial banks have a minimum capital base of S/.25.5 million, or approximately U.S.$9.1 million, for the fourth quarter of 2013 (readjusted quarterly based on the wholesale price index), and be managed by competent teams composed of persons of high integrity, aptitude and expertise in their particular fields.

•	Prudential standards designed to ensure that the quality of the financial system’s loan portfolio meets minimum levels. These prudential standards include the following requirements:

•

Strict limits on credit concentration. Financial institutions may not lend an amount equal to or greater than 10% of their capital to any single person or entity. This limit may be raised to 30% depending on the kind of guarantee or security offered. Additionally, financial institutions may not lend more than 5% of their capital to any single person or entity residing abroad. This limit may be raised to 10% and 30% depending on the type of guarantee or security offered. The 1996 Banking Law No. 26708 also prescribes special limits for particular kinds of credits, such as loans to affiliates and other foreign and domestic financial institutions.

•

Capital adequacy ratios. The regulatory capital may be no less that 10% of risk-weighted assets of financial institutions (calculated for three major components of risk that a bank faces: credit risk, market risk and operational risk) which is stricter than the Basel Accord guidelines.

•

Loan-loss reserve requirements. These requirements, which are strictly enforced, range from a minimum 1.1% reserve for loans with normal risk levels when the cyclical rule is activated, to a maximum 100% reserve for loans classified as a loss.

•

Disclosure requirements designed to regulators, economic agents in other sectors of the economy and the public, with sufficient information to evaluate the activities of financial institutions. The principal requirements include the following:

•

Banks must register their shares on the Bolsa de Valores de Lima, or Lima Stock Exchange, or BVL, and thereby become subject to the disclosure guidelines established by the Superintendencia de Mercado de Valores, or Peruvian Securities Superintendency (formerly the Comisión Nacional Supervisora de Empresas y Valores).

•	Banks must publish their quarterly financial statements in major newspapers.

•	Banks must have two credit rating agencies assess their overall risk, which are published in a major newspapers semiannually.

With respect to loan-loss reserve requirements, current risk classifications of loans to corporate, large and medium enterprises take into consideration primarily a cash flow analysis of the borrower, how long payments are overdue and the classification of the borrower by other financial entities. The borrower’s cash flow is based on the level of solvency, economic trends in its line of business and the quality of the borrower’s management and control systems. In the case of consumer, small and micro enterprises and mortgage loans, the risk classification is only based on the number of days payments are overdue. Additionally, guarantees or collateral may affect the specific level of reserves that must be maintained with respect to a particular loan.

The following table provides the risk-classification scheme mandated by the SBS.

Risk Category	Criteria

Normal:
Corporate, large and medium enterprises loans	0 days past due, high solvency, growing economic sector and adequate management and control systems.
Small and micro enterprises loans	Up to 8 days past due
Consumer loans	Up to 8 days past due.
Mortgage loans	Up to 30 days past due.

Potential problems:
Corporate, large and medium enterprises loans	Up to 60 days past due, based on cash flow analysis the company is able to fulfill all of its financial obligations, exhibits moderate solvency and adequate management and control systems, but is part of a temporarily destabilized economic sector.
Small and micro enterprises loans	9 to 30 days past due.
Consumer loans	9 to 30 days past due.
Mortgage loans	31 to 90 days past due.

Deficient:
Corporate, large and medium enterprises loans	60 to 120 days past due, moderate to low solvency, unclear tendency in economic sector and inadequate management and control systems.
Small and micro enterprises loans	31 to 60 days past due.
Consumer loans	31 to 60 days past due.
Mortgage loans	91 to 120 days past due.

Doubtful:
Corporate, large and medium enterprises loans	121 to 365 days past due, low solvency, falling revenues in economic sector and inadequate management and control systems.
Small and micro enterprises loans	61 to 120 days past due.
Consumer loans	61 to 120 days past due.
Mortgage loans	121 to 365 days past due.

Loss:
Corporate, large and medium enterprises loans	More than 365 days past due, debtor insolvent, structural problems in economic sector and inadequate management and control systems.
Small and micro enterprises loans	More than 120 days past due.
Consumer loans	More than 120 days past due.
Mortgage loans	More than 365 days past due.

Source: SBS.

The following table presents the minimum required loan-loss reserves by risk category.

Required Loan-Loss Reserves by Risk Category and Type of Loan

(as a percentage of total portfolio as of December 31, 2013)

	Loan-loss Reserves for Normal Loans
Type of Loan	Rate	Cyclical Component(1)
Corporate and large enterprises loans	0.70	0.4 or 0.45(2)
Medium enterprises loans	1.00	0.30
Small and micro enterprises loans	1.00	0.50
Consumer loans	1.00	1.0 or 1.5(3)
Mortgage loans	0.70	0.40

	Loan-loss reserves for Loans other than Normal Loans(4)
	With Liquid Guarantee	With Other Guarantee	Without Guarantee
Potential problems	1.25	2.50	5.00
Deficient	6.25	12.50	25.00
Doubtful	15.00	30.00	60.00
Loss	30.00	60.00	100.00

(1)	The cyclical component applies when GDP has a significant and constant growth and deactivates when it does not. The cyclical rule was activated and has been applied since September 2010.
(2)	For corporate loans the cyclical rate is 0.4% and for large enterprises the cyclical rate is 0.45%.
(3)	For non-revolving consumption loans the rate is 1%; and for revolving consumer loans it is 1.5%.
(4)	The required loan-loss reserves for loans guaranteed with highly liquid guarantees is 1%.

Source: SBS.

The following tables provide information regarding loans of the financial system by risk category and type of institution and loans issued by commercial banks by risk category and type of loan.

Risk Classification of Loan Portfolio of the Financial System by Type of Institution

(as a percentage of total loans, as of December 31, 2013)

Risk Category	Commercial Banks	Finance Companies	Savings and Loans Associations		Small- Business Development Banks	Financial Leasing Companies	Total
			Municipal	Rural
Normal	94.45	87.96	87.17	85.57	89.36	92.55	93.67
Potential problems	2.15	3.49	4.30	5.57	3.26	5.30	2.37
Deficient	1.02	2.26	1.63	2.48	1.61	1.32	1.12
Doubtful	1.22	3.03	2.23	1.77	2.55	0.50	1.36
Loss	1.16	3.26	4.66	4.61	3.21	0.33	1.48

Total	100.00	100.00	100.00	100.00	100.00	100.00	100.00

Source: SBS.

Risk Classification of Loan Portfolio of Commercial Banks

(as a percentage of total loans, as of December 31, 2013)

Risk Category	Corporate Loans	Large Enterprises Loans	Medium Enterprises Loans	Small Enterprises Loans	Micro Enterprises Loans	Consumer Loans	Mortgage Loans
Normal	99.93	96.97	92.21	86.09	93.18	88.23	95.17
Potential problems	0.06	2.48	3.32	4.02	2.28	3.30	1.73
Deficient	0.01	0.23	1.58	2.40	1.11	2.27	1.06
Doubtful	—	0.13	1.36	3.15	1.77	3.74	0.99
Loss	—	0.19	1.53	4.34	1.64	2.46	1.04

Total	100.00	100.00	100.00	100.00	100.00	100.00	100.00

Source: SBS.

The following table provides the status of loans in the financial system as of December 31, 2013.

Status of Loans in the Financial System

(as a percentage of total loans, as of December 31, 2013)

Type of Institution	Current Loans		Refinanced and Restructured Loans	Loans Past Due	Loans Subject to Judicial Process
	Short-term	Long-term
Commercial banks	36.7	60.3	0.9	1.3	0.8
Financial companies	31.4	62.2	1.2	4.3	0.9
Savings and loans associations:
Municipal	16.5	75.9	1.8	3.1	2.7
Rural	29.4	62.1	1.8	4.1	2.6
Small-business development banks	33.9	60.6	0.7	3.6	1.2
Financial leasing companies	15.0	83.5	—	0.9	0.5
Total	35.0	61.4	1.0	1.6	1.0

Source: SBS.

The SBS performs its supervisory role in the following two principal manners:

•

Supervision of regulated entities through on-site and off-site inspections. The SBS systematically reviews and analyzes the information that financial institutions are required to disseminate through the media and the Peruvian Securities Superintendency. Off-site inspections look to information disclosed by the supervised companies to ensure that the companies comply with applicable regulations, to review the management of the supervised financial institutions, and to identify risk factors that might indicate potential future problems. The SBS also conducts on-site inspections at least once a year. During such visits the SBS may conduct either a general evaluation of the financial institution or a review of specific issues.

•

Assessments made by third parties. The SBS regularly reviews the analyses of regulated entities conducted by auditors, foreign and domestic credit-rating agencies and other foreign and domestic supervisory agencies. These reviews allow the SBS to gain a broader perspective of the activities and performance of the Peruvian financial sector and to identify areas of concern.

In 1991, Peru introduced the Fondo de Seguros de Depósitos, or Deposit Insurance Fund, which, as of December 31, 2013, insures deposits in the financial system up to S/.92,625.00, or approximately U.S.$33,080.36 (readjusted quarterly based on the wholesale price index), per person, for each financial institution member of the Deposit Insurance Fund. The introduction of the Deposit Insurance Fund eased some of the burdens created by several closures of deficient banks that resulted from the banking reforms undertaken by Peru.

Financial Sector

Prior to 1990, Peru’s regulation of the financial system was characterized by interventionist measures that limited and directed the activities of banks, restricted foreign competition and prevented profit remittances and credit payments abroad. This regulatory environment undermined competition in the financial services industry and limited the supply of medium- and long-term credit.

As part of its economic program, the Fujimori administration undertook to overhaul Peru’s financial system. Its first measures included liberalizing interest rates and eliminating exchange rate controls. In 1996, Congress passed Ley General del Sistema Financiero y del Sistema de Seguros y Orgánica de la Superintendencia de Banca y Seguros, or the Banking Law (Law No. 26072), which:

•	adopted a policy of nondiscrimination among foreign and national banks, and state and private banks;

•	opened the financial market to foreign banks and insurance companies;

•	liberalized market-entry barriers for domestic banks; and

•	tightened prudential standards and disclosure requirements.

As of December 31, 2013, the Peruvian financial system was composed of 84 financial institutions, including:

•	16 full-service commercial banks;

•	13 municipal and nine rural savings and loan associations;

•	nine small-business development non-bank institutions;

•	12 finance companies;

•	2 financial leasing companies;

•	15 insurance companies;

•	4 private pension fund managers; and

•	4 state-owned entities (not including the Central Bank), Banco de la Nación, the Corporación Financiera de Desarrollo, or COFIDE, Banco Agropecuario and Fondo MiVivienda.

Of the 16 full-service commercial banks in operation, 13 were partly foreign-owned of which 11 have foreign owners holding a majority equity stake exceeding 80% while two have foreign owners holding an equity stake exceeding 30%. As of December 31, 2013, other institutions supervised by the SBS included two mortgage management companies, seven money transfer companies, four general deposit warehouses, two trust companies, one surety and bonding house and two cash transportation, custody and management companies.

Established in 1966, Banco de la Nación is a state-owned bank that offers a variety of services to the public sector, including regional governments and local governments. These services include:

•	collecting taxes on behalf of various governmental agencies;

•	making payments and transfers on behalf of the Government;

•	serving as paying and centralized collection agent for Peru’s internal indebtedness and its medium- and long-term external indebtedness; and

•	providing banking and foreign exchange services for the Government’s foreign trade transactions.

Established in 1971, COFIDE is a state-owned development bank that specializes in providing credit to the financial sector. Through these credits, COFIDE is expected to promote private sector credit for the various sectors of the economy.

Established in 2001, Banco Agropecuario is a state-owned bank that provides credit services to the agriculture, cattle-ranch and aquaculture sectors, and to the activities of transformation and commercialization of products of the farming and aquaculture sectors.

Established in 2006, Fondo MiVivienda is a state-owned enterprise that provides financing to financial intermediaries, such as full-service commercial banks, with the objective to promote the development of housing projects and to facilitate access to mortgage loans.

During 2006, 2007 and 2008, the Peruvian financial system experienced several important events. In May 2006, Scotiabank Perú S.A. was created as a result of the merger of Banco Sudamericano and Banco Wiese Sudameris. In October 2006, October 2007, January 2008 and June 2008, HSBC Bank Perú S.A., Santander Perú S.A., Banco Azteca del Perú S.A. and Deutsche Bank (Perú) S.A., respectively, were authorized to start operations as full-service commercial banks in Peru. In addition, two finance companies related with retailers were authorized to start operating as full-service banks in June 2007 and January 2008.

In 2009 and 2010, three small business development banks were authorized to start operating as finance companies. Also in 2010 two new finance companies began operations. In 2011 the number of microfinance institutions increased as a result of the creation of a new municipal saving association in October 2011. In 2012 Edpyme Inversiones La Cruz, a company specializing in retail loans, was authorized to start operations. In August 2012, a new bank, Banco Cencosud, was authorized to start operations as a full-service commercial bank and Edpyme Proempresa transformed into a financial services company. In December 2012, CRAC Profinanzas merged with Financiera Universal which, as of December 31, 2012, ranked, with respect to total market share, eight in terms of total direct credit (with 3.20%), third in terms of total deposits (with 6.56%) and ninth in terms of equity (with 4.16%). In May 2013, Financiera Confianza acquired CRAC Nuestra Gente and in October 2013, Edpyme Nueva Visión was authorized to convert into a financial services company.

The following table presents the percentage of loans and deposits corresponding to each category of financial institution as of December 31, 2013.

Loans and Deposits

(as a percentage of total loans and total deposits by currency)

Type of Institution	As of December 31, 2013
	Loans		Deposits
	S/.	U.S.$	S/.	U.S.$
Rural savings and loans	1.3	0.1	1.3	0.2
Municipal savings and loans	9.3	1.2	8.8	1.9
Financial leasing companies	—	0.6	—	—
Non-deposit lending institutions	7.5	0.7	3.5	0.4
Commercial banks	74.7	97.3	70.5	95.1
Small business development banks	0.8	—	—	—
State-owned banks(1)	6.4	0.1	16.0	2.4

Total	100.0	100.0	100.0	100.0

(1)	Does not include second floor loans.

Source: SBS.

The following table presents the number of financial institutions and the percentage interest in total assets of the financial system held by each category of financial institution as of the dates presented.

Number of Financial Institutions

and Share of Total Assets of the Financial System

	Number of Institutions					Share of Total Assets (%)
	as of December 31,					as of December 31,
Type of Institution	2009	2010	2011	2012	2013	2012	2013
Rural savings and loans	10	10	11	10	9	1.0	0.7
Municipal savings and loans	13	13	13	13	13	5.0	4.9
Financial leasing companies	4	2	2	2	2	0.2	0.2
Finance companies	6	10	10	11	12	3.6	3.6
Commercial banks	15	15	15	16	16	77.6	77.9
Small business development banks	11	10	10	10	9	0.4	0.4
State-owned entities	4	4	4	4	4	12.1	12.3

Total	63	64	65	66	65	100.0	100.0

Source: SBS.

In 2009, total assets of the Peruvian financial system increased by 8.8% due to a decrease in economic growth. During 2010, total assets of the Peruvian financial system increased by 28.3%, compared to 2009, due primarily to economic growth. In 2011, total assets of the Peruvian financial system increased by 13.2%, compared to 2010, due primarily to continued economic growth and stability. In 2012, total assets of the Peruvian financial system increased by 23.3%, compared to 2011, due primarily to a solid macroeconomic foundation and a favorable economic outlook. In 2013, total assets of the Peruvian financial system increased by 5.8% compared to 2012, primarily as a result of challenging conditions in the global economy, leading to decreased economic activity in the country as compared to 2012.

The following table provides the total gross assets of the Peruvian financial system as of the dates presented.

Total Gross Assets of the Peruvian Financial System and the Commercial Banks

(in millions of U.S. dollars and percentage change from previous year)

	Financial System(1)		Commercial Banks
	U.S.$	Growth Rate (%)	U.S.$	Growth Rate (%)
As of December 31,
2009	55,517	8.8	49,904	6.1
2010	71,251	28.3	63,951	28.1
2011	80,682	13.2	71,608	12.0
2012	99,472	23.3	87,905	22.8
2013	105,223	5.8	93,494	6.4

(1)	Does not include state-owned banks.

Source: SBS.

The financial system is the primary source of private sector financing. For the year ended December 31, 2009, the sector that accounted for the largest share of borrowings was manufacturing with 16.4% of total loans and wholesale and retail with 16.0% of total loans. For the year ended December 31, 2010, the manufacturing sector and the wholesale and retail sector had the largest share of total loans, with 16.3% and 16.5%, respectively. For the year ended December 31, 2011 and 2012, the trend continued with the wholesale and retail sector and the manufacturing sector having the largest share of loans, with 17.0% and 15.2%, respectively, in 2011 and 17.2% and 13.7%, respectively, in 2012. For the year ended December 31, 2013, loans to the wholesale and retail section represented 17.2% of total loans while loans to the manufacturing sector as a percent of total loans was 14.1%.

The following tables provide information regarding the allocation of loans to each sector of the economy as of the dates presented.

Loans of the Financial System by Sector(1)

(in millions of U.S. dollars, at current prices)

	As of December 31,
Sector	2009	2010	2011	2012	2013
Agriculture and livestock	1,132	1,349	1,687	2,046	2,127
Fishing	479	496	589	550	582
Mining	1,343	1,490	1,821	1,688	2,405
Manufacturing	5,958	7,292	8,370	8,953	9,805
Electricity, gas and water	1,377	1,632	1,976	2,405	2,174
Construction	642	823	1,094	1,429	1,503
Wholesale and retail trade	5,832	7,420	9,340	11,247	11,965
Hotels and restaurants	561	658	892	1,111	1,073
Transportation, warehousing and telecommunications	2,244	3,050	3,161	3,554	3,766
Financial intermediation	1,106	1,142	1,397	1,490	1,659
Real estate	1,866	3,332	3,807	4,734	4,884
Public administration and defense	125	107	97	88	160
Education	316	383	449	576	633
Health and social services	121	173	222	298	343
Other(2)	13,274	15,521	20,056	25,245	26,468

Total loans	36,376	44,869	54,960	65,414	69,548

(1)	Does not include state-owned banks and financial leasing companies.
(2)	Includes consumer loans and mortgage loans.

Source: SBS.

Loans of the Financial System by Sector(1)

(as a percentage of total loans)

	As of December 31,
Sector	2009	2010	2011	2012	2013
Agriculture and livestock	3.1	3.0	3.1	3.1	3.1
Fishing	1.3	1.1	1.1	0.8	0.8
Mining	3.7	3.3	3.3	2.6	3.5
Manufacturing	16.4	16.3	15.2	13.7	14.1
Electricity, gas and water	3.8	3.6	3.6	3.7	3.1
Construction	1.8	1.8	2.0	2.2	2.2
Wholesale and retail trade	16.0	16.5	17.0	17.2	17.2
Hotels and restaurants	1.5	1.5	1.6	1.7	1.5
Transportation, warehousing and telecommunications	6.2	6.8	5.8	5.4	5.4
Financial intermediation	3.0	2.5	2.5	2.3	2.4
Real estate	5.1	7.4	6.9	7.2	7.0
Public administration and defense	0.3	0.2	0.2	0.1	0.2
Education	0.9	0.9	0.8	0.9	0.9
Health and social services	0.3	0.4	0.4	0.5	0.5
Other(2)	36.5	34.6	36.5	38.6	38.1

Total loans	100.0	100.0	100.0	100.0	100.0

(1)	Does not include state-owned banks or financial leasing companies.
(2)	Includes consumer loans and mortgage loans.

Source: SBS.

Liquidity and Credit Aggregates

The most significant money supply measures in Peru are M1, M2 and M3, which consist generally of the following:

•	M1 consists of currency in circulation plus demand and savings deposits in domestic currency held in private sector banks, that are easily convertible into cash;

•	M2 consists of M1 plus time deposits in domestic currency held in private banks and mortgage certificates and other certificates, in domestic currency, issued by private banks; and

•	M3, or “broad money,” consists of M2 plus foreign currency in circulation.

During the five-year period ended December 31, 2013, Peru’s monetary base grew 127.6%, from U.S.$8.1 billion as of December 31, 2009 to U.S.$18.5 billion as of December 31, 2013. For the five-year period ended December 31, 2013, M1 grew at a compound annual rate of 19.1%, M2 at a compound annual rate of 21.6% and M3 grew at a compound annual rate of 16.6%.

The following table shows changes in selected monetary indicators as of the stated dates.

Selected Monetary Indicators

(percentage change from previous year)(1)

	As of December 31,
	2009	2010	2011	2012	2013
Money Supply Measures
M1	8.1	28.0	18.7	17.6	13.7
M2	8.2	25.8	21.2	22.4	18.5
M3	13.8	13.4	18.7	14.2	15.0

(1)	Average indicators of the period.

Source: Central Bank.

The following table presents the composition of the monetary base and international reserves as of the dates presented.

Monetary Base and Central Bank’s International Reserves

(in millions of U.S. dollars, at current prices)

	As of December 31,
	2009	2010	2011	2012	2013
Currency in circulation and cash in vaults at banks	7,799	9,992	11,963	14,833	15,189
Commercial bank deposits at the Central Bank	349	2,182	2,839	5,847	3,359
Monetary base	8,148	12,174	14,803	20,680	18,549
Gross international reserves	33,175	44,150	48,859	64,049	65,710
Deposits in foreign accounts	5,795	10,777	11,263	11,011	10,046
Securities	24,750	30,392	34,190	49,118	52,215
Gold	1,218	1,565	1,722	1,867	1,339
Other	1,412	1,417	1,683	2,054	2,111
Net international reserves	33,135	44,105	48,816	63,991	65,663

Source: Central Bank.

As of December 31, 2012, the ratio of gross international reserves at the Central Bank to the monetary base was approximately 3.1 to 1, and as of December 31, 2013, this ratio was 3.5 to 1. As of December 31, 2013, total credit aggregates were equal to U.S.$44.9 billion and total deposits were equal to U.S.$58.6 billion. For the five-year period ended December 31, 2013, private-sector credit increased at a compound annual growth rate of 17.5%, to U.S.$70.8 billion at the end of the period. For the same period total deposits increased at a compound annual growth rate of 16.2%, while foreign currency-denominated deposits increased at a compound annual growth rate of 9.3%, to U.S.$23.8 billion at the end of such period. During the same period local currency-denominated deposits had a compound annual growth rate of 22.9%, totaling U.S.$34.8 billion at December 31, 2013.

As of December 31, 2013, Peru’s monetary base was U.S.$18.5 billion. From December 31, 2012 to December 31, 2013, both gross and net international reserves increased 2.6%, to U.S.$65.7 billion and U.S.$65.6 billion, respectively, at the end of such period.

The following tables present liquidity and credit aggregates, and changes in selected monetary indicators as of the dates presented.

Liquidity and Credit

(in millions of U.S. dollars, at current prices)

	As of December 31,
	2009	2010	2011	2012	2013
Monetary aggregates
Currency in circulation	6,658	8,588	10,092	12,645	12,585
M1	11,469	15,178	18,080	22,544	22,083
M2	22,604	30,379	36,374	48,030	48,264
M3	38,900	48,695	58,134	69,304	72,115

Credit by sector(1)
Public sector (net)(2)	(12,021)	(14,654)	(19,721)	(26,927)	(25,906)
Private sector	36,051	43,269	54,887	65,721	70,811

Total credit aggregates	24,031	28,615	35,166	38,794	44,906

Deposits
Local currency(3)	15,703	21,384	26,100	34,609	34,766
Foreign currency(4)	16,274	18,268	21,435	21,253	23,789

Total deposits	31,977	39,652	47,534	55,862	58,554

(1)	Includes securities offerings and cash advances from checking accounts of depository corporations.
(2)	Net claims on public sector of depository corporations.
(3)	Includes sight deposits, saving deposits, time deposits and other certificates in domestic currency of depository corporations.
(4)	Includes demand deposits, savings deposits and time deposits in foreign currency of depository corporations.

Source: Central Bank.

Inflation

The economic and monetary program that the Government implemented during the early 1990s resulted in a sharp decline in inflation. Peru experienced hyperinflation during the late 1980s and 1990s, but by 1999 inflation had declined to a rate of 3.5% per year. During the five-year period ended December 31, 2013, inflation has been relatively stable at rates of 0.2% in 2009, 2.1% in 2010, 4.7% in 2011, 2.6% in 2012 and 2.8% in 2013.

In 2009, the inflation rate decreased to 0.2%, due to the reversion of supply shocks on food prices, appreciation of the nuevo sol versus the U.S. dollar and the contraction of domestic demand, which caused the reduction of prices for goods and services. During 2010, the rate of inflation increased to 2.1%, compared to 0.2% for 2009, mainly due to an increase in prices for some types of food and fuel. In 2011, the rate of inflation increased to 4.7%, mainly due to internal and external economic conditions that affected the prices of food and fuel. During 2012, the rate of inflation was 2.6%, mainly due to the gradual reversion of supply shocks that affected agricultural products in the local market during 2011. During 2013, the rate of inflation was 2.9%, mainly due to resulting from higher prices for basic goods such as meat and sugar that depend on international prices as well as higher prices on domestic goods and services that began to dissipate in September 2013.

The following table shows changes in the CPI for the periods presented.

Consumer Price Index

(percentage change)

	End of Period(1)	Average(2)
2009	0.2	2.9
2010	2.1	1.5
2011	4.7	3.4
2012	2.6	3.7
2013	2.9	2.8

(1)	Accumulated during the 12-month period.
(2)	12-month average.

Foreign Exchange and International Reserves

Foreign Exchange

Prior to 1991, Peru exercised control over the foreign exchange markets by imposing multiple exchange rates and placing restrictions on the possession and use of foreign currencies. In 1991, the Fujimori administration eliminated all foreign exchange controls and the exchange rates were unified. Currently, foreign exchange rates are determined by market conditions, with regular operations by the Central Bank in the foreign exchange market in order to reduce volatility in the value of the nuevo sol against the U.S. dollar.

The following table shows the nuevo sol/U.S. dollar exchange rates for the periods presented.

	Exchange Rates(1) (S/. per U.S.$)
	End of Period(2)	Average
2009	2.89	3.01
2010	2.81	2.83
2011	2.70	2.75
2012	2.55	2.64
2013	2.80	2.70

(1)	Formal rates offered by banks.
(2)	As of the last day of the year.

International Reserves

Under Article 72 of the Central Bank’s charter, the international reserves administered by the Central Bank may consist of:

•	gold and silver reserves;

•	foreign currencies and notes generally accepted as a means of payment in the international markets;

•	negotiable bank acceptances with terms of less than 90 days from the date of acquisition by the Central Bank;

•	Special Drawing Rights, or SDRs, or any other gold substitute included in the Articles of Agreement of the IMF, corresponding to Peru;

•	reciprocal credit agreements between the Central Bank and similar entities;

•	contributions in gold, foreign currencies and SDRs to international monetary organizations; and

•	in the discretion of the Central Bank’s board:

•	foreign currency deposits of less than 90 days;

•	certificates of deposits of less than 90 days issued by banks; and

•	highly-liquid investment-grade securities issued by international organizations or public foreign entities.

During the 1990s, the Central Bank maintained a policy of accumulating international reserves. International reserves help Peru to maintain economic and financial stability by ensuring the availability of foreign currency in extraordinary situations. These situations can include sudden, significant withdrawals of foreign currency deposits from the banking system and sharp downturns in exports and economic activity.

The policy of the Central Bank to manage its international reserves generally emphasizes capital preservation and liquidity. Nevertheless, once the international reserves have reached certain threshold levels, the policy of the Central Bank is to balance capital preservation with adequate returns on reserves.

In order to guide the optimal investment distribution of its reserves, the Central Bank uses a model benchmark portfolio that reflects the risk-return combination chosen by the Central Bank’s board to accomplish the general principals of capital preservation, liquidity and return. This portfolio is designed in light of actual market conditions to ensure that it provides feasible goals and shuns speculative assumptions. The Central Bank adjusts the value of its investment portfolio daily on the basis of market prices.

The Central Bank considers and actively manages the following four kinds of risks in investing its international reserves:

•	Liquidity risk. The Central Bank manages liquidity risk by distributing its investments among three kinds of assets, following the guidelines of its benchmark portfolio:

•	highly-liquid, short-term assets to cover unexpected contingencies;

•

liquid assets with maturities not exceeding one year, which include bank time deposits with maturities not exceeding three months and staggered maturity dates, and highly-liquid fixed-income securities; and

•

assets with maturities exceeding one year, generally consisting of bonds that offer a relatively higher return because of the longer maturity. To ensure an adequate level of liquidity, these bonds must have been issued in minimum amounts as prescribed by the Central Bank.

•

Credit risk. To minimize risks that may arise because of the insolvency of the creditor, the Central Bank does not invest in debt or equity issued by private entities and diversifies its investments among:

•	deposits in foreign banks that are rated in the three highest categories of Standard & Poor’s (a division of the McGraw-Hill Companies), Moody’s Investor Service and Fitch Ratings; and

•

fixed-income securities or securities guaranteed by international organizations, foreign governments or their agencies, which are rated in the three highest categories by Standard & Poor’s, Moody’s Investor Service and Fitch Ratings.

•

Foreign exchange risk. Fluctuations in the foreign exchange markets can pose a significant risk to the level of reserves at the Central Bank because the Central Bank accounts for its reserves in U.S. dollars and because of the significant U.S. dollar-denominated liabilities of the Peruvian banking system. Moreover, the majority of Peru’s foreign trade and capital flows are also denominated in U.S. dollars, which can also exert significant pressure on the Central Bank’s international reserves. To safeguard its international reserves from fluctuations in the foreign exchange markets, the Central Bank invests primarily in U.S. dollar-denominated assets.

•

Market risk. To mitigate market risk, the Central Bank tries to match the average maturity of its assets to that of its liabilities. The average duration, or length of time required to receive the present value of future payments, of the Central Bank’s portfolio does not exceed one year, which protects it significantly from market fluctuations. Additionally, the Central Bank imposes limits on the maximum term of its portfolio securities.

•

Interest rate risk. To mitigate interest rate risk, the Central Bank takes the terms of its liabilities into account when fixing the terms of its assets. As such, the average duration of the total portfolio is short, which reduces the impact of interest rate variations on the market value of the portfolio.

The Central Bank’s net international reserves increased from U.S.$33.1 billion in 2009 to U.S.$65.7 billion in 2013:

•

In 2009, net international reserves increased 6.2% from 2008 to U.S.$33.1 billion. This increase was mainly attributable to growth of the Central Bank’s net international position and in deposits by the public sector.

•

In 2010, net international reserves increased 33.1% from 2009 to U.S.$44.1 billion. This increase was mainly attributable to growth of the Central Bank’s net international position and in deposits by the public sector.

•

In 2011, net international reserves increased 10.7% from 2010 to U.S.$48.8 billion. This increase was mainly attributable to an increase in deposits in U.S. dollars by the public sector, deposits by commercial banks at the Central Bank, performance of the investment portfolios and purchases of foreign currency.

•

In 2012, net international reserves increased 31.1% from 2011 to U.S.$64.0 billion. This increase was mainly attributable to an increase of the Central Bank’s net international position as well as an increase in foreign currency deposits by the public and private sectors.

•

In 2013, net international reserves increased 2.6% from 2012 to U.S.$65.7 billion. This increase was primarily attributable to the Central Bank’s net international position and an increase in foreign currency deposits held by private banks.

From 2009 to 2013, the total gross reserves of the Peruvian banking system (in months of total imports) fluctuated between 19.7% in 2009 and 19.3% in 2013.

The following table sets the composition of the international reserves of Peru’s banking system.

Net International Reserves of the Banking System

(in millions of U.S. dollars, at period end, at current prices)

	As of December 31,
	2009	2010	2011	2012	2013
Central Bank
Assets	33,175	44,150	48,859	64,049	65,710
Liabilities	40	45	43	57	47

Total (assets less liabilities)	33,135	44,105	48,816	63,991	65,663

Banco de la Nación and development banks:
Assets	61	72	76	128	62
Liabilities	—	2	—	—	—

Total (assets less liabilities)	61	71	76	128	62

Private banks
Assets	1,409	1,603	1,743	1,808	2,165
Liabilities	1,209	933	1,552	3,607	1,618

Total (assets less liabilities)	200	670	191	(1,799)	547

Net international reserves	33,397	44,846	49,053	62,320	66,271

Memorandum items:
Gross reserves of the Central Bank	33,175	44,150	48,859	64,049	65,710
Gross reserves of the banking system	34,646	45,826	50,678	65,984	67,936
Gross reserves of the Central Bank (in months of total imports)	18.9	18.4	15.9	18.7	18.7
Gross reserves of the banking system (in months of total imports)	19.7	19.1	16.5	19.3	19.3

Source: Central Bank.

Securities Markets

The securities markets in Peru are regulated by the Peruvian Securities Superintendency that has as its primary purpose to protect investors and promote the efficient operations of securities markets. In particular, the Peruvian Securities Superintendency’s functions include:

•	supervising the activities and management of the various market participants, including the BVL, brokerage firms, issuing companies, mutual and other investment fund and credit-rating agencies, and

•	promoting market transparency through disclosure requirements.

Peru’s capital markets underwent significant changes during the 1990s as a result of various reform initiatives undertaken by the Government. These reforms began in 1991 with passage of the Ley del Mercado de Valores, or the Securities Market Law of 1991, which implemented a comprehensive set of measures that liberalized and modernized the operations of the Peruvian capital markets. These measures included:

•	requirements for securities exchange and broker dealers, such as the introduction of a special fund these entities must provide in order to guarantee the proper execution of trades;

•

market transparency and disclosure requirements, particularly through the creation of the Registro Público de Valores e Intermediaríos, or Public Registry of Securities and Broker Dealers, a public record of all the participants in the Peruvian capital markets, including issuers, broker-dealers and credit-rating agencies;

•

a regulatory framework for new institutions that were authorized to operate in the Peruvian capital markets and which would play an increasingly important role (these new institutions included mutual funds and credit-rating agencies); and

•	requirements for the operation of primary and secondary markets, including guidelines for the settlement of securities transactions, dealer commissions, dispute resolution and asset securitization.

In 1996, a new Ley del Mercado de Valores, or Securities Market Law of 1996, was introduced. This Law preserved the basic market structure adopted under the Securities Market Law of 1991, but introduced changes to streamline the operations of the Peruvian capital markets, making them more compatible with international standards. These changes included:

•	vesting with the BVL self-regulatory authority;

•	creating CAVALI ICLV S.A., a private securities clearing and depositary agency independent of the BVL;

•	liberalizing the brokerage business by introducing less stringent minimum capital requirements and broadening the range of transactions in which brokerage firms may participate; and

•	restricting insider trading.

To stimulate the growth of Peru’s capital markets, the Government also encouraged greater participation in the markets through economic incentives. In 1993, Peru adopted tax exemptions for both capital earnings generated through stock exchange trading and interest income obtained from any kind of bond. These tax exemptions, which expired in 2011, have played a pivotal role in funneling funds toward Peruvian capital markets.

Another significant factor in the development of the Peruvian capital markets was the introduction in 1993 of private pension funds, which have become important for institutional investors. Administradoras Privadas de

Fondos de Pensiones, private pension fund managers, or AFPs, were created under Decree Law No. 25,897, or the Private Pension System Law of 1992. These AFPs were introduced not only to improve Peru’s social security system, but also to channel funds towards development of the capital markets. For a description of Peru’s private pension system, see “Public Sector Finance—Social Security” below.

From 2009 to 2013, membership in these funds increased at an average annual rate of approximately 5.0%. As of December 31 2013, there were four AFPs with 12 funds in operation, with approximately 5.5 million members and approximately U.S.$36.5 billion in assets under management. These funds invest in equity securities, representing approximately 21.6% of their portfolios, fixed-income securities, representing approximately 50.1% of their portfolios, and mutual funds and investments, representing approximately 28.4% of their portfolios, and investments in securities issued abroad, representing 35.2% of their portfolios.

Mutual funds entered the market as a result of the Securities Market Law of 1991, which established a regulatory framework for their operations. As of December 31, 2013, there were seven mutual fund companies in operation that administered 72 mutual funds and managed approximately U.S.$5.9 billion in assets for approximately 312,548 investors. Of these mutual funds, 40 invest primarily in debt securities, representing approximately 92.1% of the total portfolios, 23 invest primarily in mixed-income securities, representing approximately 6.1% of the total portfolios, and nine invest primarily in variable-income securities, representing approximately 1.9% of the total portfolios.

The Peruvian capital markets grew significantly during the 1990s as a result of the reforms implemented by the Government during that period. Despite this growth, the Peruvian capital markets remain relatively small and illiquid. Accordingly, most businesses, particularly small and medium-size businesses, raise capital through the local banking system. Large businesses also benefit from limited access to foreign credit.

Founded in 1971, the BVL is the only securities exchange operating in Peru. The BVL was privatized as part of the capital-market reforms implemented by the Government in 1991 and currently operates as an entity with regulatory and enforcement power under the supervision of the Superintendency of Securities Market (SMV). Cash transactions with equity securities accounted for 80.2% of the total traded volume in the BVL during 2012, while cash transactions with fixed income securities accounted for 6.8% of such amount.

As of December 31, 2013, there were 282 companies that had their equity securities listed on the BVL, 30 of which were foreign companies. This number does not include companies which only have bonds listed on the BVL (31 companies). Market capitalization of domestic companies’ listed securities has increased from U.S.$107.3 billion as of December 31, 2009, to U.S.$120.6 billion as of December 31, 2013. Likewise, the annual traded value on the BVL has increased from U.S.$5.7 billion in 2009 to U.S.$5.8 billion in 2013, representing a compound annual growth rate of 0.3%.

The Latin American Integrated Market, or MILA, is the product of an agreement between the stock exchanges of Santiago (Chile), Colombia and Lima (Peru) to form a regional capital market for the exchange of shares in securities. MILA began operations in May 2011. While MILA aims to integrate the capital markets of the member states to promote investment, each member state retains regulatory autonomy over its own capital market.

In May 2013, Peru approved new rules in connection with the Market Makers Program and its treasury bills. The Market Makers Program aims to promote investment and improve liquidity and allows Peru to issue sovereign bonds that approved credit entities and entities that deal in securities may bid on. The new rules for the treasury bills allow bills to be issued on the primary market and be bought and sold on the secondary market by investors such as insurance companies, credit agencies and financial institutions, entities that deal in securities and other investment entities. Non-profit organizations and private individuals may also purchase treasury bills. In July 2013, Peru began issuing treasury bills and sovereign bonds in accordance with these rules.

Peru’s Capital Markets

Transaction Volume and Market Capitalization(1)

(in millions of U.S. dollars, at current prices)

	As of December 31,
	2009	2010	2011	2012	2013
Equities:
Stocks	3,799.5	4,252.4	5891.3	5863.4	3614.9
Other	208.7	781.1	345.6	239.2	321.7

Total	4,008.2	5,033.5	6,236.9	6,102.6	3936.7

Fixed income securities:
Auctions	—	—	—	—
Continued trading	314.8	197.0	96.1	30.9	77.8
Bonds-money market	719.6	438.2	536.1	449.6	751.9
Mortgage bills	—	—	—	—
Certificate of deposit	7.2	—	—	—
Other	3.2	—	—	—

Total	1,044.8	635.2	632.2	481.1	829.7

Report transactions:
Equities	617.8	962.0	913.1	922.6	902.3
Debt instruments	6.6	6.7	6.7	9.7	11.4

Total	624.4	968.7	919.8	932.3	913.8

Primary Auction	8.3	111.6	13.6	55.5	80.4

Securities lending	—	—	—	—

Non-massive issued instruments	—	—	—	—

Total transaction volume	5,685.5	6749.0	7,802.5	7,571.5	5,760.5

Market capitalization	107,325.3	160,867.4	121,596.2	153,404.2	120,653.4

(1)	BVL.

Source: Peruvian Securities Superintendency and BVL.

PUBLIC SECTOR FINANCES

Non-Financial Public Sector

Peru’s non-financial public sector consists of:

•	the Government;

•	the Government’s various decentralized administrative and regulatory agencies, such as:

•	the National institute for Healthcare Social Security, or Es Salud; and

•	the National Superintendency for Tax Administration, or SUNAT;

•	the local governments; and

•	non-financial state-owned enterprises, such as Petroperu; and Empresa de Electricidad del Perú S.A., or Electroperu.

The non-financial public sector has registered an increasing overall balance from 2009 through 2013, from a deficit of U.S.$1.9 billion in 2009, or 1.3% of GDP, to a surplus of U.S.$2.0 billion in 2013, or 0.8% of GDP. For a description of the Government’s fiscal accounts see “—Central Government” below.

The Fiscal Restraint Act was approved in December 1999 to foster fiscal stability by establishing specific guidelines concerning non-financial public sector deficits, government spending growth and growth in public sector debt. In May 2003, Congress amended the Fiscal Restraint Act by changing its name to Ley de Responsabilidad y Transparencia Fiscal, or the Fiscal Responsibility and Transparency Act, and adapting the law to the recently-established regional governments. The Fiscal Responsibility and Transparency Act targeted a non-financial public sector deficit of 2.0% of GDP for 2003, 1.5% of GDP for 2004 and 1.0% in 2005. It also limited any increase of non-financial expenses for 2003 to 3.0% in real terms. In July 2003, however, Congress suspended enforcement of the limit on non-financial expenses for 2003 due to additional expenses generated by the decision to grant wage increases for teachers and healthcare workers following labor strikes earlier in the year.

In 2009, the non-financial public sector deficit was U.S.$1.9 billion, or 1.3% of GDP, compared to a U.S.$3.2 billion surplus, or 2.4% of GDP, for 2008. This deficit in 2009 was mainly a result of lower tax revenue, related to reduced collections of income tax and value-added tax and a higher than expected increase in capital expenditures, mainly for infrastructure. In 2010, the non-financial public sector deficit was U.S.$0.4 billion, or (0.2)% of GDP, compared to a U.S.$1.9 billion deficit, or 1.3% of GDP, for 2009. This lower deficit in 2010 was mainly explained by higher tax revenue, related to greater collections of income tax and value-added tax.

In 2011, the non-financial public sector surplus was U.S.$3.4 billion, or 2.0% of GDP. This surplus in 2011 was mainly attributable to increased current revenues, resulting from higher collection of income tax. In 2012, the non-financial public sector surplus was U.S.$4.1 billion, or 2.1% of GDP. This surplus was largely attributable to increased tax revenue and the recovery of economic activity, as well as high internal demand and high prices for exported minerals, which positively impacted tax collections. In 2013, the non-financial public sector surplus was U.S.$2.0 billion, or 0.8% of GDP. This surplus was largely attributable to increased current revenues driven by non-financial public sector spending.

The following tables provide information on the non-financial public sector accounts for the periods presented.

Consolidated Accounts of the Non-Financial Public Sector (NFPS)

(in millions of U.S. dollars, at current prices)

	For the 12 months ended December 31,
	2009(1)	2010(1)	2011(1)	2012(1)	2013
Primary balance
Central government	(395)	1,832	3,513	4,388	3,262
Decentralized agencies	335	312	677	1,097	863
Local governments	(411)	(493)	1,132	341	(178)
State-owned enterprises	259	(206)	88	423	309

Primary NFPS	(212)	1,444	5,410	6,249	4,256

Interest payments:
External debt	1,032	1,036	965	1,045	1,137
Domestic debt	625	763	1,047	1,064	1,125

Total interest payments	1,658	1,799	2,012	2,109	2,262

Overall NFPS	(1,870)	(355)	3,398	4,140	1,993

Financing:
External	1,335	(733)	276	(528)	(1,663)
Domestic	500	940	(3,722)	(3,622)	(595)
Privatization	34	149	49	10	265

Total financing	1,870	355	(3,398)	(4,140)	(1,993)

(1)	Preliminary data.

Source: Central Bank.

Consolidated Accounts of the Non-Financial Public Sector (NFPS)

(as a percentage of GDP, at current prices)

	For the 12 months ended December 31,
	2009(1)	2010(1)	2011(1)	2012(1)	2013(1)
Primary balance:
Central government	(0.2)	1.2	2.0	2.3	1.5
Decentralized agencies	0.3	0.2	0.4	0.6	0.4
Local governments	(0.3)	(0.3)	0.1	0.2	(0.1)
State-owned enterprises	0.2	(0.1)	0.1	0.2	0.2

Primary NFPS	—	1.0	3.1	3.2	1.9

Interest payments:
External debt	0.8	0.7	0.5	0.5	0.5
Domestic debt	0.5	0.5	0.6	0.5	0.5

Total interest payments	1.3	1.2	1.1	1.1	1.1

Overall NFPS	(1.3)	(0.2)	2.0	2.1	0.8

Financing:
External	1.1	(0.5)	0.2	(0.3)	(0.8)
Domestic	0.2	0.6	(2.2)	(1.9)	(0.2)
Privatization	—	0.1	—	—	0.1

Total financing	1.3	0.2	(2.0)	(2.1)	(0.8)

(1)	Preliminary data.

Source: Central Bank.

Central Government

Peru’s central government comprises the executive branch, including its ministries and other centralized agencies. Prior to January 1, 2003, the central government also included Peru’s 24 regional councils, whose representatives were appointed by the President and public universities. As of January 1, 2003, the regional councils were replaced by 25 regional governments headed by elected officials. See “The Republic of Peru—History, Government and Political Parties—Government—Regional Governments.”

The Government derives its revenues primarily from:

•	tax collections;

•	import tariffs;

•	non-tax revenues, such as fees, interest income and royalties from mining and hydrocarbon production; and

•	dividends from state-owned companies.

Between 2009 and 2013, total Government revenues fluctuated from a low of U.S.$20.4 billion, or 16.0% of GDP, in 2009, to a high of U.S.$38.6 billion, or 18.7% of GDP, in 2013. During this period, tax revenues fluctuated from a low U.S.$17.5 billion in 2009, or 13.8% of GDP, to a high of U.S.$33.1 billion, or 16.0% of GDP, in 2013. Compared to the levels registered in 2012, in 2013 total Government revenues increased 4.2%, tax revenues increased 3.8%, and non-tax revenue increased 3.0% (to U.S.$5.2 billion, or 2.5% of GDP, as of December 31, 2013).

Government expenditures consist primarily of:

•	wages of public sector employees;

•	transfers to public sector entities;

•	interest payments on debt;

•	public investments in infrastructure; and

•	pension expenditures.

Between 2009 and 2013, total Government expenditures, excluding interest payments on the Government’s debt, fluctuated between a low of U.S.$20.8 billion, or 16.2% of GDP, in 2009, to a high of U.S.$35.3 billion, or 17.2% of GDP, in 2013. In 2013, total Government expenditures, excluding interest payments on the Government’s debt, increased 8.3%, as compared to those recorded in 2012.

Between 2009 to 2010, the Government registered increasing overall fiscal balances that ranged from a deficit of U.S.$2.0 billion, or 1.5% of GDP, in 2009 to a surplus of U.S.$0.1 billion, or 0.1% of GDP, in 2010. This was primarily due to an increase in tax collection during 2010 that totaled U.S.$22.8 billion, or 14.8% of GDP, which represented an increase of 30.3% in nominal terms with respect to 2009. In 2011, the Government registered an overall fiscal surplus of U.S.$1.7 billion, or 1.0% of GDP, primarily due to an increase in tax collection that totaled U.S.$27.4 billion, or 15.5% of GDP, which represented an increase of 20.3% in nominal terms with respect to 2010. In 2012, the Government registered an overall fiscal surplus of U.S.$2.4 billion, or 1.3% of GDP, primarily due to an increase in tax collection that totaled U.S.$31.9 billion, or 16.0% of GDP, which represented an increase of 16.2% in nominal terms with respect to 2011. In 2013, the Government registered an overall fiscal surplus of U.S.$1.1 billion, or 0.4% of GDP, and tax collections totaled U.S.$33.1 billion, or 16.0% of GDP, representing an increase of 3.8% compared to 2012.

In 2009, the Government’s primary deficit was U.S.$395.0 million, or 0.2% of GDP, representing a decrease of 108.7% when compared to the U.S.$4.5 billion primary surplus registered during 2008. In 2010, the Government’s primary surplus was U.S.$1.8 billion, or 1.2% of GDP, representing an increase of 563.2% when compared to the amount registered during 2009. In 2011, the Government’s primary surplus was U.S.$3.5 billion, or 2.0% of GDP, representing an increase of 91.8% when compared to the amount registered during 2010, primarily due to an increase in income tax revenues of 33.7%, an increase of 16.7% in value-added tax revenues and an increase in non-tax revenues. In 2012, the primary surplus was U.S.$4.4 billion, or 2.3% of GDP, representing an increase of 24.9% as compared to the primary surplus registered in 2011, primarily due to the 15.6% increase in income tax revenues as well as the 13.7% increase in general sales tax revenues, which illustrates the significant positive impact of increased internal demand. In 2013, the primary surplus was U.S.$3.3 billion, or 1.9% of GDP, representing a decrease of 52.8% compared to 2012, primarily due to the fact that in 2013 Government expenditure grew at a faster rate than revenue.

The following tables provide information regarding government accounts for the periods presented.

Central Government Accounts

(in millions of U.S. dollars, at current prices)

	For the 12 months ended December 31,
	2009	2010(1)	2011(1)	2012(1)	2013(1)
Fiscal revenue:
Current revenue:
Tax revenue:
Income tax	6,752.8	9,123.6	12,201.5	14,110.5	13,568.7
Capital gains tax	—	—	—	—	—
Taxes on goods and services:
General Sales Tax	9,823.4	12,580.8	14,687.5	16,702.5	17,697.9
Excise taxes	1,385.1	1,652.5	1,713.4	1,864.9	2,031.5

Total taxes on goods and services	11,208.5	14,233.2	16,400.9	18,567.4	19,729.5
Import tariffs	495.6	638.7	501.7	579.1	629.7
Other taxes	(951.8)	(1,184.7)	(1,673.4)	(1,388.2)	(843.9)

Total tax revenue	17,505.1	22,810.7	27,430.6	31,868.7	33,083.9

Non-tax revenue(2)	2,759.6	3,630.5	4,603.6	5,001.0	5,152.9

Total current revenue	20,264.7	26,441.3	32,034.2	36,869.7	38,236.8

Capital revenue	148.7	275.4	107.5	130.3	335.2

Total fiscal revenue	20,413.4	26,716.7	32,141.7	37,000.1	38,572.0

Expenditures:
Current non-financial expenditures:
Wages and salaries	5,051.6	5,600.5	6,414.7	7,554.8	8,591.0
Goods and services	4,479.8	5,496.2	6,204.2	7,557.6	8,093.3
Current transfers	6,380.6	7,083.8	8,575.9	8,940.7	9,190.5

Total current non-financial expenditures	15,912.0	18,180.5	21,194.8	24,053.1	25,874.8

Capital expenditures:			5,045.2	5,629.9	5,970.2
Fixed investment	3,431.3	4,753.4	2,388.3	2,929.0	3,465.2
Other	1,555.5	1,951.3
Of which:
Capital transfers	1,051.4	1,326.0	1,967.2	2,515.6	2,858.6
Total capital expenditures	4,896.8	6,704.7	7,433.5	8,558.9	9,435.4

Total expenditures	20,808.8	24,885.2	28,628.3	32,612.0	35,310.2

Fiscal balance:
Primary fiscal balance	(395.4)	1,831.5	3,513.4	4,388.0	3,261.8
Interest	1,612.6	1,686.7	1,829.9	1,982.2	2,126.3

Overall fiscal balance	(2,008.1)	144.9	1,683.5	2,405.8	1,135.5

Financing:
Foreign financing	1,368.3	(1,079.2)	217.8	(176.0)	(1,965.9)
Domestic financing	605.5	785.6	(1,950.0)	(2,239.7)	565.5
Privatization	34.3	148.8	48.6	9.9	265.0

Total financing	2,008.1	(144.9)	(1,683.5)	(2,405.8)	(1,135.5)

(1)	Preliminary data.
(2)	Includes transfers from state-owned enterprises and royalties from petroleum companies.

Source: Central Bank.

Central Government Accounts

(as a percentage of GDP, at current prices)

	For the 12 months ended December 31,
	2009(1)	2010(1)	2011(1)	2012(1)	2013(1)
Fiscal revenue:
Current revenue:
Tax revenue:
Income Tax	5.3	5.9	6.9	7.1	6.5
Capital gains tax	—	—	—	—	—
Taxes on goods and services:	8.8	9.3	9.3	9.3	9.6
General Sales Tax	7.7	8.2	8.3	8.4	8.6
Excise taxes	1.1	1.1	1.0	0.9	1.0
Import tariffs	0.4	0.4	0.3	0.3	0.3
Other taxes	(0.8)	(0.8)	(0.9)	(0.7)	(0.4)

Total tax revenue	13.8	14.8	15.5	16.0	16.0

Non-tax revenue(2)	2.2	2.4	2.6	2.5	2.5

Total current revenue	15.9	17.2	18.1	18.5	18.5

Capital revenue	0.1	0.2	0.1	0.1	0.2

Total fiscal revenue	16.0	17.4	18.2	18.5	18.7

Expenditures:
Current non-financial expenditures:
Wages and salaries	4.0	3.6	3.6	3.8	4.2
Goods and services	3.5	3.6	3.5	3.8	4.0
Current transfers	5.0	4.6	4.9	4.5	4.5

Total current non-financial expenditures	12.4	11.8	12.0	12.0	12.6

Capital expenditures:
Fixed investment	2.6	3.1	2.8	2.8	2.9
Other	1.2	1.3	1.4	1.5	1.7
Of which:
Capital transfers	0.8	0.9	1.1	1.3	1.4
Total capital expenditures	3.8	4.4	4.2	4.3	4.6

Total expenditures	16.2	16.2	16.2	16.3	17.2

Fiscal balance:
Primary fiscal balance	(0.2)	1.2	2.0	2.3	1.5
Interest	1.3	1.1	1.0	1.0	1.0

Overall fiscal balance	(1.5)	0.1	1.0	1.3	0.4

Financing:
Foreign financing	1.1	(0.7)	0.1	(0.1)	(0.9)
Domestic financing	0.3	0.5	(1.1)	(1.2)	0.4
Privatization	0.0	0.1	—	—	0.1

Total financing	1.5	(0.1)	(1.0)	(1.3)	(0.4)

(1)	Preliminary data.
(2)	Includes transfers from state-owned enterprises and royalties from petroleum companies.

Source: Central Bank.

One of the García administration’s highest priorities was maintaining fiscal discipline while reorienting public spending towards important social objectives. To achieve fiscal balance, the García administration proposed to follow the provisions set forth under the Fiscal Responsibility and Transparency Act. Some of the most important provisions are the macroeconomic fiscal rules, which limit fiscal deficit, growth in consumption expenditure and public debt.

President Humala’s administration has continued to implement policies that promote macroeconomic stability and fiscal discipline. Among the goals of President Humala’s administration are to increase the fiscal balance surplus, create a counter cyclical fiscal position, decrease external debt and increase tax revenues.

Tax Regime

All government taxes in Peru are collected by the Superintendencia Nacional de Administración Tributaria, or SUNAT. SUNAT’s budget is determined primarily through a percentage-based funding mechanism that provides the agency with 1.6% of its domestic tax collections and with 1.5% of import tariffs.

The following table presents the composition of Peru’s tax revenues for the periods presented.

Tax Revenue of Peru (Central Government)

(as a percentage of total tax revenue)

	For the 12 months ended December 31,
	2009(1)	2010(1)	2011(1)	2012(1)	2013(1)
Income Tax
Individual	10.7	9.7	10.5	10.8	11.4
Corporate	23.3	25.5	28.4	27.9	25.7
Clearing	4.7	4.8	5.6	5.7	3.9

Total	38.7	40.0	44.5	44.3	40.9

Taxes on goods and services
Value-Added Tax	56.1	55.1	53.5	52.4	53.5
Excise Tax
Fuel tax	4.3	3.7	3.0	2.6	2.8
Other	3.6	3.5	3.3	3.3	3.3

Total Excise Tax	7.9	7.2	6.2	5.8	6.1

Total taxes on goods and services	64.0	62.4	59.8	58.2	59.7

Import tariffs	2.8	2.8	1.8	1.8	1.9
Other taxes	8.5	7.1	6.7	8.2	10.2
Tax refund	(13.9)	(12.3)	(12.9)	(12.6)	(12.6)

Total	100.0	100.0	100.0	100.0	100.0

(1)	Reflects adjustments to reconcile estimated income tax withheld with actual income tax liabilities.

Source: Central Bank.

Income Taxes

The current income tax law is structured over the basis of five income categories. First and Second category income comprise income from capital gains, Fourth and Fifth category income comprise income from labor, and Third category income is related to corporate income.

Income from capital gains is subject to a rate of 6.25% applied over reported net income. In calculating the net income, a fixed deduction of 20% from the gross income is allowed. First category income is the one received by individuals from the lease of movable and fixed property located within Peru. Second category income is the result of capital gains.

Employment income (which may result from employed or self-employed work) is subject to the following tax rates for 2014:

Personal Annual Income (in UIT(1))	2014 (%)
Between 0–27	15
Between 27–54	21
Greater than 54	30

(1)	UIT is an annual reference index used for tax purposes. For 2014 the UIT is equivalent to S/.3,800, or approximately U.S.$1,357.14.

Source: Ministry of Economy and Finance.

Despite the fact that dividends are capital gains, they are taxed separately at a rate of 4.1%. Peru treats capital gains as ordinary income for tax purposes. The income tax rate for enterprises legally regarded as located in Peru is 30.0%, which applies to net worldwide income. Companies also pay the Temporary Net Asset Tax (ITAN) which is applied at a rate of 0.4% on assets exceeding S/.1.0 million, or approximately U.S.$357,142.86.

On July 18, 2012, there was published a third “tax package,” approved by the President, comprising five legislative decrees issued under the authority delegated by law No. 29884. The tax package generally became effective between August 2012 and January 2013 and covers, but is not limited to, the following items:

•	non-profit organizations retain tax exemptions held;

•	exemptions for business that provide services to the state;

•	exemptions for capital gains up to five taxable units;

•	cost basis for real estate and other goods acquired free of charge is zero;

•	passive income of non-resident investors is considered Peruvian income;

•	tax on the sale of securities is based on the higher of either the securities’ market value or transaction value; and

•	certificates of participation in mutual funds are considered capital gains.

Furthermore, there are other specific exemptions that apply to certain industries and regions.

Capital Gains Tax

Peru treats all capital gains as ordinary income for tax purposes. In the past, a significant source of capital income was exempt from the tax base.

As of 2013, the following sources of income will no longer be exempt:

•	capital gains from the transfer of equities, shares, corporate bonds and other securities;

•	interest generated from securities such as corporate bonds, certificates of deposits and mortgage loans;

•	yields from participations in mutual funds and investment funds;

•	interest received by corporations from deposits in the financial system; and

•	yields from voluntary contributions to pension funds.

Nevertheless, some exemptions remain effective. For instance, interest by individuals from their deposits in the financial system and yields from mandatory contributions to pension fund administrators.

Value-Added Tax

Effective as of March 1, 2011, Peru imposed an 18.0% value-added tax called the Impuesto General a las Ventas, or IGV, that is applicable to:

•	the sale or import of movable personal property within Peru;

•	the rendering or use of services in Peru;

•	construction agreements; and

•	the first transfer of real estate by a builder.

Each party in the chain of production generally collects the IGV tax from its customer and pays SUNAT the difference between the tax paid to its suppliers and the tax collected from its customers. For imports of goods, the taxable base is the cost, insurance and freight price plus customs duties, surcharges and excise tax paid on those goods.

Some products and services are currently exempt from payment of the IGV, such as fishmeal, various agricultural products, including potatoes, tomatoes, beans, coffee, tea, cocoa and wheat, urban public and cargo transport, financial services, live entertainment and some medicines for cancer, HIV/AIDS and diabetes treatment. Peru also applies a special exemption for purchases made as part of the development of natural resources.

The IGV does not apply to the export of goods or services or construction contracts performed abroad. Exporters are reimbursed any portion of the IGV they pay on the purchase of goods and services they export and can apply those refunds as credits to offset the IGV or income tax liabilities.

A 2% tax known as the Impuesto de Promoción Municipal, or Municipal Development Tax, is also imposed, which is included in the IGV.

Excise Tax

Peru applies an excise tax on selected goods and on gambling activities. The following table shows the tax rates applicable to selected goods as of December 31, 2013.

Product	Rate (%)
Soda	17.0
Gambling	10.0
New cars	10.0
Used cars	30.0
Wines, vermouths, ciders, whiskey, rum, gin	20.0
Cigarettes	S/.0.07 per unit
Horse races	2.0
Beer	27.8

Source: Ministry of Economy and Finance.

In the case of Pisco, an alcoholic beverage, the applicable tax is S/.1.50, or approximately U.S.$0.58, per liter.

Peru also imposes an excise tax on fossil fuel products. The tax is levied on the volume sold or imported, expressed in units of measurement established by the Ministry of Economy and Finance. The following table shows the tax rates currently applicable to selected fuel products.

Fuel	S/. per gallon(1)
Gasoline:
less than 84 octane	1.36
from 84 - 89 octane	1.35
from 90 - 94 octane	1.76
from 95 - 97 octane	2.03
greater than 97 octane	2.24
Kerosene	1.94
Gas oil	1.27
Diesel B2	1.24
Residual 6	0.52

(1)	As of December 31, 2010.

Source: Ministry of Economy and Finance.

Financial Transactions Tax

On March 1, 2004, a financial services transaction tax, or ITF, became effective. The ITF is a levy applicable to almost all banking transactions, including transfers and foreign exchange transactions, as well as certain non-banking transactions such as transfers made by fund transfer companies. Although the ITF was initially set at 0.15%, the Government proposed in early March 2004 to decrease the rate. On March 25, 2004, Congress approved the Government’s proposal, effective March 27, 2004, to set the rate at 0.10% through the end of 2004, decreasing to 0.08% during 2005. In late 2006, the Government established a schedule to decrease the rate to 0.07% during 2008, 0.06% during 2009 and 0.05% in 2010. On February 20, 2011, Congress approved, effective April 1, 2011, to decrease the rate to 0.005%, which is the current applicable ITF rate on financial transactions.

Royalty Fee

In September 2011, the Mining Royalty Law, Law No. 28258, was amended by Law No. 19788 to increase the tax payable on metallic and non-metallic mineral resources. Effective October 1, 2011, the royalty for the exploitation of metallic and non-metallic resources is payable on a quarterly basis in an amount equal to the greater of (i) an amount determined in accordance with the statutory scale of tax rates based on a company’s operating profit margin and applied to the company’s operating profit, as adjusted by certain non-deductible expenses, and (ii) 1% of a company’s net sales, in each case during the applicable quarter. The royalty rate applied to the company’s operating profit is based on its operating profit margin and the rate ranges from 1% to 12%.

In addition, there is a royalty fee on hydrocarbons which is calculated according to the value of the hydrocarbon produced and is established on each exploration and production contract.

Special Mining Tax

In September 2011, Congress passed Law No. 29789 that institutes a special mining tax on the operating profits of mining companies that results from the sale of metallic mining products, self-consumption or unauthorized withdrawals of such products. The special mining tax rate ranges from 2% to 8.40%, depending on the subject company’s quarterly operating profit margin.

Tax Amnesty

There have been no tax amnesties in the five-year period ended December 31, 2011. However, in December 2009, Congress passed Law No. 29482 in order to exempt from income tax those economic activities performed between 2,500 and 3,200 meters above sea level. The exemption will last 10 years and it excludes mining activities and those activities performed in capital cities.

International Tax Treaties

Peru has entered into tax treaties in order to avoid double taxation with Chile, Canada, Brazil, the Andean Community (Ecuador, Colombia and Bolivia), Mexico, South Korea, Sweden and Portugal.

The 2014 Budget

Pursuant to the Constitution and the Ley General del Sistema Nacional de Presupuesto, or General Law of the National Budget System, published on December 8, 2004, and effective as of January 1, 2005, the Ministry of Economy and Finance, acting through the Dirección General de Presupuesto Público, or Public Budget Administration Office, is responsible for preparing Peru’s annual budget.

The annual budget is prepared on the basis of:

•	proposals submitted by the various public entities;

•	matching revenue estimates with goals and priorities established for each entity; and

•	coordinating balances for previous fiscal years and estimates for future fiscal years.

The Public Budget Administration Office submits its proposed budget to the Council of Ministers for approval. If the Council of Ministers approves the proposed budget, it is submitted by the President to Congress by August 30 of each year. Upon congressional approval, the proposed budget becomes the Annual Law of the Public Sector Budget. Under the Constitution, if by November 30 of any year, Congress has not submitted to the executive branch an official document commenting on or approving the budget, the budgetary proposal submitted by the President is automatically adopted as the Annual Law of the Public Sector Budget.

The 2014 budget was approved by Congress on November 30, 2013, under Law No. 30114.

The following table summarizes the principal assumptions on which the 2014 budget was based.

Principal Budgetary Assumptions for 2014

Projected real GDP growth	6.0%
Projected (cumulative) inflation	2.0%
Projected average exchange rate	2.72 per U.S.$

Source: Ministry of Economy and Finance.

Based on these assumptions, the 2014 budget proposal projects the following:

•	fiscal revenues of S/.82.0 billion, or approximately U.S.$29.3 billion;

•	non-financial public expenditures of S/.94.0 billion, or approximately U.S.$33.6 billion; and

•	an overall non-financial public sector surplus of U.S.$0.2 billion, or less than 0.1% of projected GDP.

The following tables set forth Peru’s revenues and expenditures of the 2014 budget by principal categories:

	National Government	Regional Governments	Local Governments	Total
	(in millions of nuevos soles)
Current expenses	51,677.4	13,976.3	9,358.7	75,012.4
Capital investments	21,694.8	4,756.0	7,341.1	33,791.9
Debt services	9,823.4	62.8	243.8	10,130.0

Total expenditures	83,195.6	18,795.1	16,943.6	118,943.3

The following table sets forth the assumed sources of revenue for purposes of the 2014 budget:

Financial Sources	Amount
(in millions of nuevos soles)
Tax revenue	82,977.0
Administrative and governmental fees	10,287.4
Third-party credit sources	4,562.8
Donations and transfers	677.8
Other (1)	20,429.3

Total	118,943.3

(1)	Includes revenue from mining rights, concession fees, and related items.

Social Security

Peru has a two-tier pension system. The public pension system is a pay-as-you-go system by which current social security contributions are used to pay benefits currently provided by the Government. This system requires that the Government contribute to finance pension payments. In 1992, the Government created the private pension system, through the licensing of AFPs, as an alternative to the public pension system.

The public pension system has two components:

•	the general pay-as-you-go-system, which applies to the general population and is administered by the Oficina de Normalización Previsional, or Office of Pension Regularization; and

•	the special public sector regimes for the military, police, teachers, various judges and magistrates, other special segments of the population and other public servants.

The public sector has two pension reserve funds funded by privatization receipts:

•

the Fondo Consolidado de Reservas Previsionales, or Consolidated Reserve Fund, an autonomous fund with resources earmarked to meet public pension obligations falling due over the medium and long term; and

•	the Fondo Nacional de Ahorro Público, or National Public Savings Fund, the objective of which is to provide supplemental pensions to all low-income pensioners in the public pension system.

As of December 31, 2013, there were four AFPs in the private pension system. New entrants to the labor market are automatically enrolled in an AFP unless they elect to enroll in the public pension system within ten days of employment. Workers may leave the public pension system for an AFP at any time, but once they leave they cannot re-enroll in the public pension system, except as described below. To compensate individuals who switch to the AFPs for pension rights they had accumulated while participating in the public pension system, the Government has authorized the issuance of recognition bonds. Recognition bonds are transferable, zero-coupon bonds indexed to the CPI and redeemable at retirement.

To provide an incentive for individuals to join AFPs and to discourage participation in the public pension system, the Government increased the public pension system contribution rate from 3.0% to 11.0% at 1995 and 13% at 1997. In 2002, Congress approved an increase of the minimum monthly pension in the public pension system from S/.300 to S/.415, or approximately from U.S.$107.14 to U.S.$148.31. As of December 31, 2013, the private pension system contribution rate was 20.4%. Workers are eligible to receive benefits at the age of 65.

In November 2004, Congress enacted a constitutional reform to unify the administration of public pensions, reduce the financial deficits of the pension funds and improve its distributions to different economic classes. The indexed pension scheme that allowed certain retired government employees to receive a life pension equal to the salary of a worker currently serving in the retiree’s former post or one equivalent to it was eliminated and pension caps were established.

In March 2007, Congress enacted a law to reform the affiliation and return to the public pension system process, with the aim that people who left the public pension system for an AFP, or chose an AFP from the start, and would as a consequence receive a lower pension, were allowed to return or transfer to the public pension system. Accordingly, this law regulates the conditions under which a person may choose to return or transfer to the public pension system and provides mechanisms for making that an informed decision. The estimated cost of this reform for Peru was approximately U.S.$2.1 billion in actuarial present value. This amount was calculated for 410,000 people and considered greater social security costs to the public pension system due to people who return or transfer to it from the private pension system, the payment of additional pensions and the financial costs of advancing recognition bonds under the exceptional regime of early retirement. As of December 31, 2013, 82,966 people have returned to the public pension system.

Among the policies relating to Peru’s pension system that President Humala has proposed was the creation of Pension 65 that requires payment of S/.250 per month to seniors 65 years of age and older who did not previously have a pension plan in place to be funded with financing from the National Treasury. As of December 31, 2013, the Government had executed S/.452.0 million of the budgeted funds of S/.454.0 million. On July 19, 2012 law No. 29903—Ley de Reforma del Sistema Privados de Pensiones was approved to implement this system.

PUBLIC SECTOR DEBT

Peru’s total public sector debt consists of foreign currency-denominated debt and nuevo sol-denominated debt. Peru’s total public external debt consists of loans from foreign creditors to the Government, the Central Bank and public sector entities.

External Debt

As of December 31, 2012, almost all of Peru’s public sector external debt was denominated in foreign currency. Taking account of swap agreements, 9.6% of public external debt was denominated in nuevos soles as of December 31, 2013. As of December 31, 2013, public external debt totaled U.S.$18.8 billion, or 9.1% of GDP, compared to U.S.$20.4 billion, or 10.2% of GDP, as of December 31, 2012.

The following tables provide further information on public sector external debt as of the dates presented.

Public Sector External Debt

(in millions of U.S. dollars, except for percentages)

	As of December 31,
	2009	2010	2011	2012	2013

Official non-reserves liabilities:
Public sector	20,600	19,905	20,204	20,402	18,778

Total official non-reserves liabilities	20,600	19,905	20,204	20,402	18,778

Total official liabilities	20,600	19,905	20,204	20,402	18,778

Total public sector external debt as % of GDP(1)	16.2	12.9	11.4	10.2	9.1
Total public sector external debt as % of total exports(1)	76.4	56.0	43.7	44.1	44.9

(1)	Peru does not include IMF credit use in reports of total public sector external debt. Debt ratios are calculated on the basis of Peru’s total official non-reserve liabilities.

Source: Central Bank.

Public Sector External Debt, Net of Reserves

(in millions of U.S. dollars, at current prices)

	As of December 31,
	2009	2010	2011	2012	2013
Public sector external debt(1)	20,600	19,905	20,204	20,402	18,778
Gross international reserves of the Central Bank	(33,175)	(44,150)	(48,859)	(64,049)	(65,710)

Public sector external debt, net of reserves	(12,575)	(24,245)	(28,655)	(43,647)	(46,933)

(1)	Peru does not include IMF credit use in reports of total public sector external debt.

Source: Central Bank.

Peru’s credit ratings are as follows as of March 31, 2014:

•	Fitch: long-term issuer default rating of BBB+ (Outlook Stable);

•	Standard & Poor’s: long-term foreign currency credit rating of BBB+ (Outlook Stable);

•	Moody’s: long-term foreign currency bonds rating of Baa2 (Outlook Positive); and

•	DBRS: long-term foreign currency issuer rating of BBB (Outlook Positive).

A Fitch “BBB” rating indicates that expectations of default are currently low. The capacity for payment of financial commitments is considered adequate but adverse business and economic conditions are more likely to impair this capacity. This is the second notch in investment grade category. A Fitch outlook indicates the direction in which a rating is likely to move over a one to two-year period. Outlooks may be “positive,” “stable” or “negative.” A Positive or Negative outlook does not imply a rating change is inevitable. Similarly, a rating for which outlook is “stable” could be upgraded or downgraded before an outlook moves to Positive or Negative if circumstances warrant such an action. On November 10, 2011, Fitch upgraded Peru’s long term foreign currency debt rating from “BBB-” to “BBB” with an outlook of stable. On October 23, 2013, Fitch further upgraded Peru to BBB+ with an outlook of stable.

A Standard & Poor’s “BBB” rating indicates that an obligor exhibits adequate protection parameters. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitment on the obligation. Securities rated in this category are investment grade. A Standard & Poor’s rating outlook assesses the potential direction of a long-term credit rating over the intermediate to longer term. In determining a rating outlook, consideration is given to any changes in the economic and/or fundamental business conditions. A Standard & Poor’s outlook of “positive” means that a rating may be raised; however, an outlook is not necessarily a precursor of a rating change. On August 30, 2011, Standard & Poor’s upgraded Peru’s long-term foreign currency debt rating from “BBB-” to “BBB” with an outlook of stable. On August 19, 2013, Standard & Poor’s further upgraded Peru to BBB+ with an outlook of stable.

For Moody’s, obligations rated “Baa2” are judged to be subject to moderate credit risk. They are considered medium-grade and as such may possess certain speculative characteristics. Moody’s appends numerical modifiers 1, 2 and 3 to each generic rating classification. This is the second lowest investment grade category. Securities rated in this category are investment grade. The modifier 1 indicates a high-range ranking in the Baa generic rating classification. Moody’s rating outlook is an opinion regarding the likely direction of a rating over the medium term. Where assigned, rating outlooks fall into the following four categories: “Positive,” ‘Negative,” “Stable” or “Developing” (contingent upon an event). On August 16, 2012, Moody’s upgraded Peru’s foreign currency rating from “Baa3” to “Baa2” with an outlook of Positive.

For DBRS, obligations rated “BBB” are judged to be of adequate credit risk. The protection of principal and interest is adequate to provide a reasonable level of comfort. However, structural imbalances or policy management may need development. Rating trends provide guidance in respect of DBRS’s opinion regarding the outlook for the rating in question, with rating trends falling into one of three categories: “Positive,” “Stable” or “Negative.” The rating trend “positive” indicates that DBRS considers the rating is heading in a positive direction if the tendencies considered when analyzing the trend continue, unless challenges arise. On April 29, 2013, DBRS upgraded Peru’s long-term foreign and local currency issuer ratings to BBB from BBB (low) with the trend remaining Positive.

Ratings are not a recommendation to purchase, hold or sell securities and may be changed, suspended or withdrawn at any time. Peru’s current ratings and the rating outlooks currently assigned to Peru are dependent upon economic conditions and other factors affecting credit risk that are outside the control of Peru. Each rating should be evaluated independently of the others. Detailed explanations of the ratings may be obtained from the rating agencies. The information above was obtained from information available on the websites of the rating agencies.

During the period from 2009 to 2013, multilateral debt represented, on average, 37.4% of Peru’s public sector external debt. Peru’s principal multilateral creditors are the World Bank, representing, on average, 34.2% of outstanding multilateral debt each year from 2009 to 2013, and the IADB, representing, on average, 42.5% of outstanding multilateral debt each year from 2009 to 2013. Loans from the World Bank have funded projects relating to irrigation, agriculture, poverty reduction, education, health reform and transportation. Loans from the IADB have funded projects relating to poverty reduction, education, financial-sector reform and state modernization.

The following table provides information on capital flows from multilateral lenders for the periods presented.

Capital Flows from Multilateral Lenders

(in millions of U.S. dollars)

	As of December 31,
	2009	2010	2011	2012	2013
World Bank:
Disbursements minus principal amortizations	134.4	118.9	(232.7)	(297.4)	(611.1)
Disbursements minus principal, interests and commissions	27.7	56.8	(293.6)	(355.5)	(692.0)
IADB:
Disbursements minus principal amortizations	74.3	(762.7)	(46.8)	(71.2)	(1,186.1)
Disbursements minus principal, interests and commissions	(77.9)	(908.1)	(166.0)	(181.4)	(1,373.7)

Source: Ministry of Economy (Dirección Nacional del Endeudamiento Público, or Office of Public Debt).

The following is a brief overview of the principal debt incurrences by Peru:

•

In January 2009, IBRD approved a U.S.$70.0 million loan to finance the Fiscal Management and Economic Growth II Programmatic Loan. In addition, KFW, or KfW Bankengruppe, approved a €30.0 million loan to fund the Fiscal Management and Economic Growth II Programmatic Loan and the Program to Reform Sewage Treatment II. IBRD approved two contingent deferred drawdown operation financing programs totaling U.S.$630.0 million, which can be drawn upon the occurrence of a natural disaster.

•

In January 2009, Peru entered into a U.S.$300.0 million credit agreement with CAF, to fund the remaining public work of sections 2, 3 and 4 of the Peru-Brazil inter-oceanic highway, not included in the concessions previously awarded.

•	In March 2009, Peru approved three loan agreements with JICA, in an aggregate amount of ¥9.9 billion, to fund energy and sewage improvement programs.

•

In October 2009, Peru entered into a U.S.$150.0 million loan agreement with IADB to finance a program to develop a sustainable energy grid. Finally, in December 2009, Peru entered into a U.S.$150.0 million fiscal management and economic growth programmatic loan with IBRD.

•

In December 2009, Kreditanstalt für Wiederaufbau, or KfW, approved a U.S.$50.0 million loan to fund the program entitled Water and Sewerage Systems Optimization: Sectorization, Network Rehabilitation and Land Registry Update – Area of Influence Huachipa Plant – Drainage Area Comas – Chillón – Lima. In December 2009, Peru entered into the Second Programmatic Environmental Development Policy Loan totaling U.S.$50.0 million with the International Bank for Reconstruction and Development. In the same month, Peru also entered into a loan agreement with the IADB totaling U.S.$50.0 million to finance the Program of Social Sector Reform I; a loan agreement with International Bank for Reconstruction and Development, totaling U.S.$150.0 million to “Préstamo Programático Gestión Fiscal y Crecimiento Económico III”; and a loan agreement with the IAB totaling U.S.$20.0 million to “Programa de Reformas del Sector Saneamiento III.” In March 2010, Peru entered into a loan agreement with the Japan International Cooperation Agency, or JICA, in an aggregate amount of ¥9.3 billion (or approximately U.S.$103 million) to fund the Lima Marginal Areas Sanitary Improvement Project.

•

In March 2010, Peru entered into a loan agreement with the Andean Development Corporation, or CAF, in an aggregate amount of U.S.$300.0 million to fund the Lima and Callao Electric Mass Transportation System Project. In May 2010, Peru entered into a loan agreement with the CAF, in an aggregate amount of U.S.$300.0 million to refinance contingent liabilities of Peru.

•

In June 2010, Peru authorized the entering into loan agreements with the CAF, the IADB, KfW and the International Fund for Agricultural Development, in an aggregate amount of approximately U.S.$96 million to fund improvement projects.

•	In August 2010, Peru authorized two loan agreements with IADB and the World Bank, in an aggregate amount of U.S.$125.0 million.

•	In September 2010, Peru authorized a loan agreement with the World Bank, for an amount of U.S.$100.0 million.

•	In October 2010, Peru authorized two loan agreements with IADB, for an amount of U.S.$25.0 million each.

•	In November 2010, Peru authorized 10 loan agreements with IADB, the World Bank, CAF and KFW in an aggregate amount of U.S.$566.0 million.

•

In November 2010, Peru issued U.S.$1,000,000,000 5.625% U.S. Dollar-Denominated Global Bonds Due 2050, used by Peru to, without limitation, finance investments and the refinancing, repurchasing or retiring its domestic and external indebtedness.

•	In December 2010, Peru authorized seven loan agreements with the World Bank, CAF and KFW, in an aggregate amount of U.S.$251.0 million.

•

On July 5, 2011, Peru entered into a loan agreement with the International Bank for Reconstruction and Development, or IBRD, in an aggregate amount of U.S.$50.0 million to fund the Program for Rural Electrification Development. In July 5, 2011, Peru also entered into a loan agreement with the IBRD, in an aggregate amount of U.S.$25.0 million, to fund the availability of nutritional products prioritized by the Strategic Nutritional Program.

•	On June 22, 2011, Peru entered into a loan agreement with the IADB in an aggregate amount of U.S.$25.0 million, to fund the Program for Agricultural Competiveness Development.

•

On July 6, 2011, Peru entered into a loan agreement with the Andean Development Corporation, or CAF, in an aggregate amount of approximately U.S.$300 million, to fund the Lima and Callao Electric Mass Transportation System.

•	On July 22, 2011, Peru entered into a loan agreement with the IBRD, in an aggregate amount of U.S.$54.5 million, to fund the optimization of the Water Supply and Sanitary Systems.

•	On September 23, 2011, Peru entered into a loan agreement with the IADB, in an aggregate amount of U.S.$25.0 million, to fund the Program for the Development of the new Sustainable Energetic Matrix.

•	On September 23, 2011, Peru entered into a loan agreement with the IADB, in an aggregate amount of U.S.$25.0 million, to fund the Program to Improve the Government’s Response to Natural Disasters.

•	On December 27, 2011, Peru entered into a loan agreement with the IBRD, in an aggregate amount of U.S.$25.0 million, to fund the Program for the Support of the Climate Change II.

•	On December 27, 2011, Peru entered into a loan agreement with the IBRD, in an aggregate amount of U.S.$25.0 million, to fund the Program for the Second Generation of Reforms to the Sanitation Sector.

•

On March 30, 2012, Peru entered into a loan agreement with the Japan International Cooperation Agency, or JICA, in an aggregate amount of U.S.$38.9 million, to fund the Water Supply and Sanitary systems in the rural amazons.

•

On March 30, 2012, Peru entered into a loan agreement with the JICA, in an aggregate amount of U.S.$53.4 million, to fund small and medium irrigation infrastructure projects in the Peru mountain region.

•	On August 14, 2012, Peru entered into a loan agreement with the IADB, in an aggregate amount of U.S.$25.0 million, to fund the Improvement Education Plan in Ayacucho, Huanacavelica and Huanuco.

•	On August 14, 2012, Peru entered into a loan agreement with IADB, in an aggregate amount of U.S.$15.0 million, to fund the Development of the Solid Waste System in certain priority areas in Peru.

•

On August 14, 2012, Peru entered into a loan agreement with IADB, in an aggregate amount of U.S.$100.0 million, to fund the expansion of the water and sewerage system in the Lurigancho District and San Antonio de Huarochi in Lima.

•	On September 28, 2012, Peru entered into a loan agreement with IADB, in an aggregate amount of U.S.$20.0 million, to fund the Innovation Project to Improve Competiveness.

•	On October 12, 2012, Peru entered into a loan agreement with JICA, in an aggregate amount of U.S.$57.2 million, to fund the development of a solid waste system in certain priority areas of Peru.

•	On October 12, 2012, Peru entered into a loan agreement with the JICA, in an aggregate amount of U.S.$118.7 million, to fund the Assistance Program for the Infrastructure of Power Renovation.

•	On October 19, 2012, Peru entered into a loan agreement with the IADB, in an aggregate amount of U.S.$35.0 million, to fund the improvement of the public territory investment plan.

•	On October 31, 2012, Peru entered into a loan agreement with the IADB, in an aggregate amount of U.S.$30.0 million, to fund the Social Sector Reform Program III.

•	On December 17, 2012, Peru entered into a loan agreement with IADB, in an aggregate amount of U.S.$70.0 million, to fund the repopulation and improvement of the roads in Lima – Canta La Viuda.

•

On December 17, 2012, Peru entered into a loan agreement with the IADB, in an aggregate amount of U.S.$8.0 million, to fund the Initial Education Improvement Program in Ayacucho, Huanacavelica and Huanuco.

•	On December 17, 2012, Peru entered into a loan agreement with IADB, in an aggregate amount of U.S.$30.0 million, to fund the Productivity and Competitiveness Management Program.

•	On December 17, 2012, Peru entered into a loan agreement with IADB, in an aggregate amount of U.S.$30.0 million, to fund the Development Plan of the Matriz Sustainable Power IV.

•

On December 20, 2012, Peru entered into a loan agreement with KfW Bank, in an aggregate amount of U.S.$9.8 million, to fund a rapid impact measure program Entidades Prestadora de Servicios de Saneamiento.

•

On December 27, 2012, Peru entered into a loan agreement with KfW Bank (Germany), in an aggregate amount of U.S.$16.7 million, to fund the Rural Credit Lines Program. On February 1, 2012, Peru issued U.S.$500 million to partially finance the 2012 financing requirements. As of December 31, 2011, outstanding public sector external debt amounted to approximately U.S.$20.2 billion, equivalent to 11.4% of GDP, an increase of U.S.$0.3 billion compared to debt outstanding at December 31, 2010. This increase resulted primarily from the net effect of new disbursements minus amortizations, which amounted to U.S.$150.8 million.

•	On April 21, 2013, Peru entered into a loan agreement with IBRD, in an aggregate amount of U.S. $45.0 million, to fund the First Inclusion Development Policy Loan program.

•	On July 1, 2013, Peru entered into a loan agreement with IBRD, in an aggregate amount of U.S. $25.0 million, to fund a Basic Education Project that will utilize a Sectorial Wide Approach.

•	On October 4, 2013, Peru entered into a loan agreement with IBRD, in an aggregate amount of U.S. $20.0 million, to provide Additional Financing for the Sierra Rural Development Project.

•

On November 12, 2013, Peru entered into a loan agreement with IADB, in an aggregate amount of U.S. $20.0 million, to fund the Program for Improving the National Control System for Effective Public Management and Integrity.

•

On December 3, 2013, Peru entered into a loan agreement with CAF, in an aggregate amount of U.S. $16.0 million, to fund the Public Investment Program that aims to Strengthen the Environmental and Social Management for the Indirect Impacts on the Corredor Vial Interoceanico Sur II Stage.

•	On December 11, 2013, Peru entered into a loan agreement with IADB, in an aggregate amount of U.S. $30.0 million, to fund Results-Based Management Program for Social Inclusion I.

•	On December 11, 2013, Peru entered into a loan agreement with IADB, in an aggregate amount of U.S. $25.0 million, to fund the Program to Support the Climate Change Agenda III.

•	On December 11, 2013, Peru entered into a loan agreement with IADB, in an aggregate amount of U.S. $25.0 million, to fund the Agricultural Competitiveness Program III.

•	On December 28, 2013, Peru entered into a loan agreement with KfW, in an aggregate amount of U.S. $13.9 million, to fund the Irrigation and Hydrological Resources Program in Apurimac.

•	On January 20, 2014, Peru entered into a loan agreement with IADB, in an aggregate amount of U.S. $10.0 million, to fund improvements to the Public Sector Payroll Budget Information Service.

•

On February 13, 2014, Peru entered into a loan agreement with KfW, in an aggregate amount of U.S. $48.7 million, to fund the Lurigancho and San Antonio de Huarochiri Water and Sewage System Extension Project.

•	On April 15, 2014, Peru entered into a loan agreement with IRDB, in an aggregate amount of U.S. $40.0 million, to fund National Agricultural Innovation.

•	On April 16, 2014, Peru entered into a loan agreement with IADB, in an aggregate amount of U.S. $40.0 million, to fund National Agricultural Innovation.

For 2011, disbursements included U.S.$678.7 million for projects and U.S.$311.1 million for freely available payments.

As of December 31, 2012, outstanding public sector external debt amounted to approximately U.S.$20.4 billion equivalent to 10.2% of GDP, an increase of U.S.$0.2 billion compared to debt outstanding as of December 31, 2011. This slight increase resulted primarily from an increase in the total value of bonds issued, which increased by U.S.$709.0 million, or 7.6%; however, this increase was largely offset by lower levels of both multilateral debt and bilateral debt, which decreased by U.S.$279.0 million, or 3.5%, and U.S.$221.0 million, or 8.3%, respectively, from 2011.

For 2013, disbursements included U.S.$252.4 million for projects primarily in the transportation and telecommunications sectors as well as water and sewage treatment facilities and U.S.$125.0 million for general support of the balance of payments.

The following tables summarize public sector external debt by creditor for the periods indicated.

Public Sector External Debt by Creditor(1)

(in millions of U.S. dollars, at current prices)

	As of December 31,
	2009	2010	2011	2012	2013
Official creditors:
Multilateral debt:
IADB	4,073	3,315	3,277	3,221	2,011
World Bank	2,846	2,965	2,732	2,435	1,824
IFAD(2)	33	31	30	32	32
IMF	—	—	—	—	—
OPEC(3)	5	4	2	2	0.1
CAF	1,327	1,470	1,849	1,925	1,854
Other(4)	28	25	22	20	14

Total multilateral debt	8,311	7,810	7,913	7,634	5,736

Bilateral debt:
Paris Club	3,133	2,548	639	635	620
United States	—	—	64	64	46
Latin America	11	9	7	5	4
East Europe countries and China	2	10	10	9	4
Japan	—	—	1,946	1,742	1,294
Other countries	—	—	—	—	—

Total bilateral debt	3,146	2,567	2,665	2,444	1,967

Total official debt	11,457	10,377	10,579	10,078	7,703

Private creditors:
Banking	186	181	296	289	532
Suppliers	51	40	30	26	23

Total private sector debt	237	220	326	316	554

Bonds:
Brady + Global Bonds	8,906	9,308	9,299	10,008	10,521

Total bonds	8,906	9,308	9,299	10,008	10,521

Total public sector external debt	20,600	19,905	20,204	20,402	18,778

(1)	Medium- and long-term debt, excluding IMF financing.
(2)	Refers to the International Fund for Agricultural Development.
(3)	Refers to the Organization of Petroleum Exporting Countries.
(4)	Includes European Investment Bank (EIB) and Nordic Investment Bank (NIB).

Source: Ministry of Economy (Office of Public Credit).

Public Sector External Debt by Creditor(1)

(as a percentage of total public sector external debt)

	As of December 31,
	2009	2010	2011	2012	2013
Official creditors:
Multilateral debt:
IADB	19.8	16.7	16.2	15.8	10.7
World Bank	13.8	14.9	13.5	11.9	9.7
IFAD(2)	0.2	0.2	0.1	0.2	0.2
IMF	—	—	—	—	—
OPEC(3)	—	—	—	—	—
CAF	6.4	7.4	9.2	9.4	9.9
Other	0.1	0.1	0.1	0.1	0.1

Total multilateral debt	40.3	39.2	39.2	37.4	30.5

Bilateral debt:
Paris Club	15.2	12.8	3.2	3.1	3.3
United States	—	—	0.3	0.3	0.2
Latin America	0.1	—	—	—	—
East Europe countries and China	—	0.1	—	—	—
Japan	—	—	9.6	8.5	6.9
Other countries	—	—	—	—	—
Total bilateral debt	15.3	12.9	13.2	12.0	10.5

Total official debt	55.6	52.1	52.4	49.4	41.0

Private creditors:
Banking	0.9	0.9	1.5	1.4	2.8
Suppliers	0.2	0.2	0.1	0.1	0.1

Total private sector debt	1.1	1.1	1.6	1.5	3.0

Bonds:
Brady + Global Bonds	43.2	46.8	46.0	49.1	56.0

Total bonds	43.2	46.8	46.0	49.1	56.0

Total public sector external debt	100.0	100.0	100.0	100.0	100.0

(1)	Medium- and long-term debt, excluding IMF financing.
(2)	Refers to the International Fund for Agricultural Development.
(3)	Refers to the Organization of Petroleum Exporting Countries.

Source: Ministry of Economy (Office of Public Credit).

Public Sector External Debt Structure by Maturity Term

(in millions of U.S. dollars and as a percentage of total public sector external debt)(1)

	As of December 31,
	2009	2010	2011	2012	2013
Short-term debt	124	45	43	57	47
Medium- and long-term debt	20,600	19,905	20,204	20,402	18,778

Total	20,724	19,950	20,247	20,459	18,825
Short-term debt (as a % of total public sector external debt)	0.6	0.2	0.2	0.3	0.3
Medium- and long-term debt (as a % of total public sector external debt)	99.4	99.8	99.8	99.7	99.7

(1)	Includes Central Bank debt.

Source: Central Bank.

The following table provides public sector external debt by currency as of December 31, 2013.

Summary of Public Sector External Debt by Currency(1)(2)

(in millions of U.S. dollars, except for percentages)

	As of December 31, 2013
Currency	U.S.$	%
U.S. Dollar	16,102.5	85.8
Japanese yen	1,380.6	7.4
Special Drawing Rights (SDR)(3)	32.2	0.2
Euro	963.3	5.1
Nuevo sol(4)	299.2	1.6

Total	18,777.8	100.0

(1)	Exchange rate as of September 30, 2013.
(2)	Includes U.S.$116.0 million loans due by Cofide that are not guaranteed by Peru.
(3)	World Bank unit of account, based on a basket of national currencies.
(4)	IADB loans converted to nuevos soles.

Source: Ministry of Economy (Dirección General de Crédito Público (Office of Public Credit)).

Total public sector external debt service decreased, as a percentage of total fiscal revenue, from 14.3% in 2009 to 9.8% in 2013, including the Paris Club II prepayments, the Global Bonds Tender and Exchange and prepayments to IADB, CAF, IBRD and the Government of Japan. Public sector external debt service measured as a percentage of total exports, including exports of goods and services and investment income, decreased from 9.1% in 2009 to 7.7% in 2013. As a percentage of GDP, public sector external debt service decreased from 2.3% in 2009 to 1.8% in 2013. The amortization amount for 2009 includes total prepayment to Paris Club creditors, including those that were not included in the 2007 prepayment. The amortization amount for 2010 includes the tender offer and exchange of the global bonds, and prepayments to IADB, CAF and Japan. The amortization amount for 2011 includes current payments to Paris Club creditors, IADB, BIRF, CAF and FIDA. The amortization amount for 2012 includes current payments to bond holders, multilaterals, the Paris Club and others. The amortization amount for 2013, includes prepayments to IADB and IBRD.

The following table provides information regarding Peru’s public sector external debt service as of the dates presented.

Public Sector External Debt Service(1)

(in millions of U.S. dollars, except for percentages)

	As of December 31,
	2009	2010	2011	2012	2013
Interest payments	1,078	1,093	1,036	1,062	1,158
Amortization	1,847	4,916	4,839	1,198	2,614

Total public sector external debt service	2,925	6,009	1,875	2,260	3,773

As % of total exports(2)	9.1	14.9	3.6	4.3	7.7%
As % of total exports and workers’ remittances	8.5	14.0	3.4	4.1	7.3%
As % of GDP	2.3	3.9	1.1	1.1	1.8%
As % of total fiscal revenue	14.3	22.5	5.8	6.1	9.8%

(1)	Medium-and long-term debt service; excludes Central Bank debt and excludes extraordinary financing and refinancing.
(2)	Includes exports of goods and services and investment income.

Source: Central Bank.

In 2009, interest payments on public sector external debt were U.S.$1.1 billion, or 0.8% of GDP. In 2009, Peru paid U.S.$124.7 million in interest to Paris Club creditors, U.S.$311.8 million to multilateral creditors, U.S.$1.7 million to holders of Brady Bonds, U.S.$631.5 million to holders of sovereign bonds, and U.S.$8.3 million to other creditors.

In 2010, interest payments on public sector external debt were U.S.$1.1 billion, or 3.9% of GDP. In 2010, Peru paid U.S.$79.3 million in interest to Paris Club creditors, U.S.$250.4 million to multilateral creditors, U.S.$1.7 million to holders of Brady Bonds, U.S.$743.0 million to holders of sovereign bonds, and U.S.$18.9 million to other creditors.

In 2011, interest payments on public sector external debt were U.S.$1.0 billion, or 0.6% of GDP. In 2011, Peru paid U.S.$214.1 million in interest to international organizations, U.S.$63.3 million in interest to Paris Club creditors, U.S.$704.2 million in interest to holders of sovereign bonds, U.S.$1.7 million to holders of Brady Bonds, and U.S.$52.6 million to other creditors.

In 2012, interest payments on public sector external debt were U.S.$1.1 billion, or 0.5% of GDP. In 2012, Peru paid U.S.$208.4 million in interest to international organizations, U.S.$60.0 million in interest to Paris Club creditors, U.S.$717.1 million in interest to holders of sovereign bonds, U.S.$1.7 million to holders of Brady Bonds and U.S.$66.1 million to other creditors.

In 2013, interest payments on public sector external debt was U.S.$1.2 billion, or 0.6% of GDP. In 2013, Peru paid U.S.$307.0 million to international organizations, U.S.$48.7 million to Paris Club creditors, U.S.$735.1 million to holders of sovereign bonds, U.S.$2.2 million to holders of Brady bonds, and U.S.$65.4 million to other creditors.

The following table provides estimated medium- and long-term public sector external debt service through 2018.

Estimated Public Sector Debt Service by Debtor(1)(2)

2014 - 2018

(in millions of U.S. dollars)

				For the 12 months ended December 31,
	2014			2015			2016			2017			2018
	Principal	Interest	Total	Principal	Interest	Total	Principal	Interest	Total	Principal	Interest	Total	Principal	Interest	Total
Non-financial public sector	991	857	1,848	873	816	1,689	1,238	811	2,049	671	799	1,470	491	781	1,272
Central government	934	844	1,777	831	803	1,634	1,195	797	1,992	622	785	1,408	443	769	1,212
Public enterprises	57	13	70	42	13	55	43	14	57	49	14	62	49	12	61
Financial public sector	36	61	97	32	62	94	383	61	444	152	49	201	31	47	78

Total public sector	1,027	918	1,945	904	879	1,783	1,622	871	2,493	823	848	1,671	522	828	1,350

(1)	Disbursements Preliminary estimates, as of December 31, 2012.
(2)	Includes Loans to COFIDE not guaranteed by Peru.

Source: Ministry of Economy (Office of Public Credit).

Peru issued public sector external bonds in connection with the Brady restructuring. As of December 31, 2013 approximately U.S.$53.7 million in principal remained outstanding on the Brady Bonds. For a description of the Brady restructuring, see “Debt Management and Restructuring” below.

Domestic Debt

The following table provides total public sector domestic debt, excluding intra-governmental debt, as of the dates presented.

Total Public Sector Domestic Debt

(in millions of U.S. dollars, at current prices)

	As of December 31,
	2009	2010	2011	2012	2013
Long-term debt:
Banco de la Nación	198	374	623	718	787
Treasury bonds	11,292	13,801	14,515	16,352	16,107
Other	79	35	19	2.0	—

Total long-term debt	11,569	14,211	15,158	17,072	16,895
Short-term debt	2,307	1,902	2,915	3,415	3,127

Total	13,876	16,113	18,073	20,488	20,022

Total public sector domestic debt, as % of GDP	10.9	10.5	10.2	10.3	9.7

Source: Central Bank.

The following table provides a list of Peru’s outstanding domestic public sector bonds as of the dates presented.

Public Sector Domestic Bonds(1)

(in millions of U.S. dollars, at current prices)

	Principal Amount Outstanding as of December 31,
	2011	2012	2013
Central Bank capitalization bonds	—	—
Financial system support bonds	122	122	122
Debt exchange bonds	701	685	552
Pension recognition bonds	2,847	2,903	2,607
Sovereign bonds	10,845	12,642	12,827
Other bonds	19	2	—

Total	14,535	16,354	16,107

(1)	Excludes intra-governmental debt issued in the form of bonds.

Source: Central Bank.

In March 2001, the Government established a public auction system for bonds issued in nuevos soles. This system has increased the availability of investment instruments in the domestic capital markets and reduced Peru’s exposure to currency exchange risk. In 2003, Peru launched the Market Makers’ Program to create a domestic market for Peru’s nuevo sol-denominated public sector debt. Since 2003, Peru has issued its public sector, nuevo sol-denominated debt through this program. The Market Makers’ Program has also helped increase the depth and liquidity of the domestic market for public sector debt.

In 2009, short-term sovereign bonds issued in nuevos soles were exchanged for long-term sovereign bonds denominated in nuevos soles valued at U.S.$278.3 million.

During 2009 and 2010, regional government projects were financed in an aggregate principal amount of U.S.$187.2 million and U.S.$373.3 million, respectively, through the issuance of nuevo sol-denominated sovereign bonds in the local capital markets. In 2010, Peru tendered an exchange offer for four issues U.S. dollar-denominated bonds, with maturities in 2012, 2014, 2015 and 2016, and the prepayment of loans outstanding with IADB and JICA. In 2011, Peru issued nuevo sol-denominated sovereign bonds in the local capital markets valued at U.S.$26.9 million in exchange for nuevo sol-denominated sovereign bonds due on 2011, 2012 and 2013.

Pursuant to the Market Maker’s Program, Peru issued nuevo sol-denominated bonds for an equivalent of U.S.$466.7 million in 2009, U.S.$402.9 million in 2010, U.S.$419.3 million in 2011 and U.S.$1,023.5 million in 2012, of which U.S.$142.4 million were destined to finance expected financing needs for the fiscal year in 2013.

In 2013, Peru issued sovereign bonds denominated in nuevos soles in the domestic capital markets in an aggregate principal amount equal to the equivalent of U.S.$290.4 million, that was used in part.

Debt Management and Restructuring

The regional debt crisis, which started in 1982, resulted in a growing unwillingness of foreign commercial banks to lend to Peru. At the same time, a sharp decrease in the export prices of mining products and the 1982-1983 El Niño phenomenon led to a deterioration in Peru’s balance of payments and fiscal accounts, which made it difficult for Peru to service its debt. Faced with an unsustainable debt burden, the Government suspended payment on its external commercial bank debt in 1984. By the end of 1984, Peru had failed to make scheduled payments of U.S.$1.0 billion in principal and interest on its commercial bank debt.

In 1985, the first García administration declared that service of the public sector external debt would not exceed 10% of total exports. In 1986, the IMF declared Peru ineligible for additional funds, and, in 1987, the World Bank suspended loan disbursements to Peru. Despite a decline in new loans, Peru’s total public sector debt increased from U.S.$10.9 billion to U.S.$18.9 billion from 1985 to 1990, as unpaid interest continued to accrue.

In 1991, the Fujimori administration began a series of negotiations that led to a normalization of relations with multilateral creditors. In September 1991, Peru paid all amounts in arrears owed to the IADB. In March 1993, Peru paid a total of U.S.$1.8 billion in arrears owed to the IMF and the World Bank. Since 1993, the IMF has approved the following credit facilities:

•	in 1993, the IMF approved a U.S.$1.5 billion Extended Fund Facility for the period from 1993 to 1995;

•	in 1996, the IMF approved a U.S.$358.0 million Extended Fund Facility for the period from 1996 to 1998;

•	in 1999, the IMF approved a U.S.$512.0 million Extended Fund Facility for the period from 1999 to 2000;

•	in 2002, the IMF approved a U.S.$316.0 million stand-by credit facility for the period from 2002 to 2004;

•	in 2004, the IMF approved a U.S.$423.0 million stand-by credit facility for the period from 2004 to mid-2006; and

•	in 2007, the IMF approved a U.S.$257.0 million stand-by credit facility for the period from 2007 to February 2009.

Drawings on these stand-by facilities were primarily used to help Peru finance its fiscal deficits.

The Fujimori administration also negotiated substantial reductions in Peru’s short-term external debt with its principal bilateral creditors. During the 1990s, Peru conducted the following three rounds of negotiations with the Paris Club:

•	in September 1991, Peru rescheduled U.S.$4.7 billion of its Paris Club debt maturing between October 1991 and December 1992;

•	in May 1993, Peru rescheduled an additional U.S.$1.9 billion of its Paris Club debt maturing between March 1993 and March 1996; and

•	in July 1996, Peru rescheduled an additional U.S.$6.8 billion of its Paris Club debt maturing between April 1996 and December 1998.

As a result of this restructuring, Peru obtained the following extensions with respect to credits maturing in the relevant period:

•	a 20-year extension for concessionary credits, with a 10-year grace period; and

•	a 14-year extension for commercial credits, representing the majority of Peru’s Paris Club debt, with a seven-year grace period.

Additionally, as a result of the 1996 restructuring, Peru obtained the following reductions in its debt:

•	a reduction in debt payments from U.S.$970.0 million per year to approximately U.S.$530.0 million per year for indebtedness maturing between April 1996 and December 1998; and

•	a reduction in debt payments from U.S.$1.2 billion per year to approximately U.S.$1.0 billion per year for indebtedness maturing between 1999 and 2006.

In 1997, Peru renegotiated its debt with international commercial banks under the Brady restructuring. The Brady restructuring reduced Peru’s international commercial bank debt from U.S.$10.6 billion to U.S.$4.9 billion, U.S.$2.4 billion of which were Past-Due Interest Bonds, U.S.$1.7 billion were Front-Loaded Interest Reduction Bonds, U.S.$572 million were Floating Rate, or Discount, Bonds and U.S.$183 million were Fixed Rate, or Par, Bonds. The Past-Due Interest Bonds and Front-Loaded Interest Reduction Bonds each have a 20-year term. The Discount Bonds and the Par Bonds each have a 30-year term and are collateralized by zero-coupon U.S. Treasury bonds.

Since the restructuring, Peru has not defaulted on the payment of any amounts in respect of its public external debt obligations.

In February 2002, Peru launched its first international bond offering in 74 years. Peru issued U.S.$500.0 million principal amount of global bonds. At the same time, Peru retired U.S.$1.2 billion principal amount of its outstanding Brady Bonds in exchange for a further U.S.$923.0 million principal amount of global bonds. The exchange lowered Peru’s debt by U.S.$111.0 million and released U.S.$50.0 million in collateral backing the Brady Bonds. After issuing the global bonds and taking into account amortization of the Past-Due Interest Bonds in March 2002, the current amounts outstanding are U.S.$1.1 billion of Past-Due Interest Bonds, U.S.$1.2 billion of Front-Loaded Interest Reduction Bonds, U.S.$198.0 million of Discount Bonds and U.S.$64.0 million of Par Bonds.

Since the February 2002 international bond offering, Peru has issued the following additional series of bonds in the international markets:

•	In February 2003, Peru issued U.S.$500.0 million principal amount of its 9.875% debt securities due 2015.

•	In March 2003, Peru issued U.S.$250.0 million principal amount of its 9.875% debt securities due 2015. This offering was a reopening of an issue that closed on February 2003.

•	On November 21, 2003, Peru issued U.S.$500.0 million of its 8.750% debt securities due 2033.

•	On May 3, 2004, Peru issued U.S.$500.0 million of its 8.375% debt securities due 2016.

•	On October 7, 2004, Peru issued €650.0 million of its 7.50% debt securities due 2014.

•	In January 2005, Peru issued U.S.$400.0 million principal amount of its 8.75% debt securities due 2033. This offering was a reopening of the November 2003 offering.

•	On July 19, 2005, Peru issued an aggregate principal amount of U.S.$750.0 million of its 7.35% debt securities due 2025. The proceeds of this transaction were used to prepay Paris Club creditors.

•

In December 2005, Peru issued U.S.$500.0 million principal amount of its 7.35% debt securities maturing in 2025. This offering was a reopening of the July 2005 offering. The proceeds of this transaction were used to prepay the Japan Peru Oil Co. loans.

•

In January 2007, Peru made an invitation to holders of its 9.125% U.S. Dollar-Denominated Global Bonds due 2012, or the 2012 Bonds, to submit offers to exchange their bonds for 8.375% U.S. Dollar-Denominated Global Bonds due 2016 or 8.75% U.S. Dollar-Denominated Global Bonds due 2033, or tender their bonds for cash. In addition, Peru made an invitation to holders of its Past-Due Interest Bonds due March 2017, Front-Loaded Interest Reduction Bonds due March 2017, Floating Rate Bonds due 2027 and the Fixed Rate Bonds due 2027, or collectively the Brady Bonds, to submit offers to exchange their bonds for U.S. Dollar-Denominated Global Bonds due 2037 or tender their bonds for cash. The exchange and tender offers by holders of 2012 Bonds and Brady Bonds were settled in March with approximately U.S.$2.3 billion tendered bonds and U.S.$2.2 issued bonds. This transaction reduced the amount of outstanding debt, freed collateral from the Brady Bonds and restructured payments for approximately U.S.$1.1 billion in year 2012.

•

In March 2009, Peru issued U.S.$1.0 billion principal amount of its 7.125% debt securities maturing in 2019. The proceeds of this transaction were used to prefinance a portion of the general financial requirements of Peru for the year 2010.

•

In July 2009, Peru issued U.S.$1.0 billion principal amount of its 7.35% debt securities maturing in 2025. This offering was a reopening of the July 2005 offering. The proceeds of this transaction were used to prepay Paris Club lenders that did not participate in the 2007 prepayment transaction.

•

In April 2010, Peru made an invitation to holders of its 9.125% U.S. Dollar-Denominated Global Bonds due 2012 (the “2012 Bonds”), 7.500% EUR-Denominated Global Bonds due 2014 (the “2014 Bonds”), 9.875% U.S. Dollar-Denominated Global Bonds due 2015 (the “2015 Bonds”), and 8.375% U.S. Dollar-Denominated Global Bonds due 2016 (the “2016 Bonds” and, together with the 2012 Bonds, the 2014 Bonds and the 2015 Bonds, the “Eligible Bonds”) to submit one or more offers to exchange any and all Eligible Bonds for 8.75% U.S. Dollar-Denominated Global Bonds due 2033 (the “2033 Bonds”) and/or tender Eligible Bonds for cash. The exchange and tender offers by holders of Eligible Bonds were settled in April 2010 with approximately U.S.$1.4 billion tendered bonds and U.S.$1.3 issued bonds. This transaction will reduce the amount of outstanding debt for approximately U.S.$1.8 billion between 2012 and 2016.

•

In November 2010, Peru issued a U.S.$1,000,000,000 5.625% U.S. Dollar-Denominated Global Bonds due 2050 to (i) reimburse to Peru’s Public Treasury (Tesoro Público) approximately U.S.$63 million in connection with the financing of the exchange and tender offer of certain global bonds that Peru consummated in April 2010, and (ii) prefinance a portion of the general financial requirements for the year 2011.

•

In February 2012, Peru issued a U.S.$500,000,000 5.625% U.S. Dollar-Denominated Global Bonds due 2050 and S./1,614,918,000 aggregate principal amount of 6.95% nuevo sol-denominated sovereign bonds due 2031. The use of the proceeds of both issuances was to support the balance of payments.

Peru has used the proceeds from these international bond offerings to repay existing debt, to increase international reserves, and for the general purposes of the Government, including financial investment and the refinancing, repurchasing and retiring of domestic and external indebtedness.

On May 23, 2007, the Paris Club creditors and Peru signed a multilateral agreement in which the Paris Club accepted Peru’s proposal to prepay, at par and by voluntary participation of each creditor, up to U.S.$2.5 billion (after payment of the June 30, 2007 and August 15, 2007 installments) of the commercial debt, to be paid up to 2015. The multilateral agreement set out the basic terms of the prepayment operation and established the framework under which Peru would engage in bilateral prepayment agreements with participating creditors. Under this multilateral agreement the Government will prepay each participating creditor the capital requested for prepayment at par on October 1, 2007, and the interest accruing on the capital requested for prepayment up to October 1, 2007 under each rescheduling agreement. On July 2, 2007, Peru announced the individual Paris Club creditor countries that had accepted the prepayment offer.

In October 2007, the prepayment described above was finalized for a total aggregate amount of U.S.$1.7 billion, representing approximately 32% of the total outstanding principal amount of Peru’s Paris Club debt. As a result of the prepayment, Peru reduced its Paris Club commercial debt amortization payments by approximately U.S.$33 million for 2007, U.S.$100 million for each of 2008 and 2009, and U.S.$260 million for each year from 2010 through 2015. Funding for the prepayment came from the proceeds of a 30-year sovereign bond issuance in local currency for S/.4,750 million (approximately U.S.$1,503 million), and approximately U.S.$290 million in proceeds from the Treasury.

Peru believes that other likely benefits of the Paris Club prepayment will be increased financial flexibility and reduced refinancing risk by replacing debt currently held by Paris Club creditors with debt held by investors in the capital markets. Also, the prepayment of its Paris Club commercial debt is expected to reduce foreign exchange exposure, since Peru expects to mainly use debt denominated in its own currency to prepay a portion of its outstanding Paris Club commercial debt.

In March 2008, Peru exercised its redemption right in respect of the Brady Bonds, redeeming Brady Bonds for an amount equal to approximately U.S.$816 million. In December 2008, Peru prepaid outstanding debt with CAF for an aggregate amount of U.S.$150.0 million.

As of December 31, 2009, total debt with Paris Club creditors was U.S.$3.1 billion, representing approximately 15.2% of Peru’s total public external debt. As of December 31, 2010, Peru’s total outstanding debt with the Paris Club amounted to U.S.$2.6 billion, representing approximately 12.8% of Peru’s total public external debt. As of December 31, 2011, Peru’s total outstanding debt with the Paris Club amounted to U.S.$0.6 billion, representing approximately 3.2% of Peru’s total external debt. As of December 31, 2012, Peru’s total outstanding debt with the Paris Club amounted to U.S.$0.6 billion, representing approximately 3.1% of Peru’s total external debt. As of December 31, 2013, total debt with Paris Club creditors was U.S.$620.0 million or 3.3% of Peru’s total public external debt. Peru’s Paris Club creditors are governmental institutions located in 15 countries.

Debt Record

Since the Brady restructuring in 1997, Peru has, except as described below, timely serviced its external debt without default.

Upon completion of the Brady restructuring, Peru ceased paying principal and interest to lenders who did not participate in the restructuring. These lenders included Elliot Associates, L.P., a private investment firm that acquired U.S.$20.0 million in debt issued by Peru. Elliot Associates obtained a U.S.$55.7 million judgment against Peru for non-payment of interest and an attachment of Peru’s funds held at Chase Manhattan Bank of New York that Peru had allocated for interest payments on its Brady Bonds. As a result of the attachment, on September 7, 2000, Peru failed to make a required interest payment of U.S.$80.0 million on the Brady Bonds, even though it had deposited the requisite amount in its account at Chase Manhattan Bank of New York.

On September 26, 2000, Elliot Associates obtained an injunction against the Euroclear System clearing agency that prevented it from receiving or distributing funds provided by Peru to pay interest on the Brady Bonds. The Elliot Associates litigation was settled following the issuance of the injunction against the Euroclear System, and Peru made interest payments on the Brady Bonds on October 4, 2000, within the applicable 30-day grace period. Peru has made all of its debt payments to Elliot Associates in accordance with the terms of the settlement.

Other creditors also failed to participate in the Brady restructuring for reasons that included failure to provide the required documentation and failure to identify the actual holder of the debt to be exchanged. Since the Brady Bond restructuring, Peru has been in default on payments to these creditors. As of December 31, 2011, there were no further scheduled amortizations or interest payments on these debts. None of these creditors has submitted claims against Peru for overdue amounts.

As of the date of this prospectus, Peru is unaware of any other claims filed against it, in Peru or abroad, for overdue debt payments and Peru is not involved in any disputes with its internal or external creditors.

For further information regarding Peru’s indebtedness outstanding as of the date of this prospectus, see Annex A – Republic of Peru: Global Public Sector External Debt.

DESCRIPTION OF THE SECURITIES

This prospectus provides a general description of the debt securities, warrants and units that Peru may offer. Each time Peru offers securities, Peru will provide a prospectus supplement that will contain specific information about the terms of that offering. A prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from that in any prospectus supplement, you should rely on the updated information in the prospectus supplement.

Debt Securities

Peru will issue the debt securities under a fiscal agency agreement, dated as of February 6, 2003, as amended by Amendment No. 1, dated November 21, 2003, and Amendment No. 2, dated October 14, 2004, to the fiscal agency agreement, between Peru and JPMorgan Chase Bank, as fiscal agent, principal paying agent and registrar, or another fiscal agency agreement in a substantially similar form. The fiscal agency agreement, as amended by Amendment No. 1 and Amendment No. 2, and it may be further amended from time to time, is referred to herein as the fiscal agency agreement. Peru has filed the fiscal agency agreement with the SEC and at the office of the fiscal agent in New York. You should read the fiscal agency agreement, the form of debt securities attached at the end of the fiscal agency agreement and the applicable prospectus supplement before making your decision whether to invest in the debt securities.

In this description of the debt securities, you will see some capitalized terms. These terms have particular legal meanings, which you can find under “—Defined Terms” below.

Overview

The prospectus supplement relating to any series of debt securities offered will include specific terms relating to that series of debt securities. Those terms will include some or all of the following:

•	the title;

•	any limit on the aggregate principal amount;

•	the issue price;

•

if that series of debt securities will bear interest, the interest rate, which may be fixed or floating, the date from which interest will accrue, and the interest payment dates and the record dates for these interest payment dates;

•	the maturity date;

•	a description of any index Peru will use to determine the amount of principal, premium or interest payments;

•	the places where and the manner in which principal, interest and other payments will be made;

•	the form of debt security, and, in the case of global securities, the depositary;

•	if that series of debt securities will be guaranteed, the guarantor and whether the guarantee will be partial or full;

•	any mandatory or optional sinking fund provisions;

•	any provisions that will allow Peru to redeem that series of debt securities at its option;

•	any provisions that entitle the holders to early repayment at their option;

•	the currency in which that series of debt securities is denominated and in which Peru will make payments;

•	if other than the law of the State of New York, the law of the governing jurisdiction;

•	the authorized denominations;

•	any additional agreements of Peru and any additional events that give holders of that series of debt securities the right to accelerate the maturity of the debt securities;

•	any terms upon which holders of that series of debt securities may exchange or convert the debt securities;

•	whether that series of debt securities will be listed and, if listed, the stock exchanges on which it will be listed; and

•	any other terms of that series of debt securities.

Peru may issue debt securities in exchange for other debt securities or that are convertible into new debt securities. The specific terms of the exchange or conversion of any debt security and the debt security for which it will be exchangeable or into which it will be converted will be described in the prospectus supplement relating to that exchangeable or convertible debt security.

Peru may issue debt securities at a discount below their stated principal amount, bearing no interest or interest at a rate that, at the time of issuance, is below market rates. Peru may also issue floating-rate debt securities that are exchangeable for fixed-rate debt securities. Peru will describe the applicable U.S. federal income tax consequences in the prospectus supplements for these offerings.

Peru is not required to issue all of its debt securities under the fiscal agency agreement and this prospectus, but instead may issue debt securities other than those described in this prospectus under other fiscal agency agreements and documentation. That documentation may contain terms different from those included in the fiscal agency agreement and described in this prospectus.

Status

The debt securities will be direct, general, unconditional, unsubordinated and unsecured obligations of Peru. Peru has pledged its full faith and credit to make all payments on the debt securities when due. The debt securities will rank equally, without any preference among themselves, with all of Peru’s other existing and future unsecured and unsubordinated External Indebtedness.

Form and Denomination

Unless otherwise provided in the prospectus supplement for an offering, Peru will issue debt securities:

•	denominated in U.S. dollars;

•	in fully registered book-entry form;

•	without coupons; and

•	in denominations of U.S.$1,000 and integral multiples of U.S.$1,000.

Debt securities in book-entry form will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company, or DTC. Beneficial ownership interests in a global security will only be recorded on, and transferred through, the records maintained by DTC and its participants, including the depositaries for Euroclear Bank S.A./N.V., as operator of the Euroclear System, or Euroclear, and Clearstream Banking société anonyme, or Clearstream, Luxembourg.

Payments

Unless otherwise provided in the prospectus supplement for an offering, Peru will pay principal and interest payable on any maturity date in U.S. dollars in immediately available funds to the person in whose name each debt security is registered on its maturity date, upon presentation and surrender of the debt security at the corporate trust office of the fiscal agent or, subject to applicable laws and regulations, at the office of any paying agent. Peru will pay interest on each debt security, other than interest payable on any maturity date, to the person in whose name the debt security is registered at the close of business on the record date for the relevant interest payment date.

Because each debt security will be represented by one or more global notes and beneficial interests in the debt securities may not be exchanged for debt securities in physically-certificated form, except in limited circumstances, Peru will make payments of principal and interest on each debt security by directing the fiscal agent to make a wire transfer of U.S. dollars to DTC or its nominee as the registered owner of the debt securities, which will receive the funds for distribution to the beneficial owners. Upon receipt of any payment of principal of or interest on any debt securities, DTC will credit the appropriate DTC participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the debt securities as shown on the records of DTC. Payments by DTC participants to owners of beneficial interests in debt securities held through those DTC participants will be the responsibility of those DTC participants. A beneficial owner should contact the institution through which it intends to hold its beneficial interest in debt securities to determine how payments of principal of or interest on those debt securities will be credited to its accounts.

Peru, the fiscal agent and any paying agent will have no responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the debt securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

If Peru does not pay interest by wire transfer for any reason, it will, subject to applicable laws and regulations, mail, or direct the fiscal agent to mail, a check to the holder of the affected debt security on or before the due date for the payment at the address that appears on the security register maintained by the fiscal agent on the applicable record date.

The record date with respect to any interest payment date will be the 15th day prior to that interest payment date, whether or not that record date is also a business day.

Any payment of principal or interest required to be made on a payment date that is not a business day may be made on the next business day with the same force and effect as if made on that payment date, and no interest will accrue with respect to the payment for the period from and after that payment date.

The fiscal agent will hold in trust, for the benefit of the beneficial owners of the debt securities, any funds transferred by Peru to the fiscal agent pending the application of those funds to pay principal and interest on the debt securities. If any funds that Peru transfers to the fiscal agent to make payments on the debt securities is unclaimed at the end of two years after the applicable payment was due and payable, the fiscal agent will return those funds to Peru and the relevant holders of the debt securities may look only to Peru for any payment to which the holders are entitled.

Paying Agents; Transfer Agents; Registrar

With respect to any series of debt securities, Peru may appoint paying agents, transfer agents and registrars that will be listed at the back of the applicable prospectus supplement. Peru may at any time appoint additional or replacement paying agents, transfer agents and registrars. Peru will, however, maintain a paying agent and a registrar in The City of New York until the debt securities are paid.

In addition, so long as required by the rules of the Luxembourg Stock Exchange, Peru will maintain a paying agent and a transfer agent in Luxembourg with respect to any series of debt securities listed on the Luxembourg Stock Exchange. Peru will promptly provide notice of the termination, appointment or change in the office of any paying agent, transfer agent or registrar acting in connection with a series of the debt securities.

Redemption, Repurchase and Early Repayment

Unless otherwise provided in the prospectus supplement for an offering, the debt securities will not be redeemable before maturity at the option of Peru or repayable before maturity at the option of the holder. Nevertheless, Peru may at any time purchase any of the debt securities at any price in the open market or otherwise. Peru may hold or resell any debt securities it purchases or it may surrender them to the fiscal agent for cancellation. Any debt securities Peru purchases may not be re-issued or resold except in compliance with the Securities Act of 1933, as amended, and other applicable laws.

Replacement, Exchange and Transfer of Debt Securities

Beneficial interests in any global security representing debt securities may be exchanged for physical debt securities only in the circumstances described under “Book Entry; Delivery and Form” below. If Peru issues physical debt securities, holders may present their debt securities for exchange with debt securities of a different authorized denomination, together with a written request for an exchange, at the office of the fiscal agent in The City of New York, or at the office of any paying agent. In addition, holders may transfer their physical debt securities in whole or in part by surrendering them, together with an executed instrument of transfer, at any of those offices. Peru will not charge holders for the costs and expenses for the exchange, transfer or registration of transfer of the debt securities. Peru may, however, charge holders for applicable stamp duty, tax or other governmental charges.

If a physical debt security becomes mutilated, defaced, destroyed, lost or stolen, Peru may issue, and the fiscal agent will authenticate and deliver, a substitute debt security in replacement. In each case, the affected holder will be required to furnish to Peru, the fiscal agent and any other parties Peru specifies an indemnity under which the affected holder agrees to pay Peru, the fiscal agent and the other specified parties for any losses they may suffer relating to the debt security that was mutilated, defaced, destroyed, lost or stolen. Peru and the fiscal agent may also require that the affected holder present other documents and proof. The affected holder will be required to pay all expenses and reasonable charges for the replacement of the mutilated, defaced, destroyed, lost or stolen debt security.

Additional Amounts

Peru will pay all principal and interest on the debt securities without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed by Peru or by any political subdivision of or taxing authority in Peru. If Peru is required by law to make any such withholding or deduction, it will pay such additional amounts as may be necessary to ensure that the net amounts receivable by the holders of the affected debt securities after such withholding or deduction shall equal the amount that would have been receivable in respect of such debt securities in the absence of such withholding or deduction.

Peru will not, however, pay any additional amounts if a holder is subject to withholding or deduction due to one of the following reasons:

•	that holder has some connection with Peru other than merely holding the debt security or receiving principal or interest on any debt security;

•

that holder has not complied with any reasonable certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with Peru, or any political subdivision of or taxing authority in Peru, of the holder of the debt security or any interest in or rights in respect of the debt security, if compliance is required by Peru, or any political subdivision of or taxing authority in Peru, under applicable law or any international treaty in effect, as a precondition to exemption from or reduction in the deduction or withholding; or

•	the holder has not presented its debt security for payment within 30 days after Peru first made a principal or interest payment available on that debt security.

Defined Terms

The following definitions are used in the debt securities:

•

“External Indebtedness” means obligations of, or guaranteed, whether by contract, statute or otherwise, by Peru for borrowed money or represented by bonds, debentures, notes or similar instruments denominated or payable, or which, at the option of the holder, may be payable in a currency other than the currency of Peru or by reference to a currency other than the currency of Peru, other than any such obligations originally issued or incurred within Peru.

•

“Public External Indebtedness” means any External Indebtedness that (a) is in the form of, or represented by, bonds, notes or other securities that are, or were intended at the time of issuance to be, quoted, listed or traded on any securities exchange or other securities market, including, without limitation, securities for resale under Rule 144A under the Securities Act, or any successor law or regulation of similar effect, and (b) has an original maturity of more than one year or is combined with a commitment so that the original maturity of one year or less may be extended at the option of Peru to a period in excess of one year.

•

“Project Financing” means any financing of all or part of the costs of the acquisition, construction or development of any project if the person or persons providing that financing expressly agree to limit their recourse to the project financed and the revenues derived from that project as the principal source of repayment for the funds advanced.

•

“Security Interest” means any security interest, including, without limitation, any lien, pledge, mortgage, deed of trust or charge, or any encumbrance or preferential arrangement that has the practical effect of constituting a security interest.

Negative Pledge

While any of the debt securities are outstanding, Peru will not create or allow any Security Interest to be placed on or any part of its present or future revenues or assets to secure Public External Indebtedness, unless Peru creates or allows a Security Interest on the same terms for its obligations under the debt securities. Peru may, however, create or allow:

•	Security Interests created prior to February 7, 2002;

•

Security Interests securing Public External Indebtedness incurred in connection with a Project Financing, provided that the Security Interest is solely in assets or revenues of the project for which the Project Financing was incurred;

•

Security Interests securing Public External Indebtedness Peru incurred or assumed to finance or refinance the acquisition of the assets in which those Security Interests have been created or allowed and any Security Interests existing on those assets at the time of their acquisition;

•

Security Interests securing Public External Indebtedness arising in the ordinary course to finance export, import or other trade transactions, and in which Public External Indebtedness matures, after giving effect to all renewals and refinancing thereof, not more than one year after the date on which that Public External Indebtedness was originally incurred;

•

Security Interests securing Public External Indebtedness that, together with all other Public External Indebtedness secured by Security Interests, excluding Public External Indebtedness secured by other permitted Security Interests, does not exceed U.S.$25,000,000 aggregate principal amount, or its equivalent in other currencies;

•

Security Interests arising by operation of a currently existing law in connection with Public External Indebtedness, including, without limitation, any right of set-off with respect to demand or time deposits maintained with financial institutions and bankers’ liens with respect to property held by financial institutions, in each case deposited with or delivered to those financial institutions in the ordinary course of the depositor’s activities;

•

Security Interests created in connection with the transactions contemplated by Peru’s financing plan dated June 5, 1996, and its implementing documentation, including Security Interests to secure obligations under the collateralized bonds issued under that financing plan (the Par Bonds, Discount Bonds and Front-Loaded Interest Reduction Bonds) and any Security Interest securing obligations of Peru outstanding as of June 5, 1996, to the extent required to be equally and ratably secured with any such bonds;

•

Security Interests issued upon surrender or cancellation of the Par Bonds, Discount Bonds or Front-Loaded Interest Reduction Bonds, or the principal amount of any Public External Indebtedness outstanding as of June 5, 1996, in each case, to the extent that Security Interest is created to secure Public External Indebtedness on a basis comparable to the Par Bonds, Discount Bonds and Front-Loaded Interest Reduction Bonds;

•

Security Interests on shares of, or other assets of, any present or former Peruvian public sector entity created or granted by Peru in connection with, or in anticipation of, the privatization of that entity; and

•	any renewal or extension of any of the Security Interests stated above.

Collective Action Clauses

Any series of debt securities issued under this prospectus will contain provisions regarding acceleration and voting on amendments, modifications and waivers that differ from the provisions governing the series of debt securities issued by Peru in the past. The provisions described in this prospectus will govern any series of debt securities Peru will issue under this prospectus. These provisions are commonly referred to as “collective action clauses.” Under these provisions, Peru may amend certain key terms of the debt securities of a series, including the maturity date, amounts payable and other payment terms, with the consent of fewer than all the holders of debt securities of the relevant series. These collective action clauses are described below.

Default; Acceleration of Maturity

Unless otherwise specified in the prospectus supplement for an offering, each of the following events is an event of default under any series of debt securities:

(1) Non-Payment:

•	Peru fails to pay for 30 days principal on that series of debt securities when due; or

•	Peru fails to pay for 30 days interest on that series of debt securities when due; or

(2) Breach of Other Obligations: Peru fails to perform any other obligation under that series of debt securities and that failure is incapable of remedy or is unremedied within 60 days after the fiscal agent has given written notice to Peru; or

(3) Cross Default: Peru fails to make any payment when due in respect of:

•	External Indebtedness outstanding as of February 21, 2002; and

•	Public External Indebtedness;

in an aggregate principal amount in excess of U.S.$25,000,000, or its equivalent in any other currency, and that failure continues beyond the applicable grace period; or

(4) Cross Acceleration: an acceleration of the maturity of:

•	External Indebtedness outstanding as of February 21, 2002; and

•	Public External Indebtedness;

in an aggregate principal amount in excess of U.S.$25,000,000, or its equivalent in any other currency; or

(5) Moratorium: Peru declares a general suspension of payments or a moratorium on payment of all or a portion of its External Indebtedness; or

(6) Validity:

•	Peru contests the validity of, or its obligations under, that series of debt securities or, to the extent adversely affecting that series of debt securities, the fiscal agency agreement; or

•	Peru denies any of its obligations under that series of debt securities or, to the extent adversely affecting that series of debt securities, the fiscal agency agreement; or

•

any constitutional provision, treaty, law, regulation, decree, or other official pronouncement of Peru, or any final decision by any court in Peru having jurisdiction, renders it unlawful for Peru to pay any amount due on that series of debt securities or to perform any of its obligations under that series of debt securities or, to the extent adversely affecting that series of debt securities, the fiscal agency agreement; or

(7) Judgments: any writ, execution, attachment or similar process is levied against all or any substantial part of Peru’s assets in connection with any judgment for the payment of money exceeding U.S.$25,000,000, or its equivalent in any other currency, and Peru fails to satisfy or discharge that judgment, or adequately bond, contest in good faith or receive a stay of execution or continuance in respect of that judgment, within a period of 120 days; or

(8) Membership in the IMF: Peru fails to maintain its membership in, and its eligibility to use the general resources of, the IMF.

If any of the events of default described above occurs and is continuing, the holders of at least 25% of the aggregate principal amount of all debt securities of that series outstanding (as defined below) may, by written notice given to Peru, with a copy to the fiscal agent, declare all the debt securities of that series to be immediately due and payable. Upon any declaration of acceleration, the principal, interest and all other amounts payable on that series of debt securities will become immediately due and payable on the date that the written notice is received at the offices of the fiscal agent, unless Peru has remedied the event or events of default prior to receiving the notice.

The holders of more than 50% of the aggregate principal amount of the outstanding debt securities of any series may waive any existing defaults, and rescind or annul a declaration of acceleration on behalf of all holders of debt securities of that series if:

•

following the declaration that the debt securities of that series are immediately due and payable, Peru deposits with the fiscal agent a sum sufficient to pay all overdue installments of principal, interest and other amounts in respect of the debt securities of that series, as well as the reasonable fees and compensation of the fiscal agent; and

•	all other events of default have been remedied.

Fiscal Agent

The fiscal agency agreement establishes:

•	the obligations of the fiscal agent;

•	the right to indemnification of the fiscal agent;

•	the liability and responsibility, including limitations on liability and responsibility, for actions that the fiscal agent takes; and

•	that the fiscal agent may enter into business transactions with Peru as freely as if it were not the fiscal agent.

Peru may replace the fiscal agent at any time, subject to the appointment of a replacement fiscal agent. In addition, Peru may appoint different fiscal agents for different series of debt securities. The fiscal agent is not a trustee for the holders of debt securities and does not have the same responsibilities to act for the holders as would a trustee. Peru may maintain deposit accounts and conduct other banking and financial transactions with the fiscal agent.

Amendments and Waivers

Peru and the fiscal agent may, with the consent of the holders of at least 66 2/3% in aggregate principal amount of the then outstanding debt securities of any series, modify and amend the provisions of that series of debt securities or the fiscal agency agreement.

However, the holders of not less than 75% of the aggregate principal amount of the outstanding debt securities of any series, voting at a meeting or by written consent, must consent to any amendment, modification, change or waiver with respect to the debt securities of the relevant series that would:

•	change the due dates for the payment of principal of or any installment of interest on that series of debt securities;

•	reduce any amounts payable on that series of debt securities;

•	reduce the amount of principal payable upon acceleration of the maturity of that series of debt securities;

•	change the payment currency or places of payment for that series of debt securities;

•	permit early redemption of that series of debt securities or, if early redemption is already permitted, set a redemption date earlier than the date previously specified or reduce the redemption price;

•

reduce the percentage of holders of that series of debt securities whose vote or consent is needed to amend, supplement or modify the fiscal agency agreement (as it relates to that series of debt securities) or the terms and conditions of that series of debt securities or to take any other action with respect to that series of debt securities or change the definition of “outstanding” with respect to that series of debt securities;

•	change Peru’s obligation to pay any additional amounts;

•	change the governing law provision of that series of debt securities;

•

change the courts to the jurisdiction of which Peru has submitted Peru’s obligation to appoint and maintain an agent for service of process with an office in New York, or Peru’s waiver of immunity, in respect of actions or proceedings brought by any holder based upon that series of debt securities, as described in this prospectus;

•	in connection with an exchange offer for the debt securities of that series, amend any event of default under the debt securities of that series; or

•	change the status of the debt securities of a series, as described under “—Status” above.

We refer to the above subjects as “reserved matters.” A change to a reserved matter, including the payment terms of the debt securities of a series, can be made without your consent, as long as a supermajority of the holders of that series (that is, the holders of at least 75% of the aggregate principal amount of the outstanding debt securities of that series) agrees to the change.

No consent of the holders of debt securities is or will be required for any modification or amendment requested by Peru or by the fiscal agent or with the consent of Peru to:

•	add to Peru’s covenants for the benefit of the holders of any series of debt securities;

•	surrender any right or power of Peru in respect of any series of debt securities or the fiscal agency agreement;

•	provide security or collateral for any series of debt securities;

•	cure any ambiguity in any provision, or correct any defective provision, of any series of debt securities; or

•

change the terms and conditions of any series of debt securities or the fiscal agency agreement in any manner that Peru and the fiscal agent deem to be necessary or desirable if that change does not, and will not, adversely affect the rights or interests of any holder.

For purposes of determining whether the required percentage of holders of any series of debt securities has approved any amendment, modification or change to, or waiver of, the debt securities of that series or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration of the debt securities of that series, debt securities of that series owned, directly or indirectly, by Peru or any public sector instrumentality of Peru will be disregarded and deemed not to be outstanding, except that in determining whether the fiscal agent shall be protected in relying upon any amendment, modification, change or waiver, or any notice from holders, only debt securities of that series that the fiscal agent knows to be so owned shall be so disregarded. As used in this paragraph, “public sector instrumentality” means the Central Bank, any department, ministry or agency of the government of Peru or any corporation, trust, financial institution or other entity owned or controlled by the government of Peru or any of the foregoing, and “control” means the power, directly or indirectly, through the ownership of the voting securities or other ownership interests or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors or a corporation, trust, financial institution or other entity.

Peru may at any time ask for written consents from or call a meeting of the holders of any series of debt securities to obtain their approval of the modification of, amendment to, or waiver of, any provision of that series of debt securities. This meeting will be held at the time and place determined by Peru and specified in a notice of the meeting provided to the affected holders. This notice must be given at least 30 days and not more than 60 days prior to the meeting.

If at any time the holders of at least 10% in principal amount for any then outstanding debt securities of any series request the fiscal agent to call a meeting of the holders of that series of debt securities for any purpose, by written request setting forth in reasonable detail the action proposed to be taken at the meeting, the fiscal agent will call the meeting for that purpose. This meeting will be held at the time and place determined by the fiscal agent, after consultation with Peru, and specified in a notice of the meeting provided to the affected security holders. This notice must be given at least 30 days and not more than 60 days prior to the meeting.

Holders who hold a majority in principal amount of the then outstanding debt securities of that series will constitute a quorum at a securityholders’ meeting. In the absence of a quorum, a meeting may be adjourned for a period of at least 20 days. At the reconvening of a meeting adjourned for lack of quorum, holders of 25% in principal amount of the then outstanding debt securities of that series shall constitute a quorum. Notice of the reconvening of any meeting may be given only once, but must be given at least ten days and not more than 15 days prior to the meeting.

At any meeting when there is a quorum present, holders of at least 66 2/3% in principal amount of a series of debt securities represented and voting at the meeting may approve the modification or amendment of, or a waiver of compliance for, any provision of that series of debt securities, except for the reserved matters, which require the consent of not less than 75% of the aggregate principal amount of the outstanding debt securities of any series. Modifications, amendments or waivers made at any such meeting will be binding on all current and future holders of any debt securities of that series.

Notices

Notices will be mailed to holders at their registered addresses and will be deemed to have been given on the date of mailing. All notices to holders will be published, if and so long as the debt securities are listed on the Luxembourg Stock Exchange, and the rules of the Luxembourg Stock Exchange so require, in a daily newspaper of general circulation in Luxembourg. If publication is not practicable, notice will be validly given if made in accordance with the rules of the Luxembourg Stock Exchange.

Further Issues

Without the consent of the holders of the debt securities, Peru may issue additional debt securities with the same terms and conditions as an outstanding series of debt securities, except for the issue date, issue price and amount of first interest payment, and Peru may consolidate the additional debt securities to form a single series with an outstanding series of debt securities.

Warrants

If Peru issues warrants, it will describe their specific terms in a prospectus supplement, and Peru will file a warrant agreement or amendment to the fiscal agency agreement and form of warrant with the SEC. The following description summarizes some of the general terms that apply to warrants. You should read the applicable prospectus supplement, warrant agreement and form of warrant before making your investment decision.

Peru may issue warrants or other similar securities, either separately or together with any debt securities, that would entitle the holder to purchase debt securities or obligate Peru to repurchase or exchange debt securities. If Peru issues any warrants, each issue of warrants will be issued under a warrant agreement between Peru and a bank or trust company, which may be the fiscal agent, as warrant agent. The warrant agent will act solely as the agent of Peru in connection with the warrants of an issue and will not assume any obligation or relationship of agency for or with the holders or beneficial owners of warrants. The applicable prospectus supplement will include some or all of the following terms relating to an issue of warrants or other similar securities:

•	the initial offering price;

•	the currency required to purchase the warrants;

•	the title and terms of the debt securities or other consideration that the holders will receive on exercise of their warrants;

•	the principal amount of debt securities or amount of other consideration that the holders will receive on exercise of their warrants;

•	the principal amount and kind of debt securities that the holders may obligate Peru to purchase or exchange if the holders exercise their warrants and the purchase price of those debt securities;

•	the exercise price or ratio;

•	the procedures of, and conditions to, exercise of the warrants and the dates on which the holders can exercise their warrants;

•	whether and under what conditions Peru may cancel the warrants;

•	the title and terms of any debt securities issued with the warrants, and the amount of debt securities issued with each warrant;

•	the date, if any, on and after which the warrants and any debt securities issued with the warrants will trade separately;

•	the form of the warrants (global or certificated and registered or bearer), whether they will be exchangeable for another form and, if registered, where they may be transferred and exchanged;

•	the identity of the warrant agent;

•	any special U.S. federal income tax considerations; and

•	any other terms of the warrants.

The warrants will be direct, unconditional and unsecured obligations of Peru and will not constitute indebtedness of Peru.

Units

Peru may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each security comprising that unit. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The prospectus supplement relating to a particular issue of units will describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

The preceding description does not, and any description of units in the applicable prospectus supplement will not, purport to be complete and they are subject to and are qualified in their entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to those units.

Jurisdiction, Consent to Service and Enforceability

Peru is a foreign sovereign state. Consequently, it may be difficult for you to obtain or realize judgments of the courts of the United States or elsewhere against Peru. Furthermore, it may be difficult for you to enforce, in the United States or elsewhere, the judgments of United States or foreign courts against Peru.

In connection with any legal action against Peru or its properties, assets or revenues arising out of or relating to the fiscal agency agreement or any debt securities or warrants, to which we refer in this prospectus as a “related proceeding,” Peru will:

•	submit to the exclusive jurisdiction of any New York State or U.S. federal court sitting in New York City, and any appellate court thereof;

•	agree that all claims in respect of any related proceeding may be heard and determined in such New York State or U.S. federal court;

•	agree that any judgment obtained in such New York State or U.S. federal court arising out of a related proceeding may be enforced or executed in any other court of competent jurisdiction;

•

agree that any judgment obtained in any such other court as a result of such enforcement or execution may be enforced or executed in any such other court of competent jurisdiction by means of a suit on the judgment or in any other manner provided by law;

•

consent to and waive, to the fullest extent permitted by law, any objection that it may have to the laying of venue of any related proceeding brought in such New York State or U.S. federal court or to the laying of venue of any legal action brought solely for the purpose of enforcing or executing a related judgment in such New York State or U.S. federal court or any other courts;

•	waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of a related proceeding or any such legal action in any such court; and

•

appoint CT Corporation System, presently located at 111 Eighth Avenue, 13th Floor, New York, New York, as its process agent and maintain at all times an agent with offices in New York to act as its process agent.

In order to enforce or execute any judgment ordering any payment by Peru, Peruvian courts will require that payment to be included in the corresponding annual budget laws.

The process agent will receive on behalf of Peru and its property service of all writs, process and summonses in any related proceeding or any suit, action or proceeding to enforce or execute any related judgment brought against it in any New York State or U.S. federal courts sitting in New York City. Failure of the process agent to give any notice to Peru of any such service of process shall not impair or affect the validity of that service or of any judgment based thereon. Nothing in the fiscal agency agreement shall in any way be deemed to limit the ability to serve any such writs, process or summonses in any other manner permitted by applicable law.

To the extent that Peru or any of its revenues, assets or properties may be entitled to any sovereign or other immunity under any law, Peru will not claim and will waive that immunity to the fullest extent permitted by the laws of such jurisdiction. This waiver covers Peru’s sovereign immunity and immunity from prejudgment attachment, post-judgment attachment and attachment in aid, but does not extend to the attachment of revenues, assets and property of Peru located in Peru, unless permitted under Peruvian law. Additionally, under Peruvian law, Peru’s waiver of immunity will not extend to property that is:

•	used by a diplomatic or consular mission of Peru;

•	of a military character and under the control of a military authority or defense agency of Peru;

•	public property;

•

shares of Peruvian public sector entities or shares of Peruvian private sector entities owned or controlled by Peru or by a Peruvian public sector entity, or revenues collected from the sale of those shares, to the extent those shares or revenues are exempt by Peruvian law from attachment or execution; or

•	funds deposited in Peru’s accounts held in the Peruvian financial system.

Peru, however, reserves the right to plead sovereign immunity under the U.S. Foreign Sovereign Immunities Act of 1976 with respect to actions brought against it under U.S. federal securities laws or any state securities law. Without an effective waiver of immunity by Peru with respect to those actions, it would be impossible to obtain a U.S. judgment in such an action against Peru unless a court were to determine that Peru is not entitled under the Foreign Sovereign Immunities Act of 1976 to sovereign immunity with respect to that action. In addition, even if a U.S. judgment could be obtained in action under the Foreign Sovereign Immunities Act of 1976, it may not be possible to enforce in Peru a judgment based on that U.S. judgment.

Generally, Peru will also consent for the purposes of the State Immunity Act of 1978 of the United Kingdom to the giving of any relief or the issue of any process.

Governing Law

The fiscal agency agreement and, unless otherwise provided in the prospectus supplement for an offering, any warrant agreement, as well as any debt securities, warrants or units, will be governed by and must be interpreted in accordance with the laws of the State of New York, except that all matters governing authorization and execution by Peru will be governed by the laws of Peru.

Book-Entry; Delivery and Form

Unless otherwise provided in the prospectus supplement for an offering, the certificates representing the debt securities will be issued in the form of one or more global notes, to which we refer in this prospectus as “global notes.” Each global note will be deposited with or on behalf of DTC and registered in the name of DTC or its nominee. Except as described below, a global note may be transferred in whole and not in part and only to DTC or its other nominees.

Ownership of beneficial interests in the global notes will be limited to “participants” who have accounts with DTC or persons who hold interests through participants. Ownership of beneficial interests in the global notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee with respect to interests of participants and the records of participants with respect to interests of persons other than participants.

Peru understands that DTC is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under the provisions of Section 17A of the Exchange Act of 1934, as amended.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for the physical movement of certificates. Indirect access to the DTC system is available to “indirect participants,” such as banks, brokers, dealers and trust companies and other organizations, that clear through or maintain, either directly or indirectly, a custodial relationship with a participant.

So long as DTC or its nominee is the registered owner or holder of the global notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global notes for all purposes under the fiscal agency agreement and the debt securities. No beneficial owner of an interest in any global note may transfer that interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the fiscal agency agreement and, if applicable, those of Euroclear and Clearstream, Luxembourg.

Payments of the principal of, and interest on, the global notes will be made to DTC or its nominee, as the case may be, as the registered owner of the global notes. Peru, the fiscal agent and any paying agent will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

Peru expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of the global notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of DTC or its nominee. Peru also expects that payments by participants to owners of beneficial interests in the global notes held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for those customers. These payments will be the responsibility of those participants.

Peru expects that DTC will take any action permitted to be taken by a holder of any debt security, including the presentation of that debt security for exchange, only at the direction of one or more participants to whose account the DTC interests in the global note is credited and only in respect of that portion of the aggregate principal amount of that debt security for which that participant has or those participants have given such direction. If, however, there is an event of default under any series of debt securities, DTC will exchange the applicable global notes for registered certificated notes, which it will distribute to its participants.

Peru will issue debt securities in definitive form in exchange for global notes only if:

•

Peru notifies the depositary that it will no longer be the depositary for the global notes, the depositary notifies Peru that it is unwilling, unable or no longer qualified to continue as depositary or is eligible to act as depositary, and, if the depositary is located in the United States, Peru does not appoint a successor depositary within 90 days;

•

the depositary is located outside the United States and such depositary closes for a continuous period of 14 days (other than by reason of holidays, statutory or otherwise) or announces an intention permanently to cease business or does in fact do so; or

•	Peru determines not to have any of the debt securities represented by a global note.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC’s rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream, Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Subject to compliance, if any, with the transfer restrictions applicable to the debt securities, cross-market transfers between participants in DTC, on the one hand, and Euroclear or Clearstream, Luxembourg accountholders, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, by its respective depositary. Any cross-market transactions will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines (Brussels time) of that system. Euroclear or Clearstream Luxembourg, as the case may be, will, if the transaction meets its respective settlement requirements, deliver instructions to its respective depositary to effect final settlement on its behalf by delivering or receiving interests in the global notes to DTC, and making or receiving payments in accordance with normal procedures for same-day fund settlement applicable to DTC. Euroclear accountholders and Clearstream, Luxembourg participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream, Luxembourg.

Because of time zone differences, the securities account of a Euroclear or Clearstream, Luxembourg accountholder purchasing an interest in any global note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream, Luxembourg accountholder, during the securities settlement processing day, which must be a business day for Euroclear and Clearstream, Luxembourg immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of interests in any global note by or through a Euroclear or Clearstream, Luxembourg accountholder to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day for Euroclear or Clearstream, Luxembourg following DTC’s settlement date.

Although DTC, Euroclear and Clearstream, Luxembourg are expected to follow the foregoing procedures in order to facilitate transfers of interests in the global notes among the participants of DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or continue to perform those procedures, and those procedures may be discontinued at any time. Peru and the fiscal agent will not have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg, or their respective participants or indirect participants, of their respective obligations under the rules and procedures governing their operations.

TAXATION

Peru Taxation

The following is a general summary of the material consequences under Peruvian tax law, as currently in effect, of an investment by a “foreign holder” in debt securities issued by Peru. For this purpose, “foreign holder” means either: (i) an individual who is neither a resident nor domiciled in Peru or (ii) a legal entity that is not incorporated under the laws of Peru, unless the debt securities are assigned to a branch, agent, representative or permanent establishment of an entity in Peru. For purposes of Peruvian taxation, an individual holder is deemed a resident of Peru if he or she has remained in Peru for more than 183 days within any 12-month period.

Peruvian income tax law establishes that a foreign holder is subject to income tax only on income from Peruvian sources. For this purpose, income from a Peruvian source means: (i) earnings from capital, interest, commissions, bonuses and other additional sums to the agreed interest for loans, credits or other financial operations, when capital is located or economically used in Peru, or when the payer is domiciled in Peru; (ii) earnings obtained by the sale, redemption or recovery of bonds, when the issuing entity is organized or established in Peru; and (iii) interest from debentures, when the issuing entity is organized in Peru, regardless of the location of the issuance or the security for such debentures. A foreign holder of debt securities generally will not be liable for estate, gift, inheritance or similar taxes with respect to such debt securities.

Under Peruvian income tax law, as of June 2013, interest and capital gains from debt securities issued by the Republic of Peru either (i) under Supreme Decree 179-2004-EF; or (ii) under the Market Makers Program; or under any substitute mechanism that may replace it; or (iii) in the international market from 2003 onwards will not be subject to any withholding tax or income tax. Similarly, obligations of the Central Reserve Bank or Peru, except those originating from reserve deposits of credit granting institutions, and the proceeds of direct or indirect alienation of securities from ETFs which replicate indices based on national investment instruments, when said alienation takes place for (i) the creation of ETFs – where shares of the ETF are exchanged for the securities; or (ii) cancellation of ETFs – where ETF shares are exchanged for constituent securities; or (iii) the managing of ETF assets will not be subject to any withholding tax or income tax.

According to the paragraph above, under Peruvian income tax law, interest and capital gains from the bonds will not be subject to any withholding tax or income tax.

United States Federal Income Tax Considerations For United States Persons

The following is a summary of certain United States federal income tax consequences of the purchase, ownership and disposition of debt securities as of the date hereof. Except where noted, this summary deals only with debt securities that are held as capital assets by a U.S. holder (as defined below).

A “U.S. holder” means a beneficial owner of a debt security that is for United States federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below. This summary does not address all aspects of United States federal income taxation and does not deal with foreign, state, or local or other tax considerations that may be relevant to U.S. holders in light of their personal circumstances. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws. For example, this summary does not address:

•

tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, regulated investment companies, real estate investment trusts, partnerships or other pass-through entities for United States federal income tax purposes, tax-exempt entities, “controlled foreign corporations,” “passive foreign investment companies,” United States expatriates or insurance companies;

•	tax consequences to persons holding the debt securities as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

•	tax consequences to holders of the debt securities whose “functional currency” is not the United States dollar;

•	alternative minimum tax consequences, if any;

•	the Medicare contribution tax on net investment income; or

•	any state, local or foreign tax consequences.

If a partnership holds our debt securities, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our debt securities, you should consult your tax advisors.

If you are considering the purchase of debt securities, you should consult your own tax advisors concerning the particular United States federal income tax consequences to you of the ownership of the debt securities, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

The discussion below assumes that all debt securities issued will be classified for United States federal income tax purposes as our indebtedness and you should note that in the event of an alternative characterization, the tax consequences would differ from those discussed below. The specific terms of an offering of debt securities may raise United States federal income tax considerations in addition to those described below. For example, this discussion does not describe the tax treatment of convertible debt securities or debt securities denominated in or determined by reference to a currency other than the U.S. dollar. A description of any such considerations, or certain United States federal income tax considerations related to the offering of warrants or units, will be provided in the applicable prospectus supplement.

Payments of Interest

Except as set forth below, interest on a debt security will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for tax purposes. In addition to interest on the debt securities (which includes any Peruvian tax withheld from the interest payments you receive), you will be required to include in income any additional amounts paid in respect of such Peruvian tax withheld. You may be entitled to deduct or credit this tax, subject to certain limitations (including that the election to deduct or credit foreign taxes applies to all of your foreign taxes for a particular tax year). Interest income (including any additional amounts) on a debt security generally will be considered foreign source income and, for purposes of the United States foreign tax credit, generally will be considered passive category income. You will generally be denied a foreign tax credit for foreign taxes imposed with respect to the debt securities where you do not meet a minimum holding period requirement during which you are not protected from risk of loss. The rules governing the foreign tax credit are complex. You are urged to consult your tax advisors regarding the availability of the foreign tax credit under your particular circumstances.

Original Issue Discount

If you own debt securities issued with original issue discount (“OID”), you will be subject to special tax accounting rules, as described in greater detail below. In that case, you should be aware that you generally must include OID in gross income in advance of the receipt of cash attributable to that income. However, you generally will not be required to include separately in income cash payments received on the debt securities, even if denominated as interest, to the extent those payments do not constitute “qualified stated interest,” as defined below. Notice will be given in the applicable prospectus supplement when we determine that a particular debt security will be issued with OID (an “original issue discount debt security”).

A debt security with an “issue price” that is less than the stated redemption price at maturity (the sum of all payments to be made on the debt security other than “qualified stated interest”) generally will be issued with OID if that difference is at least 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity, or in the case of an amortizing debt security, the weighted average maturity. The “issue price” of each debt security in a particular offering will be the first price at which a substantial amount of that particular offering is sold to the public. The term “qualified stated interest” means stated interest that is unconditionally payable in cash or in property, other than debt instruments of the issuer, and meets all of the following conditions:

•	it is payable at least once per year;

•	it is payable over the entire term of the debt security; and

•	it is payable at a single fixed rate or, subject to certain conditions, a rate based on one or more interest indices.

We will give you notice in the applicable prospectus supplement when we determine that a particular debt instrument will bear interest that is not qualified stated interest.

If you own a debt instrument issued with de minimis OID, which is discount that is not OID because it is less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity, you generally must include the de minimis OID in income at the time principal payments on the debt securities are made in proportion to the amount paid. Any amount of de minimis OID that you have included in income will be treated as capital gain.

Certain of the debt securities may contain provisions permitting them to be redeemed prior to their stated maturity at our option and/or at your option. Original issue discount debt securities containing those features may be subject to rules that differ from the general rules discussed herein. If you are considering the purchase of original issue discount debt securities with those features, you should carefully examine the applicable prospectus supplement and should consult your own tax advisors with respect to those features since the tax consequences to you with respect to OID will depend, in part, on the particular terms and features of the debt securities.

If you own original issue discount debt securities with a maturity upon issuance of more than one year, you generally must include OID in income in advance of the receipt of some or all of the related cash payments using the “constant yield method” described in the following paragraphs.

The amount of OID that you must include in income if you are the initial U.S. holder of an original issue discount debt security is the sum of the “daily portions” of OID with respect to the debt security for each day during the taxable year or portion of the taxable year in which you held that debt security (“accrued OID”). The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. The “accrual period” for an original issue discount debt security may be of any length and may vary in length over the term of the debt security, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period other than the final accrual period is an amount equal to the excess, if any, of:

•

the debt security’s “adjusted issue price” at the beginning of the accrual period multiplied by its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period, over

•	the aggregate of all qualified stated interest allocable to the accrual period.

OID allocable to a final accrual period is the difference between the amount payable at maturity, other than a payment of qualified stated interest, and the adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period. The “adjusted issue price” of a debt security at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period, determined without regard to the amortization of any acquisition or bond premium, as described below, and reduced by any payments previously made on the debt security (other than qualified stated interest). Under these rules, you will have to include in income increasingly greater amounts of OID in successive accrual periods. We are required to provide information returns stating the amount of OID accrued on debt securities held by persons of record other than certain exempt holders.

Debt securities that provide for a variable rate of interest and that meet certain other requirements (“floating rate debt securities”) are subject to special OID rules. In the case of an original issue discount debt security that is a floating rate debt security, both the “yield to maturity” and “qualified stated interest” will be determined solely for purposes of calculating the accrual of OID as though the debt security will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the debt security on its date of issue or, in the case of certain floating rate debt securities, the rate that reflects the yield to maturity that is reasonably expected for the debt security. Additional rules may apply if either:

•	the interest on a floating rate debt security is based on more than one interest index; or

•	the principal amount of the debt security is indexed in any manner.

The discussion above generally does not address debt securities providing for contingent payments. You should carefully examine the applicable prospectus supplement regarding the United States federal income tax consequences of the holding and disposition of any debt securities providing for contingent payments.

You may elect to treat all interest on any debt security as OID and calculate the amount includible in gross income under the constant yield method described above. For purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. You should consult with your own tax advisors about this election.

Short-Term Debt Securities

In the case of debt securities having a term of one year or less, all payments, including all stated interest, will be included in the stated redemption price at maturity and will not be qualified stated interest. As a result, you will generally be taxed on the discount instead of stated interest. The discount will be equal to the excess of the stated redemption price at maturity over the issue price of a short-term debt security, unless you elect to compute this discount using tax basis instead of issue price. In general, individuals and certain other cash method U.S. holders of short-term debt securities are not required to include accrued discount in their income currently unless they elect to do so, but may be required to include stated interest in income as the income is received. U.S. holders that report income for United States federal income tax purposes on the accrual method and certain other U.S. holders are required to accrue discount on short-term debt securities (as ordinary income) on a straight-line basis, unless an election is made to accrue the discount according to a constant yield method based on daily compounding. If you are not required, and do not elect, to include discount in income currently, any gain you realize on the sale, exchange or retirement of a short-term debt security will generally be ordinary income to you to the extent of the discount accrued by you through the date of sale, exchange or retirement. In addition, if you do not elect to currently include accrued discount in income you may be required to defer deductions for a portion of your interest expense with respect to any indebtedness attributable to the short-term debt securities.

Market Discount

If you purchase a debt security for an amount that is less than its stated redemption price at maturity (or, in the case of an original issue discount debt security, its adjusted issue price), the amount of the difference will be treated as “market discount” for United States federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a debt security as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the debt security at the time of the payment or disposition.

In addition, you may be required to defer, until the maturity of the debt security or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the debt security. You may elect, on a security-by-security basis, to deduct the deferred interest expense in a tax year prior to the year of disposition. You should consult your own tax advisors before making this election.

Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the debt security, unless you elect to accrue on a constant interest method. You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply.

Acquisition Premium, Amortizable Bond Premium

If you purchase an original issue discount debt security for an amount that is greater than its adjusted issue price but equal to or less than the sum of all amounts payable on the debt security after the purchase date other than payments of qualified stated interest, you will be considered to have purchased that debt security at an “acquisition premium.” Under the acquisition premium rules, the amount of OID that you must include in gross income with respect to the debt security for any taxable year will be reduced by the portion of the acquisition premium properly allocable to that year.

If you purchase a debt security (including an original issue discount debt security) for an amount in excess of the sum of all amounts payable on the debt security after the purchase date other than qualified stated interest, you will be considered to have purchased the debt security at a “premium” and, if it is an original issue discount debt security, you will not be required to include any OID in income. You generally may elect to amortize the premium over the remaining term of the debt security on a constant yield method as an offset to interest when includible in income under your regular accounting method. Special rules limit the amortization of premium in the case of convertible debt instruments. If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the debt security.

Sale, Exchange and Retirement of Debt Securities

Your tax basis in a debt security will, in general, be your cost for that debt security, increased by OID, market discount or any discount with respect to a short-term debt security that you previously included in income, and reduced by any amortized premium and any cash payments on the debt security other than qualified stated interest. Upon the sale, exchange, retirement or other disposition of a debt security, you will recognize gain or loss equal to the difference between the amount you realize upon the sale, exchange, retirement or other disposition (less an amount equal to any accrued but unpaid qualified stated interest, which will be taxable as interest income to the extent not previously included in income) and the adjusted tax basis of the debt security. Except as described above with respect to certain short-term debt securities or with respect to market discount, and with respect to contingent payment debt instruments, which this summary generally does not discuss, such gain or loss will be capital gain or loss. Gain or loss realized by you on the sale, exchange, retirement or other disposition of a debt security will generally be treated as United States source gain or loss. Capital gains of non-corporate holders (including individuals) derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

In general, information reporting requirements will apply to certain payments of principal, interest (including OID) and premium paid on debt securities and to the proceeds of the sale of a debt security paid to you (unless you are an exempt recipient). Additionally, if you fail to provide your taxpayer identification number, or in the case of interest payments, fail either to report in full dividend and interest income or to make certain certifications, you may be subject to backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

PLAN OF DISTRIBUTION

Overview

Peru may sell the securities in any of three ways:

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

Each prospectus supplement for an offering will describe the following:

•	the names of any underwriters or agents;

•	the purchase price of the securities;

•	the net proceeds to Peru from the sale of the securities;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any agents’ commissions and other items constituting agents’ compensation;

•	any initial public offering price of the securities;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which those securities may be listed.

If Peru uses underwriters or dealers in a sale, they will acquire the securities for their own accounts and may resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Peru may offer the securities to the public either through underwriting syndicates represented by managing underwriters or directly through underwriters. The obligations of the underwriters to purchase a particular offering of securities may be subject to conditions. The underwriters may change the initial public offering price or any concessions allowed or reallowed or paid to dealers.

In compliance with guidelines of the National Association of Securities Dealers, Inc., the maximum commission or discount to be received by any NASD member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered by this prospectus and any applicable prospectus supplement; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

Peru may also sell the securities directly to the public or through agents. Unless otherwise specified in the applicable prospectus supplement, any agent will act on a reasonable best efforts basis for the period of its appointment.

Peru may authorize agents, underwriters or dealers to solicit offers by some institutions to purchase a particular offering of securities at the public offering price using delayed delivery contracts. These contracts provide for payment and delivery on a specified date in the future. The applicable prospectus supplement will describe the commission payable for solicitation and the terms and conditions of these contracts.

Peru may offer the securities to holders of other securities issued or guaranteed by Peru in payment for Peru’s purchase or exchange of the other securities, including as part of a reprofiling of Peru’s public debt. Peru may conduct such an offer either (a) through a publicly announced tender or exchange offer for the other securities or (b) through privately negotiated transactions. This kind of offer may be in addition to sales of the same securities using the methods described above.

Peru may agree to indemnify any agents and underwriters against some liabilities, including liabilities under the Securities Act. The agents and underwriters may also be entitled to contribution from Peru for payments they may make relating to these liabilities. Agents and underwriters may engage in transactions with or perform services for Peru in the ordinary course of business.

Non-U.S. Offerings

Peru will generally not register under the Securities Act the securities that it will offer and sell outside the United States. Thus, subject to some exceptions, Peru cannot offer, sell or deliver these securities within the United States or to U.S. persons. When Peru offers or sells securities outside the United States, each underwriter, dealer or agent will acknowledge that the securities:

•	have not been and will not be registered under the Securities Act; and

•	may not be offered or sold within the United States except under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

Each underwriter, dealer or agent will agree that:

•

it has not offered or sold or solicited offers to purchase, and will not offer or sell or solicit offers to purchase, any of these unregistered securities within the United States, except under Rule 903 of Regulation S under the Securities Act; and

•	neither it nor its affiliates nor any persons acting on it or their behalf have engaged or will engage in any directed selling efforts regarding these securities.

OFFICIAL STATEMENTS

Information in this prospectus whose source is identified as a publication of Peru or one of its agencies or instrumentalities relies on the authority of that publication as a public official document of Peru. All other information in this prospectus, other than that included in “Plan of Distribution” above, is included as a public official statement made on the authority of Peru.

VALIDITY OF THE SECURITIES

The following persons, whose addresses will appear on the inside back cover of the applicable prospectus supplement, will provide opinions regarding the validity of the securities:

•	For Peru:

•	Simpson Thacher & Bartlett LLP, New York counsel to Peru, and

•	General Counsel of the Ministry of Economy and Finance or such other Peruvian counsel to Peru named in the applicable prospectus supplement.

•	For the underwriters, if any:

•	United States counsel to the underwriters named in the applicable prospectus supplement, and

•	Peruvian counsel to the underwriters named the applicable prospectus supplement.

As to all matters of Peruvian law, United States counsel to the underwriters may rely on the opinion of Peruvian counsel to the underwriters named in the applicable prospectus supplement. As to all matters of United States law, Peruvian counsel to the underwriters named in the applicable prospectus supplement may rely on the opinion of the United States counsel to the underwriters.

AUTHORIZED REPRESENTATIVE

The authorized representative of Peru in the United States is Maria Teresa Merino de Hart, Consulate General of Peru, whose address is 241 East 49th Street, New York, New York 10017.

WHERE YOU CAN FIND MORE INFORMATION

Peru has filed with the SEC under the Securities Act a registration statement, of which this prospectus forms a part, covering the securities. This prospectus does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. If Peru has filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

You may read and copy the registration statement, including its various exhibits, and any reports, statements or other information that Peru has filed, at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549-1004. You can obtain copies of these documents, upon payment of a duplicating fee, by writing the SEC. Please call the SEC at 1-800-SEC-0330 for further information. Peru’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

ANNEX A

REPUBLIC OF PERU: GLOBAL PUBLIC SECTOR EXTERNAL DEBT

TABLES AND OTHER SUPPLEMENTAL INFORMATION

as of December 31, 2013 (1)

(in thousands of U.S. dollars, at current prices)

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate	Amount Outstanding as of December 31, 2013 (in thousands of U.S.$)	Period to Maturity
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	7,241	2 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	3.00	3,430	2 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	911	2 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	1,411	2 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	3.00	412	2 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	273	2 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	1,912	3 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	1,057	6 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	0.75	4,956	20 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	9,209	10 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	3.00	6,124	10 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	3.00	3,053	1 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	0.75	5,076	21 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	3.00	3,831	11 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	3.00	14,379	11 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	0.75	2,648	22 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	0.75	21,763	23 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	19,671	13 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	0.75	5,659	24 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	1,644	16 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	3.10	1,838	4 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	0.75	5,936	25 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	2,552	15 Y

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate	Amount Outstanding as of December 31, 2013 (in thousands of U.S.$)	Period to Maturity
Paris Club	Germany	KFW	EURO	Fixed	0.00	0.75	8,572	25 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	7,299	15 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	7,857	15 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	10,818	15 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	3,647	16 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	8,437	16 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	0.75	11,091	26 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	5,770	16 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	4,809	17 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	1,456	19 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	5,918	19 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	7,212	21 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	3.00	3,218	21 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	2,550	21 Y
Paris Club	Germany	KFW	U.S.$	Fixed	0.00	5.20	8,713	4 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	10,429	23 Y
Paris Club	Germany	KFW	U.S.$	Fixed	0.00	5.25	11,780	5 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	3.00	4,147	23 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	4,546	23 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	2,830	24 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	3.64	47,154	9 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	3.38	21,159	10 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	3.77	21,159	8 Y
Paris Club	Germany	KFW	U.S.$	Fixed	0.00	5.46	46,000	12 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	1,432	27 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	3.29	63,476	15 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	3.00	28,212	16 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	3.00	49,371	17 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	3.00	29,622	17 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	6,081	27 Y

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate	Amount Outstanding as of December 31, 2013 (in thousands of U.S.$)	Period to Maturity
Paris Club	Belgium	Government of the Kingdom of Belgium	EURO	0.00%	0.00	0.00	355	1 Y
Paris Club	Belgium	Government of the Kingdom of Belgium	EURO	0.00%	0.00	0.00	1,369	4 Y
Paris Club	Belgium	Government of the Kingdom of Belgium	EURO	0.00%	0.00	0.00	1,146	5 Y
Paris Club	United States	Paine Webber	U.S.$	26-week US Treasury bond rate	0.35	Variable	385	1 Y
Paris Club	United States	PL 480	U.S.$	Fixed	0.00	3.26	3,933	4 Y
Paris Club	United States	PL 480	U.S.$	Fixed	0.00	3.26	2,148	5 Y
Paris Club	United States	PL 480	U.S.$	Fixed	0.00	4.00	5,732	15 Y
Paris Club	United States	PL 480	U.S.$	Fixed	0.00	2.50	2,724	17 Y
Paris Club	United States	PL 480	U.S.$	Fixed	0.00	1.00	6,713	18 Y
Paris Club	United States	PL 480	U.S.$	Fixed	0.00	1.00	7,044	19 Y
Paris Club	United States	PL 480	U.S.$	Fixed	0.00	1.00	4,818	21 Y
Paris Club	United States	PL 480	U.S.$	Fixed	0.00	1.00	7,899	23 Y
Paris Club	United States	PL 480	U.S.$	Fixed	0.00	4.00	473	1 Y
Paris Club	United States	PL 480	U.S.$	Fixed	0.00	4.00	1,880	2 Y
Paris Club	United States	PL 480	U.S.$	Fixed	0.00	3.26	1,905	1 Y
Paris Club	France	Banco Bilbao Vizcaya Argentaria S.A.	EURO	Commercial Interest Reference Rate	0.00	Variable	2,487	6 Y
Paris Club	France	Banque de France	EURO	Fixed	0.00	3.50	1,541	1 Y
Paris Club	France	Banque de France	EURO	Fixed	0.00	3.50	446	1 Y
Paris Club	France	Banque de France	EURO	Fixed	0.00	3.50	3,725	4 Y
Paris Club	France	Banque de France	EURO	Fixed	0.00	3.50	2,170	4 Y
Paris Club	France	Banque de France	EURO	Fixed	0.00	3.50	11,499	5 Y
Paris Club	France	French Treasury	EURO	Fixed	0.00	4.00	1,062	3 Y

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate	Amount Outstanding as of December 31, 2013 (in thousands of U.S.$)	Period to Maturity
Paris Club	France	French Treasury	EURO	Fixed	0.00	3.00	172	11 Y
Paris Club	France	French Treasury	EURO	Fixed	0.00	3.00	6,334	11 Y
Paris Club	France	French Treasury	EURO	Fixed	0.00	3.40	1,810	7 Y
Paris Club	France	French Treasury	EURO	Fixed	0.00	3.40	1,725	6 Y
Paris Club	France	French Treasury	EURO	Fixed	0.00	0.80	7,238	21 Y
Paris Club	Japan	Government of Japan	¥	Fixed	0.00	0.17	6,858	4 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	5.60	2,689	1 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	3.50	659	1 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	5.60	11,947	4 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	5.60	46,460	5 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	2.20	19,580	6 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	2.15	4,914	6 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	1.60	5,140	6 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	2.30	2,527	6 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	1.95	3,121	6 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	1.60	2,085	6 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	1.55	5,191	6 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	1.60	5,163	6 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	1.70	4,772	6 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	1.80	5,127	6 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	1.60	5,073	6 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	1.50	3,785	6 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	1.50	6,145	6 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	2.10	64,360	3 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	4.10	5,146	1 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	3.00	49,581	13 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	2.50	44,531	8 Y

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate	Amount Outstanding as of December 31, 2013 (in thousands of U.S.$)	Period to Maturity
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	2.10	5,520	8 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	2.70	107,564	8 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	2.30	16,898	8 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	4.10	14,820	4 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	4.10	31,752	5 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	1.70	13,737	11 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.75	1,507	26 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	1.70	30,234	11 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.75	47,911	26 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	1.70	10,693	11 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	2.20	30,865	11 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.75	6,132	26 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	2.20	70,603	11 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.75	22,115	26 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	1.70	25,555	12 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.75	2,110	27 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	1.70	14,520	12 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.75	4,604	27 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.75	810	27 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.75	404	27 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	1.70	13,119	12 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.75	1,070	27 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.75	11,358	27 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.75	563	27 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	1.70	131,647	12 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.75	30,710	27 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	1.50	49,205	18 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.40	51,281	10 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.01	9,969	10 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.80	15,171	11 Y

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate	Amount Outstanding as of December 31, 2013 (in thousands of U.S.$)	Period to Maturity
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.40	21,633	11 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.01	7,654	11 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.80	4,336	11 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.01	2,955	11 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.80	31,223	11 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.01	9,048	11 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.80	11,693	21 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.01	9,832	21 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	1.40	89,817	22 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	1.71	436	24 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	1.70	1,197	24 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.60	25,107	14 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.01	1,410	14 Y
Paris Club	Netherlands	Nederlanse Investiringsbank Voor Ontwikellingslande (NIO)	EURO	Fixed	0.00	0.75	1,101	15 Y
Paris Club	Netherlands	Nederlanse Investiringsbank Voor Ontwikellingslande (NIO)	EURO	Fixed	0.00	0.75	3,699	13 Y
Paris Club	Netherlands	Nederlanse Investiringsbank Voor Ontwikellingslande (NIO)	EURO	Fixed	0.00	2.50	1,670	4 Y
International Organizations	1.8061	European Investment Bank	U.S.$	Fixed	0.00	6.73	6,229	2 Y
International Organizations	1.8061	European Investment Bank	U.S.$	Fixed	0.00	7.06	394	2 Y
International Organizations	5-CD-PE	Inter-American Development Bank	CAN$	No interest	0.00	0.00	16	5 Y
International Organizations	852-2-OC-PE	Inter-American Development Bank	U.S.$	6-month LIBOR for U.S.$	0.00	Variable	1,073	2 Y
International Organizations	958-SF-PE	Inter-American Development Bank	U.S.$	Fixed	0.00	2.00	13,043	12 Y
International Organizations	1128-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate, single currency facility	0.50	Variable	13,636	10 Y
International Organizations	1137-OC-PE	Inter-American Development Bank	U.S.$	6-month LIBOR for U.S.$	0.00	Variable	70,153	6 Y
International Organizations	1501-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency facility	0.50	Variable	34,952	16 Y

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate	Amount Outstanding as of December 31, 2013 (in thousands of U.S.$)	Period to Maturity
International Organizations	1534-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency facility	0.50	Variable	12,813	15 Y
International Organizations	1539-OC-PE/PPF	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency facility	0.50	Variable	286	3 Y
International Organizations	1591-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency facility	0.50	Variable	9,656	11 Y
International Organizations	1586-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency facility	0.50	Variable	9,592	11 Y
International Organizations	1601-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency facility	0.50	Variable	3,632	11 Y
International Organizations	1696-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency facility	0.50	Variable	2,286	12 Y
International Organizations	1657-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency facility	0.50	Variable	41,740	13 Y
International Organizations	1663-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency facility	0.50	Variable	24,312	18 Y
International Organizations	1805-OC-PE	Inter-American Development Bank	S/.	Local currency facility	0.95	6.48	53,219	6 Y
International Organizations	1805-OC-PE	Inter-American Development Bank	S/.	Local currency facility	0.95	6.69	86,104	6 Y
International Organizations	1805-OC-PE	Inter-American Development Bank	S/.	Local currency facility	0.95	6.14	30,429	6 Y
International Organizations	1805-OC-PE	Inter-American Development Bank	S/.	Local currency facility	0.95	5.19	35,128	6 Y
International Organizations	1810-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency facility	0.50	Variable	45,089	14 Y

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate	Amount Outstanding as of December 31, 2013 (in thousands of U.S.$)	Period to Maturity
International Organizations	1827-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency facility	0.50	Variable	80,515	14 Y
International Organizations	1836-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency facility	0.50	Variable	2,166	14 Y
International Organizations	1915-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency facility	0.50	Variable	46,488	20 Y
International Organizations	2045-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency facility	0.95	Variable	24,877	15 Y
International Organizations	1878/OC-PE-1	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency facility	0.95	Variable	503,580	15 Y
International Organizations	2092-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency facility	0.95	Variable	8,407	16 Y
International Organizations	2118-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency facility	0.95	Variable	100,000	16 Y
International Organizations	2118-OC-PE	Inter-American Development Bank	S/.	Local currency facility	0.95	5.395	49,585	6 Y
International Organizations	2166-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency facility	0.95	Variable	6,210	21 Y
International Organizations	2218-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency facility	0.95	Variable	20,000	16 Y
International Organizations	2234-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency facility	0.95	Variable	50,000	16 Y
International Organizations	2269-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency facility	0.95	Variable	1,070	17 Y

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate	Amount Outstanding as of December 31, 2013 (in thousands of U.S.$)	Period to Maturity
International Organizations	2303-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency facility	0.95	Variable	3,649	22 Y
International Organizations	2325-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency facility	0.95	Variable	50,000	17 Y
International Organizations	2413-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency facility	0.95	Variable	25,000	17 Y
International Organizations	2417-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency facility	0.95	Variable	25,000	17 Y
International Organizations	2449-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency facility	0.95	Variable	50,000	17 Y
International Organizations	2455-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency facility	0.95	Variable	25,000	17 Y
International Organizations	2446-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency facility	0.95	Variable	100,000	17 Y
International Organizations	2374-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency facility	0.95	Variable	5,845	22 Y
International Organizations	2456-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency facility	0.95	Variable	25,000	17 Y
International Organizations	2445-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency facility	0.95	Variable	8,058	22 Y
International Organizations	2531-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency facility	0.95	Variable	25,000	18 Y
International Organizations	2544-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency facility	0.95	Variable	25,000	18 Y

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate	Amount Outstanding as of December 31, 2013 (in thousands of U.S.$)	Period to Maturity
International Organizations	2554-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency facility	0.95	Variable	25,000	18 Y
International Organizations	2625-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency facility	0.95	Variable	25,000	18 Y
International Organizations	2604-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency facility	0.95	Variable	25,000	18 Y
International Organizations	2534-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency facility	0.95	Variable	5,533	24 Y
International Organizations	2645-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency facility	0.95	Variable	890	24 Y
International Organizations	2759-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency facility	0.95	Variable	1,615	11 Y
International Organizations	2661-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency facility	0.95	Variable	1,138	24 Y
International Organizations	2703-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency facility	0.95	Variable	340	24 Y
International Organizations	2693-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency facility	0.95	Variable	3,000	24 Y
International Organizations	2783-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency facility	0.95	Variable	30,000	11 Y
International Organizations	2769-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency facility	0.95	Variable	5,746	14 Y

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate	Amount Outstanding as of December 31, 2013 (in thousands of U.S.$)	Period to Maturity
International Organizations	2849-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency facility	0.95	Variable	30,000	7 Y
International Organizations	2847-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency facility	0.95	Variable	30,000	7 Y
International Organizations	2963-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency facility	0.95	Variable	30,000	6 Y
International Organizations	2985-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency facility	0.95	Variable	25,000	6 Y
International Organizations	2978-OC-PE	Inter-American Development Bank	U.S.$	Adjustable rate based on LIBOR, single currency facility	0.95	Variable	25,000	6 Y
International Organizations	CAF-3525	Andean Development Corporation	U.S.$	6-month LIBOR for U.S.$	1.50	Variable	5,428	5 Y
International Organizations	CAF-3572	Andean Development Corporation	U.S.$	6-month LIBOR for U.S.$	0.60	Variable	10,829	8 Y
International Organizations	CAF-3804	Andean Development Corporation	U.S.$	6-month LIBOR for U.S.$	1.00	Variable	249	2 Y
International Organizations	CAF-004495/4496	Andean Development Corporation	U.S.$	6-month LIBOR for U.S.$	0.20	Variable	214,286	12 Y
International Organizations	CAF-4579/4580	Andean Development Corporation	U.S.$	6-month LIBOR for U.S.$	0.20	Variable	133,929	13 Y
International Organizations	CAF-5094/5096	Andean Development Corporation	U.S.$	6-month LIBOR for U.S.$	1.90	Variable	121,615	13 Y
International Organizations	CAF-05129	Andean Development Corporation	U.S.$	6-month LIBOR for U.S.$	1.35	Variable	265,385	12 Y
International Organizations	CAF-6141	Andean Development Corporation	U.S.$	6-month LIBOR for U.S.$	2.40	Variable	299,772	15 Y
International Organizations	CAF-6616	Andean Development Corporation	U.S.$	6-month LIBOR for U.S.$	2.40	Variable	77,000	15 Y
International Organizations	CAF-6923	Andean Development Corporation	U.S.$	6-month LIBOR for U.S.$	2.30	Variable	200,000	12 Y
International Organizations	CAF-6922	Andean Development Corporation	U.S.$	6-month LIBOR for U.S.$	1.95	Variable	200,000	3 Y
International Organizations	—	Andean Development Corporation	U.S.$	6-month LIBOR for U.S.$	2.80	Variable	30,000	3 Y

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate	Amount Outstanding as of December 31, 2013 (in thousands of U.S.$)	Period to Maturity
International Organizations	CAF-7454	Andean Development Corporation	U.S.$	6-month LIBOR for U.S.$	1.10	Variable	287,677	7 Y
International Organizations	—	Andean Development Corporation	U.S.$	6-month LIBOR for U.S.$	4.25	Variable	8,263	10 Y
International Organizations	3717-A PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.50	Variable	4,066	1 Y
International Organizations	3717-S PE	International Bank For Reconstruction and Development	S/POOL	Fixed	0.00	2.92	3,544	1 Y
International Organizations	3701-A PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.50	Variable	1,250	1 Y
International Organizations	3701-S PE	International Bank For Reconstruction and Development	S/POOL	Fixed	0.00	2.92	504	1 Y
International Organizations	3810-S PE	International Bank For Reconstruction and Development	S/POOL	Fixed	0.00	2.92	8,934	1 Y
International Organizations	3811-A PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.50	Variable	13,366	1 Y
International Organizations	3811-S PE	International Bank For Reconstruction and Development	S/POOL	Fixed	0.00	2.92	1,966	1 Y
International Organizations	4133-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.50	Variable	7,625	1 Y
International Organizations	4130-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.50	Variable	2,475	1 Y
International Organizations	4250-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.50	Variable	8,306	2 Y
International Organizations	4384-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.01	Variable	5,982	2 Y
International Organizations	4497-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.75	Variable	62,500	3 Y
International Organizations	4519-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.75	Variable	2,350	4 Y
International Organizations	4536-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.75	Variable	270	4 Y
International Organizations	4527-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.75	Variable	7,875	4 Y
International Organizations	4615-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.75	Variable	41,690	5 Y
International Organizations	4614-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.75	Variable	19,968	5 Y
International Organizations	7142-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.75	Variable	27,486	3 Y
International Organizations	4678-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.75	Variable	50,020	6 Y
International Organizations	7177-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.50	Variable	10,421	4 Y

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate	Amount Outstanding as of December 31, 2013 (in thousands of U.S.$)	Period to Maturity
International Organizations	7176-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.50	Variable	16,910	4 Y
International Organizations	7200-O PE	International Bank For Reconstruction and Development	U.S.$	Fixed	0.00	5.11	100,020	4 Y
International Organizations	7203-O PE	International Bank For Reconstruction and Development	U.S.$	Fixed	0.00	5.13	100,020	4 Y
International Organizations	7209-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.50	Variable	21,576	10 Y
International Organizations	7160-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.50	Variable	11,000	6 Y
International Organizations	7219-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.50	Variable	8,830	5 Y
International Organizations	7255-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.50	Variable	5,411	5 Y
International Organizations	7254-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.50	Variable	5,528	5 Y
International Organizations	7257-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.50	Variable	1,653	5 Y
International Organizations	7257-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.50	Variable	1,739	5 Y
International Organizations	7285-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.50	Variable	21,231	6 Y
International Organizations	7308-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.50	Variable	9,386	6 Y
International Organizations	7345-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.50	Variable	150,000	4 Y
International Organizations	7322-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.50	Variable	41,863	6 Y
International Organizations	7366-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.50	Variable	49,339	4 Y
International Organizations	7368-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.50	Variable	19,073	4 Y
International Organizations	7423-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.50	Variable	50,000	5 Y
International Organizations	7443-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.50	Variable	20,000	5 Y
International Organizations	7455-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.50	Variable	99,990	10 Y
International Organizations	7588-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.75	Variable	70,000	16 Y
International Organizations	7588-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	1.05	Variable	150,000	16 Y
International Organizations	7674-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.75	Variable	20,000	17 Y
International Organizations	7668-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.75	Variable	20,000	17 Y

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate	Amount Outstanding as of December 31, 2013 (in thousands of U.S.$)	Period to Maturity
International Organizations	7643-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.75	Variable	7,400	21 Y
International Organizations	7701-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.75	Variable	5,874	14 Y
International Organizations	7799-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.75	Variable	150,000	17 Y
International Organizations	7810-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.75	Variable	50,000	16 Y
International Organizations	7950-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.75	Variable	75,000	15 Y
International Organizations	7954-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.75	Variable	100,000	10 Y
International Organizations	7977-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.75	Variable	50,000	10 Y
International Organizations	7978-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.75	Variable	24,885	9 Y
International Organizations	7969-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.75	Variable	10,042	10 Y
International Organizations	7878-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.75	Variable	7,864	15 Y
International Organizations	8034-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.75	Variable	500	16 Y
International Organizations	7961-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.75	Variable	7,282	16 Y
International Organizations	8025-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.75	Variable	15,155	16 Y
International Organizations	8222-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.75	Variable	114	7 Y
International Organizations	8212-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.75	Variable	600	17 Y
International Organizations	8221-O PE	International Bank For Reconstruction and Development	U.S.$	6-month LIBOR for U.S.$	0.75	Variable	45,000	7 Y
International Organizations	386-PE	International Fund For Agricultural Development	DEG	IFAD Rate	0.50	Variable	1,699	2 Y
International Organizations	467-PE	International Fund For Agricultural Development	DEG	IFAD Rate	0.50	Variable	4,130	3 Y
International Organizations	602-PE	International Fund For Agricultural Development	DEG	IFAD Rate	0.50	Variable	10,354	8 Y
International Organizations	744-PE	International Fund For Agricultural Development	DEG	IFAD Rate	0.50	Variable	9,589	11 Y
International Organizations	799-PE	International Fund For Agricultural Development	DEG	IFAD Rate	0.50	Variable	6,460	13 Y

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate	Amount Outstanding as of December 31, 2013 (in thousands of U.S.$)	Period to Maturity
International Organizations	—	Nordic Investment Bank	U.S.$	6-month LIBOR for U.S.$	0.85	Variable	7,500	3 Y
International Organizations	696-PE	The Opec Fund For International Development	U.S.$	Fixed	0.00	4.00	208	1 Y
International Organizations	755-PE	The Opec Fund For International Development	U.S.$	Fixed	0.00	4.00	667	2 Y
Latin American Countries	Venezuela	Banco de Desarrollo Económico y Social de Venezuela	U.S.$	6-month LIBOR for U.S.$	0.75	Variable	3,461	3 Y
Latin American Countries	Chile	Corporación de Fomento de la Producción	U.S.$	Fixed	0.00	4.25	294	2 Y
Eastern Europe and China	People’s Republic of China	China Development Bank	U.S.$	6-month LIBOR for U.S.$	0.461	Variable	4,000	1 Y
Commercial Lenders	—	American Family Life Assurance Company of Columbus	¥	Fixed	0.00	3.750	86,910	18 Y
Commercial Lenders	—	Citibank N.A. New York	S/.	Fixed	0.00	9.500	44,744	4 Y
Commercial Lenders	—	Hong Kong & Shangaib. Corp	U.S.$	3-month LIBOR for U.S.$	2.750	Variable	100,000	3 Y
Commercial Lenders	—	The Bank of Tokyo - Mitsubishi UFJ, LTD.	U.S.$	3-month LIBOR for U.S.$	1.725	Variable	200,000	3 Y
Commercial Lenders		The Bank of Tokyo - Mitsubishi UFJ, LTD.	U.S.$	3-month LIBOR for U.S.$	1.800	Variable	100,000	4 Y
Unsecured	Italy	Ansaldo Energia S.p.a.	U.S.$	6-month LIBOR for U.S.$	2.00	Variable	1,603	4 Y
Unsecured	Italy	Armamenti e Aerospazio S.P.A.	U.S.$	Fixed	0.00	5.0268275	12,988	7 Y
Unsecured	Italy	Armamenti e Aerospazio S.P.A.	U.S.$	Fixed	0.00	5.0268275	7,932	7 Y
International Bond Issuances		Par Bonds	U.S.$	Multiple Rate	0.00	Variable	53,674	14 Y

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate	Amount Outstanding as of December 31, 2013 (in thousands of U.S.$)	Period to Maturity
International Bond Issuances		Global Bonds Due 2015	U.S.$	Fixed	0.00	9.875	28,392	2 Y
International Bond Issuances		Global Bonds Due 2015	U.S.$	Fixed	0.00	9.875	250,000	2 Y
International Bond Issuances		Global Bonds Due 2033	U.S.$	Fixed	0.00	8.750	500,000	20 Y
International Bond Issuances		Global Bonds Due 2016	U.S.$	Fixed	0.00	8.375	500,000	3 Y
International Bond Issuances		Global Bonds Due 2014	EURO	Fixed	0.00	7.500	410,089	1 Y
International Bond Issuances		Global Bonds Due 2033	U.S.$	Fixed	0.00	8.750	400,000	20 Y
International Bond Issuances		Global Bonds Due 2025	U.S.$	Fixed	0.00	7.350	750,000	12 Y
International Bond Issuances		Global Bonds Due 2025	U.S.$	Fixed	0.00	7.350	500,000	12 Y
International Bond Issuances		Global Bonds Due 2016	U.S.$	Fixed	0.00	8.375	81,211	3 Y
International Bond Issuances		Global Bonds Due 2033	U.S.$	Fixed	0.00	8.750	84,636	20 Y
International Bond Issuances		Global Bonds Due 2037	U.S.$	Fixed	0.00	6.550	1,201,667	24 Y
International Bond Issuances		Global Bonds Due 2019	U.S.$	Fixed	0.00	7.125	1,000,000	6 Y
International Bond Issuances		Global Bonds Due 2025	U.S.$	Fixed	0.00	7.350	1,000,000	12 Y
International Bond Issuances		Global Bonds Due 2033	U.S.$	Fixed	0.00	8.750	1,260,803	20 Y
International Bond Issuances		Global Bonds Due 2050	U.S.$	Fixed	0.00	5.625	1,000,000	37 Y
International Bond Issuances		Global Bonds Due 2050	U.S.$	Fixed	0.00	5.625	500,000	37 Y
International Bond Issuances		Global Corporate Bonds Due 2022	U.S.$	Fixed	0.00	5.625	400,000	9 Y
International Bond Issuances		Global Corporate Bonds Due 2022	U.S.$	Fixed	0.00	5.625	100,000	9 Y
International Bond Issuances		Global Corporate Bonds Due 2023	U.S.$	Fixed	0.00	5.625	500,000	10 Y

Abbreviations and symbols:

CAN$ = Canadian dollar

DEG = Special Drawing Rights (Derechos Especiales de Giro)

M = Months

S/POOL = Single currency pool (World Bank unit of account, based on a basket of national currencies)

U.S.$ = United States dollar

¥ = Japanese Yen

Y = Years

(1)	Includes loans due by COFIDE that are not guaranteed by Peru.

Source: Ministry of Economy and Finance.

THE ISSUER

Republic of Peru

Ministerio de Economía y Finanzas del Perú

Jr. Junín 319

Cercado de Lima, Lima

Perú

Attention: Director General of the General Directorate of

Public Indebtedness and Treasury

Facsimile: +51 1 626 9921

Telephone: +51 1 311 5931

FISCAL AGENT, REGISTRAR, TRANSFER AGENT AND PRINCIPAL PAYING AGENT	LUXEMBOURG PAYING AGENT, TRANSFER AGENT AND LISTING AGENT

The Bank of New York Mellon 101 Barclay Street, 7 East New York, NY 10286 United States of America Attention: International Corporate Trust Facsimile: +1 212 815 5603 Telephone: +1 212 815 5537	The Bank of New York Mellon (Luxembourg) S.A. Vertigo Building – Polaris 2-4 rue Eugene Ruppert L-2453 Luxembourg Luxembourg Attention: International Corporate Trust Facsimile: +1 352 2452 4204

LEGAL ADVISORS

To the Republic of Peru in respect of U.S. Law	To the Underwriters, the Global Coordinators and the Bookrunners in respect of U.S. Law

White & Case LLP 1155 Avenue of the America New York, NY 10036 United States of America	Shearman & Sterling LLP 599 Lexington Ave. New York, NY 10022 United States of America

To the Republic of Peru in respect of Peruvian Law	To the Underwriters in respect of Peruvian Law

Hernández & Cia. Abogados S. Civil de R.L. Av. Javier Prado Oeste 795 Magdalena del Mar, Lima Perú	J&A Garrigues Perú S. Civil de R.L. Av. Víctor Andrés Belaunde 332, Oficina 701 San Isidro, Lima Perú

Republic of Peru